As filed with the Securities and Exchange Commission on February 3, 2017

Registration No. 333-215010

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

UNITED BANKSHARES, INC.

(Exact Name of Registrant as Specified in Its Charter)

West Virginia	6711	55-0641179
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number) 500 Virginia Street, East Charleston, West Virginia 25301 (304) 348 8400	(I. R. S. Employer Identification Number)

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Richard M. Adams

United Bankshares, Inc.

P. O. Box 393

500 Virginia Street, East

Charleston, West Virginia 25301

(304) 348 8400

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

with copies to:

Sandra M. Murphy, Esq. Bowles Rice LLP 600 Quarrier Street P.O. Box 1386 Charleston, West Virginia 25325 (304)347-1131	Scott H. Richter, Esq. Benjamin A. McCall, Esq. LeClairRyan, A Professional Corporation 919 East Main Street Twenty-Fourth Floor Richmond, Virginia 23219 (804)343-4079

Approximate date of commencement of proposed sale to the public: as soon as practicable after this registration statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by a check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company.)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Stock, par value $2.50 per share	23,834,508 shares	Not applicable	$776,528,257	$89,999.63

(1)	The maximum number of shares of United Bankshares, Inc., or United Bankshares, common stock estimated to be issuable upon the completion of the merger described herein between United Bankshares and Cardinal Financial Corporation, or Cardinal, which number may be higher or lower in accordance with the formula described below. This number is based on (a) the number of shares of Cardinal common stock outstanding and reserved for issuance as of November 30, 2016, and (b) a share exchange ratio of 0.71 of a share of United Bankshares common stock, solely for purposes of calculating the registration fee, issuable in exchange for each of those shares of Cardinal common stock in accordance with the Agreement and Plan of Reorganization, dated August 17, 2016, by and among United Bankshares, UBV Holding Company, LLC and Cardinal attached to this prospectus and joint proxy statement as Appendix A, or the merger agreement. If the average closing price of United Bankshares common stock declines by more than 20% from $38.91 and underperforms an index of banking companies by more than 15% over a designated measurement period, then Cardinal may terminate the merger agreement unless United Bankshares agrees to increase the number of shares to be issued to the holders of Cardinal common stock. In such an event, United Bankshares will file a separate Registration Statement with respect to such shares of United Bankshares to be issuable upon completion of the merger.
(2)	Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act and computed pursuant to Rules 457(f)(1) and 457(c) of the Securities Act, based on a rate of $115.90 per $1,000,000 of the proposed maximum aggregate offering price. The proposed maximum aggregate offering price of the registrant’s common stock was calculated based upon the market value of shares of Cardinal common stock (the securities to be cancelled in the merger) in accordance with Rule 457(c) under the Securities Act as follows: the product of (1) $32.58, the market price per share of the common stock of Cardinal on December 5, 2016 and (2) 33,569,729, the estimated maximum number of shares of Cardinal common stock outstanding and reserved for issuance as of November 30, 2016 multiplied by the share exchange ratio of 0.71 per share of United Bankshares common stock.
(3)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This document shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY – SUBJECT TO COMPLETION – DATED FEBRUARY 3, 2017

MERGER PROPOSED – YOUR VOTE IS VERY IMPORTANT

Dear Shareholder:

On August 17, 2016, United Bankshares, Inc. and Cardinal Financial Corporation announced a strategic business combination in which Cardinal will merge with and into UBV Holding Company, LLC, a wholly-owned subsidiary of United Bankshares. The combined company, which will retain the United name, will have approximately $19 billion in assets and operate approximately 144 branches across the District of Columbia and the contiguous states of Virginia, Maryland, Pennsylvania, Ohio and West Virginia. United Bankshares and Cardinal are sending you this prospectus and joint proxy statement to invite you to attend a special meeting of shareholders being held by each company to allow you to vote on the merger.

If the merger is completed, holders of Cardinal common stock will receive 0.71 shares of United Bankshares common stock in exchange for each share of Cardinal common stock held immediately prior to the merger, subject to the payment of cash in lieu of fractional shares. Upon completion of the merger, United Bankshares shareholders are expected to own approximately 76% of the combined company and former Cardinal shareholders are expected to own approximately 24% of the combined company. The number of shares of United Bankshares common stock that Cardinal shareholders will receive in the merger for each share of Cardinal common stock is fixed. The implied value of the consideration Cardinal shareholders will receive in the merger will change depending on changes in the market price of United Bankshares common stock and will not be known at the time you vote on the merger.

Based on the closing price of United Bankshares common stock on the NASDAQ Global Select Market, or Nasdaq (trading symbol “UBSI”), on August 17, 2016, the last trading day before public announcement of the merger, the 0.71 exchange ratio represented approximately $27.63 in value for each share of Cardinal common stock. Based on United Bankshares’ closing price on [●] 2017 of $[●], the 0.71 exchange ratio represented approximately $[●] in value for each share of Cardinal common stock. Based on the 0.71 exchange ratio and the number of shares of Cardinal common stock outstanding and reserved for issuance under various plans and agreements and in connection with various convertible securities as of [●], 2017, the maximum number of shares of United Bankshares common stock issuable in the merger is expected to be [●].

If the average closing price of United Bankshares common stock declines by more than 20% from $38.91 and underperforms an index of banking companies by more than 15% over a designated measurement period, then Cardinal may terminate the merger agreement unless United Bankshares agrees to increase the number of shares to be issued to the holders of Cardinal common stock.

The common stock of United Bankshares and Cardinal are listed on Nasdaq. United Bankshares and Cardinal urge you to obtain current market quotations for United Bankshares (trading symbol “UBSI”) and Cardinal (trading symbol “CFNL”).

The merger is intended to be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and holders of Cardinal common stock are not expected to recognize any gain or loss for United States federal income tax purposes on the exchange of shares of Cardinal common stock for shares of United Bankshares common stock in the merger, except with respect to any cash received in lieu of fractional shares of United Bankshares common stock.

At the special meeting of United Bankshares shareholders to be held on April 7, 2017, United Bankshares shareholders will be asked to vote to (1) approve the merger agreement, (2) approve an amendment to the articles of incorporation of United Bankshares to increase the number of authorized shares of United Bankshares common stock, (3) approve the issuance of the shares of United Bankshares common stock in connection with the merger, and (4) approve the adjournment, postponement or continuance of the special meeting, if necessary, in order to further solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement, the amendment to the articles of incorporation of United Bankshares and the issuance of shares of United Bankshares common stock. Approval of the merger agreement, the amendment to the articles of incorporation of United Bankshares and the issuance of the shares of United Bankshares common stock requires the affirmative vote of a majority of the votes cast on the matter assuming that a quorum is present. United Bankshares shareholders must approve the merger agreement, the issuance of the shares of United Bankshares common stock and the amendment to its articles of incorporation in order for the merger to occur.

At the special meeting of Cardinal shareholders to be held on April 7, 2017, holders of Cardinal common stock will be asked to vote to (1) approve the merger agreement, (2) approve, in a non-binding advisory vote, certain compensation that may become payable to Cardinal’s named executive officers in connection with the merger, and (3) approve the adjournment, postponement or continuance of the special meeting, if necessary, in order to further solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement. Approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Cardinal common stock entitled to vote at the special meeting.

The United Bankshares board of directors unanimously recommends that United Bankshares common shareholders vote “FOR” the approval of the merger agreement, “FOR” the amendment to the articles of incorporation of United Bankshares, “FOR” the issuance of the shares of United Bankshares common stock and “FOR” the approval of the adjournment, postponement or continuance of the special meeting, if necessary, in order to further solicit additional proxies if there are not sufficient votes to approve the merger agreement, the amendment to the United Bankshares articles of incorporation and the issuance of the United Bankshares common stock.

The Cardinal board of directors unanimously recommends that Cardinal common shareholders vote “FOR” the approval of the merger agreement, “FOR” the approval, in a non-binding advisory vote, of certain compensation that may become payable to Cardinal’s named executive officers in connection with the merger, and “FOR” the approval of the adjournment, postponement or continuance of the special meeting, if necessary, in order to further solicit additional proxies if there are not sufficient votes to approve the merger agreement.

This document describes the special meetings, the merger, the documents related to the merger and other related matters. Please carefully read this entire document, including “Risk Factors” beginning on page 20 for a discussion of the risks relating to the proposed merger and owning United Bankshares common stock after the merger. You also can obtain information about United Bankshares and Cardinal from documents that each has filed with the Securities and Exchange Commission.

Richard M. Adams Chairman of the Board and Chief Executive Officer United Bankshares, Inc.	Bernard H. Clineburg Executive Chairman Cardinal Financial Corporation

Neither the Securities and Exchange Commission nor any state securities commission or bank regulatory agency has approved or disapproved the United Bankshares common stock to be issued under this document or passed upon the adequacy or accuracy of this document. Any representation to the contrary is a criminal offense.

The securities to be issued in the merger are not savings and deposit accounts and are not insured by the Federal Deposit Insurance Corporation, or any other governmental agency.

The date of this document is [●], 2017, and it is first being mailed or otherwise delivered to United Bankshares shareholders and Cardinal shareholders on or about [●], 2017.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON FRIDAY, APRIL 7, 2017

On Friday, April 7, 2017, United Bankshares, Inc., or United Bankshares, by call of its Secretary, will hold a Special Meeting of Shareholders at 11:00 a.m., local time, at:

United Square

Fifth and Avery Streets, 10th Floor

Parkersburg, West Virginia 26101

to consider and vote upon the following matters:

(1)	a proposal to approve the Agreement and Plan of Reorganization, dated as of August 17, 2016, by and among United Bankshares, its subsidiary UBV Holding Company, LLC and Cardinal Financial Corporation, or Cardinal, and related plan of merger, as each may be amended from time to time, or the merger agreement;

(2)	a proposal to approve an amendment to the Articles of Incorporation, as amended, of United Bankshares, or the United Bankshares articles of incorporation, to increase the number of authorized shares of United Bankshares common stock from 100,000,000 to 200,000,000 shares of common stock with the par value of Two Dollars and Fifty Cents ($2.50) per share;

(3)	a proposal to approve the issuance of the shares of United Bankshares common stock to Cardinal shareholders pursuant to the merger agreement; and

(4)	a proposal to approve the adjournment, postponement or continuance of the special meeting on one or more occasions, if necessary or appropriate, in order to further solicit additional proxies, in the event that there are not sufficient votes at the time of the special meeting to approve the merger agreement, the amendment to the United Bankshares articles of incorporation and the issuance of shares of United Bankshares common stock.

It is a condition to the parties’ obligation to proceed with the merger that United Bankshares shareholders approve the proposal to amend the United Bankshares articles of incorporation to increase the authorized shares of United Bankshares common stock from 100,000,000 to 200,000,000. In the absence of that approval, United Bankshares will not have a sufficient number of authorized shares of common stock to consummate the merger, and as a result, the merger will not be completed.

The United Bankshares board of directors has fixed the close of business on February 1, 2017, as the record date for the special meeting. Only United Bankshares shareholders of record at that time are entitled to notice of, and to vote at, the special meeting, or any adjournment or postponement of the special meeting. Approval of the merger agreement, approval of the amendment to the United Bankshares articles of incorporation and issuance of United Bankshares common stock in accordance with the merger agreement requires the affirmative vote of a majority of the votes cast on the matter, assuming that a quorum is present.

Whether or not you plan to attend the special meeting, please vote your shares as soon as possible. If you are a shareholder of record, you may vote your shares by submitting your proxy card by mail, by accessing the Internet site listed on the United Bankshares proxy card, or by voting telephonically using the phone number listed on the United Bankshares proxy card. To submit your proxy by mail, please complete, sign, date and return the accompanying proxy card in the enclosed self-addressed, stamped envelope. This will not prevent you from voting in person, but it will help to secure a quorum and avoid added solicitation costs. Any holder of record of United Bankshares common stock who is present at the special meeting may vote in person instead of by proxy, thereby canceling any previous proxy. In any event, a proxy may be revoked in writing at any time before the special meeting in the manner described in the accompanying document.

If you beneficially hold your shares through a bank, broker, nominee or other holder of record, please vote your shares as soon as possible by following the voting instructions you receive from such holder of record.

United Bankshares has concluded that shareholders of record of United Bankshares common stock do not have the right to exercise appraisal rights under the West Virginia Business Corporation Act with respect to the merger, the issuance of United Bankshares common stock in connection with the merger or the amendment to the United Bankshares articles of incorporation.

The United Bankshares board of directors has unanimously adopted and approved the merger, the merger agreement and the amendment to the United Bankshares articles of incorporation and recommends that United Bankshares shareholders vote “FOR” the proposals set forth herein.

By Order of the Board of Directors

Richard M. Adams Chairman of the Board of Directors and Chief Executive Officer

YOUR VOTE IS IMPORTANT. PLEASE VOTE YOUR SHARES PROMPTLY, REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE SPECIAL MEETING.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON FRIDAY, APRIL 7, 2017

On Friday, April 7, 2017, Cardinal Financial Corporation, or Cardinal, will hold a Special Meeting of Shareholders at 10:30 a.m., local time, at:

Hilton McLean Tysons Corner

7920 Jones Branch Drive

McLean, Virginia 22102

to consider and vote upon the following matters:

(1)	a proposal to approve the Agreement and Plan of Reorganization, dated as of August 17, 2016, by and among United Bankshares, Inc., its subsidiary UBV Holding Company, LLC and Cardinal, and related plan of merger, as each may be amended from time to time, or the merger agreement;

(2)	a proposal to approve, in a non-binding advisory vote, certain compensation that may become payable to Cardinal’s named executive officers in connection with the merger; and

(3)	a proposal to approve the adjournment, postponement or continuance of the special meeting on one or more occasions, if necessary or appropriate, in order to further solicit additional proxies, in the event that there are not sufficient votes at the time of the special meeting to approve the merger agreement.

The Cardinal board of directors has fixed the close of business on February 1, 2017, as the record date for the special meeting. Only Cardinal shareholders of record at that time are entitled to notice of, and to vote at, the special meeting, or any adjournment, postponement or continuance of the special meeting. Approval of the merger agreement requires the affirmative vote of a majority of the outstanding shares of Cardinal common stock entitled to vote at the special meeting.

Whether or not you plan to attend the special meeting, please vote your shares as soon as possible. If you are a shareholder of record, you may vote your shares by submitting your proxy card by mail, by accessing the Internet site listed on the Cardinal proxy card, or by voting telephonically using the phone number listed on the Cardinal proxy card. To submit your proxy by mail, please complete, sign, date and return the accompanying proxy card in the enclosed self-addressed, stamped envelope. This will not prevent you from voting in person, but it will help to secure a quorum and avoid added solicitation costs. Any holder of record of Cardinal common stock who is present at the special meeting may vote in person instead of by proxy, thereby canceling any previous proxy. In any event, a proxy may be revoked at any time before the special meeting in the manner described in the accompanying document.

If you beneficially hold your shares through a bank, broker, nominee or other holder of record, please vote your shares as soon as possible by following the voting instructions you receive from such holder of record.

The Cardinal board of directors has unanimously adopted and approved the merger and the merger agreement and recommends that Cardinal shareholders vote “FOR” the proposals set forth herein.

By Order of the Board of Directors,

Bernard H. Clineburg Executive Chairman

YOUR VOTE IS IMPORTANT. PLEASE VOTE YOUR SHARES PROMPTLY, REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE SPECIAL MEETING.

REFERENCES TO ADDITIONAL INFORMATION

This document incorporates by reference important business and financial information about United Bankshares and Cardinal from documents that are not included in or delivered with this document.

You can obtain documents incorporated by reference in this document free of charge through the Securities and Exchange Commission website (http://www.sec.gov) or by requesting them in writing or by telephone from United Bankshares or Cardinal at the following addresses:

United Bankshares, Inc. 514 Market Street Parkersburg, West Virginia 26102 Attention: Jennie Singer Telephone: (304) 424-8800	Cardinal Financial Corporation 8270 Greensboro Drive, Suite 500 McLean, Virginia 22102 Attention: Jennifer L. Deacon Telephone: (703) 584-3400

Georgeson LLC 1290 Avenue of the Americas 9th Floor New York, New York 10104 Telephone: (800) 509-0984	InvestorCom, Inc. 65 Locust Avenue, Suite 302 New Canaan, Connecticut 06840 Telephone: (877) 972-0090

You will not be charged for any of these documents that you request. United Bankshares shareholders requesting documents should do so by Thursday, March 30, 2017, in order to receive them before their special meeting. Cardinal shareholders requesting documents should do so by Thursday, March 30, 2017, in order to receive them before their special meeting.

You should rely only on the information contained or incorporated by reference into this document. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this document. This document is dated [●], 2017, and you should assume that the information in this document is accurate only as of such date. You should assume that the information incorporated by reference into this document is accurate as of the date of such document. Neither the mailing of this document to Cardinal shareholders or United Bankshares shareholders nor the issuance by United Bankshares of shares of United Bankshares common stock in connection with the merger will create any implication to the contrary.

Information on the websites of United Bankshares or Cardinal, or any subsidiary of United Bankshares or Cardinal, is not part of this document. You should not rely on that information in deciding how to vote.

This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in this document regarding Cardinal has been provided by Cardinal and information contained in this document regarding United Bankshares has been provided by United Bankshares.

See “Where You Can Find More Information” on page 141.

-i-

-ii-

APPENDIX A –	Agreement and Plan of Reorganization, dated as of August 17, 2016, by and among United Bankshares, Inc., UBV Holding Company, LLC and Cardinal Financial Corporation
APPENDIX B –	Opinion of Sandler O’Neill & Partners, L.P.
APPENDIX C –	Opinion of Keefe, Bruyette & Woods, Inc.
APPENDIX D –	Proposed Amendment to Articles of Incorporation of United Bankshares, Inc.

-iii-

QUESTIONS AND ANSWERS

The following are answers to certain questions that you may have regarding the Cardinal special meeting, the United Bankshares special meeting and the merger. United Bankshares and Cardinal urge you to read carefully the remainder of this document because the information in this section may not provide all the information that might be important to you in determining how to vote, including the risk factors beginning on page 20. Additional important information is also contained in the appendices to, and the documents incorporated by reference in, this document.

Q:	What are holders of Cardinal common stock being asked to vote on?

A:	Holders of Cardinal common stock are being asked to vote to (i) approve the Agreement and Plan of Reorganization, dated as of August 17, 2016, by and among United Bankshares, its subsidiary UBV Holding Company, LLC, and Cardinal, and related plan of merger, or merger agreement, as each may be amended from time to time, or the Cardinal Merger Proposal, (ii) approve, in a non-binding advisory vote, certain compensation that may become payable to Cardinal’s named executive officers in connection with the merger, or the Cardinal Merger-Related Compensation Proposal, and (iii) approve the adjournment, postponement or continuance of the special meeting, on one or more occasions, if necessary or appropriate, in order to further solicit additional proxies, in the event that there are not sufficient votes at the time of the special meeting to approve the Cardinal Merger Proposal or the Cardinal Adjournment Proposal.

Q:	When and where is the Cardinal special meeting of shareholders?

A:	The special meeting of Cardinal shareholders will be held at the Hilton McLean Tysons Corner, 7920 Jones Branch Drive, McLean, Virginia 22102 on Friday, April 7, 2017 at 10:30 a.m., local time.

Q:	What constitutes a quorum for the Cardinal special meeting?

A:	The presence at the Cardinal special meeting, in person or by proxy, of the holders of a majority of the Cardinal common stock issued and outstanding and entitled to vote at the meeting will constitute a quorum for the transaction of business. If a quorum is not present, the Cardinal special meeting will be postponed until the holders of the number of shares of Cardinal common stock required to constitute a quorum attend. If you submit a properly executed proxy card, even if you abstain from voting, your shares of Cardinal common stock will be counted for purposes of determining whether a quorum is present at the Cardinal special meeting. If additional votes must be solicited to approve the merger agreement and the Cardinal Adjournment Proposal is approved, it is expected that the Cardinal special meeting will be adjourned to solicit additional proxies.

Q:	What are holders of United Bankshares common stock being asked to vote on?

A:	Holders of United Bankshares common stock are being asked to vote to (i) approve the merger agreement as such agreement may be amended from time to time, or the United Bankshares Merger Proposal, (ii) approve an amendment to the United Bankshares articles of incorporation to increase the number of authorized shares of United Bankshares common stock from 100,000,000 to 200,000,000 shares of common stock with the par value of Two Dollars and Fifty Cents ($2.50) per share, or the United Bankshares Articles Amendment Proposal, (iii) approve the issuance of the shares of United Bankshares common stock to Cardinal shareholders pursuant to the merger agreement, or the United Bankshares Stock Issuance Proposal, and (iv) approve the adjournment, postponement or continuance of the special meeting, on one or more occasions, if necessary or appropriate, in order to further solicit additional proxies, in the event that there are not sufficient votes at the time of the special meeting to approve the foregoing proposals, or the United Bankshares Adjournment Proposal.

Q:	When and where is the United Bankshares special meeting of shareholders?

A:	The special meeting of United Bankshares shareholders will be held at United Square, Fifth and Avery Streets, 10th Floor, Parkersburg, West Virginia 26101 on Friday, April 7, 2017 at 11:00 a.m., local time.

Q:	What constitutes a quorum for the United Bankshares special meeting?

A:	The presence at the United Bankshares special meeting, in person or by proxy, of the holders of a majority of the United Bankshares common stock issued and outstanding and entitled to vote at the meeting will constitute a quorum for the transaction of business. If a quorum is not present, the United Bankshares special meeting will be postponed until the holders of the number of shares of United Bankshares common stock required to constitute a quorum attend. If you submit a properly executed proxy card, even if you abstain from voting, your shares of United Bankshares common stock will be counted for purposes of determining whether a quorum is present at the United Bankshares special meeting. If additional votes must be solicited to approve the merger agreement and the United Bankshares Adjournment Proposal is approved, it is expected that the United Bankshares special meeting will be adjourned to solicit additional proxies.

Q:	What do holders of Cardinal common stock need to do now?

A:	After you have carefully read this document and have decided how you wish to vote your shares, please vote your shares as soon as possible. If you are a shareholder of record, to vote by proxy card, indicate on your proxy card how you want your shares to be voted with respect to each of the matters indicated. When complete, sign, date and mail your proxy card in the enclosed postage-paid return envelope as soon as possible. Alternatively, you may vote by telephone or through the Internet by following the voting instructions found on your proxy card. If you beneficially hold your shares through a bank, broker, nominee or other holder of record, you should follow the voting instructions you receive from that holder of record to vote your shares.

Submitting your proxy by Internet, telephone or mail or directing your bank or broker to vote your shares will ensure that your shares are represented and voted at the Cardinal special meeting. If you would like to attend the Cardinal special meeting, see “The Cardinal Special Meeting – Attending the Special Meeting” beginning on page 55.

Q:	What do United Bankshares shareholders need to do now?

A:	After you have carefully read this document and have decided how you wish to vote your shares, please vote your shares as soon as possible. If you are a shareholder of record, to vote by proxy card, indicate on your proxy card how you want your shares to be voted with respect to each of the matters indicated. When complete, sign, date and mail your proxy card in the enclosed postage-paid return envelope as soon as possible. Alternatively, you may vote by telephone or through the Internet by following the voting instructions found on your proxy card. If you beneficially hold your shares through a bank, broker, nominee or other holder of record, you should follow the voting instructions you receive from that holder of record to vote your shares.

Submitting your proxy by Internet, telephone or mail or directing your bank or broker to vote your shares will ensure that your shares are represented and voted at the United Bankshares special meeting. If you would like to attend the United Bankshares special meeting, see “The United Bankshares Special Meeting –Attending the Special Meeting” beginning on page 47.

Q:	Who may solicit proxies on Cardinal’s behalf?

A:

In addition to solicitation of proxies by Cardinal by mail, proxies may also be solicited by Cardinal’s directors and employees personally, and by telephone, facsimile or other means. Cardinal has also made arrangements with InvestorCom, Inc. to assist it in soliciting proxies. For more information on solicitation of proxies in connection with the special meeting of Cardinal shareholders, see “The Cardinal Special Meeting – Solicitation of Proxies” beginning on page 55.

Q:	Who may solicit proxies on United Bankshares’ behalf?

A:	In addition to solicitation of proxies by United Bankshares by mail, proxies may also be solicited by United Bankshares’ directors and employees personally, and by telephone, facsimile or other means. United Bankshares has also made arrangements with Georgeson LLC, or Georgeson, to assist it in soliciting proxies. For more information on solicitation of proxies in connection with the special meeting of United Bankshares shareholders, see “The United Bankshares Special Meeting – Solicitation of Proxies” beginning on page 46.

Q:	Why is my vote as a holder of Cardinal common stock important?

A:	If you do not vote by proxy card, telephone or Internet or vote in person at the Cardinal special meeting, it will be more difficult for Cardinal to obtain the necessary quorum to hold its special meeting. In addition, approval of the Cardinal Merger Proposal requires the affirmative vote of a majority of the outstanding shares of the Cardinal common stock entitled to vote at the special meeting. The Cardinal board of directors recommends that you vote to approve the Cardinal Merger Proposal. Further, due to the importance of the vote to approve the Cardinal Merger Proposal, Cardinal is also seeking, through the Cardinal Adjournment Proposal, authority from shareholders to adjourn the special meeting to temporarily delay the meeting to provide time for Cardinal to solicit additional proxies in the event there are insufficient votes to approve the Cardinal Merger Proposal.

Q:	Why is my vote as a United Bankshares shareholder important?

A:	If you do not vote by proxy, telephone or Internet or vote in person at the United Bankshares special meeting, it will be more difficult for United Bankshares to obtain the necessary quorum to hold its special meeting. In addition, approval of the United Bankshares Merger Proposal, the United Bankshares Articles Amendment Proposal and the United Bankshares Stock Issuance Proposal requires the affirmative vote of a majority of the votes cast on the matter. The United Bankshares board of directors recommends that you vote to approve the United Bankshares Merger Proposal, to approve the United Bankshares Articles Amendment Proposal and to approve the United Bankshares Stock Issuance Proposal. Further, due to the importance of the vote to approve the United Bankshares Merger Proposal the United Bankshares Articles Amendment Proposal and the United Bankshares Stock Issuance Proposal, United Bankshares is also seeking, through the United Bankshares Adjournment Proposal, authority from shareholders to adjourn the special meeting to temporarily delay the meeting to provide time for United Bankshares to solicit additional proxies in the event there are insufficient votes to approve United Bankshares Merger Proposal, the United Bankshares Articles Amendment Proposal and the United Bankshares Stock Issuance Proposal.

Q:	What would happen if the United Bankshares shareholders approved the United Bankshares Merger Proposal but did not approve the United Bankshares Articles Amendment Proposal?

A:	It is a condition to the parties’ obligation to proceed with the merger that United Bankshares’ shareholders approve the United Bankshares Articles Amendment Proposal. In the absence of that approval, United Bankshares will not have a sufficient number of authorized shares of common stock to consummate the merger.

Q:	If my shares are held in street name by my broker, will my broker automatically vote my shares for me?

A:	No. Your broker cannot vote your shares without instructions from you. You should instruct your broker as to how to vote your shares, following the directions your broker provides to you. Please check the voting form used by your broker. Without instructions, your shares will not be voted, which will have the effect described below.

Q:	What if I abstain from voting or fail to instruct my broker or other holder of record how to vote?

A:	If you are a holder of Cardinal common stock and you submit a proxy card in which you abstain from voting, the abstention will be counted toward a quorum at the Cardinal special meeting, but it will have the same effect as a vote against the Cardinal Merger Proposal. An abstention will have no effect on either the Cardinal Merger-Related Compensation Proposal or the Cardinal Adjournment Proposal.

If you are a holder of United Bankshares common stock and you submit a proxy card in which you abstain from voting, the abstention will be counted toward a quorum at the United Bankshares special meeting, but it will have no effect on any of the four proposals.

If your bank, broker, nominee or other holder of record holds your shares of United Bankshares or Cardinal common stock in “street name,” for each proposal your bank, broker, nominee or other holder of record generally will vote such shares only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker, bank, nominee or other holder of record with this prospectus and joint proxy statement. Your shares held in “street name” generally will not be voted on any proposal with respect to which you do not provide voting instructions (referred to as broker non-votes). Broker non-votes will have the same effect as a vote against the Cardinal Merger Proposal, but will have no effect on any other proposal at the Cardinal special meeting or any proposal at the United Bankshares special meeting.

Q:	Can I attend the Cardinal special meeting and vote my shares in person?

A:	Yes. All holders of Cardinal common stock, including shareholders of record and shareholders who beneficially own their shares through banks, brokers, nominees or any other holder of record, are invited to attend the Cardinal special meeting. Holders of record of Cardinal common stock as of the record date can vote in person at the Cardinal special meeting. If you wish to vote in person at the special meeting and if you are a shareholder of record, you should bring the enclosed proxy card and proof of identity. If you hold your shares in street name, through your broker or beneficially own your shares through another holder of record, you will need to bring with you and provide to the inspectors of election proof of identity and a letter from your bank, broker, nominee or other holder of record confirming your beneficial ownership of common stock as of the record date (a “written proxy” from your holder of record). At the appropriate time during the special meeting, the shareholders present will be asked whether anyone wishes to vote in person. You should raise your hand at this time to receive a ballot to record your vote. Everyone who attends the special meeting must abide by the rules for the conduct of the meeting distributed at the meeting.

Even if you plan to attend the special meeting, you are encouraged to vote your shares as soon as possible.

Q:	Can I attend the United Bankshares special meeting and vote my shares in person?

A:

Yes. All holders of United Bankshares common stock, including shareholders of record and shareholders who beneficially own their shares through banks, brokers, nominees or any other holder of record, are invited to attend the United Bankshares special meeting. Holders of record of United Bankshares common stock as of the record date can vote in person at the United Bankshares special meeting. If you wish to vote in person at the special meeting and if you are a shareholder of record, you should bring the enclosed proxy card and proof of identity. If you hold your shares in street name, through your broker or beneficially own your shares through another holder of record, you will need to bring with you and provide to the inspectors of election proof of identity and a letter from your bank, broker, nominee or other holder of record confirming your beneficial ownership of common stock as of the record date (a “written proxy” from your holder of record). At the appropriate time during the special meeting, the shareholders present will be asked whether anyone wishes to vote in person. You should raise your hand at this time to receive a ballot to record your vote. Everyone who attends the special meeting must abide by the rules for the conduct of the meeting distributed at the meeting.

Even if you plan to attend the special meeting, you are encouraged to vote your shares as soon as possible.

Q:	Will Cardinal be required to submit the Cardinal Merger Proposal to its shareholders even if the Cardinal board of directors has withdrawn or modified its recommendation?

A:	Yes. Unless the merger agreement is terminated before the Cardinal special meeting, Cardinal is required to submit the Cardinal Merger Proposal to its shareholders even if the Cardinal board of directors has withdrawn or modified its recommendation, consistent with the terms of the merger agreement.

Q:	Will United Bankshares be required to submit the United Bankshares Merger Proposal to its shareholders even if the United Bankshares board of directors has withdrawn or modified its recommendation?

A:	Yes. Unless the merger agreement is terminated before the United Bankshares special meeting, United Bankshares is required to submit the United Bankshares Merger Proposal to its shareholders even if the United Bankshares board of directors has withdrawn or modified its recommendation, consistent with the terms of the merger agreement.

Q:	Is the merger expected to be taxable to Cardinal shareholders?

A:	Generally, no. The merger is structured to be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, or the Code, and holders of Cardinal common stock will not recognize any gain or loss for United States federal income tax purposes on the exchange of shares of Cardinal common stock for shares of United Bankshares common stock in the merger, except with respect to any cash received instead of fractional shares of United Bankshares common stock. You should read “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 121 for a more complete discussion of the United States federal income tax consequences of the merger. Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular tax situation. You should consult your tax advisor to determine the specific tax consequences of the merger to you.

Q:	If I am a holder of Cardinal common stock, can I change or revoke my vote?

A:	Yes. If you are a shareholder of record of common stock, you may change your vote and revoke your proxy by:

•	before the meeting, voting by telephone or the Internet at a later time;

•	before the meeting, submitting a properly signed proxy card with a later date;

•	voting in person at the Cardinal special meeting subject to proof of identity; or

•

delivering written notice that you wish to revoke your proxy to Mark A. Wendel and Jennifer L. Deacon, with an office located at Cardinal Financial Corporation, 8270 Greensboro Drive, Suite 500, McLean, Virginia 22102, at or before the Cardinal special meeting. You must include your control number.

If you hold shares in street name, you must follow your broker’s instructions to change your vote. Any record holder of Cardinal common stock, or street name holder with a written proxy from the record holder, entitled to vote in person at the Cardinal special meeting may vote in person regardless of whether a proxy has been previously given, but the mere presence of a shareholder at the special meeting will not constitute revocation of a previously given proxy.

Q:	If I am a United Bankshares shareholder, can I change or revoke my vote?

A:	Yes. If you are a shareholder of record of common stock, you may change your vote and revoke your proxy by:

•	before the meeting, voting by telephone or the Internet at a later time;

•	before the meeting, submitting a properly signed proxy card with a later date;

•	voting in person at the United Bankshares special meeting subject to proof of identity; or

•

delivering written notice that you wish to revoke your proxy to James J. Consagra, Jr. and W. Mark Tatterson or either one of them, with an office located at United Square, Fifth and Avery Streets, Parkersburg, West Virginia 26101, at or before the United Bankshares special meeting. You must include your control number.

If you hold shares in street name, you must follow your broker’s instructions to change your vote. Any record holder of United Bankshares common stock, or street name holder with a written proxy from the record holder, entitled to vote in person at the United Bankshares special meeting may vote in person regardless of whether a proxy has been previously given, but the mere presence of a shareholder at the special meeting will not constitute revocation of a previously given proxy.

Q:	If I am a Cardinal shareholder, do I have appraisal or dissenters’ rights?

A:	No. Under Virginia law, holders of Cardinal common stock will not be entitled to exercise any appraisal or dissenters’ rights in connection with any of the proposals being presented to them.

Q:	If I am a United Bankshares shareholder, do I have appraisal or dissenters’ rights?

A:	No. Under West Virginia law, holders of United Bankshares common stock will not be entitled to exercise any appraisal or dissenters’ rights in connection with any of the proposals being presented to them.

Q:	If I am a holder of Cardinal common stock with shares represented by stock certificates, should I send in my Cardinal stock certificates now?

A:	No. You should not send in your Cardinal stock certificates at this time. After completion of the merger, United Bankshares will send you instructions for exchanging Cardinal stock certificates for the merger consideration. The shares of United Bankshares common stock that Cardinal shareholders will receive in the merger will be issued in book-entry form. Please do not send in your stock certificates with your proxy card.

Q:	What should I do if I hold my shares of Cardinal common stock in book-entry form?

A:	After the completion of the merger, United Bankshares will send you instructions for exchanging shares of Cardinal common stock held in book-entry form for shares of United Bankshares common stock in book-entry form and cash to be paid instead of fractional shares of United Bankshares common stock.

Q:	Can I place my Cardinal stock certificate(s) into book-entry form prior to the merger?

A:	Yes. Cardinal stock certificates can be placed into book-entry form prior to the merger. For more information, please contact American Stock Transfer & Trust Company at (800) 937-5449.

Q:	Who can I contact if I cannot locate my Cardinal stock certificate(s)?

A:	If you are unable to locate your original Cardinal stock certificate(s), you should contact American Stock Transfer & Trust Company at (800) 937-5449.

Q:	When do you expect to complete the merger?

A:	United Bankshares and Cardinal currently expect to complete the merger during the second quarter of 2017. However, they cannot assure you when or if the merger will occur. United Bankshares and Cardinal must, among other things, obtain the required approvals of Cardinal shareholders and United Bankshares shareholders at their respective special meetings and the required regulatory approvals described below in “The Merger Agreement – Conditions of the Merger” beginning on page 109.

Q:	What happens if the merger is not completed?

A:	If the merger is not completed, holders of Cardinal common stock will not receive any consideration for their shares in connection with the merger. Instead, Cardinal will remain an independent public company and its common stock will continue to be listed and traded on Nasdaq. In addition, in certain circumstances, a termination fee may be required to be paid by Cardinal or United Bankshares. See “The Merger Agreement – Effect of Termination; Termination Fees” beginning on page 118 for a complete discussion of the circumstances under which termination fees will be required to be paid.

Q:	Who will be soliciting proxies?

A:	In addition to soliciting proxies by mail, the directors and certain employees of Cardinal may be soliciting proxies for the Cardinal special meeting. In addition, Cardinal has engaged InvestorCom, Inc. to assist with soliciting proxies on behalf of Cardinal. See “The Cardinal Special Meeting – Solicitation of Proxies” beginning on page 55 for more information.

In addition to soliciting proxies by mail, certain employees of United Bankshares may be soliciting proxies for the United Bankshares special meeting. United Bankshares has retained Georgeson to assist with soliciting proxies on behalf of United Bankshares. See “The United Bankshares Special Meeting –Solicitation of Proxies” beginning on page 46 for more information.

Q:	Whom should I call with questions?

A:	Cardinal shareholders should contact Jennifer L. Deacon at Cardinal by telephone at (703) 584-3400, or InvestorCom, Inc., Cardinal’s proxy solicitor, toll-free at (877) 972-0090. United Bankshares shareholders should call Jennie Singer at United Bankshares by telephone at (304) 424-8800, or Computershare, United Bankshares’ exchange agent, toll-free at (888) 470-5886.

SUMMARY

This summary highlights selected information from this prospectus and joint proxy statement. It does not contain all of the information that may be important to you. We urge you to carefully read this entire prospectus and joint proxy statement and the other documents to which this prospectus and joint proxy statement refers to fully understand the merger and the other matters to be considered at the special meeting. See “Where You Can Find More Information” on page 141 to obtain the information incorporated by reference into this prospectus and joint proxy statement without charge. Each item in this summary includes a page reference directing you to a more complete description of that item.

The Merger (page 60)

We have attached the merger agreement to this prospectus and joint proxy statement as Appendix A. We encourage you to read the merger agreement. It is the legal document that governs the merger.

In the merger, United Bankshares will acquire Cardinal by means of the merger of Cardinal into UBV Holding Company, LLC, or UBV, which is a wholly-owned subsidiary of United Bankshares. UBV will be the surviving entity in the merger. UBV is a single member Virginia limited liability company, disregarded for income tax purposes.

After the effective time of the merger and as part of the same overall transaction, Cardinal Bank, the wholly-owned subsidiary of Cardinal, for no additional consideration and pursuant to the bank merger agreement, attached as an exhibit to the merger agreement, will merge with and into United Bank, a Virginia banking corporation, and a wholly-owned subsidiary of UBV, such transaction referred to hereinafter as the bank merger. As a result of the bank merger, the separate existence of Cardinal Bank will cease and the corporate existence of United Bank, as the merged bank, shall continue unaffected and unimpaired by the bank merger and the merged bank shall be deemed to be the same business and corporate entity as each of Cardinal Bank and United Bank.

Each share of Cardinal common stock outstanding will be converted in the merger into 0.71 shares of United Bankshares common stock as further described below. We expect to complete the merger in the second quarter of 2017, although there can be no assurance in this regard.

Exchange Ratio in the Merger (page 108)

Upon completion of the merger, each Cardinal shareholder will receive 0.71 shares of United Bankshares common stock for each share of Cardinal common stock held immediately prior to the merger. We refer to this ratio as the exchange ratio. The aggregate number of shares of United Bankshares common stock to which a Cardinal shareholder will be entitled upon completion of the merger will equal 0.71 multiplied by the number of shares of Cardinal common stock held by that Cardinal shareholder. However, United Bankshares will not issue any fractional shares. A Cardinal shareholder entitled to a fractional share of United Bankshares common stock will instead receive an amount in cash equal to the fraction of a whole share of United Bankshares common stock to which such shareholder would otherwise be entitled multiplied by the average of the daily closing prices for the shares of United Bankshares common stock for the 20 consecutive full trading days on which such shares are actually traded on Nasdaq, ending at the close of trading on the tenth trading day immediately prior to the date on which the merger is completed. As an example, a holder of 10 shares of Cardinal common stock would receive 7 shares of United Bankshares common stock and an amount of cash equal to the product of 0.1 and the average of the daily closing prices for the shares of United Bankshares common stock for the 20 consecutive full trading days on which United Bankshares common stock is traded ending at the close of trading on the tenth trading day immediately prior to the date on which the merger is completed. A Cardinal shareholder whose direct shareholdings are represented by multiple Cardinal stock certificates will have all shares associated with those stock certificates aggregated for purposes of calculating whole shares and cash in lieu of fractional shares to be received upon completion of the merger.

The exchange ratio is a fixed ratio. Therefore, the number of shares of United Bankshares common stock to be received by holders of Cardinal common stock in the merger will not change if the trading price of United Bankshares common stock or the market value of Cardinal common stock changes between now and the time the merger is completed, except in limited circumstances where the trading price of United Bankshares common stock falls below certain thresholds when measured during a period shortly before the date that the merger is scheduled to be completed, in which case, Cardinal will have an opportunity to terminate the merger agreement if United Bankshares elects not to adjust the exchange rate accordingly.

Upon completion of the merger, we expect that United Bankshares shareholders will own approximately 76% of the combined company and former Cardinal shareholders will own approximately 24% of the combined company.

The market prices of both United Bankshares common stock and Cardinal common stock will fluctuate prior to the merger. You should obtain current stock price quotations for United Bankshares common stock.

Cardinal’s Reasons for the Merger (page 64)

In reaching its decision to adopt and approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, and to recommend that its shareholders approve the Cardinal Merger Proposal, the Cardinal board of directors consulted with Cardinal management, as well as its financial and legal advisors, and considered a number of factors, including, but not limited to, each of the following: the value of the United Bankshares common stock consideration being offered to Cardinal shareholders, the anticipated future trading value of the United Bankshares common stock consideration, and the expected future receipt by Cardinal shareholders of dividends as United Bankshares shareholders; each of Cardinal’s, United Bankshares’, and the combined entity’s business, operations, financial condition and asset quality; the feasibility of, and the results that could be expected to be obtained, if Cardinal continued to operate independently; the process conducted by its financial advisors to assist the Cardinal board of directors in structuring the merger with United Bankshares; and the scale, scope, strength and diversity of operations that could be achieved by combining Cardinal with United Bankshares. For more detail concerning the factors considered by the Cardinal board of directors in reaching its decision to approve the merger agreement, see the section entitled “The Merger – Cardinal’s Reasons for the Merger; Recommendation of the Cardinal Board of Directors.”

Cardinal’s Recommendation (page 64)

The Cardinal board of directors believes that the merger is fair to and in the best interests of the Cardinal shareholders. Cardinal’s board of directors unanimously recommends that Cardinal shareholders vote “FOR” the Cardinal Merger Proposal, the Cardinal Merger-Related Compensation Proposal and the Cardinal Adjournment Proposal. For the factors considered by the Cardinal board of directors in reaching its decision to approve the merger agreement, see the section entitled “The Merger – Cardinal’s Reasons for the Merger; Recommendation of the Cardinal Board of Directors.”

Opinion of Cardinal’s Financial Advisor (page 70 and Appendix B)

In considering whether to approve the merger, the Cardinal board of directors considered the opinion of its financial advisor, Sandler O’Neill & Partners, L.P., or Sandler O’Neill, who delivered a written opinion to the Cardinal board of directors that, as of August 17, 2016, the exchange ratio is fair to the holders of Cardinal common stock from a financial point of view. We have attached the full text of this opinion, dated as of August 17, 2016, to this prospectus and joint proxy statement as Appendix B. You should read this opinion completely to understand the assumptions made, matters considered and limitations of the review undertaken by Sandler O’Neill in providing its opinion.

Sandler O’Neill’s opinion is directed to Cardinal’s board of directors, addresses only the fairness of the exchange ratio pursuant to the merger agreement from a financial point of view to the holders of shares of Cardinal common stock and does not address any other aspect of the merger or constitute a recommendation as to how any Cardinal shareholder should vote at the special meeting held in connection with the merger.

United Bankshares’ Reasons for the Merger (page 68)

In reaching its decision to adopt and approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, and to recommend that its shareholders approve the United Bankshares Merger Proposal, the United Bankshares board of directors evaluated the merger agreement, the merger and the other transactions contemplated by the merger agreement in consultation with United Bankshares management, as well as United Bankshares’ financial and legal advisors, and considered a number of factors, including, but not limited to, the following: each of United Bankshares’, Cardinal’s and the combined entity’s business, operations, financial condition, asset quality, earnings and prospects; the potential of creating a contiguous Mid-Atlantic banking franchise with additional scale and access to a broader base of middle market and small business prospects; Cardinal’s familiarity with the Northern Virginia and Washington, D.C. markets; and management’s expectation regarding cost synergies, accretion and internal rate of return. For more detail concerning the factors considered by the United Bankshares board of directors in reaching its decision to approve the merger agreement, see the section entitled “The Merger – United Bankshares’ Reasons for the Merger; Recommendation of the United Bankshares Board of Directors.”

United Bankshares’ Recommendation (page 68)

The United Bankshares board of directors believes that the merger is fair to and in the best interests of the United Bankshares shareholders. The United Bankshares board of directors unanimously recommends that United Bankshares shareholders vote “FOR” the United Bankshares Merger Proposal, the United Bankshares Articles Amendment Proposal, the United Bankshares Stock Issuance Proposal and the United Bankshares Adjournment Proposal. For the factors considered by the United Bankshares board of directors in reaching its decision to approve the merger agreement, see the section entitled “The Merger – United Bankshares’ Reasons for the Merger; Recommendation of the United Bankshares Board of Directors.”

Opinion of United Bankshares’ Financial Advisor (page 81 and Appendix C)

In connection with the merger, United Bankshares’ financial advisor, Keefe, Bruyette & Woods, Inc., or KBW, delivered a written opinion, dated August 17, 2016, to the United Bankshares board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to United Bankshares of the exchange ratio in the proposed merger. The full text of KBW’s opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion, is attached as Appendix C to this prospectus and joint proxy statement. The opinion was for the information of, and was directed to, the United Bankshares board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion did not address the underlying business decision of United Bankshares to engage in the merger or enter into the merger agreement or constitute a recommendation to the United Bankshares board of directors in connection with the merger, and it does not constitute a recommendation to any holder of United Bankshares common stock or any shareholder of any other entity as to how to vote in connection with the merger or any other matter.

Amendment to United Bankshares Articles of Incorporation (page 49 and Appendix D)

The United Bankshares articles of incorporation, currently authorize the issuance of up to 100,000,000 shares of common stock. As of December 31, 2016, a total of 109,970,551 shares of common stock were issued and outstanding, reserved for issuance and estimated to be issued in the pending acquisition of Cardinal. As a result, the United Bankshares board of directors has recommended to the United Bankshares shareholders an amendment to the United Bankshares articles of incorporation to increase the number of authorized shares of United common stock from 100,000,000 shares to 200,000,000 shares. For more information, see the section entitled “Proposals To Be Considered at the United Bankshares Special Meeting – Proposal No. 2 – Approval of Amendment to the Articles of Incorporation to Increase the Number of Authorized Shares of Common Stock”.

No Dissenters’ or Appraisal Rights (page 96)

Neither shareholders of Cardinal nor shareholders of United Bankshares will have any dissenters’ or appraisal rights in connection with the merger and the other matters described in this prospectus and joint proxy statement.

Accounting Treatment (page 107)

United Bankshares will account for the merger using acquisition accounting in accordance with U.S. generally accepted accounting principles.

Material U.S. Federal Income Tax Consequences (page 121)

The merger is structured to qualify as a tax-free reorganization for U.S. federal income tax purposes. Cardinal shareholders will not recognize any gain or loss for U.S. federal income tax purposes as a result of their exchange of shares of Cardinal common stock solely for shares of United Bankshares common stock. Cardinal shareholders may, however, have to recognize gain in connection with the receipt of any cash received in the merger. Because this tax treatment may not apply to all Cardinal shareholders, you should consult your own tax advisor for a full understanding of the merger’s tax consequences that are particular to you. It is a condition to United Bankshares’ and Cardinal’s obligation to complete the merger that we receive a legal opinion that the merger will be treated for U.S. federal income tax purposes as a reorganization under Section 368 of the Code. This opinion, however, will not bind the Internal Revenue Service, which could take a different view.

Shareholders will also be required to file certain information with their federal income tax returns and to retain certain records with regard to the merger.

The discussion of U.S. federal income tax consequences set forth above is for general information only and does not purport to be a complete analysis or listing of all potential tax effects that may apply to a holder of Cardinal common stock. Shareholders of Cardinal are strongly urged to consult their tax advisors to determine the particular tax consequences to them of the merger, including the application and effect of federal, state, local, foreign and other tax laws.

The Companies (page 124)

United Bankshares, Inc.

500 Virginia Street, East

Charleston, West Virginia 25301

(304) 348-8400

United Bankshares is a West Virginia corporation registered as a bank holding company pursuant to the Bank Holding Company Act of 1956, as amended, or the BHCA. United Bankshares was incorporated and organized in 1982 and began conducting business in 1984 with the acquisition of three wholly-owned subsidiaries. Since its formation in 1982, United Bankshares has acquired 30 banking institutions. United Bankshares has two banking subsidiaries “doing business” under the name United Bank, one operating under the laws of West Virginia and the other operating under the laws of Virginia. United Bankshares’ banking subsidiaries offer a full range of commercial and retail banking services and products. United Bankshares also owns nonbank subsidiaries that engage in other community banking services such as asset management, real property title insurance, investment banking, financial planning and brokerage services.

The headquarters of United Bankshares is located in United Center at 500 Virginia Street, East, Charleston, West Virginia. United Bankshares’ executive offices are located in Parkersburg, West Virginia at Fifth and Avery Streets. United Bankshares operates 128 full service offices – 50 located throughout West Virginia, 73 throughout the Shenandoah Valley Region of Virginia and the Northern Virginia, Maryland and Washington, D.C. areas, 4 in southwestern Pennsylvania and 1 in southeastern Ohio.

United Bankshares’ website can be accessed at https://www.ubsi-inc.com. Information contained on the websites of United Bankshares or any subsidiary of United Bankshares does not constitute a part of this prospectus and joint proxy statement and is not incorporated into other filings that United Bankshares makes with the Securities and Exchange Commission, or SEC. United Bankshares’ common stock is traded on Nasdaq under the symbol “UBSI”.

As of September 30, 2016, United Bankshares had total assets of $14.34 billion, total deposits of $10.58 billion, and shareholders’ equity of $2.03 billion.

United Bank

11185 Fairfax Boulevard

Fairfax, Virginia 22030

(703) 219-4850

United Bank is a Virginia banking corporation. United Bank was incorporated on June 5, 1984, and offers a full range of commercial and retail banking services and products. The headquarters and executive officers of United Bank are located at 11185 Fairfax Boulevard, Fairfax, Virginia 22030. United Bank operates 71 full service offices throughout the Shenandoah Valley Region of Virginia in the Northern Virginia, Maryland and Washington, D.C. areas.

As of September 30, 2016, United Bank’s consolidated assets approximated $8.87 billion, total deposits were $5.98 billion and total shareholders’ equity approximated $1.64 billion.

Cardinal Financial Corporation

8270 Greensboro Drive, Suite 500

McLean, Virginia 22102

(703) 584-3400

Cardinal Financial Corporation is a financial holding company headquartered in McLean, Virginia providing financial services through its community bank subsidiary, Cardinal Bank, and its mortgage banking subsidiary, George Mason Mortgage, LLC. In addition, Cardinal provides services through its retail securities brokerage subsidiary, Cardinal Wealth Services, Inc. Cardinal Bank, a Virginia banking corporation, currently operates 29 banking offices in Northern Virginia, Maryland and the greater Washington, D.C. metropolitan area.

The principal executive offices of Cardinal are located at 8270 Greensboro Drive, Suite 500, McLean, Virginia 22102, and its telephone number is (703) 584-3400. Cardinal’s website can be accessed at http://www.cardinalbank.com. Information contained on the websites of Cardinal or any subsidiary of Cardinal does not constitute a part of this prospectus and joint proxy statement and is not incorporated into other filings that Cardinal makes with the SEC. Cardinal’s common stock is traded on Nasdaq under the symbol “CFNL”.

As of September 30, 2016, Cardinal had total assets of $4.22 billion, total deposits of $3.22 billion, and total shareholders’ equity of $451.8 million.

The Cardinal Shareholder Meeting (page 54)

The Cardinal special meeting will be held on Friday, April 7, 2017 at 10:30 a.m. at the Hilton McLean Tysons Corner, 7920 Jones Branch Drive, McLean, Virginia 22102. At the special meeting, Cardinal shareholders will be asked:

•	To approve the Cardinal Merger Proposal;

•	To approve the Cardinal Merger-Related Compensation Proposal; and

•	To approve the Cardinal Adjournment Proposal.

Cardinal Record Date; Vote Required (page 55)

Cardinal shareholders can vote at the special meeting if they owned shares of Cardinal common stock at the close of business on February 1, 2017, which is the record date for the special meeting. On the record date, Cardinal had approximately 33,072,769 shares of common stock outstanding and 5,790 shareholders entitled to vote. Each Cardinal shareholder can cast one vote for each share of Cardinal common stock owned on that date.

The presence, in person or by proxy, of the holders of a majority of the shares of Cardinal common stock entitled to vote at the special meeting is necessary to constitute a quorum. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Although brokers have discretionary power to vote your shares of Cardinal common stock with respect to routine matters, they do not have discretionary power to vote your shares of Cardinal common stock on non-routine matters. All proposals for consideration at the Cardinal special meeting are non-routine and therefore your broker will not be able to vote your shares of Cardinal common stock with respect to these proposals unless the broker received appropriate instructions from you.

If a quorum exists, the approval of the Cardinal Merger Proposal requires the affirmative vote of a majority of the outstanding shares of Cardinal common stock entitled to vote at the special meeting. Abstentions and broker non-votes will have the same effect on the outcome of the vote on this proposal as votes against this proposal.

If a quorum exists, approval, on an advisory basis only, of the Cardinal Merger-Related Compensation Proposal, requires the affirmative vote of a majority of the votes cast at the special meeting. Abstentions and broker non-votes will be disregarded and have no effect on the outcome of the vote on this proposal.

Approval of the Cardinal Adjournment Proposal requires the affirmative vote of a majority of the votes cast at the special meeting. Abstentions and broker non-votes will be disregarded and have no effect on the outcome of the vote on this proposal.

As of the record date, Cardinal directors and executive officers, and their affiliates, beneficially held approximately 5.16% of the outstanding shares of Cardinal common stock entitled to vote at the special meeting. Cardinal directors have entered into support agreements that obligate each director to vote shares of Cardinal common stock over which each such director has sole voting and dispositive power for approval of the Cardinal Merger Proposal.

The United Bankshares Shareholder Meeting (page 45)

The United Bankshares special meeting will be held on Friday, April 7, 2017 at 11:00 a.m. at United Square, Fifth and Avery Streets, 10th Floor, Parkersburg, West Virginia 26101. At the special meeting, United Bankshares shareholders will be asked:

•	To approve the United Bankshares Merger Proposal;

•	To approve the United Bankshares Articles Amendment Proposal;

•	To approve the United Bankshares Stock Issuance Proposal; and

•	To approve the United Bankshares Adjournment Proposal.

United Bankshares Record Date; Vote Required (page 46)

United Bankshares shareholders can vote at the special meeting if they owned shares of United Bankshares common stock at the close of business on February 1, 2017, which is the record date for the special meeting. On the record date, United Bankshares had approximately 81,045,385 shares of common stock outstanding and approximately 65,290 shareholders entitled to vote. Each United Bankshares shareholder can cast one vote for each share of United Bankshares common stock owned on that date.

The presence, in person or by proxy, of the holders of a majority of the shares of United Bankshares common stock entitled to vote at the special meeting is necessary to constitute a quorum. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Although brokers have discretionary power to vote your shares of United Bankshares common stock with respect to routine matters, they do not have discretionary power to vote your shares of United Bankshares common stock on non-routine matters. All proposals for consideration at the United Bankshares special meeting are non-routine and therefore your broker will not be able to vote your shares of United Bankshares common stock with respect to these proposals unless the broker received appropriate instructions from you.

If a quorum exists, approval of the United Bankshares Merger Proposal, the United Bankshares Articles Amendment Proposal, the United Bankshares Stock Issuance Proposal and the United Bankshares Adjournment Proposal require the affirmative vote of a majority of the votes cast at the special meeting.

In determining whether all proposals have received the requisite number of affirmative votes, abstentions and broker non-votes will be disregarded and have no effect on the outcome of the vote on each proposal.

As of the record date, United Bankshares directors and executive officers, and their affiliates, held approximately 5.76% of the outstanding shares of United Bankshares common stock entitled to vote at the special meeting. United Bankshares directors have indicated that they plan to vote the shares of United Bankshares common stock that they own for approval of the United Bankshares Merger Proposal, the United Bankshares Articles Amendment Proposal, and the United Bankshares Stock Issuance Proposal, although none of them have entered into any agreements obligating them to do so.

Conditions to Completion of the Merger (page 109)

The obligations of United Bankshares and Cardinal to complete the merger depend on a number of conditions being satisfied or waived. These conditions include:

•	Cardinal shareholders’ approval of the merger agreement;

•	United Bankshares shareholders’ approval of the merger agreement, the issuance of United Bankshares common stock in connection with the merger and the amendment to its articles of incorporation;

•	Approval of the merger by the necessary federal and state regulatory authorities;

•

The effectiveness of the registration statement filed on Form S-4 of which this prospectus and joint proxy statement is a part and no stop order suspending the effectiveness thereof shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC;

•	Authorization for the listing on Nasdaq of the shares of United Bankshares common stock to be issued in the merger;

•	Absence of any law or court order prohibiting the merger;

•	Receipt of opinions from counsel to Cardinal and United Bankshares that the merger will be treated as a “reorganization” under Section 368(a) of the Code;

•	The execution and delivery of all documents required for United Bankshares to assume Cardinal’s obligations with respect to its trust preferred securities;

•

The execution and delivery of binding, written agreements with certain key employees of Cardinal concerning employment with United Bankshares after the effective time of the merger and none of the key employees has taken any action on or before the effective time of the merger to materially breach or to cancel or terminate any such agreement;

•	The accuracy of the other party’s representations and warranties subject to the material adverse effect standard in the merger agreement; and

•	The performance in all material respects of all obligations contained in the merger agreement.

We cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Regulatory Approvals (page 113)

We cannot complete the merger unless it is approved by the Board of Governors of the Federal Reserve System, or the Federal Reserve, and the Virginia Bureau of Financial Institutions. Once the Federal Reserve approves the merger, we have to wait from 15 to 30 days before we can complete it. During that time, the Department of Justice may challenge the merger. As of the date of this prospectus and joint proxy statement, we have not yet received the required regulatory approvals. While we do not know of any reason why we would not be able to obtain the necessary regulatory approvals in a timely manner, we cannot be certain when or if we will receive them or, if obtained, whether they will contain terms, conditions or restrictions not currently contemplated that will be detrimental to the combined company after completion of the merger.

Under the merger agreement, United Bankshares is not required to agree to any condition or take any action if such agreement or the taking of such action is reasonably likely to result in any conditions or requirements applicable either before or after the effective time of the merger that the United Bankshares board of directors reasonably determines in good faith would have a material adverse effect on United Bankshares and its subsidiaries taken as a whole taking into account the consummation of the merger in making such determination, which we refer to as a materially burdensome regulatory condition. If the merger is not consummated by August 31, 2017 or the necessary governmental approvals are not obtained, solely because United Bankshares does not satisfy a condition to approval of a governmental authority requiring it to raise or obtain capital, then United Bankshares may be required to pay Cardinal a termination fee of $13,500,000 if certain other conditions are satisfied. See “The Merger Agreement – Effect of Termination; Termination Fees” on page 118 and “The Merger – United Bankshares Capital Raise Through Issuance of Common Stock” on page 120.

Termination of the Merger Agreement (page 116)

Cardinal and United Bankshares may mutually agree to terminate the merger agreement at any time upon a vote by a majority of the board of directors of each of Cardinal and United Bankshares.

Either Cardinal or United Bankshares may terminate the merger agreement if the merger is not complete by August 31, 2017, unless the failure of the merger to be consummated arises out of or results from the knowing action or inaction of the party seeking to terminate.

United Bankshares may terminate the merger agreement if any of the following occurs:

•	Cardinal materially breaches any of its representations or obligations under the merger agreement and does not cure the breach within 30 days of written notice of the breach;

•

(i) Final action has been taken by any governmental authority whose approval is required for consummation of the merger and the other transactions contemplated by the merger agreement, which final action has become nonappealable and does not approve the merger agreement or the transactions contemplated by the merger agreement, or such governmental authority has approved of the merger agreement or the transactions contemplated by the merger agreement with a materially burdensome regulatory condition, (ii) any governmental authority whose approval or nonobjection is required in connection with the merger agreement or the transactions contemplated by the merger agreement has stated that it will not issue the required approval or nonobjection, (iii) the shareholders of United Bankshares do not approve the merger agreement, the issuance of United Bankshares common stock or the United Bankshares articles amendment or (iv) the Cardinal shareholders do not approve the merger agreement;

•

As of August 31, 2017, (i) the continued accuracy of Cardinal’s representations and warranties in the merger agreement cannot be confirmed by Cardinal, (ii) the performance in all material respects of all of its obligations in the merger agreement cannot be confirmed by Cardinal, or (iii) the binding, written agreements with certain key employees of Cardinal concerning employment with United Bankshares after the effective time of the merger have not been executed and delivered or one of the key employees has taken any action on or before the effective time of the merger to materially breach or to cancel or terminate any such agreement (provided that such failure is not a result of United Bankshares’ failure to perform, in any material respect, any of its covenants or agreements contained in the merger agreement or the breach by United Bankshares of any of its material representations or warranties contained in the merger agreement); or

•	The Cardinal board of directors fails to recommend approval of the merger agreement, withdraws its recommendation or modifies its recommendation in a manner adverse to United Bankshares.

Cardinal may terminate the merger agreement if any of the following occurs:

•	United Bankshares materially breaches any of its representations or obligations under the merger agreement and does not cure the breach within 30 days of written notice of the breach;

•

(i) Final action has been taken by any governmental authority whose approval is required for consummation of the merger and the other transactions contemplated by the merger agreement, which final action has become nonappealable and does not approve the merger agreement or the transactions contemplated by the merger agreement, or such governmental authority has approved of the merger agreement or the transactions contemplated by the merger agreement with a materially burdensome regulatory condition, (ii) any governmental authority whose approval or nonobjection is required in connection with the merger agreement or the transactions contemplated by the merger agreement has stated that it will not issue the required approval or nonobjection, (iii) the shareholders of United

Bankshares do not approve the merger agreement, the issuance of United Bankshares common stock or the United Bankshares articles amendment or (iv) the Cardinal shareholders do not approve the merger agreement;

•

As of August 31, 2017, United Bankshares is not able to confirm, (i) the continued accuracy of its representations and warranties in the merger agreement or (ii) the performance in all material respects of all of its obligations in the merger agreement (provided that such failure is not a result of Cardinal’s failure to perform, in any material respect, any of its covenants or agreements contained in the merger agreement or the breach by Cardinal of any of its material representations or warranties contained in the merger agreement);

•

The United Bankshares board of directors fails to recommend approval of the merger agreement and the issuance of United Bankshares common stock in connection with the merger to the United Bankshares shareholders, withdraws its recommendation or modifies its recommendation in a manner adverse to Cardinal; or

•

The price of United Bankshares common stock declines by more than 20% from $38.91 and underperforms an index of banking companies by more than 15% over a designated measurement period unless United Bankshares agrees to increase the number of shares of United Bankshares common stock to be issued to holders of Cardinal common stock who are to receive shares of United Bankshares common stock in the merger to an amount that equals the economic value of the merger consideration to be received by Cardinal shareholders as of the date the merger agreement was executed.

Additionally, Cardinal may terminate the merger agreement in order to enter into an agreement with respect to an unsolicited acquisition proposal that if consummated would result in a transaction that is (i) more favorable to Cardinal shareholders from a financial point of view than the merger, (ii) fully financed or reasonably capable of being fully financed, (iii) reasonably likely to receive all required approvals of governmental authorities on a timely basis and (iv) otherwise reasonably capable of being completed on the terms proposed, provided that United Bankshares does not make a counteroffer that the Cardinal board of directors determines is at least as favorable to the other proposal and Cardinal pays the termination fee described below.

Termination Fees (page 118)

In the event that the merger agreement is terminated (i) by Cardinal in order to concurrently enter into an agreement with respect to an unsolicited acquisition proposal that is (a) more favorable to its shareholders from a financial point of view than the merger with United Bankshares, (b) fully financed or reasonably capable of being fully financed, (c) reasonably likely to receive all required governmental approvals on a timely basis and (d) otherwise reasonably capable of being completed on the terms proposed, and United Bankshares does not make a counteroffer that the Cardinal board of directors determines is at least as favorable to the unsolicited acquisition proposal or (ii) by United Bankshares because the Cardinal board of directors fails to recommend, withdraws, modifies or changes its recommendation of the merger in a manner adverse in any respect to the interests of United Bankshares and within 12 months after the date of termination of the merger agreement, Cardinal enters into an agreement with respect to another acquisition proposal or consummates another acquisition proposal, then Cardinal must pay United Bankshares a termination fee of $36,000,000.

In the event that the merger agreement is terminated by United Bankshares or Cardinal because the merger has not closed by August 31, 2017, the necessary governmental approvals were not or cannot be obtained or could be obtained only with a materially burdensome regulatory condition, but only if the delay in the closing of the merger or the failure to obtain the necessary governmental approval, as applicable, arises solely because United Bankshares did not satisfy the condition to approval of a governmental authority requiring it to raise or obtain capital, then United Bankshares must pay Cardinal a termination fee of $13,500,000. Additionally, the obligation of United Bankshares to pay the termination fee is subject to the satisfaction of certain other conditions set forth in the merger agreement, including (i) certain conditions to closing, which must have been satisfied or be reasonably likely to be satisfied, (ii) Cardinal’s compliance with its obligations to assist in the preparation of this prospectus and joint proxy statement, and (iii) the absence of any right of United Bankshares to terminate the merger agreement pursuant to an uncured material breach by Cardinal or failure by Cardinal to perform the applicable conditions precedent to United Bankshares’ obligation to consummate the merger.

Waiver and Amendment (page 112)

United Bankshares and Cardinal may jointly amend the merger agreement and each may waive its right to require the other party to adhere to the terms and conditions of the merger agreement. However, United Bankshares and Cardinal may not do so after Cardinal shareholders approve the merger agreement if the amendment or waiver would violate the Virginia Stock Corporation Act.

Interests of Directors and Executive Officers in the Merger that Differ from Your Interests (page 97)

Some of the directors and executive officers of Cardinal have interests in the merger that differ from, or are in addition to, their interests as shareholders of Cardinal. These interests exist because of, among other things, employment or severance agreements that the executive officers entered into with Cardinal, rights that these executive officers and directors have under Cardinal’s benefit plans including equity plans and deferred compensation plans, agreements or arrangements with United Bankshares or its subsidiaries, including United Bank, to continue or serve as employees, contractors and/or directors following the merger, and rights to indemnification and directors and officers insurance following the merger. The employment and severance agreements provide certain executive officers with severance benefits if their employment is terminated in connection with the merger. The aggregate compensation that certain Cardinal directors and named executive officers may receive as a result of the merger is described in greater detail under “Interests of Certain Cardinal Directors and Executive Officers in the Merger” beginning on page 97.

In addition, Bernard H. Clineburg, Executive Chairman of the Cardinal board of directors will join the board of directors of United Bankshares. Two individuals from Cardinal, who have not yet been identified, will join the board of directors of United Bank.

Further, as of the record date of the Cardinal special meeting, Cardinal directors and executive officers owned, in the aggregate, options to purchase 397,090 shares of Cardinal common stock granted under a Cardinal equity compensation plan. The treatment of the options is set forth in the merger agreement and described in greater detail under “Interests of Certain Cardinal Directors and Executive Officers in the Merger” beginning on page 97.

The members of the Cardinal board of directors knew about these additional interests and considered them when they approved the merger agreement and the merger.

Stock Options (page 108)

Under the merger agreement, each stock option to buy Cardinal common stock granted under a Cardinal equity compensation plan that is outstanding and not yet exercised immediately prior to the merger, whether vested or unvested, will vest pursuant to the terms thereof and will be converted into an option to acquire, on the same terms and conditions as were applicable under such stock option, the number of shares of United Bankshares common stock equal to (a) the number of shares of Cardinal common stock subject to such stock option multiplied by (b) 0.71. Such product shall be rounded down to the nearest whole number. The exercise price per share (rounded up to the next whole cent) of each United Bankshares stock option issued for the

Cardinal stock option shall equal (y) the exercise price per share of shares of Cardinal common stock that were purchasable pursuant to such Cardinal stock option divided by (z) 0.71.

Restricted Stock (page 109)

Under the merger agreement, each restricted stock award granted under a Cardinal equity compensation plan that is unvested or contingent and outstanding immediately prior to the merger will fully vest and be converted into the right to receive, without interest, the merger consideration and the shares of Cardinal common stock subject to such stock award will be treated in the same manner as all other shares of Cardinal common stock for such purposes.

Material Differences in the Rights of United Bankshares Shareholders and Cardinal Shareholders (page 129)

The rights of United Bankshares shareholders are governed by West Virginia law and by United Bankshares’ articles of incorporation and bylaws. The rights of Cardinal shareholders are governed by Virginia law and by Cardinal’s articles of incorporation and bylaws. Upon completion of the merger, the rights of the United Bankshares shareholders, including former shareholders of Cardinal, will be governed by West Virginia law and the articles of incorporation and bylaws of United Bankshares.

This prospectus and joint proxy statement contains descriptions of the material differences in shareholder rights under each of the United Bankshares and Cardinal governing documents.

United Bankshares Capital Raise Through Issuance of Common Stock (page 120)

In connection with the merger, United Bankshares contemplated raising additional capital by issuing approximately $200 million in non-cumulative perpetual preferred stock, common stock or some combination thereof. Based upon its assessment of the equity markets, United Bankshares initially anticipated that it would issue non-cumulative perpetual preferred stock. However, to take advantage of changed capital market conditions, on December 21, 2016, United Bankshares issued 4,330,000 shares of common stock, resulting in approximately $200 million in net proceeds. For the anticipated pro forma impact of the common stock issuance see, “Unaudited Pro Forma Condensed Combined Financial Information” on page 33.

Litigation Relating to the Merger (page 120)

On December 20, 2016, Henry Kwong, individually and purportedly on behalf of all other Cardinal shareholders, filed a putative class action complaint in the U.S. District Court for the Eastern District of Virginia, Alexandria Division, challenging the merger. On January 11, 2017, a separate putative class action complaint was filed by Kyle Miller, individually and purportedly on behalf of all other Cardinal shareholders, in the same court. By Order dated January 27, 2017, these actions were consolidated for all purposes and merged. The court order consolidating the cases directed the plaintiffs to file a consolidated amended complaint by February 16, 2017. The plaintiffs generally claim that Cardinal and the Cardinal directors, which we refer to as the Cardinal Defendants, and United Bankshares violated federal securities laws by filing with the SEC a materially false and misleading prospectus and joint proxy statement. Mr. Miller also alleges in his complaint that the Cardinal directors breached their fiduciary duties by failing to disclose to the Cardinal shareholders all material information necessary to make an informed decision when voting on the transaction. The complaints seek, among other things, an order enjoining United Bankshares and the Cardinal Defendants from proceeding with or consummating the merger, as well as other equitable relief or money damages in the event that the transaction is completed.

United Bankshares and Cardinal believe that the claims are without merit and intend to defend vigorously against the allegations in the complaints. See “The Merger – Litigation Relating to the Merger” on page 120.

RISK FACTORS

In addition to general investment risks and the other information contained in or incorporated by reference into this prospectus and joint proxy statement, including the matters addressed under the heading “Cautionary Statement Regarding Forward-Looking Statements” on page 28 and the matters described under the caption “Risk Factors” in the Annual Reports on Forms 10-K filed by United Bankshares and Cardinal for the year ended December 31, 2015, Cardinal shareholders should consider the matters described below in determining whether to approve the merger agreement and United Bankshares shareholders should consider the matters described below in determining whether to approve the merger agreement and to approve the issuance of the shares of United Bankshares common stock in connection therewith.

Because the exchange ratio is fixed, fluctuations in the trading price of United Bankshares common stock will change the value of the shares of United Bankshares common stock Cardinal shareholders receive in the merger.

The exchange ratio is set at 0.71 shares of United Bankshares common stock for each share of Cardinal common stock. As a result, the market value of the United Bankshares common stock that Cardinal shareholders receive in the merger will depend on the market price of United Bankshares common stock at the time the shares are issued. Because the exchange ratio is fixed, the value of the shares of United Bankshares common stock that will be issued to Cardinal shareholders in the merger will depend on the market price of United Bankshares common stock at the time the shares are issued. After the merger, the market value of United Bankshares common stock may decrease and be lower than the market value of United Bankshares common stock that was used in calculating the exchange ratio in the merger. Except as described in this prospectus and joint proxy statement, there will be no adjustment to the fixed number of shares of United Bankshares common stock that will be issued to Cardinal shareholders based upon changes in the market price of United Bankshares common stock or Cardinal common stock prior to the closing.

There may be an adjustment to the fixed number of shares of United Bankshares common stock that will be issued to Cardinal shareholders based upon changes in the market price of United Bankshares common stock and the NASDAQ Bank Index (IBIX) prior to the closing. However, any changes to the fixed number of shares of United Bankshares common stock will not increase the per share value that Cardinal shareholders will receive in the merger from the value calculated using the pre-announcement market price of United Bankshares common stock. Furthermore, the Cardinal board of directors may terminate the merger agreement if the market price of United Bankshares common stock falls more than 20% on an actual basis and 15% on a relative basis to the NASDAQ Bank Index (IBIX) prior to the closing, in which case the merger will not occur.

The market price of United Bankshares common stock at the time the merger is completed may vary from the price of United Bankshares common stock on the date the merger agreement was executed, on the date of this prospectus and joint proxy statement and on the date of the Cardinal special meeting as a result of various factors that are beyond the control of United Bankshares and Cardinal, including, but not limited to, general market and economic conditions, changes in our respective businesses, operations and prospects, and regulatory considerations. In addition to the approval of the merger agreement by Cardinal shareholders and United Bankshares shareholders and the approval of the issuance of United Bankshares common stock and the United Bankshares articles amendment by United Bankshares shareholders, completion of the merger is subject to receipt of required regulatory approvals and satisfaction of other conditions that may not occur until after the Cardinal special meeting or the United Bankshares special meeting. Therefore, at the time of the Cardinal special meeting, Cardinal shareholders will not know the precise value of the consideration they will receive at the effective time of the merger. Cardinal shareholders should obtain current market quotations for shares of United Bankshares common stock.

The market price of United Bankshares common stock after the merger may be affected by factors different from those affecting the shares of Cardinal or United Bankshares currently.

Upon completion of the merger, holders of Cardinal common stock will become holders of United Bankshares common stock. United Bankshares’ business differs from that of Cardinal, and, accordingly, the results of operations of the combined company and the market price of the combined company’s shares of common stock may be affected by factors different from those currently affecting the independent results of operations of each of United Bankshares and Cardinal. For a discussion of the businesses of United Bankshares and Cardinal and of certain factors to consider in connection with those businesses, see the documents incorporated by reference or described elsewhere in this prospectus and joint proxy statement.

The integration of the operations of United Bankshares and Cardinal may be more difficult, costly or time-consuming than anticipated.

The success of the merger will depend, in part, on United Bankshares’ ability to realize the anticipated benefits and cost savings from successfully combining the businesses of United Bankshares and Cardinal and to combine the businesses of United Bankshares and Cardinal in a manner that permits growth opportunities and cost savings to be realized without materially disrupting the existing customer relationships of Cardinal or decreasing revenues due to loss of customers. If United Bankshares is not able to achieve these objectives, the anticipated benefits and cost savings of the merger may not be realized fully or at all or may take longer to realize than expected.

It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the combined company’s ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits of the merger. The loss of key employees could adversely affect United Bankshares’ ability to successfully conduct its business in the markets in which Cardinal now operates, which could have an adverse effect on United Bankshares’ financial results and the value of its common stock. If United Bankshares experiences difficulties with the integration process, the anticipated benefits of the merger may not be realized fully or at all, or may take longer to realize than expected. As with any merger of financial institutions, there also may be business disruptions that cause Cardinal to lose customers or cause customers to remove their accounts from Cardinal and move their business to competing financial institutions. Integration efforts between the two companies will also divert management attention and resources. These integration matters could have an adverse effect on each of Cardinal and United Bankshares during this transition period and for an undetermined period after consummation of the merger.

The success of the merger will also depend on United Bankshares’ ability to:

•	Retain and attract qualified personnel to, United Bankshares and Cardinal;

•	Maintain existing relationships with depositors of Cardinal to minimize withdrawals of deposits prior to and subsequent to the merger;

•	Maintain and enhance existing relationships with borrowers to limit unanticipated losses from loans of Cardinal;

•	Control the incremental non-interest expense from United Bankshares to maintain overall operating efficiencies; and

•	Compete effectively in the communities served by United Bankshares and Cardinal and in nearby communities.

United Bankshares may not be able to manage effectively its growth resulting from the merger.

Regulatory approvals may not be received, may take longer than expected or impose conditions that are not presently anticipated.

Before the merger may be completed, we must obtain various approvals or consents from the Federal Reserve and various bank regulatory and other authorities. These regulators may impose conditions on the completion of the merger or require changes to the terms of the merger.

Although United Bankshares and Cardinal do not currently expect that any such conditions or changes would be imposed, there can be no assurance that they will not be, and such conditions or changes could have the effect of delaying completion of the merger or imposing additional costs on or limiting the revenues of United Bankshares following the merger. There can be no assurance as to whether the regulatory approvals will be received, the timing of those approvals, or whether any conditions will be imposed. The merger agreement contains a condition to the obligation of each of United Bankshares and Cardinal to close the merger that the required regulatory approvals not contain any materially burdensome regulatory condition. See “The Merger Agreement – Regulatory Approvals” on page 113.

If the merger is not consummated by August 31, 2017 or the necessary governmental approvals are not obtained, solely because United Bankshares does not satisfy a condition to approval of a governmental authority requiring it to raise or obtain capital, then United Bankshares may be required to pay Cardinal a termination fee of $13,500,000 if certain other conditions are satisfied. See “The Merger Agreement – Effect of Termination; Termination Fees” on page 118.

Any additional United Bankshares stock offering is subject to conditions beyond the control of United Bankshares.

United Bankshares raised additional capital by issuing 4,330,000 shares of common stock on December 21, 2016, resulting in approximately $200 million in net proceeds to United Bankshares. United Bankshares cannot assure its ability to raise additional capital, if needed, on terms acceptable to it. If United Bankshares cannot raise additional capital when needed on terms acceptable to it, applicable governmental approvals required for the completion of the merger with Cardinal may not be obtained. Further, United Bankshares’ ability to expand its operations through internal growth and acquisitions could be materially impaired. United Bankshares can make no assurances that the capital raised in the United Bankshares common stock issuance will be sufficient to obtain any applicable governmental approval if such an approval is conditioned on the completion of a capital raise transaction. If the merger is not consummated by August 31, 2017 or the necessary governmental approvals are not obtained, solely because United Bankshares does not satisfy a condition to approval of a governmental authority requiring it to raise or obtain capital, then United Bankshares may be required to pay Cardinal a termination fee of $13,500,000 if certain other conditions are satisfied. See “The Merger Agreement – Effect of Termination; Termination Fees” on page 118.

United Bankshares may fail to realize the cost savings estimated for the merger.

Although United Bankshares estimates that it will realize cost savings of approximately $27 million annually (excluding one-time costs and expenses associated with the merger with Cardinal) from the merger when fully phased in, it is possible that the estimates of the potential cost savings could turn out to be incorrect. For example, the combined purchasing power may not be as strong as expected, and therefore the cost savings could be reduced. In addition, future business developments may require United Bankshares to continue to operate or maintain some facilities or support functions that are currently expected to be combined or reduced. The cost savings estimates also depend on United Bankshares’ ability to combine the businesses of United Bankshares and Cardinal in a manner that permits those costs savings to be realized. If the estimates turn out to be incorrect or United Bankshares is not able to combine the two companies successfully, the anticipated cost savings may not be fully realized or realized at all, or may take longer to realize than expected.

Results after the merger may materially differ from the pro forma per share information presented in this prospectus and joint proxy statement.

Results after the merger of Cardinal with and into United Bankshares may be materially different from those shown in the pro forma per share information that only show a combination of historical results from United Bankshares and Cardinal. Merger, integration, restructuring and transaction costs related to the acquisition and combination of the companies are estimated to be in the range of approximately $32 million, on an after-tax basis, and could be higher or lower depending on how difficult it will be to integrate United Bankshares and Cardinal. Furthermore, these charges may decrease capital of the combined company that could be used for profitable, income earning investments in the future.

The merger may distract management of United Bankshares and Cardinal from their other responsibilities.

The merger could cause the respective management groups of United Bankshares and Cardinal to focus their time and energies on matters related to the transaction that otherwise would be directed to their business and operations. Any such distraction on the part of either company’s management, if significant, could affect its ability to service existing business and develop new business and adversely affect the business and earnings of United Bankshares or the business and earnings of the combined company.

If the merger is not completed, United Bankshares and Cardinal will have incurred substantial expenses without realizing the expected benefits of the merger.

Each of United Bankshares and Cardinal has incurred substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement, as well as the costs and expenses of filing, printing and mailing this prospectus and joint proxy statement and all filing and other fees paid to the SEC in connection with the merger. If the merger is not completed, United Bankshares and Cardinal would have to recognize these expenses without realizing the expected benefits of the merger.

Cardinal shareholders will have less influence as shareholders of United Bankshares than as shareholders of Cardinal.

Cardinal shareholders currently have the right to vote in the election of the board of directors of Cardinal and on other matters affecting Cardinal. Following the merger, the shareholders of Cardinal as a group will own approximately 24% of the combined organization. When the merger occurs, each Cardinal shareholder that receives shares of United Bankshares common stock will become a shareholder of United Bankshares with a percentage ownership of the combined organization much smaller than such shareholder’s percentage ownership of Cardinal. Because of this, Cardinal shareholders will have less influence on the management and policies of United Bankshares than they now have on the management and policies of Cardinal.

Some of the directors and executive officers of Cardinal may have interests in the merger that differ from the interests of non-director or non-management shareholders.

The interests of some of the directors and executive officers of Cardinal may be different from those of other holders of Cardinal common stock, and directors and executive officers of Cardinal may be participants in arrangements that are different from, or in addition to, those of other holders of Cardinal common stock. These interests are described in more detail in the section entitled “The Merger – Interests of Certain Cardinal Directors and Executive Officers in the Merger” beginning on page 97.

The fairness opinion obtained by Cardinal from its financial advisor will not reflect changes in circumstances between signing the merger agreement and the completion of the merger.

Cardinal has not obtained an updated fairness opinion as of the date of this prospectus and joint proxy statement from Sandler O’Neill & Partners, L.P., Cardinal’s financial advisor. Changes in the operations and prospects of Cardinal or United Bankshares, general market and economic conditions and other factors that may be beyond the control of Cardinal and United Bankshares, and on which the fairness opinion was based, may alter the value of Cardinal or United Bankshares or the prices of shares of Cardinal common stock or United Bankshares common stock by the time the merger is completed. The opinion does not speak as of the time the merger will be completed or as of any date other than the date of such opinion. Because Cardinal does not anticipate asking its financial advisor to update its opinion, the August 17, 2016 opinion does not address the fairness of the exchange ratio, from a financial point of view, at the time the merger is completed. The opinion is included as Appendix B to this prospectus and joint proxy statement. For a description of the opinion that Cardinal received from its financial advisor, please refer to “The Merger – Opinion of Cardinal’s Financial Advisor” on page 70. For a description of the other factors considered by Cardinal’s board of directors in determining to approve the merger, please refer to “The Merger – Recommendation of the Cardinal Board of Directors” on page 64.

The fairness opinion delivered to the United Bankshares board of directors by United Bankshares’ financial advisor prior to signing the merger agreement will not reflect changes in circumstances between signing the merger agreement and the completion of the merger.

United Bankshares has not obtained an updated fairness opinion as of the date of this prospectus and joint proxy statement from Keefe, Bruyette & Woods, Inc., United Bankshares’ financial advisor. Changes in the operations and prospects of Cardinal or United Bankshares, general market and economic conditions and other factors that may be beyond the control of Cardinal and United Bankshares, may alter the value of Cardinal or United Bankshares or the prices of shares of Cardinal common stock or United Bankshares common stock by the time the merger is completed. KBW’s opinion was delivered on, and dated, August 17, 2016, and does not speak as of the time the merger will be completed or as of any date other than the date of such opinion. The opinion is included as Appendix C to this prospectus and joint proxy statement. For a description of the opinion of United Bankshares’ financial advisor, please refer to “The Merger – Opinion of United Bankshares’ Financial Advisor” on page 81. For a description of the other factors considered by United Bankshares’ board of directors in determining to approve the merger, please refer to “The Merger – Recommendation of the United Bankshares Board of Directors” on page 68.

The merger agreement limits Cardinal’s ability to pursue an alternative acquisition proposal and requires Cardinal to pay a termination fee of $36 million under limited circumstances relating to alternative acquisition proposals.

The merger agreement prohibits Cardinal from soliciting, initiating, or encouraging certain alternative acquisition proposals with any third party, subject to exceptions set forth in the merger agreement. See “The Merger Agreement – Acquisition Proposals” on page 112. The merger agreement also provides for the payment by Cardinal of a termination fee in the amount of $36,000,000 in the event that the other party terminates the merger agreement for certain reasons. These provisions might discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of Cardinal from considering or proposing such an acquisition. See “Merger Agreement – Termination Fees” on page 118.

The merger will not be completed unless important conditions are satisfied.

Specified conditions set forth in the merger agreement must be satisfied or waived to complete the merger. If the conditions are not satisfied or waived, to the extent permitted by law or stock exchange rules, the merger will not occur or will be delayed and each of United Bankshares and Cardinal may lose some or all of the intended benefits of the merger. The following conditions, in addition to other closing conditions, must be satisfied or waived, if permissible, before United Bankshares and Cardinal are obligated to complete the merger:

•	The merger agreement and merger must be duly approved by the requisite vote of the shareholders of Cardinal and the shareholders of United Bankshares;

•	All required regulatory approvals must be obtained;

•	The absence of any law or order by a court or governmental authority that prohibits, restricts or makes illegal the merger;

•

Certain key employees of Cardinal must have executed and delivered binding, written agreements concerning employment with United Bankshares after the effective time of the merger and none of the key employees of Cardinal has taken any action on or before the effective time of the merger to materially breach or to cancel or terminate any such agreement;

•

The registration statement on Form S-4 shall become effective under the Securities Act of 1933, as amended, or the Securities Act, and no stop order shall have been issued or threatened by the SEC; and

•	To the extent required, the shares of United Bankshares common stock to be issued in the merger must be approved for listing on Nasdaq.

Some of the conditions to the merger may be waived by United Bankshares or Cardinal without resoliciting shareholder approval of the merger agreement.

Some of the conditions set forth in the merger agreement may be waived by United Bankshares or Cardinal, subject to the agreement of the other party in specific cases. See “The Merger Agreement – Conditions to of the Merger.” If any conditions are waived, Cardinal or United Bankshares, as applicable, will evaluate whether an amendment of this prospectus and joint proxy statement and resolicitation of proxies is warranted. In the event that the board of directors of Cardinal or United Bankshares determines that resolicitation of its shareholders is not warranted, United Bankshares and Cardinal will have the discretion to complete the transaction without seeking further Cardinal shareholder approval or United Bankshares shareholder approval, as applicable.

Termination of the merger agreement could negatively impact Cardinal or United Bankshares.

If the merger agreement is terminated, there may be various consequences. For example, Cardinal’s businesses may have been impacted adversely by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger. If the merger agreement is terminated and Cardinal’s board of directors seeks another merger or business combination, Cardinal shareholders cannot be certain that Cardinal will be able to find a party willing to pay the equivalent or greater consideration than that which United Bankshares has agreed to pay in the merger. In addition, if the merger agreement is terminated under certain circumstances, including circumstances involving a change in recommendation by Cardinal’s board of directors, Cardinal may be required to pay United Bankshares a termination fee of $36,000,000. Finally, if the merger is not consummated by August 31, 2017 or the necessary governmental approvals are not obtained, along with certain other circumstances, solely because United Bankshares does not satisfy the condition to approval of a governmental authority requiring it to raise or obtain capital, then United Bankshares may be required to pay Cardinal a termination fee of $13,500,000. See “The Merger Agreement – Effect of Termination; Termination Fees” on page 118.

Neither Cardinal shareholders nor United Bankshares shareholders have dissenters’ appraisal rights in the merger.

Dissenters’ appraisal rights are statutory rights that, if applicable under law, enable shareholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction.

Under the Virginia Stock Corporation Act, shareholders are not entitled to relief as dissenting shareholders if the shares of the corporation for which the dissenting shareholder would otherwise be entitled to relief are covered securities under Section 18(b)(1)(A) or (B) of the Securities Act of 1933, as amended, on the record date fixed to determine the shareholders entitled to receive notice of the meeting of shareholders to act upon the corporate action requiring appraisal rights.

Under the West Virginia Business Corporation Act, a shareholder may not exercise dissenters’ appraisal rights in connection with a merger with respect to shares that are listed on the New York Stock Exchange or the American Stock Exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., like Nasdaq, as of the record date fixed to determine the shareholders entitled to receive notice of the meeting of shareholders to act upon the merger.

Because Cardinal common stock and United Bankshares common stock are listed on Nasdaq, neither holders of Cardinal common stock nor holders of United Bankshares common stock will be entitled to dissenters’ appraisal rights in the merger with respect to their shares of Cardinal common stock and United Bankshares common stock, respectively.

Failure to complete the merger could negatively affect the market price of Cardinal common stock.

If the merger is not completed for any reason, Cardinal will be subject to a number of material risks, including the following:

•	The market price of its common stock may decline to the extent that the current market prices of its shares reflect a market assumption that the merger will be completed;

•	Costs relating to the merger, such as legal, accounting and financial advisory fees, and, in specified circumstances, termination fees, must be paid even if the merger is not completed;

•

The diversion of management’s attention from the day-to-day business operations and the potential disruption to Cardinal’s employees and business relationships during the period before the completion of the merger may make it difficult to regain financial and market positions if the merger does not occur; and

•

If Cardinal’s board of directors seeks another merger or business combination, Cardinal shareholders cannot be certain that Cardinal will be able to find a party willing to pay an equivalent or greater consideration than that which United Bankshares has agreed to pay in the merger.

The shares of United Bankshares common stock to be received by Cardinal shareholders as a result of the merger will have different rights from the shares of Cardinal common stock.

Upon completion of the merger, Cardinal shareholders will become United Bankshares shareholders and their rights as shareholders will be governed by the United Bankshares articles of incorporation and the United Bankshares bylaws. The rights associated with Cardinal common stock are different from the rights associated with United Bankshares common stock. Please see “Comparative Rights of Shareholders” beginning on page 129 for a discussion of the different rights associated with United Bankshares common stock.

Cardinal will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Cardinal. These uncertainties may impair Cardinal’s ability to attract, retain and motivate strategic personnel until the merger is consummated, and could cause customers and others that deal with Cardinal to seek to change existing business relationships with Cardinal. Experienced employees in the financial services industry are in high demand, and competition for their talents can be intense. Employees of Cardinal may experience uncertainty about their future role with the surviving entity until, or even after, strategies with regard to the combined company are announced or executed. If strategic Cardinal employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the surviving entity, Cardinal’s business following the merger could be harmed. In addition, the merger agreement restricts Cardinal from making certain acquisitions and taking other specified actions until the merger occurs without the consent of United Bankshares. These restrictions may prevent Cardinal from pursuing attractive business opportunities that may arise prior to the completion of the merger. See “The Merger Agreement – Conduct of Business Pending the Merger” on page 114.

If the merger does not constitute a reorganization under Section 368(a) of the Code, then each Cardinal shareholder may be responsible for payment of U.S. income taxes related to the exchange of Cardinal common stock for United Bankshares common stock.

The United States Internal Revenue Service, or the IRS, may determine that the merger does not qualify as a nontaxable reorganization under Section 368(a) of the Code. In that case, each Cardinal shareholder would recognize a gain or loss equal to the difference between the (i) the sum of the fair market value of United Bankshares common stock received by the Cardinal shareholder in the merger and (ii) the Cardinal shareholder’s adjusted tax basis in the shares of Cardinal common stock exchanged therefor.

Pending litigation against United, Cardinal and the Cardinal directors could result in an injunction preventing the completion of the merger or a judgment resulting in the payment of damages.

On December 20, 2016, Henry Kwong, individually and purportedly on behalf of all other Cardinal shareholders, filed a putative class action complaint in the U.S. District Court for the Eastern District of Virginia, Alexandria Division, challenging the merger. On January 11, 2017, a separate putative class action complaint was filed by Kyle Miller, individually and purportedly on behalf of all other Cardinal shareholders, in the same court. By Order dated January 27, 2017, these actions were consolidated for all purposes and merged. The plaintiffs generally claim that Cardinal and the Cardinal directors, which we refer to as the Cardinal Defendants, and United Bankshares violated federal securities laws by filing with the SEC a materially false and misleading prospectus and joint proxy statement. Mr. Miller also alleges in his complaint that the Cardinal directors breached their fiduciary duties by failing to disclose to the Cardinal shareholders all material information necessary to make an informed decision when voting on the transaction. The outcome of any such litigation is uncertain. If the cases are not resolved, the lawsuits could prevent or delay completion of the merger and result in substantial costs to United Bankshares, Cardinal, or the combined company, including any costs associated with the indemnification of Cardinal’s directors. The plaintiffs and other potential shareholder plaintiffs may file additional lawsuits against United Bankshares, Cardinal, or the directors and officers of either company in connection with the merger. The defense or settlement of any lawsuit or claim that remains unresolved at the time the merger is completed may adversely affect United Bankshares’ business, financial condition, results of operations and cash flows. See “The Merger – Litigation Relating to the Merger” on page 120.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This document contains or incorporates by reference a number of “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the financial conditions, results of operations, earnings outlook and prospects of United Bankshares, Cardinal and the potential combined company and may include statements for the period following the completion of the merger. You can find many of these statements by looking for words such as “plan,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “potential,” “possible” or other similar expressions which identify these forward-looking statements and appear in a number of places in this prospectus and joint proxy statement (and the documents to which you are referred in this prospectus and joint proxy statement) and include, but are not limited to, all statements relating directly or indirectly to the timing or likelihood of completing the merger to which this prospectus and joint proxy statement relates, the timing and amount of growth and cost savings realized, following the merger, plans for future growth and other business development activities as well as capital expenditures, financing sources and the effects of regulation and competition, potential effects of not approving proposals discussed in this prospectus and joint proxy statement or not completing the merger, and all other statements regarding the intent, plans, beliefs or expectations of United Bankshares, Cardinal, or those of their respective directors or officers.

The forward-looking statements involve certain risks and uncertainties. The ability of either United Bankshares or Cardinal to predict results or the actual effects of its plans and strategies, or those of the combined company, is subject to inherent uncertainty. Factors that may cause actual results or earnings to differ materially from such forward-looking statements include those set forth on pages 20 – 27 under “Risk Factors,” as well as, among others, the following:

•	Those discussed and identified in public filings with the SEC made by United Bankshares or Cardinal;

•

Fluctuations in the market price of United Bankshares common stock and the related effect on the market value of the merger consideration that Cardinal common shareholders will receive upon completion of the merger;

•	Business uncertainties and contractual restrictions while the merger is pending;

•

The possibility that the proposed merger does not close when expected or at all because required regulatory, shareholder or other approvals and conditions to closing are not received or satisfied on a timely basis or at all;

•	The terms of the proposed merger may need to be modified to satisfy such approvals or conditions;

•

The anticipated benefits from the proposed merger such as it being accretive to earnings and expanding United Bankshares’ geographic presence and synergies are not realized in the time frame anticipated or at all as a result of changes in general economic and market conditions, interest and exchange rates, monetary policy, laws and regulations (including changes to capital requirements) and their enforcement, and the degree of competition in the geographic and business areas in which the companies operate;

•	The ability to promptly and effectively integrate the businesses of United Bankshares and Cardinal;

•	Reputational risks and the reaction of the companies’ customers to the merger;

•	Diversion of management time on merger related issues;

•	Changes in asset quality and credit risk;

•	The inability to sustain revenue and earnings;

•	Changes in interest rates and capital markets;

•	Inflation;

•	Customer acceptance of United Bankshares products and services;

•	Customer borrowing, repayment, investment and deposit practices;

•	Customer disintermediation;

•	The introduction, withdrawal, success and timing of business initiatives;

•	Competitive conditions;

•	The impact, extent and timing of technological changes;

•	Changes in fiscal and monetary policies, including changes in tax laws, and their effects on markets and customers; and

•

Changes in regulations and other actions of the Federal Reserve Board and federal and state banking regulators, and legislative and regulatory actions and reforms, including those associated with the Dodd-Frank Act and the Volcker Rule, and the new regulatory capital rules under Basel III.

Because these forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed or implied by these forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this document or the date of any document incorporated by reference in this document.

All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this document and attributable to United Bankshares or Cardinal or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this document. Except to the extent required by applicable law or regulation, United Bankshares and Cardinal undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

SUMMARY SELECTED FINANCIAL DATA

The following tables set forth certain summary historical consolidated financial information for United Bankshares and Cardinal. The balance sheet data and income statement data of each of United Bankshares and Cardinal as of and for the five years in the period ended December 31, 2015 are taken from the audited consolidated financial statements of United Bankshares and Cardinal, respectively.

The following information should be read in conjunction with the audited consolidated financial statements of each of United Bankshares and Cardinal that can be found in their respective Annual Reports on Form 10-K for the year ended December 31, 2015 and with the unaudited consolidated financial statements of each of United Bankshares and Cardinal in their Quarterly Reports on Form 10-Q for the periods ended September 30, 2016 and September 30, 2015. See “Where You Can Find More Information” on page 141 for instructions on how to obtain this information.

UNITED BANKSHARES SUMMARY CONSOLIDATED FINANCIAL DATA

	At or For the Nine Months Ended September 30,		Year Ended December 31,
	2016	2015	2015	2014	2013	2012	2011
	(In thousands, except share and per share data)
Summary of Operations:
Total interest income	$344,720	$316,390	$423,630	$418,542	$306,154	$323,897	$316,522
Total interest expense	32,642	29,421	39,506	42,834	36,313	46,190	55,794
Net interest income	312,078	286,969	384,124	375,708	269,841	277,707	260,728
Provision for loan losses	18,690	16,252	22,574	21,937	19,267	17,862	17,141
Net interest income after provision for loan losses	293,388	270,717	361,550	353,771	250,574	259,845	243,587
Other income	53,380	55,501	73,626	80,962	66,506	64,842	49,055
Other expense	185,688	173,069	231,687	239,847	192,036	203,206	182,266
Income before income taxes	161,080	153,149	203,489	194,886	125,044	121,481	110,376
Income taxes	53,103	48,666	65,530	64,998	39,416	38,874	34,766
Net income	107,977	104,483	137,959	129,888	85,628	82,607	75,610
Cash dividends	73,381	66,700	89,667	88,522	62,981	62,351	56,827
Per common share:
Net income:
Basic	1.49	1.51	1.99	1.93	1.70	1.64	1.62
Diluted	1.48	1.50	1.98	1.92	1.70	1.64	1.61
Cash dividends	0.99	0.96	1.29	1.28	1.25	1.24	1.21
Book value per share	26.54	24.58	24.61	23.90	20.66	19.74	19.29
Common shares outstanding-end of period	76,439,173	69,562,048	69,603,097	69,295,859	50,430,267	50,276,573	50,212,948
Average number of common shares outstanding:
Basic	72,413,246	69,302,180	69,334,849	67,404,254	50,353,452	50,265,620	46,803,432
Diluted	72,746,363	69,586,287	69,625,531	67,648,673	50,426,078	50,298,019	46,837,363
Performance Data:
Return on average shareholders’ equity	7.73%	8.25%	8.10%	8.13%	8.43%	8.35%	8.50%
Return on average assets	1.10%	1.14%	1.12%	1.11%	1.02%	0.98%	0.97%
Net interest margin	3.62%	3.59%	3.58%	3.71%	3.68%	3.81%	3.87%
Loans to deposits	98.65%	96.52%	100.46%	100.65%	101.25%	96.42%	91.37%
Dividend payout ratio	67.96%	63.84%	65.00%	68.15%	73.55%	75.48%	75.16%
Selected Balance Sheet Data:
Average assets	$13,104,398	$12,227,753	$12,265,115	$11,652,776	$8,419,456	$8,399,513	$7,780,836
Investment securities	1,462,566	1,236,592	1,204,182	1,316,040	889,342	729,402	824,219
Loans held for sale	10,957	11,602	10,681	8,680	4,236	17,762	3,902
Total loans	10,435,763	9,173,657	9,384,080	9,104,652	6,704,583	6,511,416	6,230,777
Allowance for loan losses	72,657	75,480	75,726	75,529	74,198	73,901	73,874
Total assets	14,344,696	12,556,929	12,577,944	12,328,811	8,735,324	8,420,013	8,451,470
Total deposits	10,578,332	9,504,896	9,341,527	9,045,485	6,621,571	6,752,986	6,819,010
Short-term borrowings	467,159	322,711	423,028	435,652	430,754	314,962	254,766
Long-term borrowings	1,172,504	939,401	1,015,249	1,105,314	575,697	284,926	345,366
Total liabilities	12,316,017	10,847,088	10,865,309	10,672,651	7,693,592	7,427,762	7,482,626
Shareholders’ equity	2,028,679	1,709,841	1,712,635	1,656,160	1,041,732	992,251	968,844
Asset Quality Ratios:
Nonperforming assets to total assets	0.99%	1.27%	1.26%	1.20%	1.37%	1.69%	1.56%
Nonperforming loans to total loans	1.05%	1.36%	1.35%	1.20%	1.21%	1.43%	1.28%
Net loan charge-offs to average loans	0.30%	0.24%	0.25%	0.24%	0.29%	0.28%	0.29%
Allowance for loan losses to total loans	0.70%	0.82%	0.81%	0.83%	1.11%	1.13%	1.19%
Allowance for loan losses to nonperforming loans	66.21%	60.36%	59.76%	69.32%	91.46%	79.63%	92.73%
Regulatory Capital Ratios:
Common Equity Tier I risk-based capital	10.13%	9.73%	9.67%	n/a	n/a	n/a	n/a
Tier I risk-based capital	12.15%	11.97%	11.87%	12.26%	12.51%	12.44%	12.57%
Total risk-based capital	12.79%	12.71%	12.59%	13.15%	13.71%	13.67%	13.83%
Tier I leverage	10.49%	10.59%	10.70%	10.31%	10.72%	10.62%	10.22%

CARDINAL SUMMARY CONSOLIDATED FINANCIAL DATA

	At or For the Nine Months Ended September 30,		Year Ended December 31,
	2016	2015	2015	2014	2013	2012	2011
	(In thousands, except share and per share data)
Summary of Operations:
Total interest income	$114,722	$103,379	$140,465	$128,863	$114,115	$115,050	$102,978
Total interest expense	19,527	17,456	24,071	21,163	21,770	24,047	23,716
Net interest income	95,195	85,923	116,394	107,700	92,345	91,003	79,162
Provision for loan losses	1,670	939	1,388	1,938	(32)	7,123	6,910
Net interest income after provision for loan losses	93,525	84,984	115,006	105,762	92,377	83,880	72,252
Total Non-interest income	53,247	43,600	52,692	39,178	29,911	63,392	34,333
Total Non-interest expense	86,743	71,016	96,298	96,228	84,603	79,317	64,465
Income before income taxes	60,029	57,568	71,400	48,712	37,685	67,955	42,120
Provision for income taxes	20,339	19,249	24,066	16,029	12,175	22,658	14,122
Net income	39,690	38,319	47,334	32,683	25,510	45,297	27,998
Cash dividends	11,693	10,616	14,160	10,877	6,964	5,892	3,474
Per Common Share:
Net income:
Basic	$1.20	$1.17	$1.45	$1.01	$0.83	$1.53	$0.95
Diluted	$1.18	$1.15	$1.43	$1.00	$0.82	$1.51	$0.94
Cash dividends	0.36	0.33	0.44	0.34	0.23	0.20	0.12
Book value per share	$13.77	$12.58	$12.76	$11.76	$10.57	$10.19	$8.83
Common shares outstanding-end of period	32,803,000	32,209,000	32,373,000	32,078,000	30,333,000	30,226,000	29,199,000
Average number of common shares outstanding:
Basic	33,070,838	32,710,435	32,744,000	32,392,000	30,687,000	29,654,000	29,401,000
Diluted	33,576,873	33,191,915	33,208,000	32,824,000	31,077,000	29,996,000	29,784,000
Performance Data:
Return on average shareholders’ equity	12.11%	12.81%	11.76%	8.82%	7.96%	16.02%	11.58%
Return on average assets	1.29%	1.43%	1.29%	1.02%	0.92%	1.70%	1.27%
Net interest margin	3.32%	3.40%	3.37%	3.59%	3.52%	3.61%	3.81%
Loans to deposits	100.01%	99.30%	100.78%	101.81%	99.09%	80.38%	91.92%
Dividend payout ratio	29.46%	27.70%	29.92%	33.28%	27.30%	13.01%	12.41%
Selected Balance Sheet Data:
Average assets	$4,096,474	$3,580,561	$3,668,858	$3,196,560	$2,783,248	$2,671,633	$2,206,946
Investment securities	397,888	430,345	423,794	348,222	359,686	286,420	310,543
Loans held for sale	432,350	377,878	383,768	315,323	373,993	785,751	529,500
Total loans	3,224,823	2,918,057	3,056,310	2,581,114	2,040,168	1,803,429	1,631,882
Allowance for loan losses	33,641	31,572	31,723	28,275	27,864	27,400	26,159
Total assets	4,219,648	3,881,736	4,029,921	3,399,134	2,894,230	3,039,187	2,602,716
Total deposits	3,224,500	2,938,748	3,032,771	2,535,330	2,058,859	2,243,758	1,775,260
Short-term borrowings	215,457	214,647	218,581	183,656	239,613	156,656	274,766
Long-term borrowings	249,419	254,372	319,384	254,339	235,619	235,619	235,619
Total liabilities	3,767,811	3,476,513	3,616,774	3,021,813	2,573,698	2,731,121	2,344,899
Shareholders’ equity	451,837	405,223	413,147	377,321	320,532	308,066	257,817
Asset Quality Ratios:
Nonperforming assets to total assets	0.00%	0.02%	0.01%	0.13%	0.08%	0.25%	0.57%
Nonperforming loans to total loans	0.00%	0.02%	0.02%	0.17%	0.11%	0.42%	0.91%
Net loan charge-offs (recoveries) to average loans	(0.01)%	(0.12)%	(0.07)%	0.06%	(0.03)%	0.35%	0.34%
Allowance for loan losses to total loans	1.04%	1.08%	1.04%	1.10%	1.37%	1.52%	1.60%
Allowance for loan losses to nonperforming loans	null	4,948.59%	6,100.58%	628.75%	1,204.15%	359.30%	176.45%
Regulatory Capital Ratios:
Common Equity Tier I risk-based capital	10.58%	9.91%	9.86%	n/a	n/a	n/a	n/a
Tier I risk-based capital	11.23%	10.59%	10.52%	10.89%	11.85%	11.94%	11.29%
Total risk-based capital	12.11%	11.47%	11.37%	11.78%	12.89%	13.04%	12.49%
Tier I leverage	10.33%	10.46%	10.18%	10.81%	11.70%	10.49%	10.14%

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information combines the historical consolidated financial position and results of operations of United Bankshares and its subsidiaries and of Cardinal and its subsidiaries, as an acquisition by United Bankshares of Cardinal using the acquisition method of accounting and giving effect to the related pro forma adjustments described in the accompanying notes. Under the acquisition method of accounting, the assets and liabilities of Cardinal will be recorded by United Bankshares at their respective fair values as of the date the merger is completed. The pro forma financial information should be read in conjunction with the Quarterly Report on Form 10-Q for the period ended September 30, 2016 and Annual Report on Form 10-K for the calendar year ended December 31, 2015 of both United Bankshares and Cardinal, which are incorporated by reference herein. See “Where You Can Find More Information” on page 141, “Information about Cardinal” on page 124 and “Summary Selected Financial Data – Cardinal Summary Consolidated Financial Data” on page 32.

The merger was announced on August 18, 2016, and provides that each outstanding share of Cardinal common stock will be canceled and converted into the right to receive 0.71 shares of United Bankshares common stock. Any shares of Cardinal common stock that are owned by Cardinal, United Bankshares or any of their respective subsidiaries, other than in a fiduciary capacity, will be canceled without any consideration. At the effective time of the merger, Cardinal’s outstanding stock options will be converted into options to purchase United Bankshares common stock. The number of United Bankshares common shares for which the stock options will become exercisable and the exercise price will be adjusted to reflect the exchange ratio.

The merger is intended to be treated as a “reorganization” for federal income tax purposes and United Bankshares and Cardinal shareholders are not expected to recognize, for federal income tax purposes, any gain or loss on the merger, or the receipt of shares of United Bankshares common stock. For more information, see “Material U.S. Federal Income Tax Consequences of the Merger” on page 121.

The unaudited pro forma condensed combined balance sheet gives effect to the merger as if the transaction had occurred on September 30, 2016. The unaudited pro forma condensed combined income statements for the nine months ended September 30, 2016 and the year ended December 31, 2015, give effect to the merger as if the transaction had occurred on January 1, 2015.

The unaudited pro forma condensed combined financial information included herein is presented for informational purposes only and does not necessarily reflect the financial results of the combined companies had the companies actually been combined at the beginning of the periods presented. The adjustments included in this unaudited pro forma condensed combined financial information are preliminary and may be revised. This information also does not reflect transaction costs, the benefits of the expected cost savings and expense efficiencies, opportunities to earn additional revenue, potential impacts of current market conditions on revenues or asset dispositions, among other factors, and includes various preliminary estimates and may not necessarily be indicative of the financial position or results of operations that would have occurred if the merger had been consummated on the date or at the beginning of the period indicated or that may be attained in the future. The pro forma financials also give effect to the issuance by United Bankshares of 4,330,000 shares of common stock on December 21, 2016, as if the issuance had occurred on January 1, 2015. The unaudited pro forma condensed combined financial information should be read in conjunction with and is qualified in its entirety by reference to the historical consolidated financial statements and related notes thereto of United Bankshares and its subsidiaries, which are incorporated in this document by reference, and the historical consolidated financial statements and related notes thereto of Cardinal and its subsidiaries, which are also incorporated by reference. See “Where You Can Find More Information” on page 141, “Summary Selected Financial Data – United Bankshares Summary Consolidated Financial Data” on page 31, and “Summary Selected Financial Data –Cardinal Summary Consolidated Financial Data” on page 32.

UNITED BANKSHARES

SELECTED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION (UNAUDITED)

(Dollars in thousands)

	Nine Months Ended	Year Ended
	September 30, 2016	December 31, 2015
INCOME STATEMENT:
Net interest income	$410,024	$504,271
Provision for loan losses	20,360	23,962

Net interest income after provision for loan losses	389,664	480,309
Noninterest income	106,627	126,318
Noninterest expense	275,366	332,507

Income before income taxes	220,925	274,120
Income taxes	73,374	89,311

Net income	147,551	184,809

	As of September 30, 2016
BALANCE SHEET:
Cash and cash equivalents	$1,365,656
Net loans	13,551,007
Total assets	19,189,147
Deposits	13,803,214
Borrowings	2,110,470
Shareholders’ equity	3,099,071

PRO FORMA CONDENSED BALANCE SHEET (UNAUDITED)

UNITED BANKSHARES

As of September 30, 2016

	As Reported				United Bankshares & Cardinal Pro Forma Combined
(In thousands)	United Bankshares	Cardinal	Proforma Adjustments
ASSETS
Cash and due from bank	$165,830	$23,928	$199,741	(a)	$389,499
Interest-bearing deposits with other banks	951,951	20,690			972,641
Federal funds sold and securities purchased under agreements to resell	725	2,791			3,516
Securities available for sale	1,311,220	387,150			1,698,370
Securities held to maturity	33,971	3,780	(421)	(b)	37,330
Securities – trading	0	6,958			6,958
Securities – other	117,375	18,736			136,111
Loans held for sale	10,957	432,350			443,307
Loans (net of unearned income)	10,435,763	3,224,823	(36,922)	(c)	13,623,664
Less: allowance for loan losses	(72,657)	(33,641)	33,641	(d)	(72,657)

Net loans	10,363,106	3,191,182	(3,281)		13,551,007
Bank premises and equipment	76,619	24,190			100,809
Goodwill	867,311	35,007	410,693	(e)	1,313,011
Other intangibles	24,112	1,108	22,802	(f)	48,022
Other assets	421,519	71,778	(4,731)	(g)	488,566

Total Assets	$14,344,696	$4,219,648	$624,803		$19,189,147

LIABILITIES AND SHAREHOLDERS’ EQUITY
Noninterest-bearing deposits	$3,250,455	$757,184			$4,007,639
Interest-bearing deposits	7,327,877	2,467,316	382	(h)	9,795,575

Total deposits	10,578,332	3,224,500	382		13,803,214
Federal funds purchased	32,200	45,000			77,200
Securities sold under agreements to repurchase	359,959	120,457			480,416
FHLB borrowings	1,023,375	275,000	5,931	(h)	1,304,306
Other long-term borrowings	224,129	24,419			248,548
Other liabilities	98,022	78,435	(65)	(a)	176,392

Total Liabilities	12,316,017	3,767,811	6,248		16,090,076
SHAREHOLDERS’ EQUITY:
Common stock	191,169	32,803	36,248	(a)(i)(j)	260,220
Surplus	1,007,315	214,941	786,510	(a)(i)(j)	2,008,766
Retained earnings	859,199	194,300	(194,410)	(a)(i)	859,089
Accumulated other comprehensive (loss) income	(28,029)	9,793	(9,793)	(i)	(28,029)
Treasury stock	(975)	0			(975)

Total Shareholders’ equity	2,028,679	451,837	618,555		3,099,071

Total Liabilities and Shareholders’ Equity	$14,344,696	$4,219,648	$624,803		$19,189,147

See notes to the unaudited pro forma condensed combined financial information.

PRO FORMA CONDENSED INCOME STATEMENT (UNAUDITED)

UNITED BANKSHARES

For the Nine Months Ended September 30, 2016

	As Reported		Pro Forma Adjustments		United Bankshares & Cardinal Pro Forma Combined
(In thousands, except share data)	United Bankshares	Cardinal
Interest income	$344,720	$114,722	$956	(k)(l)	$460,398
Interest expense	32,642	19,527	(1,795)	(m)	50,374

Net Interest Income	312,078	95,195	2,751		410,024
Provision for loan losses	18,690	1,670			20,360

Net interest income after provision for loan losses	293,388	93,525	2,751		389,664
Non-interest income	53,380	53,247			106,627
Non-interest expense	185,688	86,743	2,935	(n)	275,366

Income Before Income Taxes	161,080	60,029	(184)		220,925
Provision for income taxes	53,103	20,339	(68)	(o)	73,374

Net Income	$107,977	$39,690	($116)		$147,551

Net income per common share:
Basic	$1.49	$1.20			$1.47
Diluted	$1.48	$1.18			$1.46

Average common shares outstanding
Basic	72,413,246	33,070,838	(5,260,543)	(p)	100,223,541
Diluted	72,746,363	33,576,873	(5,407,293)	(p)	100,915,943

See notes to the unaudited pro forma condensed combined financial information.

PRO FORMA CONDENSED INCOME STATEMENT (UNAUDITED)

UNITED BANKSHARES

For the Year Ended December 31, 2015

	As Reported(1)				United Bankshares & Cardinal Pro Forma Combined
(In thousands, except share data)	United Bankshares	Cardinal	Pro Forma Adjustments
Interest income	$423,630	$140,465	$1,274	(k)(l)	$565,369
Interest expense	39,506	24,071	(2,479)	(m)	61,098

Net Interest Income	384,124	116,394	3,753		504,271
Provision for loan losses	22,574	1,388			23,962

Net interest income after provision for loan losses	361,550	115,006	3,753		480,309
Non-interest income	73,626	52,692			126,318
Non-interest expense	231,687	96,298	4,522	(a)(n)	332,507

Income Before Income Taxes	203,489	71,400	(769)		274,120
Provision for income taxes	65,530	24,066	(284)	(o)	89,312

Net Income	$137,959	$47,334	($485)		$184,808

Net income per common share:
Basic	$1.99	$1.45			$1.91
Diluted	$1.98	$1.43			$1.89

Average common shares outstanding
Basic	69,334,849	32,744,154	(5,165,805)	(p)	96,913,198
Diluted	69,625,531	33,208,266	(5,300,397)	(p)	97,533,400

See notes to the unaudited pro forma condensed combined financial information.

(1)	From audited financial statements as of December 31, 2015.

NOTE A – BASIS OF PRESENTATION

After the close of business on August 17, 2016, United Bankshares entered into the merger agreement with Cardinal. In accordance with the merger agreement, Cardinal will merge with and into UBV Holding Company, a wholly-owned subsidiary of United Bankshares. At the effective time of the merger, Cardinal will cease to exist and UBV Holding Company shall survive and continue to exist as a Virginia limited liability company.

The merger agreement provides that at the effective time of the merger, each outstanding share of common stock of Cardinal will be converted into the right to receive 0.71 shares of United Bankshares common stock, par value $2.50 per share. There may be an adjustment to the fixed number of shares of United Bankshares common stock that will be issued to Cardinal shareholders based upon changes in the market price of United Bankshares common stock and the NASDAQ Bank Index prior to the closing. However, any changes to the fixed number of shares of United Bankshares common stock will not increase the per share value that Cardinal shareholders will receive in the merger from the value calculated using the pre-announcement market price of United Bankshares common stock. Furthermore, the Cardinal board of directors may terminate the merger agreement if the market price of United Bankshares common stock falls more than 20% on an actual basis and 15% on a relative basis to the NASDAQ Bank Index prior to the closing, in which case the merger will not occur if United Bankshares is not willing to adjust the merger consideration accordingly in accordance with the terms of the merger agreement.

Pursuant to the merger agreement, at the effective time of the merger, Cardinal’s outstanding stock options will be converted into options to purchase United Bankshares’ common stock.

After the effective time of the merger, Cardinal Bank, a wholly-owned subsidiary of Cardinal, will merge with and into United Bank, a wholly-owned subsidiary of UBV Holding Company. United Bank will survive the bank merger and continue to exist as a Virginia banking corporation.

The unaudited pro forma condensed combined financial information of United Bankshares’ financial condition and results of operations, including per share data, are presented after giving effect to the merger. The pro forma financial information assumes that the merger with Cardinal was consummated on January 1, 2015 for purposes of the unaudited pro forma condensed combined statement of income and on September 30, 2016 for purposes of the pro forma balance sheet and gives effect to the merger, for purposes of the unaudited pro forma condensed combined statement of income, as if it had been effective during the entire period presented. The pro forma financials also give effect to the issuance by United Bankshares of 4,330,000 shares of common stock on December 21, 2016, as if the issuance had occurred on January 1, 2015.

The merger will be accounted for using the acquisition method of accounting; accordingly, the difference between the purchase price over the estimated fair value of the assets acquired (including identifiable intangible assets) and liabilities assumed will be recorded as goodwill.

The pro forma financial information includes estimated adjustments to record the assets and liabilities of Cardinal at their respective fair values and represents management’s estimates based on available information. The pro forma adjustments included herein may be revised as additional information becomes available and as additional analysis is performed. The final allocation of the purchase price will be determined after the merger is completed and after completion of a final analysis to determine the fair values of Cardinal’s tangible, and identifiable intangible, assets and liabilities as of the closing date.

NOTE B – PRO FORMA ADJUSTMENTS

(In thousands, except share data)

The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined financial information. All adjustments are based on current valuations, estimates and assumptions that are subject to change.

(a)	In anticipation of the merger, United Bankshares raised capital through an issuance of 4,330,000 shares of common stock on December 21, 2016. Issuance expenses are estimated to be approximately $175, before income taxes. Therefore, United Bankshares expects to receive net proceeds of $199,741 from the issuance.

(b)	A fair value adjustment was recorded to Cardinal’s held-to-maturity investment portfolio based on quoted market prices or prices quoted for similar financial instruments as well as the use of internal calculations and through information provided by external pricing sources.

(c)	A fair value adjustment was recorded to Cardinal’s outstanding loan portfolio. This fair value adjustment was based on (1) current market interest rates and spreads including consideration for liquidity concerns and (2) United Bankshares’ initial evaluation of credit deterioration identified in the Cardinal’s loan portfolio. Loans were adjusted for credit deterioration of the acquired portfolio in the amount of $33,641, which represented a mark of approximately 1% on Cardinal’s outstanding loan portfolio. Of the $33,641 credit mark, approximately 15%, or $5,046, is estimated to be an accretable adjustment. A further downward fair value adjustment to reflect differences in interest rates in the amount of $3,281 was also recorded. Subsequent to the completion of the merger, United Bankshares will use an independent third party to determine the fair value of the acquired loans that could be significantly change the amount of the estimated fair value adjustment.

(d)	The allowance for loan losses of Cardinal is eliminated. Purchased loans acquired in a business combination are required to be recorded at fair value and the recorded allowance of the acquired company may not be carried over.

(e)	Previous goodwill in the amount of $35,007 of Cardinal is eliminated. Goodwill of $445,700 generated as a result of the total purchase price based on United Bankshares’ stock price of $37.075 as of October 27, 2016 and the fair value of assets purchased exceeding the fair value of liabilities assumed is recorded. The following table depicts the sensitivity of the purchase price and resulting goodwill to changes in the price of United Bankshares’ common stock.

(Unaudited, in thousands)	Purchase Price	Estimated Goodwill
As presented in pro forma	$870,586	$445,700
Up 10%	958,488	533,602
Down 10%	782,733	357,847

(f)	Previous other intangibles in the amount of $1,108 of Cardinal is eliminated. New amount of $23,910 representing United Bankshares’ estimate of the fair value of the core deposit intangible asset to be recorded. The estimate represents a 1.25% premium on Cardinal’s core deposits. The actual amount of such core deposit intangible asset will be determined at the completion of the merger and will be valued by an independent third party that could change the amount of the adjustment significantly.

(g)	Deferred taxes associated with the adjustments to record the assets and liabilities of Cardinal at fair value were recognized using United Bankshares’ statutory rate of 37%.

(h)	A fair value adjustment was recorded to Cardinal’s outstanding deposit liabilities ($382) and FHLB borrowings ($5,931), to reflect current market interest rates and spreads for comparable instruments. Upon completion of the merger, United Bankshares will use an independent third party to determine the fair value of the assumed deposit liabilities and FHLB borrowings. Subsequent to the closing of the merger, the amount and timing of the estimated fair value adjustments could be revised significantly.

(i)	Adjustments representing the elimination of the historical equity of Cardinal as part of the purchase accounting adjustments.

(j)	Recognition of the equity portion of the merger consideration. The adjustment to common stock represents the $2.50 par value of shares of United Bankshares common stock issued to effect the transaction. The adjustment to surplus represents in the amount of equity consideration above the par value of United Bankshares’ common stock issued.

(k)	Represents the accretion of the fair value adjustment on held-to-maturity securities assuming the merger closed on January 1, 2015. This consists of an accretion of $63 and $84, respectively, for the nine months ended September 30, 2016 and the year ended December 31, 2015. The average remaining life of the securities is approximately 5 years.

(l)	Represents the accretion of the fair value adjustment on portfolio loans assuming the merger closed on January 1, 2015. This consists of an accretion of $541 and $721, respectively, for the nine months ended September 30, 2016 and the year ended December 31, 2015 related to the accretable adjustment related to the credit mark on the acquired loans. In addition, accretion of $352 and $469, respectively, was included for the nine months ended September 30, 2016 and the year ended December 31, 2015 related to the interest rate adjustment on the acquired loans. The average remaining life of the loans is approximately 7 years.

(m)	Represents net amortization of the premium on deposits and FHLB borrowings assuming the merger closed on January 1, 2015. For purposes of the pro forma financial information, the following table reflects the respective amortization (accretion) amounts using the straight-line method and the average remaining life for each individual liability.

(Unaudited, dollars in thousands)	Average Remaining Life (Years)	For the Nine Months Ended September 30, 2016	For the Year Ended December 31, 2015
Deposits	1.50	$127	$255
FHLB borrowings	2.66	1,668	2,224

(n)	Represents the amortization of the core deposit intangible to be acquired in the merger over an estimated useful life of ten years using the sum-of-the years digits method assuming the merger closed on January 1, 2015. The estimated amount of the amortization is $2,935 for the nine months ended September 30, 2016 and $4,347 for the year ended December 31, 2015.

(o)	Applicable income taxes at a 37% rate less deferred taxes associated with the net amortization and accretion of the purchase accounting adjustments.

(p)	Weighted-average basic and diluted shares outstanding were adjusted to give effect to the common stock issuance and the merger transaction.

NOTE C – PRO FORMA ALLOCATION OF PURCHASE PRICE

The following table shows the pro forma allocation of the consideration paid for Cardinal’s common equity to the acquired identifiable assets and liabilities assumed and the pro forma goodwill generated from the transaction:

Purchase price:
Fair value of common shares issued (23,290,381 shares), based on United Bankshares’ stock price of $37.075 as of October 27, 2016	$863,491
Fair value of stock options assumed	7,095

Total purchase price	870,586
Identifiable assets:
Cash and cash equivalents	47,409
Investment securities	416,203
Loans held for sale	432,350
Loans	3,187,901
Premises and equipment	24,190
Core deposit intangibles	23,910
Other assets	67,047

Total identifiable assets	$4,199,010
Identifiable liabilities:
Deposits	$3,224,882
Short-term borrowings	215,457
Long-term borrowings	255,350
Other liabilities	78,435

Total identifiable liabilities	3,774,124

Net assets acquired including identifiable intangible assets	424,886

Resulting goodwill	$445,700

NOTE D – ESTIMATED AMORTIZATION/ACCRETION OF ACQUISITION ACCOUNTING ADJUSTMENTS

The following table sets forth an estimate of the expected effects of the estimated aggregate acquisition accounting adjustments reflected in the pro forma combined financial statements on the future pre-tax net income of United Bankshares after the merger with Cardinal:

	For the Years Ended December 31,
(Unaudited, in thousands)	2017	2018	2019	2020	2021
Held-to-maturity investment securities	$84	$84	$84	$84	$84
Loans, net of unearned income	1,190	1,190	1,190	1,190	1,190
Deposits	255	127	0	0	0
Core deposit intangible	(4,347)	(3,913)	(3,478)	(3,043)	(2,608)
FHLB borrowings	2,224	2,224	1,483	0	0

Decrease in pre-tax income	$(594)	$(288)	$(721)	$(1,769)	$(1,334)

The actual effect of purchase accounting adjustments on the future pre-tax income of United Bankshares will differ from these estimates based on the estimates of fair values as of the effective date of the merger and the use of different amortization methods than assumed above.

NOTE E – ESTIMATED COST SAVINGS AND MERGER-RELATED COSTS

Estimated cost savings, expected to approximate 25% of Cardinal’s annualized pre-tax operating expenses, are excluded from the pro forma analysis. Cost savings are estimated to be realized at 50% in the first year after acquisition and 100% in subsequent years. In addition, estimated merger-related costs are not included in the pro forma combined statements of income since they will be recorded in the combined results of income as they are incurred prior to or after completion of the merger and not indicative of what historical results of the combined company would have been had the companies been actually combined during the periods presented. Merger-related costs are estimated to be approximately $46 million, before-tax.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

United Bankshares common stock is traded on Nasdaq under the symbol “UBSI”. Cardinal common stock is traded on Nasdaq under the symbol “CFNL”. The closing sale price reported for United Bankshares common stock on August 17, 2016, the last trading date preceding the public announcement of the merger agreement, was $38.91 and the closing sale price reported for Cardinal on such date was $27.23.

The following table sets forth for the periods indicated the high and low prices per share of United Bankshares common stock and Cardinal common stock as reported on the Nasdaq, along with the quarterly cash dividends per share declared. The per share prices do not include adjustments for markups, markdowns or commissions.

	United Bankshares			Cardinal
	Sales Price			Sales Price
Time Period	Dividends	High	Low	Dividends	High	Low
2017
First Quarter (through February 1, 2017)	$—	$47.30	$43.25	$0.13	$33.49	$29.89

2016
Fourth Quarter	$0.33	$49.35	$34.75	$0.12	$34.75	$25.30
Third Quarter	$0.33	$39.71	$35.91	$0.12	$28.16	$20.89
Second Quarter	$0.33	$40.18	$34.50	$0.12	$23.16	$19.21
First Quarter	$0.33	$37.85	$32.22	$0.12	$22.62	$17.51

2015
Fourth Quarter	$0.33	$43.13	$35.78	$0.12	$24.99	$21.68
Third Quarter	$0.32	$43.43	$35.60	$0.11	$24.20	$21.11
Second Quarter	$0.32	$40.70	$36.58	$0.11	$22.47	$19.72
First Quarter	$0.32	$38.88	$33.25	$0.11	$20.52	$17.62

As of [●], 2017, the last date prior to printing this prospectus and joint proxy statement for which it was practicable to obtain this information, there were approximately [●] registered holders of United Bankshares common stock and approximately [●] registered holders of Cardinal common stock.

The following table sets forth historical per share market values for United Bankshares common stock (i) on August 17, 2016, the last trading day prior to public announcement of the merger agreement, and (ii) on [●], 2017, the most recent practicable date before the printing and mailing of this proxy statement/prospectus. The table also shows the equivalent pro forma market value of Cardinal common stock on those dates.

The equivalent pro forma market value of Cardinal common stock is obtained by multiplying the historical market price of United Bankshares common stock by the applicable exchange ratio. For purposes of determining the equivalent pro forma market value and the applicable exchange ratio, we have assumed that the average closing price of a share of United Bankshares common stock is equal to the historical market price on August 17, 2016 and [●], 2017. Accordingly, the pro forma market value (i) on August 17, 2016 is determined by multiplying $38.91 by the exchange ratio of 0.71 and (ii) on [●], 2017 is determined by multiplying $[●] by the exchange ratio of 0.71.

The historical market prices represent the last sale prices on or before the dates indicated. The average closing price of United Bankshares common stock used to determine the exchange ratio and the market price may be higher or lower than the closing prices of United Bankshares common stock on the dates shown in the table and, therefore, the market value of the United Bankshares common stock that you receive may be higher or lower than the equivalent pro forma market value shown in the table.

Historical Market Price

	United Bankshares		Cardinal		Cardinal Equivalent Pro Forma Market Value
August 17, 2016		$38.91		$27.23		$27.63
[●], 2017	$	[●]	$	[●]	$	[●]

Once the merger is completed, there will be no further private or public market for Cardinal common stock.

The market prices of both United Bankshares common stock and Cardinal common stock will fluctuate prior to the merger. Cardinal shareholders should obtain current stock price quotations for United Bankshares common stock.

COMPARATIVE HISTORICAL AND PRO FORMA UNAUDITED SHARE DATA

We have summarized below historical, unaudited per share information for United Bankshares and Cardinal and additional information as if the companies had been combined for the periods shown, which we refer to as “pro forma” information.

The Cardinal pro forma equivalent per share amounts are calculated by multiplying the United Bankshares pro forma combined book value per share and net income per share by the exchange ratio of 0.71 so that the per share amounts equate to the respective values for one share of Cardinal common stock.

We expect that both United Bankshares and Cardinal will incur merger and integration charges as a result of the merger. We also anticipate that the merger will provide the combined company with financial benefits that may include reduced operating expenses. The information set forth below, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, may not reflect all of these anticipated financial expenses and does not reflect all of these anticipated financial benefits or consider any potential impacts of current market conditions or the merger or revenues, expense efficiencies, asset dispositions, and share repurchases, among other factors, and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during the periods presented.

In addition, the information set forth below has been prepared based on preliminary estimates of merger consideration and fair values attributable to the merger, the actual amounts recorded for the merger may differ from the information presented. The estimation and allocations of merger consideration are subject to change pending further review of the fair value of the assets acquired and liabilities assumed and actual transaction costs. A final determination of fair value will be based on the actual net tangible and intangible assets and liabilities of Cardinal that will exist on the date of completion of the merger.

The information in the following table is based on, and you should read it together with, the historical financial information and the notes thereto for United Bankshares and Cardinal incorporated by reference into, or contained in, this prospectus and joint proxy statement.

	Historical				Pro Forma Equivalent Cardinal Financial Share
	United Bankshares	Cardinal Financial	Pro Forma Combined
Basic Earnings Per Common Share
For the year ended December 31, 2015	$1.99	$1.45	$1.91	(1)	$1.35	(2)
For the nine months ended September 30, 2016	$1.49	$1.20	$1.47	(1)	$1.05	(2)
Diluted Earnings Per Common Share
For the year ended December 31, 2015	$1.98	$1.43	$1.89	(1)	$1.35	(2)
For the nine months ended September 30, 2016	$1.48	$1.18	$1.46	(1)	$1.04	(2)
Cash Dividends Per Common Share
For the year ended December 31, 2015	$1.29	$0.44	$1.29	(3)	$0.92	(2)
For the nine months ended September 30, 2016	$0.99	$0.36	$0.99	(3)	$0.70	(2)
Book Value Per Common Share
For the year ended December 31, 2015	$24.61	$12.76	$28.72	(4)	$20.39	(2)
For the nine months ended September 30, 2016	$26.54	$13.77	$29.78	(4)	$21.15	(2)

(1)	Pro forma earnings per common share are based on pro forma combined net income and pro forma combined shares outstanding at the end of the period.
(2)	Calculated based on pro forma combined multiplied by the exchange ratio.
(3)	Pro forma dividends per share represent United Bankshares’ historical dividends per share.
(4)	Calculated based on pro forma combined equity and pro forma combined common shares outstanding at the end of period.

THE UNITED BANKSHARES SPECIAL MEETING

This section contains information about the special meeting of United Bankshares shareholders that has been called to consider and approve the merger agreement, the issuance of United Bankshares common stock in connection with the merger and the amendment to the United Bankshares articles of incorporation.

Together with this document, United Bankshares is also sending you a notice of the special meeting and a form of proxy that is solicited by the United Bankshares board of directors. The special meeting will be held on Friday, April 7, 2017, at 11:00 a.m., local time, at United Square, Fifth and Avery Streets, 10th Floor, Parkersburg, West Virginia 26101.

Matters to Be Considered

The purpose of the special meeting is to vote on:

(1)	the United Bankshares Merger Proposal;

(2)	the United Bankshares Articles Amendment Proposal;

(3)	the United Bankshares Stock Issuance Proposal; and

(4)	the United Bankshares Adjournment Proposal.

Proxies

Each copy of this document mailed to record holders of United Bankshares common stock is accompanied by a proxy card with instructions for voting by mail, telephone or through the Internet. The United Bankshares board of directors requests that you submit your proxy promptly, whether or not you plan to attend the meeting. If you hold stock in your name as a shareholder of record and are voting by mail, you should complete and return the proxy card accompanying this document to ensure that your vote is counted at the special meeting, or at any adjournment of the special meeting, regardless of whether you plan to attend the special meeting. You may also vote your shares by telephone or through the Internet. Information and applicable deadlines for voting by telephone and through the Internet are set forth in the enclosed proxy card instructions.

If you hold your stock in “street name” through a broker, bank, nominee or other holder of record, you must direct your broker, bank, nominee or other holder of record to vote in accordance with the instructions you have received from such party.

If you hold stock in your name as a shareholder of record, you may revoke any proxy at any time before it is voted by signing and returning a proxy card with a later date, delivering a written revocation letter to United Bankshares’ Corporate Secretary, or by attending the special meeting in person, notifying the Corporate Secretary, and voting by ballot at the special meeting. If you have voted your shares by telephone or through the Internet, you may revoke your prior telephone or Internet vote by recording a different vote, or by signing and returning a proxy card dated as of a date that is later than your last telephone or Internet vote.

Any shareholder entitled to vote in person at the special meeting may vote in person regardless of whether a proxy has been previously given, but the mere presence (without notifying the Corporate Secretary) of a shareholder at the special meeting will not constitute revocation of a previously given proxy.

Written notices of revocation and other communications about revoking your proxy should be addressed to:

United Bankshares

514 Market Street

Parkersburg, West Virginia 26102

Attn: Jennie Singer

If you hold your shares in “street name” through a broker, bank, nominee or other holder of record, you will receive a voting instruction form directly from them. Follow the instructions on the form they provide to have your shares voted by proxy. If you wish to attend the meeting and vote in person, you must obtain a written proxy, executed in your favor, from the broker, bank, nominee or other holder of record to do so.

All shares represented by valid proxies that United Bankshares receives through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card or as instructed via the Internet or telephone, or with respect to shares beneficially held in “street name”, in accordance with the voting instructions received from the appropriate bank, broker, nominee or other holder of record.

If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted “FOR” the United Bankshares Merger Proposal, “FOR” the United Bankshares Articles Amendment Proposal, “FOR” the United Bankshares Stock Issuance Proposal and “FOR” the United Bankshares Adjournment Proposal. According to the United Bankshares bylaws, business to be conducted at the special meeting must be confined to the subjects stated in the United Bankshares notice of the special meeting.

Solicitation of Proxies

United Bankshares will bear the entire cost of soliciting proxies from its shareholders. Proxies may be solicited on its behalf by directors, officers or employees in person or by telephone, electronic transmission, facsimile transmission or by telegram. United Bankshares has made arrangements with Georgeson LLC of New York, New York to assist in the soliciting proxies from institutional investors, nominee accounts and beneficial holders and has agreed to pay it approximately $7,500 plus reasonable expenses for these services. United Bankshares is not retaining Georgeson to solicit proxies from registered holders. Broadridge Financial Solutions, Inc. of Edgewood, New York will assist in the distribution of proxy materials to institutional investors and beneficial owners. Broadridge will contact all broker and nominee accounts to facilitate determination of the number of sets of proxy materials required, assist in the delivery of proxy materials to these accounts and secure their voting instructions. United Bankshares will reimburse Broadridge for the reasonable expenses in taking these actions.

If necessary, United Bankshares may use several of its regular employees, who will not be specially compensated, to solicit proxies from United Bankshares shareholders, either personally or by telephone, facsimile, letter or other electronic means.

Record Date

The close of business on February 1, 2017 has been fixed as the record date for determining the United Bankshares shareholders entitled to receive notice of and to vote at the special meeting. At that time, 81,045,385 shares of United Bankshares common stock were outstanding, held by approximately 6,554 holders of record and 58,736 holders in street name.

Quorum and Voting Rights

In order to conduct voting at the special meeting, there must be a quorum. A quorum is the number of shares that must be present at the meeting – either in person or by proxy. To have a quorum at the special meeting requires the presence of shareholders or their proxies who are entitled to cast at least a majority of the votes that all shareholders are entitled to cast. Abstentions and broker non-votes will be counted for the purpose of determining whether a quorum is present.

As of the record date, directors and executive officers of United Bankshares had the right to vote approximately 4,697,532 shares of United Bankshares common stock, or approximately 5.76% of the outstanding

United Bankshares shares entitled to vote at the special meeting. United Bankshares currently expects that each of these individuals will vote their shares of United Bankshares common stock in favor of the proposals to be presented at the special meeting.

If you are a holder of United Bankshares common stock and you submit a proxy card in which you abstain from voting, the abstention will be counted toward a quorum at the United Bankshares special meeting, but it will have no effect on the United Bankshares Merger Proposal, the United Bankshares Articles Amendment Proposal, the United Bankshares Stock Issuance Proposal and the United Bankshares Adjournment Proposal.

Brokers, banks and other holders of record holding shares of United Bankshares common stock in “street name” may vote your shares of United Bankshares common stock on the United Bankshares Merger Proposal, the United Bankshares Articles Amendment Proposal, the United Bankshares Stock Issuance Proposal and the United Bankshares Adjournment Proposal only if you provide instructions on how to vote. If you do not provide instructions on how to vote by filling out the voter instruction form sent to you by your broker, bank or other holder of record, your shares will not be voted on any proposal with respect to which you did not provide voting instructions. Broker non-votes will have no effect on the United Bankshares Merger Proposal, the United Bankshares Articles Amendment Proposal, the United Bankshares Stock Issuance Proposal and the United Bankshares Adjournment Proposal.

The United Bankshares board of directors urges United Bankshares shareholders to promptly vote by: accessing the Internet site listed in the proxy card instructions if voting through the Internet, calling the telephone number listed in the proxy card instructions or completing, dating, and signing the accompanying proxy card and returning it promptly in the enclosed postage-paid envelope. If you hold your stock in “street name” through a bank or broker, please vote by following the voting instructions of your bank or broker.

Shareholders will vote at the meeting by ballot. Votes properly cast at the special meeting, in person or by proxy, will be tallied by United Bankshares’ Inspector of Election.

Attending the Special Meeting

All holders of United Bankshares common stock, including holders of record and shareholders who beneficially hold their stock through banks, brokers, nominees or any other holder of record, are invited to attend the special meeting. Shareholders of record on the record date can vote in person at the special meeting. If you beneficially hold your shares in “street name,” of record, you must obtain a written proxy executed in your favor from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the special meeting. If you plan to attend the special meeting, you must either hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership, and you must bring a form of personal photo identification with you in order to be admitted. United Bankshares reserves the right to refuse admittance to anyone without proper proof of share ownership and without proper photo identification.

PROPOSALS TO BE CONSIDERED AT THE UNITED BANKSHARES SPECIAL MEETING

PROPOSAL NO. 1

APPROVAL OF THE MERGER AGREEMENT

As discussed elsewhere in this prospectus and joint proxy statement, United Bankshares shareholders will consider and vote on the United Bankshares Merger Proposal. You should carefully read this prospectus and joint proxy statement in its entirety for more detailed information concerning the merger agreement and the merger. In particular, you should read in its entirety the merger agreement, which is attached as Appendix A to this prospectus and joint proxy statement.

Required Vote

Approval of the United Bankshares Merger Proposal requires the affirmative vote of a majority of the votes cast at a meeting at which a quorum exists consisting of a least a majority of the shares of United Bankshares common stock. Therefore, assuming that a quorum is present, your failure to vote or an abstention will be disregarded and have no effect on the outcome of the vote for the United Bankshares Merger Proposal. Your failure to vote could impact the existence of a quorum.

In addition to the approval by United Bankshares shareholders of the United Bankshares Merger Proposal and the United Bankshares Stock Issuance Proposal, it is a condition to the parties’ obligation to proceed with the merger that United Bankshares shareholders approve the United Bankshares Articles Amendment Proposal. In the absence of that approval, and even if the United Bankshares Merger Proposal and the United Bankshares Stock Issuance Proposal are approved by United Bankshares shareholders, United Bankshares will not have a sufficient number of authorized shares of common stock to consummate the merger and, as a result, the merger will not be completed.

The United Bankshares board of directors urges United Bankshares shareholders to promptly vote by completing, dating and signing the accompanying proxy card and returning it promptly in the enclosed postage-paid envelope, or, if you hold your stock in “street name” through a bank, broker, nominee or other holder of record, by following the voting instructions of your bank, broker, nominee or other holder of record. If you hold stock in your name as a shareholder of record, you may complete, sign, date and mail your proxy card in the enclosed postage paid return envelope, vote by calling the toll-free number listed on the United Bankshares proxy card, vote by accessing the Internet site listed on the United Bankshares proxy card or vote in person at the United Bankshares special meeting. If you hold your stock in “street name” through a bank, broker, nominee or other holder of record, you must direct your bank or broker to vote in accordance with the instruction form forwarded to you by your bank or broker. This voting instruction form provides instructions on voting by mail, telephone or on the Internet.

If you return a properly executed proxy card but do not indicate instructions on your proxy card, your shares of United Bankshares common stock represented by such proxy card will be voted “FOR” approval of the United Bankshares Merger Proposal.

Recommendation of the United Bankshares Board of Directors

The United Bankshares board of directors unanimously recommends that United Bankshares shareholders vote “FOR” approval of the United Bankshares Merger Proposal.

PROPOSAL NO. 2

APPROVAL OF AMENDMENT TO THE ARTICLES OF INCORPORATION

TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

The United Bankshares articles of incorporation currently authorize the issuance of up to 100,000,000 shares of common stock. As of December 31, 2016, a total of 109,970,551 shares of common stock were issued and outstanding, reserved for issuance and estimated to be issued in pending acquisitions, as described below:

•	81,039,974 shares were issued and outstanding;

•	5,096,069 shares were reserved for issuance under equity compensation plans; and

•	approximately 23,834,508 shares in the aggregate are currently estimated to be issued in the pending acquisition of Cardinal.

As a result, as of December 31, 2016, approximately 13,863,957 shares of common stock were available for future issuance.

As of the date of this prospectus and joint proxy statement and except as described above, United Bankshares has no understandings, agreements or commitments to issue common stock or to reserve additional common shares for issuance under equity compensation plans.

The United Bankshares board of directors considered the limited number of available common shares and voted to adopt, subject to the approval of a majority of the outstanding shares of United Bankshares common stock, an amendment to the United Bankshares articles of incorporation increasing the authorized shares of common stock from 100,000,000 shares to 200,000,000 shares.

The United Bankshares board of directors believes that it is advisable to have a greater number of authorized shares of common stock available for issuance in connection with acquisitions and mergers, public or private financing, and various general corporate programs and purposes.

United Bankshares may from time to time consider acquisitions and mergers as opportunities arise, stock splits and public or private financings to provide it with capital, any or all of which may involve the issuance of additional shares of common stock or securities convertible into shares of common stock. It is widely expected that consolidation of the financial institution industry will continue and may accelerate. Also, additional shares of common stock may be necessary to meet anticipated future obligations of our stock-based compensation and employee benefit plans, under which we may grant future equity awards to our officers, other employees and directors. United Bankshares believes that these benefit plans are critical to retaining our current management team and attracting additional management talent.

The United Bankshares board of directors believes that having the authority to issue additional shares of common stock will avoid the possible delays and significant expense of calling and holding an additional special meeting of shareholders to increase the authorized common shares at a later date and will enhance its ability to respond promptly to opportunities for acquisitions, mergers, stock splits and additional financings. Such a delay may result in United Bankshares inability to consummate a desired transaction under a required deadline. By having additional common shares authorized, United Bankshares can be prepared to act quickly as opportunities arise.

If the proposed amendment to the United Bankshares articles of incorporation is approved, the additional authorized shares of common stock may be issued for such consideration, cash or otherwise, at such times and in such amounts as the United Bankshares board of directors may determine without further shareholder approval, except to the extent that shareholder approval is required by applicable laws, rules or regulations. Because United Bankshares’ common stock is traded on Nasdaq, shareholder approval must be obtained, under applicable

Nasdaq rules, prior to the issuance of shares for certain purposes, including the issuance of greater than 20% of the then outstanding shares of common stock or voting power in connection with a private financing or an acquisition or merger. In addition, under both the West Virginia Business Corporation Act and Nasdaq rules, United Bankshares’ shareholders must approve a share issuance in connection with an individual merger or acquisition which is greater than 20% of the voting power of United Bankshares on a pre-transaction basis.

The authorization of additional shares of common stock will not, by itself, have any effect on the rights of present shareholders. The additional 100,000,000 shares to be authorized will be a part of the existing class of common stock and, if and when issued, would have the same rights and privileges as the shares of common stock presently authorized issued and outstanding. United Bankshares shareholders do not have preemptive rights to subscribe for or purchase additional shares of common stock. Accordingly, the issuance of additional shares of common stock for corporate purposes other than a stock split or stock dividend could have a dilutive effect on the ownership and voting rights of shareholders at the time of issuance.

The full text of the proposed amendment to the United Bankshares articles of incorporation is attached as Appendix D to this prospectus and joint proxy statement.

If the proposed amendment is approved, the number of authorized shares of common stock will be increased and the board of directors will have the right to issue, without further shareholder approval, an additional 100,000,000 shares of common stock. If approved, the proposed amendment will be effective upon the filing of articles of amendment with the Secretary of State of the State of West Virginia promptly after the special meeting.

If United Bankshares’ shareholders do not approve the United Bankshares Articles Amendment Proposal, United Bankshares will be unable to consummate the merger.

Required Vote

Approval of the United Bankshares Articles Amendment Proposal requires the affirmative vote of a majority of the votes cast at a meeting at which a quorum exists consisting of a least a majority of the shares of United Bankshares common stock. Therefore, assuming that a quorum is present, your failure to vote or an abstention will be disregarded and have no effect on the outcome of the vote for the United Bankshares Articles Amendment Proposal. Your failure to vote could impact the existence of a quorum.

In addition to the approval by United Bankshares shareholders of the United Bankshares Merger Proposal and the United Bankshares Stock Issuance Proposal, it is a condition to the parties’ obligation to proceed with the merger that United Bankshares shareholders approve the United Bankshares Articles Amendment Proposal. In the absence of that approval, and even if the United Bankshares Merger Proposal and the United Bankshares Stock Issuance Proposal are approved by United Bankshares shareholders, United Bankshares will not have a sufficient number of authorized shares of common stock to consummate the merger and, as a result, the merger will not be completed.

The United Bankshares board of directors urges United Bankshares shareholders to promptly vote by completing, dating and signing the accompanying proxy card and returning it promptly in the enclosed postage-paid envelope, or, if you hold your stock in “street name” through a bank, broker, nominee or other holder of record, by following the voting instructions of your bank, broker, nominee or other holder of record. If you hold stock in your name as a shareholder of record, you may complete, sign, date and mail your proxy card in the enclosed postage paid return envelope, vote by calling the toll-free number listed on the United Bankshares proxy card, vote by accessing the Internet site listed on the United Bankshares proxy card or vote in person at the United Bankshares special meeting. If you hold your stock in “street name” through a bank, broker, nominee or other holder of record, you must direct your bank or broker to vote in accordance with the instruction form forwarded to you by your bank or broker. This voting instruction form provides instructions on voting by mail, telephone or on the Internet.

If you return a properly executed proxy card but do not indicate instructions on your proxy card, your shares of United Bankshares common stock represented by such proxy card will be voted “FOR” approval of the United Bankshares Articles Amendment Proposal.

Recommendation of the United Bankshares Board of Directors

The United Bankshares board of directors unanimously recommends that United Bankshares shareholders vote “FOR” approval of the United Bankshares Articles Amendment Proposal.

PROPOSAL NO. 3

APPROVAL OF THE ISSUANCE OF UNITED BANKSHARES COMMON STOCK

As discussed elsewhere in this prospectus and joint proxy statement, United Bankshares shareholders will consider and vote on the United Bankshares Stock Issuance Proposal.

Sections 31D-6-621 and 31D-11-1104 of the West Virginia Code and Nasdaq Listing Rule 5635 require the United Bankshares shareholders to approve any issuance of United Bankshares common stock in which the voting power of the shares issued will comprise more than 20% of the voting power of the shares that were outstanding immediately prior to the issuance. Shares of United Bankshares common stock are the only shares of United Bankshares capital stock with voting power. The merger will require United Bankshares to issue shares of United Bankshares common stock in an amount that is in excess of 20% of the number of shares of United Bankshares common stock immediately prior to the merger. As a result, United Bankshares shareholder approval is required to issue the merger consideration.

You should carefully read this prospectus and joint proxy statement in its entirety for more detailed information concerning the issuance of the United Bankshares common stock.

Required Vote

Approval of the United Bankshares Stock Issuance Proposal requires the affirmative vote of a majority of the votes cast on the matter at a meeting at which a quorum exists consisting of at least a majority of the shares of United Bankshares common stock. Therefore, assuming that a quorum is present, your failure to vote or an abstention will be disregarded and have no effect on the outcome of the vote for the United Bankshares Stock Issuance Proposal.

In addition to the approval by United Bankshares shareholders of the United Bankshares Merger Proposal and the United Bankshares Stock Issuance Proposal, it is a condition to the parties’ obligation to proceed with the merger that United Bankshares shareholders approve the United Bankshares Articles Amendment Proposal. In the absence of that approval, and even if the United Bankshares Merger Proposal and the United Bankshares Stock Issuance Proposal are approved by United Bankshares shareholders, United Bankshares will not have a sufficient number of authorized shares of common stock to consummate the merger and, as a result, the merger will not be completed.

The United Bankshares board of directors urges United Bankshares shareholders to promptly vote by completing, dating and signing the accompanying proxy card and returning it promptly in the enclosed postage-paid envelope, or, if you hold your stock in “street name” through a bank, broker, nominee or other holder of record, by following the voting instructions of your bank, broker, nominee or other holder of record. If you hold stock in your name as a shareholder of record, you may complete, sign, date and mail your proxy card in the enclosed postage paid return envelope, vote by calling the toll-free number listed on the United Bankshares proxy card, vote by accessing the Internet site listed on the United Bankshares proxy card or vote in person at the United Bankshares special meeting. If you hold your stock in “street name” through a bank, broker, nominee or other holder of record, you must direct your bank or broker to vote in accordance with the instruction form forwarded to you by your bank or broker. This voting instruction form provides instructions on voting by mail, telephone or on the Internet.

If you return a properly executed proxy card but do not indicate instructions on your proxy card, your shares of United Bankshares common stock represented by such proxy card will be voted “FOR” approval of the United Bankshares Stock Issuance Proposal.

Recommendation of the United Bankshares Board of Directors

The United Bankshares board of directors unanimously recommends that United Bankshares shareholders vote “FOR” approval of the United Bankshares Stock Issuance Proposal.

PROPOSAL NO. 4

APPROVAL OF THE ADJOURNMENT, POSTPONEMENT OR CONTINUANCE OF THE

SPECIAL MEETING, IF NECESSARY TO PERMIT FURTHER SOLICITATION OF PROXIES

If at the United Bankshares special meeting the number of shares of United Bankshares common stock present in person or represented by proxy and voting in favor of the United Bankshares Merger Proposal, the United Bankshares Stock Issuance Proposal or the United Bankshares Articles Amendment Proposal is insufficient to approve any such proposal, management may move to adjourn, postpone or continue the special meeting on one or more occasions in order to enable United Bankshares to continue to solicit additional proxies in favor of such proposal; however, the special meeting may not be adjourned, postponed or continued to a date later than August 5, 2017. In that event, you will be asked to vote only upon the United Bankshares Adjournment Proposal and will not be asked to vote on the United Bankshares Merger Proposal, the United Bankshares Stock Issuance Proposal and the United Bankshares Articles Amendment Proposal at the special meeting.

Required Vote

Approval of the United Bankshares Adjournment Proposal requires the affirmative vote of a majority of the votes cast on the matter at a meeting at which a quorum exists consisting of at least a majority of the shares of United Bankshares common stock. Therefore, assuming that a quorum is present, your failure to vote or an abstention will be disregarded and have no effect on the outcome of the vote for the United Bankshares Adjournment Proposal.

If you return a properly executed proxy card but do not indicate instructions on your proxy card, your shares of United Bankshares common stock represented by such proxy card will be voted “FOR” approval of the United Bankshares Adjournment Proposal.

Recommendation of the United Bankshares Board of Directors

The United Bankshares board of directors unanimously recommends that shareholders vote “FOR” approval of the United Bankshares Adjournment Proposal.

THE CARDINAL SPECIAL MEETING

This section contains information about the special meeting of Cardinal shareholders that has been called to consider and approve the merger agreement.

Together with this document, Cardinal is also sending you a notice of the special meeting and a form of proxy that is solicited by the Cardinal board of directors. The special meeting will be held on Friday, April 7, 2017, at 10:30 a.m., local time, at the Hilton McLean Tysons Corner, 7920 Jones Branch Drive, McLean, Virginia 22102.

Matters to Be Considered

The purpose of the special meeting is to vote on:

(1)	the Cardinal Merger Proposal;

(2)	the Cardinal Merger-Related Compensation Proposal; and

(3)	the Cardinal Adjournment Proposal.

Proxies

Each copy of this document mailed to record holders of Cardinal common stock is accompanied by a proxy card with instructions for voting. The Cardinal board of directors requests that you submit your proxy promptly, whether or not you plan to attend the meeting. If you are a common shareholder and hold your shares of Cardinal common stock under your own name (also known as “record ownership”), you can vote your shares in one of the following manners:

•	By proxy via mail by signing and returning the enclosed proxy card in the postage-paid envelope;

•	By proxy via the Internet at www.voteproxy.com and following the instructions;

•	By proxy via telephone at (800) 776-9437 on a touch-tone phone and following the recorded instructions; or

•	By attending the meeting and voting your shares in person.

Any vote by proxy card, Internet or telephone may be revoked by you at any time before the meeting by giving written notice of such revocation to the corporate secretary, executing another proxy or using the Internet or telephone voting procedures as of a date subsequent to the prior proxy card or Internet or telephone vote. If you are a shareholder of record or have a legal proxy from a shareholder of record, you may also revoke your proxy by voting in person at the special meeting. Shareholders who vote via the Internet or by telephone need not mail their proxy cards and doing so will revoke any prior vote or proxy. Instructions on how to vote by telephone or by the Internet are included with your proxy card.

If you hold your shares in “street name” through a bank, broker, nominee or other holder of record, you will receive a voting instruction form directly from them. Follow the instructions on the form they provide to have your shares voted by proxy. If you wish to attend the meeting and vote in person, you must obtain a written proxy, executed in your favor, from the bank, broker, nominee or other holder of record to do so.

All shares represented by valid proxies that Cardinal receives through this solicitation and that are not revoked will be voted in accordance with your instructions on the proxy card or as instructed via the Internet or telephone, or with respect to shares beneficially held in “street name,” in accordance with the voting instructions received from the appropriate bank, broker, nominee or other holder of record. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted “FOR” each of the proposals described above.

Cardinal shareholders with shares represented by stock certificates should not send Cardinal stock certificates with their proxy cards. After the merger is completed, holders of Cardinal common stock with shares represented by stock certificates or held in book-entry form will be mailed a transmittal form with instructions on how to exchange their Cardinal stock certificates or book-entry shares for the merger consideration.

Solicitation of Proxies

Cardinal will bear the entire cost of soliciting proxies from its shareholders. In addition to solicitation of proxies by mail, proxies may also be solicited by Cardinal’s directors and employees personally, and by telephone, electronic transmission, facsimile transmission, or other means. No additional compensation will be paid to these individuals for proxy solicitation nor is it expected to result in more than a minimal cost. Cardinal may make arrangements directly with banks, brokerage houses, custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of Cardinal common stock held of record by them and to obtain authorization for the execution of proxies. Cardinal expects to reimburse these institutional holders for their reasonable expenses in connection with these activities. Cardinal has also made arrangements with InvestorCom, Inc. to assist it in soliciting proxies and has agreed to pay it approximately $8,500 for these services and reimburse certain out of pocket expenses.

Record Date

The close of business on February 1, 2017 has been fixed as the record date for determining the Cardinal shareholders entitled to receive notice of and to vote at the special meeting. At that time, 33,072,769 shares of Cardinal common stock were outstanding and entitled to vote at the special meeting, held by approximately 5,790 beneficial holders of record including 695 holders of record.

Quorum and Voting Rights

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Cardinal common stock entitled to vote is necessary to constitute a quorum at the special meeting. Abstentions and broker non-votes will be counted for the purpose of determining whether a quorum is present.

As of the record date, directors and executive officers of Cardinal had the right to vote 1,334,874 shares of Cardinal common stock, or approximately 4.04% of the outstanding Cardinal common stock entitled to be voted at the special meeting. Cardinal currently expects that each of these individuals will vote their shares of Cardinal common stock in favor of the proposals to be presented at the special meeting.

If you are a holder of Cardinal common stock and you submit a proxy in which you abstain from voting, the abstention will be counted toward a quorum at the Cardinal special meeting, but it will have the same effect as a vote against approval of the Cardinal Merger Proposal. An abstention will have no effect on either the Cardinal Merger-Related Compensation Proposal or the Cardinal Adjournment Proposal.

Brokers, banks, nominees and other holders of record holding shares of Cardinal common stock in “street name” may only vote your shares of Cardinal common stock on the Cardinal Merger Proposal, the Cardinal Merger-Related Compensation Proposal, and the Cardinal Adjournment Proposal if you provide instructions on how to vote. If you do not provide instructions on how to vote by filling out the voter instruction form sent to you by your broker, bank, nominee or other holder of record, your shares will not be voted on any proposal with respect to which you did not provide instructions. Broker non-votes will have the same effect as a vote against approval of the Cardinal Merger Proposal, and will have no effect on either the Cardinal Merger-Related Compensation Proposal or the Cardinal Adjournment Proposal.

Attending the Special Meeting

All holders of Cardinal common stock, including holders of record and shareholders who beneficially hold their stock through banks, brokers, nominees or any other holder of record, are invited to attend the special meeting. Shareholders of record on the record date can vote in person at the special meeting. If you beneficially hold your shares in “street name,” of record, you must obtain a written proxy executed in your favor from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the special meeting. If you plan to attend the special meeting, you must either hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership, and you must bring a form of personal photo identification with you in order to be admitted. Cardinal reserves the right to refuse admittance to anyone without proper proof of share ownership and without proper photo identification.

PROPOSALS TO BE CONSIDERED AT THE CARDINAL SPECIAL MEETING

PROPOSAL NO. 1

APPROVAL OF THE MERGER AGREEMENT

Cardinal is asking its shareholders to approve the Cardinal Merger Proposal. For a detailed discussion of the merger, including the terms and conditions of the merger agreement, see “The Merger Agreement,” beginning on page 108. As discussed in detail in the sections entitled “The Merger – Cardinal’s Reasons for the Merger; Recommendation of the Board of Directors,” beginning on page 64, after careful consideration, the Cardinal board of directors determined that the terms of the merger agreement and the transactions contemplated thereby are in the best interests of Cardinal and the Cardinal board of directors unanimously approved the merger agreement. Accordingly, Cardinal’s board of directors unanimously recommends that Cardinal shareholders vote “FOR” the Cardinal Merger Proposal.

Required Vote

Approval of the Cardinal Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Cardinal common stock entitled to vote at the Cardinal special meeting. You are entitled to one vote for each share of Cardinal common stock you held as of the record date.

Because the affirmative vote of the holders of a majority of the outstanding shares entitled to vote at the Cardinal special meeting is needed in order to proceed with the merger, an abstention will have the effect of a vote against approval of the merger agreement. The Cardinal board of directors urges Cardinal shareholders to promptly vote by completing, dating and signing the accompanying proxy card and returning it promptly in the enclosed postage-paid envelope, or, if you hold your stock in “street name” through a bank, broker, nominee or other holder of record, by following the voting instructions of your bank, broker, nominee or other holder of record. If you hold stock in your name as a shareholder of record, you may complete, sign, date and mail your proxy card in the enclosed postage paid return envelope, vote by calling the toll-free number listed on the Cardinal proxy card, vote by accessing the Internet site listed on the Cardinal proxy card or vote in person at the Cardinal special meeting. If you hold your stock in “street name” through a bank, broker, nominee or other holder of record, you must direct your bank or broker to vote in accordance with the instruction form forwarded to you by your bank or broker. This voting instruction form provides instructions on voting by mail, telephone or on the Internet.

Recommendation of the Cardinal Board of Directors

The Cardinal board of directors unanimously recommends that Cardinal shareholders vote “FOR” approval of the Cardinal Merger Proposal. See “The Merger – Cardinal’s Reasons for the Merger; Recommendation of the Cardinal Board of Directors” on page 64 for a more detailed discussion of the Cardinal board of directors’ recommendation.

PROPOSAL NO. 2

ADVISORY (NON-BINDING) VOTE ON CERTAIN MERGER-RELATED

COMPENSATION FOR CARDINAL NAMED EXECUTIVE OFFICERS

As required by Section 14A of the Securities Exchange Act of 1934, as amended, or the Exchange Act, Cardinal is providing its shareholders with the opportunity to approve, in a non-binding advisory vote, certain compensation that may become payable to its named executive officers in connection with the merger, which is based on or related to the merger and the agreements and understandings concerning such compensation, by voting on the following resolution:

“RESOLVED, that the compensation that may be paid to the named executive officers of Cardinal in connection with or as a result of the merger, as disclosed in the section entitled “The Merger – Interests of Certain Cardinal Directors and Executive Officers in the Merger – Certain Compensation for Cardinal Named Executive Officers,” and the related table and narrative, is hereby APPROVED.”

Approval of the Cardinal Merger-Related Compensation Proposal is not a condition to completion of the merger. The vote on this proposal is a vote separate and apart from the vote on the Cardinal Merger Proposal. Because this proposal is advisory in nature only, a vote for or against approval will not be binding on either Cardinal or United Bankshares.

The compensation that is subject to this proposal is a contractual obligation of Cardinal and/or Cardinal Bank and of United Bankshares and United Bank as the successors thereto. If the merger is approved and completed, such compensation may be paid, subject only to the conditions applicable thereto, even if shareholders fail to approve this proposal. If the merger is not completed, the Cardinal board of directors will consider the results of the vote in making future executive compensation decisions.

Required Vote

Approval of the Cardinal Merger-Related Compensation Proposal requires the affirmative vote of a majority of the votes cast by shareholders on the proposal, assuming a quorum is present. Abstentions will be counted toward a quorum at the Cardinal special meeting, but will have no effect on the vote on this proposal.

If you return a properly executed proxy card but do not indicate instructions on your proxy card, your shares of Cardinal common stock represented by such proxy card will be voted “FOR” approval of the Cardinal Merger-Related Compensation Proposal.

Recommendation of the Cardinal Board of Directors

The Cardinal board of directors unanimously recommends that Cardinal shareholders vote “FOR” approval of the Cardinal Merger-Related Compensation Proposal.

PROPOSAL NO. 3

APPROVAL OF THE ADJOURNMENT, POSTPONEMENT OR CONTINUANCE OF THE

SPECIAL MEETING, IF NECESSARY TO PERMIT FURTHER SOLICITATION OF PROXIES

If at the Cardinal special meeting the number of shares of Cardinal common stock present in person or represented by proxy and voting in favor of the Cardinal Merger Proposal is insufficient to approve such proposal, management may move to adjourn, postpone or continue the special meeting on one or more occasions in order to enable Cardinal to continue to solicit additional proxies in favor of such proposal; however, the special meeting may not be adjourned, postponed or continued to a date later than August 5, 2017. In that event, you will be asked to vote only upon the Cardinal Adjournment Proposal, may be asked to vote on the Cardinal Merger-Related Compensation Proposal and will not be asked to vote on the Cardinal Merger Proposal at the special meeting.

In this proposal, Cardinal is asking the Cardinal shareholders to authorize the holder of any proxy solicited by its board of directors to grant to the Cardinal board of directors the authority to adjourn, postpone or continue the special meeting and any later adjournments. If the Cardinal shareholders approve this proposal, Cardinal could adjourn, postpone or continue the special meeting, and any adjourned session of the special meeting on one or more occasions, to use the additional time to solicit proxies in favor of the Cardinal Merger Proposal, including the solicitation of proxies from the shareholders that have previously voted against such proposal. Among other effects, approval of the Cardinal Adjournment Proposal could mean that, even if proxies representing a sufficient number of votes against the approval of the Cardinal Merger Proposal have been received, Cardinal could adjourn, postpone or continue the special meeting without a further shareholder vote on such proposal and seek to convince the holders of those shares to change their votes to vote in favor of such proposal.

Generally, if the special meeting is adjourned, no notice of the adjourned meeting is required to be given to shareholders, other than an announcement at the special meeting of the place, date and time to which the meeting is adjourned.

Required Vote

Approval of the Cardinal Adjournment Proposal requires the affirmative vote of a majority of the votes cast by shareholders on the proposal, assuming a quorum is present. Abstentions will be counted toward a quorum at the Cardinal special meeting, but will have no effect on the vote on this proposal.

Recommendation of the Cardinal Board of Directors

The Cardinal board of directors believes that if the number of shares of its common stock present in person or represented by proxy at the Cardinal special meeting and voting in favor of the approval of the Cardinal Merger Proposal is insufficient to approve such proposal, it is in the best interests of the Cardinal shareholders to enable the board of directors, for a limited period of time, to continue to seek to obtain a sufficient number of additional votes to approve such proposal. The Cardinal board of directors unanimously recommends that shareholders vote “FOR” the approval of the Cardinal Adjournment Proposal.

THE MERGER

The following summary describes certain aspects of the merger, including all the terms of the merger agreement that the respective managements of Cardinal and United Bankshares believe are material. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. The merger agreement is attached to this prospectus and joint proxy statement as Appendix A and is incorporated by reference in this prospectus and joint proxy statement. You are urged to read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.

Background of the Merger

The board of directors and senior management of Cardinal have periodically explored and discussed strategic options available to Cardinal for maintaining its competitiveness and increasing shareholder value. These discussions have included, among other things, remaining independent as well as exploring the merger and acquisition environment for financial institutions and a potential business combination involving Cardinal. Several times during 2014 and 2015, Bernard H. Clineburg, then Chairman and Chief Executive Officer of Cardinal, was contacted by representatives of larger financial institutions, including United Bankshares, to inquire about Cardinal’s interest in a merger transaction. Mr. Clineburg informed the Cardinal board of directors of these preliminary inquiries, but such discussions did not result in any proposals that the board could recommend to Cardinal’s shareholders.

During its November and December 2015 regular meetings, the Cardinal board of directors continued its evaluation of the company’s business, performance and prospects and considered Cardinal’s strategic options, including potential strategic transactions or supporting ongoing organic growth through a capital raise. The board reviewed and discussed information that senior management presented to the board in these meetings. Upon review and discussion at the December 2015 meeting, the Cardinal board authorized senior management to obtain further information regarding merger and acquisition activity in the financial services industry, in general, and potential pricing information with respect to Cardinal in the event the company was interested in a sale transaction.

On March 1, 2016, at the invitation of Mr. Clineburg, representatives of Sandler O’Neill, a financial advisory firm, met with Messrs. Clineburg and Bergstrom, and Alice P. Frazier, Executive Vice President and Chief Operating Officer of Cardinal, to discuss recent merger and acquisition activity. The parties engaged in a high level conversation about the merger environment in the banking industry and Sandler O’Neill provided preliminary views on financial institutions they believed would be potential merger partners if Cardinal was interested in pursuing a business combination. Although Sandler O’Neill had not been formally engaged to advise Cardinal in connection with a potential strategic transaction, Sandler O’Neill had previously advised the board of directors and senior management of Cardinal in a variety of contexts.

On March 8, 2016, Messrs. Clineburg and Bergstrom, and Ms. Frazier had a telephone conference with representatives of Sandler O’Neill to further discuss the universe of financial institutions that could potentially be interested in pursuing a merger transaction with Cardinal.

On April 5, 2016, the executive committee of Cardinal’s board of directors, consisting of Mr. Clineburg (chairman), William G. Buck, Sidney O. Dewberry and Michael A. Garcia, met with representatives of Sandler O’Neill, who provided information on the current market conditions in the banking industry, recent merger and acquisition activity, a preliminary valuation range of Cardinal’s franchise position and an analysis of various strategic alternatives. Sandler O’Neill’s presentation included a list of potential acquirers that they believed would be interested in entering or expanding in the Washington, D.C. market by a merger transaction with Cardinal. Important considerations in a potential merger were discussed, including the type of merger consideration to be received by shareholders, dividend yields, customer and community impact, regulatory approval process and whether a capital raise by a potential partner would be a concern for Cardinal. Sandler

O’Neill representatives also presented certain implied pricing expectations that were based on the recent, publicly available financial information of Cardinal. The representatives of Cardinal and Sandler O’Neill also reviewed other business considerations, the process that could culminate in the marketing of Cardinal for sale or another strategic business combination, if the Cardinal board of directors decided to pursue a potential merger and what information would be provided to potential merger partners. After this review and discussion, the Cardinal executive committee authorized Sandler O’Neill to proceed in continuing to identify potential merger partners and to coordinate with Cardinal’s senior management in preparing a confidential information memorandum and establishing an electronic data room containing extensive information about Cardinal.

On April 8, 2016, the Cardinal board of directors took action by unanimous written consent to approve the engagement of Sandler O’Neill to act as Cardinal’s financial advisor in connection with a potential business combination, which engagement was formally entered into on April 18, 2016.

On April 28, 2016, the Cardinal board of directors held its annual organizational meeting following Cardinal’s annual meeting of shareholders. No discussion of a potential transaction was discussed at the board meeting.

During late April and the first half of May 2016, Cardinal’s senior management and representatives of Sandler O’Neill held various in-person and telephonic meetings to determine a list of potential merger partners, merger criteria and the process and possible timeline for a transaction, and to prepare a confidential information memorandum with respect to Cardinal’s business, operations and market area. Cardinal also populated an electronic data room with documents containing substantial information about Cardinal.

On May 17, 2016, representatives of Sandler O’Neill began contacting the companies on the approved potential merger partner list, including United Bankshares. Interested parties who executed a nondisclosure agreement were provided the confidential information memorandum and granted access to the electronic data room. United Bankshares was among those parties and executed a nondisclosure agreement on May 23, 2016. In total, 18 potential merger partners were contacted, of which three received nondisclosure agreements; only United signed such agreement, received the confidential information memorandum and was granted access to Cardinal’s electronic data room.

On May 23, 2016, Richard M. Adams, Chairman and Chief Executive Officer of United Bankshares, Mr. Clineburg, Mr. Buck, Cardinal’s Lead Independent Director and representatives of Sandler O’Neill held an in-person meeting. At this meeting, Mr. Adams expressed strong interest in pursuing a potential acquisition of Cardinal. Mr. Adams discussed specific transaction terms, including the form of acquisition and a specific acquisition price, and indicated that United Bankshares would be willing to offer 0.70 shares of United Bankshares common stock for each share of Cardinal common stock. The parties discussed such initial proposal, and the operations of United Bankshares and Cardinal, and the Cardinal representatives requested that the United Bankshares proposal be increased to 0.71 shares of United Bankshares common stock for each share of Cardinal common stock. Mr. Adams agreed to adjust United Bankshares’ proposal accordingly. The value of United Bankshares’ proposal, based on the closing price of its common stock on May 23, 2016, was $27.32 for each share of Cardinal common stock. The per share closing price of Cardinal’s common stock on May 23, 2016 was $21.76. Mr. Adams indicated that such proposal was preliminary, and that it was subject to United Bankshares’ further due diligence on Cardinal, approval from the United Bankshares board of directors and a preliminary discussion between United and appropriate bank regulators.

On May 25, 2016, the Cardinal board of directors held a special telephonic meeting. During the meeting, representatives of Sandler O’Neill informed the board that the marketing process to seek indications of interest in a business combination had commenced. Sandler O’Neill provided information on the number of financial institutions it had contacted so far and the levels of interest it received on behalf of Cardinal. Mr. Clineburg apprised the board of the in-person meeting with Mr. Adams on May 23 and the preliminary merger consideration proposed by Mr. Adams. During the meeting, members of the Cardinal board asked questions of Sandler O’Neill with respect to the marketing process, and Sandler O’Neill responded accordingly. The Cardinal directors and representatives of Sandler O’Neill discussed, in general, the proposed merger consideration offered by United Bankshares and the approximate aggregate consideration value to Cardinal’s shareholders of such offer. The Cardinal board, senior management and Sandler O’Neill also further explored the strategic options available to Cardinal. After an in-depth discussion on United Bankshares’ offer and other initial indications of interest and strategic options, the Cardinal board instructed Sandler O’Neill to continue with the marketing process.

During late May-early June 2016, representatives of Sandler O’Neill continued to contact financial institutions to seek their interest in a business combination with Cardinal. At the end of the marketing process, there was one interested party other than United Bankshares that could have made an offer to Cardinal that, from a financial point of view, was in the range of what the Cardinal board was willing to accept. However, such party declined to make an offer because it was involved in another merger transaction.

On June 15, 2016, at a regular Cardinal board of directors meeting, representatives of Sandler O’Neill delivered a presentation to the board that contained an updated summary of the potential merger partners contacted and the responses received from such parties. Sandler O’Neill noted that, based on the responses it received, there was a limited number of potential merger partners. The reasons provided by financial institutions that declined to further investigate a transaction with Cardinal included pricing (unlikely that Cardinal’s pricing expectations would be met), geography (too far from core market), timing (other mergers pending, being reviewed or digested), size of transaction (too large) and uncertain regulatory approval (without conditions). During and after Sandler O’Neill’s review, the Cardinal board of directors engaged in a comprehensive discussion regarding the results of the marketing process and the information provided by Sandler O’Neill, and considered the strategic objectives of Cardinal. After such deliberation, the Cardinal board determined to postpone, for a period of 30 days, any decision with respect to the marketing process in order to allow United Bankshares to move forward and pursue preliminary discussions with appropriate bank regulatory agencies concerning a potential merger with Cardinal.

In early July 2016, Mr. Adams informed a representative of Sandler O’Neill and Mr. Clineburg that United Bankshares was willing to move forward with a transaction with Cardinal at the exchange ratio discussed in May 2016 (0.71 shares of United Bankshares common stock), subject to United Bankshares’ further due diligence on Cardinal.

On July 20, 2016, the Cardinal board of directors held a regularly scheduled meeting at which United Bankshares’ interest in a merger transaction was discussed. Representatives of Sandler O’Neill were present at the meeting and discussed the current bank merger and acquisition environment. The Sandler O’Neill representatives provided a preliminary analysis regarding Cardinal, United Bankshares and a merger transaction based on publicly available information on the parties and the proposed 0.71 exchange ratio of shares of United Bankshares common stock for shares of Cardinal common stock. Sandler O’Neill noted that the value of United Bankshares’ offer, based on the closing price of its common stock on July 15, 2016, was $27.84 for each share of Cardinal common stock. The per share closing price of Cardinal’s common stock on July 15, 2016 was $22.98. Sandler O’Neill stated that the offer from United Bankshares included a built-in assumption that it would raise capital in connection with the completion of the potential merger with Cardinal. Based on this new information and discussions between the parties, Sandler O’Neill’s presentation included assumptions that United Bankshares would issue approximately $200 million of non-cumulative perpetual preferred stock with a dividend of 6.50% at or around the time of the closing of the merger. Sandler O’Neill thereafter provided the Cardinal board with financial and other information on merger transactions in the banking industry that involved the acquirer conducting a capital offering between announcement and closing of the merger.

At the July 20 meeting, representatives of Sandler O’Neill presented the Cardinal board with information on the pricing metrics of transactions announced since January 2014 involving other banking institutions in the Mid-Atlantic and Southeast regions and nationally, and the board considered such information. Sandler O’Neill also noted that the overlap of retail banking offices and the cost savings associated with a combination with United Bankshares would most likely allow it to pay a higher premium for Cardinal than any out of market buyer.

Cardinal’s board of directors discussed the potential benefits of a merger with United Bankshares, and engaged in a thorough discussion on the potential combination with United Bankshares, especially the preliminary merger consideration offered and the results of the marketing process recently undertaken by Cardinal’s senior management as assisted by Sandler O’Neill. The Cardinal board of directors also considered, in general, the impact of the proposed transaction on Cardinal’s management, employees and community. The board reviewed the financial performance, stock performance, market position, growth prospects and other matters concerning United Bankshares. After a lengthy discussion, the Cardinal board of directors determined that a merger with United Bankshares would provide substantial long-term benefits to Cardinal’s shareholders. The Cardinal board of directors then authorized senior management and Sandler O’Neill to proceed with the negotiation of a definitive merger agreement and related documents with United Bankshares. After the Cardinal board meeting Mr. Clineburg contacted Mr. Adams to inform him that the Cardinal board had determined to move forward in merger discussions with United Bankshares.

On July 22, 2016, Sandler O’Neill provided an initial draft of the merger agreement to LeClairRyan, A Professional Corporation, Cardinal’s legal counsel, that Sandler O’Neill had received from United Bankshares and Bowles Rice LLP, or Bowles Rice, legal counsel to United Bankshares. As directed by Cardinal senior management, Sandler O’Neill and LeClairRyan were to review and provide comments only on the provisions relating to Cardinal’s ability to pay dividends while the merger was pending, the regulatory approval closing condition in light of United Bankshares’ intent to raise capital in connection with the potential merger and a possible termination fee provision relating to such closing condition. Over the next two weeks, United Bankshares and Cardinal, with the assistance of their respective legal and financial advisors, negotiated and came to an understanding with respect to such provisions. During such period and continuing during the negotiations of the merger agreement, Cardinal updated its electronic data room, and United Bankshares, Cardinal and their representatives conducted extensive due diligence on each bank utilizing publicly available information as well as confidential information the parties made available to each other.

On August 4, 2016, Cardinal requested that LeClairRyan review the draft merger agreement and related documents in their entirety, including a support agreement that provided, among other things, for each director of Cardinal to vote his or her shares of Cardinal common stock in favor of the merger at any meeting of the Cardinal shareholders held to consider and vote on the merger. Over the next week, LeClairRyan reviewed and discussed the merger agreement with Cardinal’s senior management and Sandler O’Neill.

On August 10, 2016, LeClairRyan delivered comments on the draft merger agreement and related documents to Bowles Rice. From August 10 through August 17, 2016, United Bankshares, Cardinal and their respective financial advisors and legal counsel continued to negotiate the terms of the definitive merger agreement and related documents. Throughout this period, United Bankshares, Cardinal and their senior management teams conducted due diligence on their respective proposed merger partners and held management interviews. In addition, United Bankshares and Cardinal and their respective financial advisors and legal counsel continued to discuss various matters related to the proposed combination of United Bankshares and Cardinal.

On August 14, 2016, the board of directors of Cardinal held a special meeting with senior management and its financial and legal advisors. Management reviewed for the Cardinal board of directors the progress of its negotiations with United Bankshares and reported on the status of its due diligence investigation of United Bankshares. At that meeting, representatives of LeClairRyan discussed with the Cardinal board of directors the legal standards applicable to its decisions and actions with respect to its consideration of the proposed merger, and reviewed in detail the legal terms of the proposed merger agreement and related transaction documents. Sandler O’Neill reviewed with the Cardinal board of directors the structure and other terms of the proposed transaction and financial information regarding United Bankshares, Cardinal and the transaction, information regarding peer companies and comparable transactions and other relevant analyses. Sandler O’Neill advised the directors, informally, that it would be able to provide an opinion that the exchange ratio to be received by Cardinal’s shareholders was fair from a financial point of view. LeClairRyan and Sandler O’Neill responded to questions from the board regarding the proposed merger, the draft merger agreement and related documents, and the financial and other information provided by Sandler O’Neill. After review and thorough discussion among members of the Cardinal board of directors, including consideration of the factors described under “ – Cardinal’s Reasons for the Merger; Recommendation of the Cardinal Board of Directors,” the Cardinal board determined to hold a meeting on August 17 to further consider the merger.

On August 17, 2016, the Cardinal board of directors held a regular meeting at which updates on the merger negotiations were provided by Cardinal senior management. LeClairRyan briefed the Cardinal board on its discussions with United Bankshares’ legal counsel and the changes to the merger agreement and related documents from the draft merger agreement and related documents previously reviewed on August 14. Sandler O’Neill again provided information on the terms of the proposed transaction and financial information regarding United Bankshares, Cardinal and the transaction, information regarding peer companies and comparable transactions and other relevant analyses. The Cardinal board engaged in a lengthy discussion on the proposed merger and the terms of the merger agreement and related documents. Cardinal board members presented questions to Cardinal’s senior management, LeClairRyan and Sandler O’Neill regarding the proposed merger and the merger agreement, and senior management and Cardinal’s financial and legal advisors responded to the inquiries. In connection with the deliberations by the Cardinal board, Sandler O’Neill rendered to the board its oral opinion (subsequently confirmed in writing), as described under the “– Opinion of Cardinal’s Financial Advisor,” that as of the date of its opinion, the exchange ratio in the merger was fair to the holders of Cardinal common stock from a financial point of view. After reviewing Sandler O’Neill’s opinion and further discussion of the terms of the merger, the Cardinal board determined that the proposed merger with United Bankshares and the related transactions as reflected in the merger agreement presented at the meeting were in the best interest of Cardinal and its shareholders. The board voted unanimously to adopt and approve the merger agreement and related transactions and documents, and to recommend approval of the merger agreement to the shareholders of Cardinal.

On August 17, 2016, the United Bankshares board of directors held a meeting that was attended by representatives of KBW, United Bankshares’ financial advisor for the proposed transaction, and Bowles Rice LLP, counsel to United Bankshares. During this meeting, the United Bankshares board of directors evaluated the fairness of the proposed transaction with Cardinal to the United Bankshares shareholders from a financial point of view. The United Bankshares board of directors discussed the contemplated amendment to the United Bankshares articles of incorporation and United Bankshares’ potential issuance of approximately $200,000,000 in non-cumulative perpetual preferred stock, each in connection with the consummation of the proposed transaction. At this meeting, KBW reviewed the financial aspects of the proposed merger and rendered to the United Bankshares’ board of directors an opinion to the effect that, as of that date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in such opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to United Bankshares. A representative from Bowles Rice advised the United Bankshares board of directors regarding the directors’ fiduciary duties and the terms of the proposed transaction and merger agreement. After detailed discussion and careful deliberation of the proposed terms of the merger agreement and the various presentations of its financial and legal advisors, and taking into consideration the matters discussed during the meeting of the United Bankshares board of directors, including the factors described under “– United Bankshares’ Reasons for the Merger; Recommendation of the United Bankshares Board of Directors”, the United Bankshares board of directors unanimously approved the proposed acquisition of Cardinal and approved signing the merger agreement.

On the evening of August 17, 2016, United Bankshares and Cardinal executed the definitive merger agreement. United Bankshares and Cardinal issued a joint press release publicly announcing the transaction prior to the opening of the financial markets on August 18, 2016.

Cardinal’s Reasons for the Merger; Recommendation of the Cardinal Board of Directors

In reaching its decision to approve the merger and the merger agreement and to recommend its approval to Cardinal shareholders, the Cardinal board of directors consulted with executive management, Sandler O’Neill, its financial advisor, and LeClairRyan, its legal counsel. The Cardinal board of directors carefully considered the terms of the merger agreement and the value of the merger consideration to be received by Cardinal shareholders and ultimately determined that it was in the best interest of Cardinal and its shareholders for Cardinal to enter into the merger agreement with United Bankshares. The Cardinal board of directors believes that partnering with United Bankshares will maximize the long-term value of shareholders’ investment in Cardinal, and that the merger will provide the combined company with additional resources necessary to compete more effectively in Northern Virginia and the Washington, D.C. metropolitan area. In addition, the Cardinal board of directors believes that the customers and communities served by Cardinal will benefit from the combined company’s enhanced abilities to meet their banking needs.

In reaching its unanimous decision to approve the merger and the merger agreement and to recommend that Cardinal shareholders vote for approval of the merger agreement, the Cardinal board of directors considered many factors, including, without limitation, the following:

•

The value of the United Bankshares common stock consideration being offered to Cardinal shareholders in relation to the market value, book value per share, tangible book value per share, earnings per share and projected earnings per share of Cardinal and United Bankshares;

•	The fact that the merger consideration represented 2.24 times Cardinal’s tangible book value per share at June 30, 2016;

•	The consideration offered by United Bankshares equals or exceeds the value which could be expected to be offered by other likely acquirers;

•

The expected future receipt by Cardinal shareholders of significant dividends after completion of the merger as United Bankshares shareholders, based on United Bankshares’ current and forecasted dividend yield and its 42-year history of dividend increases;

•	Comparative pro forma analyses of Cardinal, United Bankshares and the combined entity, and the earnings per share, dividends and capital levels of each entity;

•

United Bankshares’ asset size, capital position and financial performance in recent periods, which make United Bankshares an attractive merger partner and would give the combined company approximately $20 billion in assets;

•

The current and prospective environment in which Cardinal operates, including national, regional and local economic conditions, the competitive environment for financial institutions, the increased regulatory burdens on financial institutions; and the uncertainties in the regulatory climate going forward;

•

The feasibility of, and the results that could be expected to be obtained if, Cardinal continued to operate independently, including Cardinal’s ability to compete with much larger regionally-based banks and the potential need to eventually raise additional capital that could be dilutive to existing Cardinal shareholders;

•	The potential volatility of Cardinal’s earnings and share price resulting from the mortgage operations conducted by Cardinal;

•	The anticipated future earnings growth of Cardinal compared to the potential future earnings growth of United Bankshares and the combined entity;

•

The anticipated future trading value of Cardinal common stock compared to the value of the common stock consideration offered by United Bankshares and the potential future trading value of United Bankshares common stock;

•

The common stock consideration offered by United Bankshares, including the opportunity for Cardinal shareholders to receive shares of United Bankshares common stock on a tax-free basis for their shares of Cardinal common stock;

•

The greater market capitalization and trading liquidity of United Bankshares common stock in the event Cardinal shareholders desired to sell the shares of United Bankshares common stock to be received by them upon completion of the merger;

•	The process conducted by Sandler O’Neill, Cardinal’s financial advisor, to assist the Cardinal board of directors in structuring the proposed merger with United Bankshares;

•

The presentation of analyses by Sandler O’Neill, Cardinal’s financial advisor, as to the fairness, from a financial point of view, of the exchange ratio in the merger to the holders of Cardinal common stock. In this regard, the Cardinal board of directors received from Sandler O’Neill a written opinion dated August 17, 2016 that, as of such date, the exchange ratio in the merger was fair to Cardinal shareholders from a financial point of view;

•

The analyses presented by LeClairRyan, Cardinal’s outside legal counsel, as to the structure of the merger, the merger agreement, duties of the Cardinal board of directors under applicable law, and the process that Cardinal (including its board of directors) employed in considering all potential strategic transactions including the merger with United Bankshares;

•

The ability to terminate the merger agreement if (i) the average closing price of United Bankshares common stock declines by more than 20% from the closing price immediately prior to the public announcement of entry into the merger agreement, and (ii) United Bankshares common stock underperforms the NASDAQ Bank Index (IBIX) by more than 15%, all as calculated pursuant to the merger agreement;

•

The reverse break-up fee of $13.5 million payable to Cardinal if United Bankshares does not satisfy any condition to approval of a governmental authority requiring United Bankshares to raise or obtain capital in accordance with the terms required by the applicable governmental authority;

•	The scale, scope, strength and diversity of operations, product lines and delivery systems that could be achieved by combining Cardinal with United Bankshares;

•

The additional products offered by United Bankshares to its customers, the ability of the combined company to provide comprehensive financial services to its customers, and the potential for operating synergies and cross-marketing of products and services across the combined company;

•

The potential value of an expansion of the United Bankshares branch network adding Cardinal branch locations in Virginia, Maryland and Washington, D.C. to United Bankshares’ existing branch network in Virginia, West Virginia, Maryland, Pennsylvania, Ohio and Washington, D.C.;

•	The shared community banking philosophies of Cardinal and United Bankshares, and each entity’s commitment to community service and support of community-based non-profit organizations and causes;

•	The fact that Cardinal directors and executive officers have interests in the merger that are different from, or in addition to, those of other Cardinal shareholders;

•	The likelihood of successful integration and operation of the combined company;

•	The likelihood of obtaining the governmental approvals needed to complete the transaction;

•	The potential cost-saving opportunities resulting from the merger;

•	The effects of the merger on Cardinal employees, including the prospects for continued employment and the severance and other benefits agreed to be provided to Cardinal employees; and

•

The review by the Cardinal board of directors with its legal and financial advisors of the structure of the merger and the financial and other terms of the merger, including the exchange ratio and the condition that the merger must qualify as a transaction that will permit Cardinal shareholders to receive United Bankshares shares in exchange for their Cardinal shares on a tax-free basis for federal income tax purposes.

The Cardinal board of directors also considered a number of potential risks and uncertainties associated with the merger in connection with its deliberation of the proposed transaction, including, without limitation, the following:

•	The challenges of integrating Cardinal’s businesses, operations and employees with those of United Bankshares;

•	The need to obtain approval by shareholders of Cardinal and United Bankshares, as well as governmental approvals in order to complete the transaction;

•	The risks associated with the operations of the combined company including the ability to achieve the anticipated cost savings;

•

The risks associated with entry into the merger agreement and conduct of Cardinal’s business before the merger is completed, and the impact that provisions of the merger agreement relating to reimbursement of expenses and payment of a termination fee by Cardinal may have on Cardinal receiving superior acquisition offers; and

•

That the fixed exchange ratio, by its nature, would not adjust upwards to compensate for declines in United Bankshares’ stock price prior to the completion of the merger, meaning that Cardinal shareholders would not be protected against decreases in United Bankshares’ stock price prior to the completion of the merger.

The Cardinal board of directors also considered the structural protections included in the merger agreement, such as the ability of Cardinal to terminate the merger agreement if, without limitation:

•

United Bankshares breaches the representation that, since December 31, 2015, no event has occurred or circumstance arisen that is reasonably likely to have a material adverse effect with respect to United Bankshares, which breach cannot be or has not been cured within 30 days after written notice of the breach to United Bankshares;

•

The average closing price of United Bankshares common stock declines by more than 20% from the closing price immediately prior to the public announcement of entry into the merger agreement, and United Bankshares common stock underperforms the NASDAQ Bank Index by more than 15%, all as calculated pursuant to the merger agreement;

•

United Bankshares materially breaches any of its covenants or agreements under the merger agreement, which material breach cannot be or has not been cured within 30 days after written notice of the breach to United Bankshares; or

•

Any required approval of any government authority is denied by final nonappealable action of such government authority, or the shareholders of United Bankshares or Cardinal do not approve the merger at the United Bankshares special meeting or the Cardinal special meeting, respectively.

In addition, the Cardinal board of directors discussed the reverse break-up fee of $13.5 million payable to Cardinal if United Bankshares does not satisfy any condition to approval of a governmental authority requiring United Bankshares to raise or obtain capital in accordance with the terms required by the applicable governmental authority. This break-up fee is subject to Cardinal’s representations, warranties and covenants being true as of the effective time and certain conditions to the closing being satisfied by Cardinal.

The Cardinal board of directors also noted that it could terminate the merger agreement in order to concurrently enter into an agreement with respect to an unsolicited acquisition proposal that was received from a buyer other than United Bankshares and considered by Cardinal in compliance with the non-solicitation provisions of the merger agreement and that would, if consummated, result in a transaction that is more favorable to Cardinal shareholders than the merger. This termination right is conditioned on Cardinal providing notice of the unsolicited acquisition proposal to United Bankshares, United Bankshares not making a revised offer to Cardinal that is at least as favorable as the unsolicited acquisition proposal and Cardinal paying a $36.0 million break-up fee to United Bankshares. The amount of this potential fee was negotiated at arm’s-length and was deemed by the Cardinal board of directors to be reasonable based upon the break-up fees paid in comparable transactions and the fact that multiple institutions had already been given an opportunity to bid prior to the merger agreement being approved.

The foregoing discussion of the information and factors considered by the Cardinal board of directors is not intended to be exhaustive, but includes the material factors considered by the board of directors. In view of the wide variety and complexity of factors considered in connection with its evaluation of the merger, the Cardinal board of directors did not find it practicable to, and did not attempt to, quantify, rank or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. The Cardinal board of directors did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The Cardinal board of directors based its recommendation on the totality of the information presented. The Cardinal board of directors evaluated the factors described above, including asking questions of Cardinal’s legal and financial advisors. The Cardinal board of directors relied on the experience and expertise of its legal advisors regarding the structure of the merger and the terms of the merger agreement and on the experience and expertise of its financial advisor for quantitative analysis of the financial terms of the merger.

For the reasons set forth above, the Cardinal board of directors unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, are advisable and in the best interests of Cardinal and its shareholders, and unanimously adopted and approved the merger agreement and the transactions contemplated by it. The Cardinal board of directors unanimously recommends that the Cardinal shareholders vote “FOR” the approval of the Cardinal Merger Proposal.

United Bankshares’ Reasons for the Merger; Recommendation of the United Bankshares Board of Directors

The United Bankshares board of directors considers the strategic direction of United Bankshares, including an evaluation of strategic growth opportunities, on a regular basis. This consideration includes periodic discussions with United Bankshares management with respect to business combination opportunities. In its evaluation of potential acquisition targets, the United Bankshares board of directors considers numerous factors, including among other things the strength of the fit between the target and United Bankshares’ existing business, the accretive or dilutive impact of the acquisition on United Bankshares’ earnings per share and other measures of profitability, the projected strength of the combined enterprise, the expected pro forma effects of the transaction on the balance sheet of the combined enterprise, and the impacts of the transaction on United Bankshares shareholders, employees, customers and other stakeholders.

In reaching its decision to adopt and approve the merger agreement, the merger, the issuance of United Bankshares common stock in connection with the merger and the other transactions contemplated by the merger agreement, and to recommend that its shareholders approve the merger agreement, the United Bankshares board of directors evaluated the merger agreement, the merger, the issuance of United Bankshares common stock and the other transactions in consultation with United Bankshares management, as well as United Bankshares’ financial and legal advisors, and considered a number of factors, including the following material factors:

•

United Bankshares’, Cardinal’s and the combined entity’s business, operations, financial condition, risk profile, asset quality, earnings and prospects. In reviewing these factors, the United Bankshares board of directors considered its view that Cardinal’s business and operations complement those of United Bankshares and that the merger would result in a combined company with a more diversified revenue stream and an attractive funding base;

•	The combined entity will be the leading independent community bank operating throughout the most attractive markets in Northern Virginia and Washington, D.C.

•	Cardinal’s familiarity with the Northern Virginia and Washington, D.C. markets;

•

The board’s understanding of the current and prospective environment in which United Bankshares and Cardinal operate, including national and local economic conditions, the competitive environment for financial institutions generally and the likely effect of these factors on United Bankshares both with and without the proposed transaction;

•	Management’s expectation regarding cost synergies, accretion, tangible book value dilution and internal rate of return;

•	Its review and discussions with United Bankshares management concerning the due diligence examination of Cardinal;

•

Sensitivity of the proposed transaction’s economic returns to a variety of factors, including changes to the amount of cost synergies, Cardinal’s pro forma earnings, Cardinal’s rates of growth and estimated mark-to-market of the associated loan portfolio;

•	The market for alternative merger or acquisition transactions in the banking industry and the likelihood and timing of other material strategic transactions;

•

The complementary nature of the cultures and product mix of the two companies, including the fact that each company utilizes the same service provider for its data processing platform, which management believes should facilitate integration and implementation of the transaction;

•

Management’s expectation that the strong capital position maintained by each separate company prior to the completion of the merger and the additional $200 million of non-cumulative perpetual preferred stock that United anticipates raising in connection with the merger will contribute to a strong capital position for the combined entity upon completion of the merger;

•

The opinion, dated August 17, 2016, of KBW to the United Bankshares board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to United Bankshares of the exchange ratio in the proposed merger, as more fully described below under “Opinion of United Bankshares’ Financial Advisor”;

•

The terms of the merger agreement, including the fixed exchange ratio, tax treatment and mutual deal protection and termination fee provisions, which it reviewed with its outside legal and financial advisors;

•

The potential risks associated with and management’s recent experience in achieving anticipated cost synergies and savings and successfully integrating Cardinal’s business, operations and workforce with those of Cardinal;

•

The nature and amount of payments to be received by Cardinal management in connection with the merger and the merger-related costs and restructuring charges that will be incurred in connection with the merger;

•	The impact on treatment of United’s trust preferred securities as Tier 2 capital as a result of United’s assets exceeding $15 billion following the merger;

•	The potential risk of diverting management attention and resources from the operation of United Bankshares’ business and towards the completion of the merger; and

•	The regulatory and other approvals required in connection with the merger.

The foregoing discussion of the information and factors considered by the United Bankshares board of directors is not intended to be exhaustive, but includes the material factors considered by the United Bankshares board of directors. In reaching its decision to approve the merger agreement, the merger, the issuance of United Bankshares common stock to Cardinal shareholders in connection with the merger, and the other transactions contemplated by the merger agreement, the United Bankshares board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The United Bankshares board of directors considered all these factors as a whole, including discussions with, and questioning of, United Bankshares management and United Bankshares’ financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination.

For the reasons set forth above, the United Bankshares board of directors unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, are advisable and in the best interests of United Bankshares and its shareholders, and unanimously adopted and approved the merger agreement and the transactions contemplated by it. The United Bankshares board of directors unanimously recommends that the United Bankshares shareholders vote “FOR” the approval of the United Bankshares Merger Proposal and vote “FOR” the approval of the United Bankshares Stock Issuance Proposal.

Opinion of Cardinal’s Financial Advisor

By letter dated April 5, 2016, Cardinal retained Sandler O’Neill, to act as financial advisor to Cardinal’s board of directors in connection with Cardinal’s consideration of a possible business combination. Sandler O’Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

Sandler O’Neill acted as financial advisor in connection with the proposed transaction and participated in certain of the negotiations leading to the execution of the merger agreement. At the August 14, 2016 meeting at which Cardinal’s board of directors considered and discussed the terms of the merger agreement and the merger, Sandler O’Neill delivered to Cardinal’s board of directors its oral opinion, which was subsequently confirmed in writing on August 17, 2016, to the effect that, as of such date, the exchange ratio was fair to the holders of Cardinal common stock from a financial point of view. The full text of Sandler O’Neill’s opinion is attached as Appendix B to this prospectus and joint proxy statement. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of Cardinal common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

Sandler O’Neill’s opinion speaks only as of the date of the opinion. The opinion was directed to Cardinal’s board of directors in connection with its consideration of the merger and is directed only to the fairness, from a financial point of view, of the exchange ratio to the holders of Cardinal common stock. Sandler O’Neill’s opinion does not constitute a recommendation to any shareholder of Cardinal as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the merger or any other matter. It does not address the underlying business decision of Cardinal to engage in the merger, the relative merits of the merger as compared to any other alternative business strategies that might exist for Cardinal or the effect of any other transaction in which Cardinal might engage. Sandler O’Neill did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by any of Cardinal’s or United Bankshares’ officers, directors or employees, or class of such persons, if any, relative to the compensation to be received in the merger by any other shareholder, including the merger consideration to be received by Cardinal’s common shareholders. Sandler O’Neill’s opinion was approved by Sandler O’Neill’s fairness opinion committee.

In connection with rendering its opinion, Sandler O’Neill reviewed, among other things:

•	a draft of the merger agreement, dated August 16, 2016;

•	certain publicly available financial statements and other historical financial information of Cardinal that Sandler O’Neill deemed relevant;

•	certain publicly available financial statements and other historical financial information of United Bankshares that Sandler O’Neill deemed relevant;

•

publicly available consensus mean and median analyst earnings per share estimates for Cardinal for the years ending December 31, 2016 and December 31, 2017 as well as an estimated long-term earnings per share growth rate for the years thereafter, as provided by the senior management of Cardinal;

•

publicly available consensus mean and median analyst earnings per share estimates for United Bankshares for the years ending December 31, 2016 and December 31, 2017 as well as an estimated long-term earnings per share growth rate for the years thereafter, as provided by the senior management of United Bankshares;

•

the pro forma financial impact of the Merger on United Bankshares based on certain assumptions relating to transaction costs, purchase accounting adjustments, expected cost savings, a core deposit intangible asset, a provision expense and United Bankshares’ issuance of a certain amount of perpetual preferred stock, as provided by the senior management of United Bankshares;

•

the publicly reported historical price and trading activity for Cardinal common stock and United Bankshares common stock, including a comparison of certain stock market information for Cardinal common stock and United Bankshares common stock and certain stock indices, as well as publicly available information for certain other similar companies, the securities of which are publicly traded;

•	a comparison of certain financial information for Cardinal and United Bankshares with similar institutions for which information is publicly available;

•	the financial terms of certain recent business combinations in the bank and thrift industry (on a nationwide basis), to the extent publicly available;

•	the current market environment generally and in the banking sector in particular; and

•	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O’Neill considered relevant.

Sandler O’Neill also discussed with certain members of senior management of Cardinal the business, financial condition, results of operations and prospects of Cardinal and held similar discussions with the senior management of United Bankshares regarding the business, financial condition, results of operations and prospects of United Bankshares.

In performing its review, Sandler O’Neill relied upon the accuracy and completeness of all of the financial and other information that was available to it from public sources, that was provided to it by Cardinal and United Bankshares, or their respective representatives, or that was otherwise reviewed by it, and Sandler O’Neill assumed such accuracy and completeness for purposes of preparing its opinion. Sandler O’Neill further relied on the assurances of the management of Cardinal and United Bankshares that they were not aware of any facts or circumstances that would make any of such information inaccurate or misleading. Sandler O’Neill was not asked to and did not undertake an independent verification of any such information and Sandler O’Neill did not assume any responsibility or liability for the accuracy or completeness thereof. Sandler O’Neill did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Cardinal or United Bankshares, or any of their respective subsidiaries, nor were they furnished with any such evaluations or appraisals. Sandler O’Neill rendered no opinion or evaluation on the collectability of any assets or the future performance of any loans of Cardinal or United Bankshares. Sandler O’Neill did not make an independent evaluation of the adequacy of the allowance for loan losses of Cardinal, United Bankshares or the combined entity after the merger and Sandler O’Neill did not review any individual credit files relating to Cardinal or United Bankshares. Sandler O’Neill assumed, with Cardinal’s consent, that the respective allowances for loan losses for both Cardinal and United Bankshares were adequate to cover such losses and would be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Sandler O’Neill used publicly available consensus mean analyst earnings per share estimates for Cardinal for the years ending December 31, 2016 and December 31, 2017 as well as an estimated long-term earnings per share growth rate for the years thereafter, as provided by the senior management of Cardinal. In addition, Sandler O’Neill used publicly available consensus mean analyst earnings per share estimates for United Bankshares for the years ending December 31, 2016 and December 31, 2017 as well as an estimated long-term earnings per share growth rate for the years thereafter, as provided by the senior management of United Bankshares. Sandler O’Neill also received and used in its pro forma analyses certain assumptions relating to transaction costs, purchase accounting adjustments, expected cost savings, a core deposit intangible asset, a provision expense and United Bankshares’ issuance of a certain amount of perpetual preferred stock, as provided by the senior management of United Bankshares. With respect to the foregoing information, the respective senior managements of Cardinal and United Bankshares confirmed to Sandler O’Neill that those estimates and judgments reflected the best currently available estimates and judgments of those respective managements of the future financial performance of Cardinal and United Bankshares, respectively, and Sandler O’Neill assumed that such performance would be achieved. Sandler O’Neill expressed no opinion as to such information or the assumptions on which such information was based. Sandler O’Neill assumed that there had been no material change in the respective assets, financial condition, results of operations, business or prospects of Cardinal or United Bankshares since the date of the most recent financial data made available to Sandler O’Neill. Sandler O’Neill also assumed in all respects material to its analysis that Cardinal and United Bankshares would remain as going concerns for all periods relevant to its analyses.

Sandler O’Neill also assumed, with Cardinal’s consent, that (i) each of the parties to the merger agreement would comply in all material respects with all material terms of the merger agreement and all related agreements, that all of the representations and warranties contained in such agreements were true and correct in all material respects, that each of the parties to such agreements would perform in all material respects all of the covenants required to be performed by such party under the agreements and that the conditions precedent in such agreements were not and would not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Cardinal, United Bankshares or the merger or any related transaction, (iii) the merger would be consummated without Cardinal’s rights under Section 9.01(i) of the merger agreement having been triggered, and (iv) the merger and any related transaction would be consummated in accordance with the terms of the merger agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with Cardinal’s consent, Sandler O’Neill relied upon the advice that Cardinal received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger and the other transactions contemplated by the merger agreement.

Sandler O’Neill’s analyses and the views expressed in its opinion were necessarily based on financial, economic, regulatory, market and other conditions as in effect on, and the information made available to Sandler O’Neill as of the date of its opinion. Events occurring after that date could materially affect Sandler O’Neill’s views and Sandler O’Neill did not undertake to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date of its opinion. Sandler O’Neill expressed no opinion as to the trading values of Cardinal common stock or United Bankshares common stock at any time or what the value of United Bankshares common stock would be once it is actually received by the holders of Cardinal common stock.

In rendering its opinion, Sandler O’Neill performed a variety of financial analyses. The summary below is not a complete description of the analyses underlying Sandler O’Neill’s opinion or the presentation made by Sandler O’Neill to Cardinal’s board of directors, but is a summary of all material analyses performed and presented by Sandler O’Neill. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O’Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O’Neill’s comparative analyses described below is identical to Cardinal or United Bankshares and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of Cardinal and United Bankshares and the companies to which they are being compared. In arriving at its opinion, Sandler O’Neill did not attribute any particular weight to any analysis or factor that it considered. Rather, Sandler O’Neill made qualitative judgments as to the significance and relevance of each analysis and factor. Sandler O’Neill did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion, rather, Sandler O’Neill made its determination as to the fairness of the exchange ratio on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.

In performing its analyses, Sandler O’Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Cardinal, United Bankshares and Sandler O’Neill. The analyses performed by Sandler O’Neill are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Sandler O’Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to Cardinal’s board of directors at its August 14, 2016 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O’Neill’s analyses do not necessarily reflect the value of Cardinal common stock or the prices at which Cardinal common stock or United Bankshares common stock may be sold at any time. The analyses of Sandler O’Neill and its opinion were among a number of factors taken into consideration by Cardinal’s board of directors in making its determination to approve the merger agreement and the analyses described below should not be viewed as determinative of the decision of Cardinal’s board of directors or management with respect to the fairness of the merger.

Summary of Proposed Merger Consideration and Implied Transaction Metrics. Sandler O’Neill reviewed the financial terms of the proposed transaction. Using United Bankshares’ August 12, 2016 closing stock price of $38.40, and based upon Cardinal’s 32,459,179 shares of common stock outstanding and 1,015,904 options to acquire shares of common stock outstanding with a weighted average strike price of $15.06, Sandler O’Neill calculated an aggregate implied transaction value of approximately $897 million, or a transaction price per share of $27.26. Based upon financial information for Cardinal as or for the last twelve months (“LTM”) ended June 30, 2016, unless otherwise noted, Sandler O’Neill calculated the following implied transaction metrics:

Transaction Price / LTM Net Income:	19.2x
Transaction Price / 2016 Mean Analyst Estimates Earnings Per Share:	17.8x
Transaction Price / 2017 Mean Analyst Estimates Earnings Per Share:	17.3x
Transaction Price / Tangible Book Value Per Share:	220.2%
Tangible Book Premium/Core Deposits¹:	18.9%
Market Premium as of August 12, 2016:	6.0%
Market Premium as of July 25, 2016²:	14.5%
Market Premium as of July 12, 2016 (One Month Prior)	20.6%

1)	Tangible book premium to core deposits calculated as (deal value – tangible equity) / (core deposits); Core Deposits defined as total deposits less jumbo CDs (>$100,000).

2)	Represents the closing price of Cardinal common stock on the trading day prior to the July 26, 2016 MergerMarket.com article that first announced rumors of a possible sale of Cardinal

Stock Trading History. Sandler O’Neill reviewed the history of the publicly reported trading prices of Cardinal common stock and United Bankshares common stock for both the year-to-date and the three-year period ended August 12, 2016. Sandler O’Neill then compared the relationship between the movements in the prices of Cardinal and United Bankshares common stock, respectively, to movements in their respective peer groups (as described below) as well as certain stock indices.

Cardinal Year-to-Date Stock Performance

	Beginning January 1, 2016	Ending August 12, 2016
Cardinal	100%	113.1%
Cardinal Peer Group	100%	107.3%
NASDAQ U.S. Bank Index	100%	101.0%
S&P 500 Index	100%	106.9%

Cardinal Three-Year Stock Performance

	Beginning August 12, 2013	Ending August 12, 2016
Cardinal	100%	151.8%
Cardinal Peer Group	100%	144.8%
NASDAQ U.S. Bank Index	100%	121.0%
S&P 500 Index	100%	129.3%

United Bankshares Year-to-Date Stock Performance

	Beginning January 1, 2016	Ending August 12, 2016
United Bankshares	100%	103.8%
United Bankshares Peer Group	100%	104.1%
NASDAQ U.S. Bank Index	100%	101.0%
S&P 500 Index	100%	106.9%

United Bankshares Three-Year Stock Performance

	Beginning August 12, 2013	Ending August 12, 2016
United Bankshares	100%	133.4%
United Bankshares Peer Group	100%	127.3%
NASDAQ U.S. Bank Index	100%	121.0%
S&P 500 Index	100%	129.3%

Comparable Company Analyses. Sandler O’Neill used publicly available information to compare selected financial information for Cardinal with a group of financial institutions selected by Sandler O’Neill or the Cardinal Peer Group. The Cardinal Peer Group consisted of publicly-traded holding companies, banks and thrifts headquartered in Delaware, Washington DC, Maryland and Virginia with total assets between $2.0 billion and $10.0 billion, excluding announced merger targets, The Bancorp, Inc., and Xenith Bankshares, Inc. The Cardinal Peer Group consisted of the following companies:

Union Bankshares Corporation	TowneBank
Eagle Bancorp, Inc.	WSFS Financial Corporation
Carter Bank & Trust	Sandy Spring Bancorp, Inc.
Burke & Herbert Bank & Trust	First Community Bancshares, Inc.

The analysis compared financial information for Cardinal with the corresponding publicly available data for the Cardinal Peer Group as of or for the twelve months ended June 30, 2016 (unless otherwise noted), with pricing data as of August 12, 2016. The table below sets forth the data for Cardinal and the high, low, median and mean data for the Cardinal Peer Group.

Cardinal Comparable Company Analysis

Cardinal	Cardinal Peer Group Median	Cardinal Peer Group Mean	Cardinal Peer Group High	Cardinal Peer Group Low
Total assets (in millions)	$4,197	$5,370	$5,409	$8,101	$2,495
Loans/Deposits	97.3%	97.1%	89.6%	104.6%	60.3%
Non-performing assets¹/Total assets	0.01%	0.75%	1.24%	4.30%	0.45%
Tangible common equity/Tangible assets	9.65%	9.57%	9.66%	11.89%	7.76%
Leverage ratio	10.38%	10.28%	10.43%	12.36%	7.71%
Total risk-based capital ratio	11.86%	12.76%	13.43%	16.82%	11.79%
Commercial real estate/Total risk-based capital	384.7%	273.3%	288.0%	393.2%	206.8%
LTM Return on average assets	1.20%	0.99%	1.05%	1.52%	0.74%
LTM Return on average equity	11.28%	8.62%	8.85%	11.87%	6.97%
LTM Net interest margin	3.32%	3.68%	3.59%	4.34%	2.24%
LTM Efficiency ratio	57.7%	61.5%	58.2%	64.7%	40.5%
Price/Tangible book value	208%	174%	171%	251%	93%
Price/LTM Earnings per share	18.1	x	16.7	x	16.3	x	22.1	x	9.5	x
Price/Median Analyst 2016E Earnings per share²	16.6	x	16.1	x	16.5	x	18.3	x	15.8	x
Current Dividend Yield	1.9%	2.8%	2.3%	3.7%	0.0%
LTM Dividend ratio	32.4%	42.3%	33.4%	50.5%	0.0%
Market value (in millions)	$835	$904	$907	$1,710	$348

1)	Nonperforming assets defined as nonaccrual loans and leases, renegotiated loans and leases, and real estate owned.
2)	Based on analyst earnings per share estimates as reported by FactSet.

Note: Financial data for the institutions in the Cardinal Peer Group is not pro forma for any publicly announced and pending transactions. Commercial real estate/Total risk-based capital for Eagle Bancorp, Inc. and Price/Tangible book value, Price/LTM EPS, and LTM Dividend ratio for Burke & Herbert Bank & Trust are as of or for the twelve months ending March 31, 2016.

Sandler O’Neill used publicly available information to perform a similar analysis for United Bankshares and a group of financial institutions as selected by Sandler O’Neill or the United Bankshares Peer Group. The United

Bankshares Peer Group consisted of holding companies, banks and thrifts whose securities are traded on the NYSE or NASDAQ with total assets between $12.0 billion and $20.0 billion headquartered in the U.S., excluding announced merger targets and Puerto Rican institutions. The United Bankshares Peer Group consisted of the following companies:

UMB Financial Corporation	First Hawaiian, Inc.
Fulton Financial Corporation	Western Alliance Bancorporation
MB Financial, Inc.	Bank of Hawaii Corporation
Washington Federal, Inc.	Old National Bancorp
BancorpSouth, Inc.	Flagstar Bancorp, Inc.
Cathay General Bancorp	Hilltop Holdings, Inc.
Sterling Bancorp	Trustmark Corporation
Bank of the Ozarks, Inc.

The analysis compared financial information for United Bankshares with the corresponding publicly available data for the United Bankshares Peer Group as of or for the twelve months ended June 30, 2016 (unless otherwise noted) with pricing data as of August 12, 2016. The table below sets forth the data for United Bankshares and the high, low, median and mean data for the United Bankshares Peer Group.

United Bankshares Comparable Company Analysis

United Bankshares	United Bankshares Peer Group Median	United Bankshares Peer Group Mean	United Bankshares Peer Group High	United Bankshares Peer Group Low
Total assets (in millions)	$14,338	$14,420	$15,197	$19,734	$12,280
Loans/Deposits	101.0%	87.8%	84.2%	100.4%	61.1%
Non-performing assets¹/Total assets	0.99%	0.85%	0.84%	2.20%	0.21%
Tangible common equity/Tangible assets	8.33%	8.97%	9.37%	11.67%	7.11%
Leverage ratio	11.48%	9.93%	10.21%	13.26%	7.29%
Total risk-based capital ratio	12.63%	13.45%	14.40%	20.19%	11.71%
Commercial real estate/Total risk-based capital	341.6%	169.4%	184.2%	410.3%	49.0%
LTM Return on average assets	1.08%	1.10%	1.13%	2.01%	0.66%
LTM Return on average equity	7.72%	8.27%	9.35%	15.36%	6.51%
LTM Net interest margin	3.58%	3.58%	3.51%	4.94%	2.68%
LTM Efficiency ratio	48.3%	64.0%	59.9%	82.6%	33.4%
Price/Tangible book value	262%	166%	187%	263%	117%
Price/LTM Earnings per share	20.0	x	16.5	x	16.5	x	22.3	x	11.8	x
Price/Median Analyst 2016E Earnings per share²	19.2	x	15.4	x	15.2	x	18.4	x	11.7	x
Current Dividend Yield	3.4%	2.0%	1.8%	3.8%	0.0%
LTM Dividend ratio	68.2%	32.9%	28.0%	59.4%	0.0%
Market value (in millions)	$2,933	$2,386	$2,621	$4,515	$1,551

1)	Nonperforming assets defined as nonaccrual loans and leases, renegotiated loans and leases, and real estate owned.
2)	Based on analyst earnings per share estimates as reported by FactSet.

Note: Financial data for the institutions in the United Bankshares Peer Group is not pro forma for any publicly announced and pending transactions. Commercial real estate/total risk-based capital for Fulton Financial Corporation, Western Alliance Bancorporation, MB Financial, Inc., Washington Federal, Inc., BancorpSouth, Inc., and Hilltop Holdings Inc. is as of March 31, 2016. ROAA, ROAE, Net interest margin, and Efficiency ratio for First Hawaiian, Inc. is for the three months ending June 30, 2016 annualized.

Analysis of Selected Merger Transactions. Sandler O’Neill reviewed a group of selected merger and acquisition transactions or the Precedent Transactions. The Precedent Transactions group consisted of nationwide holding company, bank and thrift transactions with disclosed deal value and target total assets between $2.0 billion and $10.0 billion announced between January 1, 2014 and August 12, 2016, excluding mergers of equals transactions and transactions where less than 100% of the stock was acquired. The Precedent Transactions group was composed of the following transactions:

Buyer	Target
F.N.B. Corp.	Yadkin Financial Corporation
First Midwest Bancorp, Inc.	Standard Bancshares Inc.
People’s United Financial Inc.	Suffolk Bancorp
Old National Bancorp	Anchor BanCorp Wisconsin Inc.
Capital Bank Financial Corp.	CommunityOne Bancorp
MB Financial Inc.	American Chartered Bancorp Inc.
Bank of the Ozarks Inc.	Community & Southern Holdings Inc.
Yadkin Financial Corporation	NewBridge Bancorp
BB&T Corp.	National Penn Bancshares Inc.
F.N.B. Corp.	Metro Bancorp Inc.
PacWest Bancorp	Square 1 Financial Inc.
Sterling Bancorp	Hudson Valley Holding Corp.
Banner Corp.	Starbuck Bancshares Inc.
First Citizens BancShares Inc.	First Citizens Bancorp

Using the latest publicly available information prior to the announcement of the relevant transaction, Sandler O’Neill reviewed the following transaction metrics: transaction price to last-twelve-months earnings per share, transaction price to estimated earnings per share, transaction price to tangible book value per share, tangible book premium to core deposits, 1-day market premium, and 1-month market premium. Sandler O’Neill compared the indicated transaction multiples for the merger to the high, low, mean and median multiples of the Precedent Transactions group.

	Cardinal/ United Bankshares		Precedent Transactions Median		Precedent Transactions Mean		Precedent Transactions High		Precedent Transactions Low
Transaction price/LTM earnings per share:	19.2	x	21.4	x	20.6	x	47.4	x	2.1	x
Transaction price/Estimated earnings per share:	17.8	x	21.1	x	24.7	x	44.0	x	16.8	x
Transaction price/Tangible book value per share:	220%		192%		182%		263%		118%
Core deposit premium:	18.9%		10.3%		10.8%		19.8%		1.5%
1-day market premium:	6.0%/14.5	%¹	18.3%		20.1%		42.8%		(0.7%)
1-month market premium:	20.6%		19.9%		23.1%		45.8%		6.6%

1)	Represents the one day market premium and the premium to the closing price of Cardinal common stock on the trading day prior to the July 26, 2016 MergerMarket.com article that first announced rumors of a possible sale of Cardinal, respectively.

Net Present Value Analyses. Sandler O’Neill performed an analysis that estimated the net present value per share of Cardinal common stock assuming Cardinal performed in accordance with publicly available consensus mean analyst earnings per share estimates for the years ending December 31, 2016 and December 31, 2017 and an estimated earnings per share growth rate for the years thereafter, as provided by the senior management of Cardinal, as well as a projected dividend growth rate, as discussed with and confirmed by senior management of Cardinal. To approximate the terminal value of a share of Cardinal common stock at December 31, 2020, Sandler O’Neill applied price to 2020 earnings multiples ranging from 12.0x to 20.0x and multiples of December 31,

2020 tangible book value ranging from 160% to 235%. The terminal values were then discounted to present values using different discount rates ranging from 6.7% to 11.7%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Cardinal common stock As illustrated in the following tables, the analysis indicated an imputed range of values per share of Cardinal common stock of $15.78 to $31.09 when applying multiples of earnings and $18.78 to $33.08 when applying multiples of tangible book value.

Earnings Per Share Multiples

Discount Rate	12.0x	14.0x	16.0x	18.0x	20.0x
6.7%	$19.44	$22.35	$25.26	$28.18	$31.09
7.7%	$18.63	$21.41	$24.20	$26.99	$29.78
8.7%	$17.86	$20.53	$23.19	$25.86	$28.53
9.7%	$17.13	$19.68	$22.24	$24.79	$27.35
10.7%	$16.44	$18.88	$21.33	$23.78	$26.22
11.7%	$15.78	$18.12	$20.47	$22.81	$25.16

Tangible Book Value Multiples

Discount Rate	160%	175%	190%	205%	220%	235%
6.7%	$23.17	$25.15	$27.13	$29.12	$31.10	$33.08
7.7%	$22.20	$24.09	$25.99	$27.89	$29.79	$31.68
8.7%	$21.27	$23.09	$24.91	$26.72	$28.54	$30.36
9.7%	$20.40	$22.14	$23.88	$25.62	$27.36	$29.10
10.7%	$19.57	$21.24	$22.90	$24.57	$26.23	$27.90
11.7%	$18.78	$20.38	$21.97	$23.57	$25.17	$26.76

Sandler O’Neill also considered and discussed with the Cardinal board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O’Neill performed a similar analysis assuming Cardinal’s net income varied from 25% above estimates to 25% below estimates. This analysis resulted in the following range of per share values for Cardinal common stock, applying the price to 2020 earnings multiples range of 12.0x to 20.0x referred to above and a discount rate of 9.24%.

Earnings Per Share Multiples

Annual Budget Variance	12.0x	14.0x	16.0x	18.0x	20.0x
(25.0%)	$13.57	$15.53	$17.49	$19.45	$21.40
(20.0%)	$14.35	$16.44	$18.53	$20.62	$22.71
(15.0%)	$15.14	$17.36	$19.58	$21.80	$24.01
(10.0%)	$15.92	$18.27	$20.62	$22.97	$25.32
(5.0%)	$16.70	$19.18	$21.67	$24.15	$26.63
0.0%	$17.49	$20.10	$22.71	$25.32	$27.93
5.0%	$18.27	$21.01	$23.75	$26.50	$29.24
10.0%	$19.05	$21.93	$24.80	$27.67	$30.54
15.0%	$19.84	$22.84	$25.84	$28.84	$31.85
20.0%	$20.62	$23.75	$26.89	$30.02	$33.15
25.0%	$21.40	$24.67	$27.93	$31.19	$34.46

Sandler O’Neill also performed an analysis that estimated the net present value per share of United Bankshares common stock assuming that United Bankshares performed in accordance with publicly available consensus mean analyst earnings per share estimates for United Bankshares for the years ending December 31, 2016 and December 31, 2017 as well as an estimated earnings per share growth rate and estimated dividends for the years thereafter, as provided by the senior management of United Bankshares. To approximate the terminal value of United Bankshares common stock at December 31, 2020, Sandler O’Neill applied price to 2020 earnings multiples ranging from 12.0x to 20.0x and multiples of December 31, 2020 tangible book value ranging from 160% to 260%. The terminal values were then discounted to present values using different discount rates ranging from 7.4% to 12.4% which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of United Bankshares common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of United Bankshares common stock of $20.24 to $38.39 when applying earnings multiples and $21.10 to $39.29 when applying multiples of tangible book value.

Earnings Per Share Multiples

Discount Rate	12.0x	14.0x	16.0x	18.0x	20.0x
7.4%	$24.97	$28.33	$31.68	$35.04	$38.39
8.4%	$23.92	$27.13	$30.33	$33.53	$36.73
9.4%	$22.93	$25.99	$29.05	$32.11	$35.17
10.4%	$21.98	$24.91	$27.83	$30.75	$33.68
11.4%	$21.09	$23.88	$26.68	$29.47	$32.27
12.4%	$20.24	$22.91	$25.59	$28.26	$30.93

Tangible Book Value Multiples

Discount Rate	160%	180%	200%	220%	240%	260%
7.4%	$26.05	$28.70	$31.35	$33.99	$36.64	$39.29
8.4%	$24.95	$27.48	$30.01	$32.54	$35.06	$37.59
9.4%	$23.91	$26.33	$28.74	$31.16	$33.57	$35.98
10.4%	$22.93	$25.23	$27.54	$29.85	$32.15	$34.46
11.4%	$21.99	$24.20	$26.40	$28.61	$30.81	$33.02
12.4%	$21.10	$23.21	$25.32	$27.43	$29.54	$31.65

Sandler O’Neill also considered and discussed with the Cardinal board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O’Neill performed a similar analysis assuming United Bankshares’ net income varied from 25% above estimates to 25% below estimates. This analysis resulted in the following range of per share values for United Bankshares common stock, applying the price to 2020 earnings multiples range of 12.0x to 20.0x referred to above and a discount rate of 9.90%.

Earnings Per Share Multiples

Annual Budget Variance	12.0x	14.0x	16.0x	18.0x	20.0x
(25.0%)	$17.96	$20.21	$22.45	$24.69	$26.94
(20.0%)	$18.86	$21.25	$23.65	$26.04	$28.43
(15.0%)	$19.76	$22.30	$24.84	$27.38	$29.93
(10.0%)	$20.66	$23.35	$26.04	$28.73	$31.42
(5.0%)	$21.55	$24.39	$27.23	$30.08	$32.92
0.0%	$22.45	$25.44	$28.43	$31.42	$34.41
5.0%	$23.35	$26.49	$29.63	$32.77	$35.91
10.0%	$24.24	$27.53	$30.82	$34.11	$37.40
15.0%	$25.14	$28.58	$32.02	$35.46	$38.90
20.0%	$26.04	$29.63	$33.22	$36.80	$40.39
25.0%	$26.94	$30.67	$34.41	$38.15	$41.89

In connection with its analyses, Sandler O’Neill considered and discussed with the Cardinal board of directors how the present value analyses would be affected by changes in the underlying assumptions. Sandler O’Neill noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Pro Forma Merger Analysis. Sandler O’Neill analyzed certain potential pro forma effects of the merger, assuming the merger closes at the end of the first calendar quarter of 2017, all outstanding shares of Cardinal common stock are converted into United Bankshares common stock at the exchange ratio, and all outstanding Cardinal options are converted into United Bankshares options on the same terms. In performing this analysis, Sandler O’Neill utilized the following information: (i) publicly available consensus mean analyst earnings per share estimates for Cardinal for the years ending December 31, 2016 and December 31, 2017 as well as an estimated long-term earnings per share growth rate for the years thereafter, as provided by the senior management of Cardinal; (ii) publicly available consensus mean analyst earnings per share estimates for United Bankshares for the years ending December 31, 2016 and December 31, 2017 as well as an estimated long-term earnings per share growth rate for the years thereafter, as provided by the senior management of United Bankshares; and (iii) certain assumptions relating to transaction costs, purchase accounting adjustments, expected cost savings, a core deposit intangible asset, a provision expense and United Bankshares’ issuance of a certain amount of perpetual preferred stock, as provided by the senior management of United Bankshares. The analysis indicated that the merger could be accretive to United Bankshares’ earnings per share (excluding one-time transaction costs and expenses) in 2017 and accretive to United Bankshares’ estimated tangible book value per share at close.

In connection with this analysis, Sandler O’Neill considered and discussed with the Cardinal board of directors how the analysis would be affected by changes in the underlying assumptions, including the impact of final purchase accounting adjustments determined at the closing of the transaction, and noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.

Sandler O’Neill’s Relationship. Sandler O’Neill has acted as financial advisor to Cardinal in connection with the merger and will receive a fee for such services in an amount equal to 0.75% of the aggregate purchase price, or approximately $6,840,000, which fee shall be due and payable in immediately available funds on the day of closing of the merger. Sandler O’Neill also received a $500,000 fee upon rendering its fairness opinion to the Cardinal Board of Directors, which opinion fee will be credited in full towards the fee becoming due and payable to Sandler O’Neill on the day of closing of the merger. Cardinal has also agreed to reimburse Sandler O’Neill for its reasonable out-of-pocket expenses incurred in connection with its engagement, including the reasonable fees and disbursements of its legal counsel. Cardinal has also agreed to indemnify Sandler O’Neill and its affiliates and their respective partners, directors, officers, employees and agents against certain expenses and liabilities, including liabilities under applicable federal or state law.

In the two years preceding the date of Sandler O’Neill’s opinion, Sandler O’Neill has provided certain investment banking services to United Bankshares and has received customary compensation for such services. Most recently, Sandler O’Neill acted as financial advisor to United Bankshares in connection with its acquisition of Bank of Georgetown, which transaction closed on June 3, 2016 and for which Sandler O’Neill received a fee in an amount equal to $350,000. Sandler O’Neill has advised the Cardinal board of directors that it may provide, and receive customary compensation for, investment banking services to United Bankshares in the future, including during the pendency of the merger. In addition, in the ordinary course of Sandler O’Neill’s business as a broker-dealer, Sandler O’Neill may purchase securities from and sell securities to Cardinal and United Bankshares and its affiliates. Sandler O’Neill may also actively trade the equity and debt securities of Cardinal and United Bankshares or its affiliates for its own account and for the accounts of its customers.

Opinion of United Bankshares’ Financial Advisor

United Bankshares engaged Keefe, Bruyette & Woods, Inc., or KBW, to render financial advisory and investment banking services to United Bankshares, including an opinion to the United Bankshares board of directors as to the fairness, from a financial point of view, to United Bankshares of the exchange ratio in the proposed merger. United Bankshares selected KBW because KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger. As part of its investment banking business, KBW is continually engaged in the valuation of financial services businesses and their securities in connection with mergers and acquisitions.

As part of its engagement, representatives of KBW attended the meeting of the United Bankshares board held on August 17, 2016 at which the United Bankshares board of directors evaluated the proposed merger. At this meeting, KBW reviewed the financial aspects of the proposed merger and rendered an opinion to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in such opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to United Bankshares. The United Bankshares board of directors approved the merger agreement at this meeting.

The description of the opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached as Appendix C to this document and is incorporated herein by reference, and describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion.

KBW’s opinion speaks only as of the date of the opinion. The opinion was for the information of, and was directed to, the United Bankshares board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion addressed only the fairness, from a financial point of view, of the exchange ratio in the merger to United Bankshares. It did not address the underlying business decision of United Bankshares to engage in the merger or enter into the merger agreement or constitute a recommendation to the United Bankshares board of directors in connection with the merger, and it does not constitute a recommendation to any holder of United Bankshares common stock or any shareholder of any other entity as to how to vote in connection with the merger or any other matter, nor does it constitute a recommendation as to whether or not any such shareholder should enter into a voting, shareholders’, affiliates’ or other agreement with respect to the Merger or exercise any dissenters’ or appraisal rights that may be available to such shareholder.

KBW’s opinion was reviewed and approved by KBW’s Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

In connection with the opinion, KBW reviewed, analyzed and relied upon material bearing upon the financial and operating condition of United Bankshares and Cardinal and bearing upon the merger, including, among other things:

•	a draft of the merger agreement, dated August 14, 2016 (the most recent draft then made available to KBW);

•	the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended December 31, 2015 of United Bankshares;

•	the unaudited quarterly financial statements and Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2016 and June 30, 2016 of United Bankshares;

•	the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended December 31, 2015 of Cardinal;

•	the unaudited quarterly financial statements and Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2016 and June 30, 2016 of Cardinal;

•

certain regulatory filings of United Bankshares and Cardinal and their respective subsidiaries, including the quarterly reports on Form FR Y-9C and the quarterly call reports required to be filed with respect to each quarter during the three year period ended June 30, 2016;

•	certain other interim reports and other communications of United Bankshares and Cardinal to their respective shareholders; and

•

other financial information concerning the businesses and operations of United Bankshares and Cardinal furnished to KBW by United Bankshares and Cardinal or which KBW was otherwise directed to use for purposes of its analysis.

KBW’s consideration of financial information and other factors that it deemed appropriate under the circumstances or relevant to its analyses included, among others, the following:

•	the historical and current financial position and results of operations of United Bankshares and Cardinal;

•	the assets and liabilities of United Bankshares and Cardinal;

•	the nature and terms of certain other merger transactions and business combinations in the banking industry;

•	a comparison of certain financial and stock market information of United Bankshares and Cardinal with similar information for certain other companies the securities of which were publicly traded;

•

publicly-available consensus “street estimates” of Cardinal for 2016 and 2017, as well as assumed Cardinal long term growth rates provided to KBW by United Bankshares management, all of which information was discussed with KBW by United Bankshares management and Cardinal management and used and relied upon by KBW at the direction of United Bankshares management with the consent of the United Bankshares board of directors;

•

publicly available consensus “street estimates” of United Bankshares for 2016 and 2017, as well as assumed United Bankshares long term growth rates provided to KBW by United Bankshares management, all of which information was discussed with KBW by such management and used and relied upon by KBW at the direction of such management and with the consent of the United Bankshares board of directors; and

•

estimates regarding certain pro forma financial effects of the merger on United Bankshares (including, without limitation, the potential cost savings and related expenses expected to result or be derived from the merger) that were prepared by United Bankshares management, provided to and discussed with KBW by such management, and used and relied upon at the direction of such management with the consent of the United Bankshares board of directors.

KBW also performed such other studies and analyses as it considered appropriate and took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and knowledge of the banking industry generally. KBW also participated in discussions that were held with the respective managements of United Bankshares and Cardinal regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters that KBW deemed relevant to its inquiry.

In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information that was provided to it or publicly available and did not independently verify the accuracy or completeness of any such information or assume any responsibility or liability for such verification, accuracy or completeness. KBW relied upon the management of United Bankshares as to the reasonableness and achievability of the publicly available consensus “street estimates” and long term growth rates of United Bankshares and Cardinal referred to above that were provided to or otherwise discussed with KBW by such management, and that in each case KBW was directed by such management to use. KBW further relied upon such management as to the reasonableness and achievability of the estimates regarding certain pro forma financial effects of the merger on United Bankshares (and the assumptions and bases therefor) that were prepared by, and provided to and discussed with KBW by, such management and that KBW was directed by such management to use. KBW assumed, at the direction of United Bankshares, that all of the foregoing information was reasonably prepared on bases reflecting, or in the case of the United Bankshares and Cardinal publicly available “street estimates” referred to above were consistent with, the best currently available estimates and judgments of United Bankshares management, and that the forecasts, projections and estimates reflected in such information would be realized in the amounts and in the time periods estimated.

It is understood that the assumed long term growth rates and estimates referred to above that were provided to KBW by United Bankshares were not prepared with the expectation of public disclosure, that all such assumed long term growth rates and estimates, together with the publicly available consensus “street estimates” of United Bankshares and Cardinal referred to above, were based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions and that, accordingly, actual results could vary significantly from those set forth in such information. KBW assumed, based on discussions with the respective managements of United Bankshares and Cardinal and with the consent of the United Bankshares board of directors, that all such information provided a reasonable basis upon which KBW could form its opinion and KBW expressed no view as to any such information or the assumptions or bases therefor. KBW relied on all such information without independent verification or analysis and did not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

KBW assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either United Bankshares or Cardinal since the date of the last financial statements of each such entity that were made available to KBW. KBW is not an expert in the independent verification of the adequacy of allowances for loan and lease losses and KBW assumed, without independent verification and with United Bankshares’ consent, that the aggregate allowances for loan and lease losses for United Bankshares and Cardinal are adequate to cover such losses. In rendering its opinion, KBW did not make or obtain any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of United Bankshares or Cardinal, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor did KBW examine any individual loan or credit files, nor did it evaluate the solvency, financial capability or fair value of United Bankshares or Cardinal under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, KBW assumed no responsibility or liability for their accuracy.

KBW assumed, in all respects material to its analyses:

•

the merger and any related transaction would be completed substantially in accordance with the terms set forth in the merger agreement (the final terms of which KBW assumed would not differ in any respect material to its analyses from the latest draft version of the merger agreement that had been reviewed by KBW (except as was otherwise described to KBW by representatives of United Bankshares)) with no adjustments to the exchange ratio;

•

that any related transactions (including the bank subsidiary merger and United Bankshares’ potential issuance of approximately $200,000,000 in non-cumulative perpetual preferred stock) would be completed substantially in accordance with the terms set forth in the merger agreement or as otherwise described to KBW by representatives of United Bankshares;

•	the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement were true and correct;

•	each party to the merger agreement or any of the related documents would perform all of the covenants and agreements required to be performed by such party under such documents;

•

that there are no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the merger and any related transactions (including the bank subsidiary merger and United Bankshares’ potential issuance of approximately $200,000,000 in non-cumulative perpetual preferred stock) and that all conditions to the completion of the merger and any related transaction would be satisfied without any waivers or modifications to the merger agreement or any related documents; and

•

in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger and any related transactions (including the bank subsidiary merger and United Bankshares’ potential issuance of approximately $200,000,000 in non-cumulative perpetual preferred stock), no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, would be imposed that would have a material adverse effect on the future results of operations or financial condition of United Bankshares, Cardinal or the pro forma entity or the contemplated benefits of the merger, including the cost savings and related expenses expected to result or be derived from the merger.

KBW assumed that the merger would be consummated in a manner that complied with the applicable provisions of the Securities Act, the Exchange Act and all other applicable federal and state statutes, rules and regulations. KBW was further advised by representatives of United Bankshares that United Bankshares relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to United Bankshares, Cardinal, UBV, the merger and any related transaction (including the bank subsidiary merger and United Bankshares’ potential issuance of approximately $200,000,000 in non-cumulative perpetual preferred stock), and the merger agreement. KBW did not provide advice with respect to any such matters. At the direction of United Bankshares and with the consent of the United Bankshares board of directors, KBW assumed, for purposes of certain of its analyses and KBW’s opinion, the completion of United Bankshares’ potential issuance of approximately $200,000,000 in non-cumulative perpetual preferred stock as described to KBW by representatives of United Bankshares.

KBW’s opinion addressed only the fairness, from a financial point of view, as of the date of such opinion, of the exchange ratio in the merger to United Bankshares. KBW expressed no view or opinion as to any other terms or aspects of the merger or any terms or aspects of any related transaction (including the bank subsidiary merger and United Bankshares’ potential issuance of approximately $200,000,000 in non-cumulative perpetual preferred stock), including without limitation, the form or structure of the merger or any related transaction, the treatment of outstanding trust preferred securities of Cardinal in the merger, any consequences of the merger or any related transaction to United Bankshares, its shareholders, creditors or otherwise, or any terms, aspects or implications of any employment, consulting, voting, support, stockholder or other agreements, arrangements or understandings contemplated or entered into in connection with the merger, any related transaction, or otherwise. KBW’s opinion was necessarily based upon conditions as they existed and could be evaluated on the date of such opinion and the information made available to KBW through such date. Developments subsequent to the date of KBW’s opinion may have affected, and may affect, the conclusion reached in KBW’s opinion and KBW did not and does not have an obligation to update, revise or reaffirm its opinion. KBW’s opinion did not address, and KBW expressed no view or opinion with respect to:

•	the underlying business decision of United Bankshares to engage in the merger or enter into the merger agreement;

•	the relative merits of the merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by United Bankshares or the United Bankshares board of directors;

•

the fairness of the amount or nature of any compensation to any of United Bankshares’ officers, directors or employees, or any class of such persons, relative to any compensation to the holders of United Bankshares common stock or relative to the exchange ratio;

•

the effect of the merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of United Bankshares or Cardinal or any other party to any transaction contemplated by the merger agreement;

•

any adjustment (as provided in the merger agreement (except as has been otherwise described to KBW by representatives of United Bankshares)) to the exchange ratio assumed for purposes of KBW’s opinion;

•	the actual value of United Bankshares common stock to be issued in the merger;

•	the prices, trading range or volume at which United Bankshares common stock or Cardinal common stock might trade following the public announcement of the merger;

•	the prices, trading range or volume at which United Bankshares common stock might trade following the consummation of the merger;

•	any advice or opinions provided by any other advisor to any of the parties to the merger or any other transaction contemplated by the merger agreement; or

•

any legal, regulatory, accounting, tax or similar matters relating to United Bankshares, Cardinal, any of their respective shareholders, UBV, or relating to or arising out of or as a consequence of the merger or any other related transaction (including the bank subsidiary merger and United Bankshares’ potential issuance of approximately $200,000,000 in non-cumulative perpetual preferred stock), including whether or not the merger would qualify as a tax-free reorganization for United Bankshares States federal income tax purposes.

In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of KBW, United Bankshares and Cardinal. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the KBW opinion was among several factors taken into consideration by the United Bankshares board of directors in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the United Bankshares board of directors with respect to the fairness of the exchange ratio. The type and amount of consideration payable in the merger were determined through negotiation between United Bankshares and Cardinal and the decision to enter into the merger agreement was solely that of the United Bankshares board of directors.

The following is a summary of the material financial analyses presented by KBW to the United Bankshares board of directors in connection with its opinion. The summary is not a complete description of the financial analyses underlying the opinion or the presentation made by KBW to the United Bankshares board of directors, but summarizes the material analyses performed and presented in connection with such opinion. The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex analytic process involving various determinations as to appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion.

For purposes of the financial analyses described below, KBW utilized an implied transaction value for the proposed merger of $911.6 million, or $27.69 per outstanding share of Cardinal common stock, based on the exchange ratio in the proposed merger and the closing price of United Bankshares common stock on August 16, 2016. In addition to the financial analyses described below, KBW reviewed with the United Bankshares board of directors for informational purposes, among other things, the implied transaction multiple for the proposed merger of 17.5x Cardinal’s estimated 2017 earnings per share, or EPS, taken from consensus “street estimates” for Cardinal and based on the implied transaction value for the proposed merger of $27.69 per outstanding share of Cardinal common stock.

Cardinal Selected Companies Analysis. Using publicly available information, KBW compared the financial performance, financial condition and market performance of Cardinal to 19 major exchange-traded banks and bank holding companies, referred to as the Cardinal selected companies, headquartered in Maryland, Pennsylvania, Virginia, West Virginia, Delaware and Washington, D.C. with total assets between $2.0 billion and $10.0 billion. Merger targets were excluded from the Cardinal selected companies.

The Cardinal selected companies were as follows:

Customers Bancorp, Inc.	Sandy Spring Bancorp, Inc.
Northwest Bancshares, Inc.	Bancorp, Inc.
WesBanco, Inc. Union Bankshares Corporation	City Holding Company TriState Capital Holdings, Inc.
TowneBank First Commonwealth Financial Corporation S&T Bancorp, Inc. Eagle Bancorp, Inc. WSFS Financial Corporation Beneficial Bancorp, Inc.	Univest Corporation of Pennsylvania Bryn Mawr Bank Corporation First Community Bancshares, Inc. CNB Financial Corporation Xenith Bankshares, Inc.

To perform this analysis, KBW used profitability data and other financial information for, as of, or, in the case of latest 12 months, or LTM, information, through, the fiscal quarter ended June 30, 2016 (which was the most recent completed quarter (“MRQ”) available) and market price information as of August 16, 2016. KBW also used 2016 and 2017 EPS estimates taken from consensus “street estimates” for Cardinal and the Cardinal selected companies. Certain financial data prepared by KBW, as referenced in the tables presented below, may not correspond to the data presented in Cardinal’s historical financial statements, or the data prepared by Sandler O’Neill + Partners, L.P. presented under the section “The Merger – Opinion of Cardinal’s Financial Advisor,” as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.

KBW’s analysis showed the following concerning the financial performance of Cardinal and the Cardinal selected companies:

		Cardinal Selected Companies
	Cardinal	25th Percentile	Mean	Median	75th Percentile
MRQ Core Return on Average Assets (%)(1)	1.40	0.83	0.95	0.97	1.13
MRQ Core Return on Average Equity (%)(1)	13.02	6.67	8.14	8.29	10.54
MRQ Net Interest Margin (%)	3.33	3.26	3.45	3.49	3.82
MRQ Fee Income / Revenue Ratio (%)(2)	34.9	20.3	27.2	24.7	35.0
MRQ Efficiency Ratio (%)	53.4	63.8	62.5	60.8	56.7

(1)	Core income excludes extraordinary items, nonrecurring items, gain/loss on sale of securities and amortization of intangibles.
(2)	Excludes gain/loss on sale of securities.

KBW’s analysis also showed the following concerning the financial condition of Cardinal and the Cardinal selected companies:

		Cardinal Selected Companies
	Cardinal	25th Percentile	Mean	Median	75th Percentile
Tangible Common Equity / Tangible Assets (%)	9.65	8.28	9.32	8.75	9.71
Total Risk Based Capital Ratio (%)	11.86	12.43	13.74	12.77	14.45
Loans / Deposits (%)	97.3	91.5	94.3	97.5	102.5
Loan Loss Reserve / Gross Loans (%)	0.91	0.66	0.87	0.84	1.10
Nonperforming Assets / Loans + OREO (%)	0.01	1.52	1.28	0.89	0.67
MRQ Net Charge-Offs / Average Loans (%)	(0.02)	0.19	0.11	0.11	0.03

In addition, KBW’s analysis showed the following concerning the market performance of Cardinal and the Cardinal selected companies (excluding the impact of the LTM EPS multiples of three of the Cardinal selected companies and the 2016 estimated EPS multiples of two of the Cardinal selected companies, which multiples were not considered to be meaningful because they were greater than 30.0x or negative):

		Cardinal Selected Companies
	Cardinal	25th Percentile	Mean	Median	75th Percentile
One – Year Stock Price Change (%)	9.2	4.3	8.7	11.5	16.3
One – Year Total Return (%)	11.6	5.8	11.1	14.6	18.0
Year-to-date (“YTD”) Stock Price Change (%)	13.3	4.8	6.1	7.5	11.9
Stock Price / Book Value per Share (x)	1.91	1.18	1.31	1.24	1.37
Stock Price / Tangible Book Value per Share (x)	2.08	1.53	1.69	1.74	1.86
Stock Price / LTM EPS (x)	18.2	13.7	16.3	16.5	18.2
Stock Price / 2016 EPS (x)	16.9	13.7	15.0	15.4	16.3
Stock Price / 2017 EPS (x)	16.4	12.5	14.1	13.5	15.0
Dividend Yield (%)	1.9	0.3	2.1	2.7	3.1
2016 Dividend Payout (%)	31.4	5.4	34.1	41.7	48.7

No company used as a comparison in the above selected companies analysis is identical to Cardinal. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

United Bankshares Selected Companies Analysis. Using publicly available information, KBW compared the financial performance, financial condition and market performance of United Bankshares to 18 major exchange-traded U.S. banks and bank holding companies, referred to as the United Bankshares selected companies, with total assets between $10.0 billion and $20.0 billion. Merger targets were excluded from the United Bankshares selected companies.

The United Bankshares selected companies were as follows:

UMB Financial Corporation	Cathay General Bancorp
Fulton Financial Corporation	Hilltop Holdings Inc.
Western Alliance Bancorporation MB Financial, Inc.	Sterling Bancorp Trustmark Corporation
Bank of Hawaii Corporation Washington Federal, Inc. Old National Bancorp BancorpSouth, Inc. Flagstar Bancorp, Inc.	Bank of the Ozarks, Inc. International Bancshares Corporation Great Western Bancorp, Inc. First Midwest Bancorp, Inc. Banc of California, Inc.

To perform this analysis, KBW used profitability data and other financial information for, as of, or, in the case of LTM information, through, the fiscal quarter ended June 30, 2016 and market price information as of August 16, 2016. KBW also used 2016 and 2017 EPS estimates taken from consensus “street estimates” for United Bankshares and, to the extent available, the United Bankshares selected companies. Certain financial data prepared by KBW, as referenced in the tables presented below, may not correspond to the data presented in United Bankshares’ historical financial statements, or the data prepared by Sandler O’Neill + Partners, L.P. presented under the section “The Merger – Opinion of Cardinal’s Financial Advisor,” as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.

KBW’s analysis showed the following concerning the financial performance of United Bankshares and the United Bankshares selected companies:

		United Selected Companies
	United	25th Percentile	Mean	Median	75th Percentile
MRQ Core Return on Average Assets (%)(1)	1.10	0.97	1.11	1.08	1.17
MRQ Core Return on Average Equity (%)(1)	7.69	7.63	9.38	8.58	11.00
MRQ Net Interest Margin (%)	3.63	3.23	3.53	3.54	3.76
MRQ Fee Income / Revenue Ratio (%)(2)	14.7	14.3	30.4	30.5	37.3
MRQ Efficiency Ratio (%)	46.6	68.4	60.8	63.6	50.7

(1)	Core income excludes extraordinary items, nonrecurring items, gain/loss on sale of securities and amortization of intangibles.
(2)	Excludes gain/loss on sale of securities.

KBW’s analysis also showed the following concerning the financial condition of United Bankshares and the United Bankshares selected companies:

		United Selected Companies
	United	25th Percentile	Mean	Median	75th Percentile
Tangible Common Equity / Tangible Assets (%)	8.33	8.30	9.31	8.94	10.44
Total Risk Based Capital Ratio (%)	12.63	12.54	14.35	13.28	14.96
Loans / Deposits (%)	101.0	79.3	85.1	88.4	92.8
Loan Loss Reserve / Gross Loans (%)	0.69	0.72	0.97	1.02	1.16
Nonperforming Assets / Loans + OREO (%)	1.36	1.53	1.30	1.24	0.84
MRQ Net Charge-Offs / Average Loans (%)	0.44	0.22	0.20	0.09	0.03

In addition, KBW’s analysis showed the following concerning the market performance of United Bankshares and, to the extent publicly available, the United Bankshares selected companies:

		United Selected Companies
	United	25th Percentile	Mean	Median	75th Percentile
One – Year Stock Price Change (%)	(2.3)	2.8	10.9	6.2	14.6
One – Year Total Return (%)	1.2	4.2	13.2	8.9	17.3
Year-to-date (“YTD”) Stock Price Change (%)	5.4	1.8	10.2	8.7	16.3
Stock Price / Book Value per Share (x)	1.48	1.17	1.43	1.26	1.43
Stock Price / Tangible Book Value per Share (x)	2.66	1.55	1.84	1.71	2.23
Stock Price / LTM EPS (x)	20.3	15.1	16.5	16.4	17.9
Stock Price / 2016 EPS (x)	19.6	14.1	15.2	15.3	16.0
Stock Price / 2017 EPS (x)	18.3	12.7	13.8	13.6	15.0
Dividend Yield (%)	3.4	1.7	1.9	2.0	2.3
2016 Dividend Payout (%)	66.4	25.5	29.4	31.7	33.0

No company used as a comparison in the above selected companies analysis is identical to United Bankshares. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Select Transactions Analysis. KBW reviewed publicly available information related to 17 selected U.S. bank transactions, referred to as the Group 1 selected transactions, announced since January 1, 2013, with announced deal values greater than $500 million. Transactions where the acquired company was a mutual holding company, transactions with non-bank buyers, mergers of equals and terminated transactions were excluded from the selected transactions. The selected transactions were as follows:

Acquiror	Acquired Company
F.N.B. Corporation	Yadkin Financial Corporation
Canadian Imperial Bank of Commerce	PrivateBancorp, Inc.
Huntington Bancshares Incorporated	FirstMerit Corporation
KeyCorp	First Niagara Financial Group, Inc.

New York Community Bancorp, Inc.

Bank of the Ozarks, Inc.

BB&T Corporation

PacWest Bancorp

Royal Bank of Canada

BB&T Corporation

Banner Corporation

Sterling Bancorp

First Citizens BancShares, Inc.

Umpqua Holdings Corporation

PacWest Bancorp

MB Financial, Inc.

Banco de Credito e Inversiones SA

Astoria Financial Corporation

Community & Southern Holdings, Inc.

National Penn Bancshares, Inc.

Square 1 Financial, Inc.

City National Corporation

Susquehanna Bancshares, Inc.

Starbuck Bancshares, Inc.

Hudson Valley Holding Corp.

First Citizens Bancorporation, Inc.

Sterling Financial Corporation

CapitalSource Inc.

Taylor Capital Group, Inc.

CM Florida Holdings, Inc.

For each Group 1 selected transaction, KBW derived the following implied transaction statistics, in each case based on the transaction consideration value paid for the acquired company and using financial data based on the acquired company’s then latest publicly available financial statements and, to the extent publicly available, forward year EPS consensus “street estimates” prior to the announcement of the respective transaction:

•

Price per common share to tangible book value per share of the acquired company (in the case of selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by total tangible common equity);

•	Tangible equity premium to core deposits (total deposits less time deposits greater than $100,000) of the acquired company, referred to as core deposit premium;

•

Price per common share to LTM EPS of the acquired company (in the case of selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by LTM net income); and

•	Price per common share to estimated EPS of the acquired company in the 13 Group 1 selected transactions in which consensus “street estimates” for the acquired company were then available.

KBW also reviewed the price per common share paid for the acquired company for the 15 Group 1 selected transactions in which the acquired company was publicly traded as a premium/discount to the closing price of the acquired company one day prior to the announcement of the acquisition (expressed as a percentage and referred to as the one-day market premium). The above transaction statistics for the Group 1 selected transactions were compared with the corresponding transaction statistics for the proposed merger based on the implied transaction value for the proposed merger of $911.6 million and using historical financial information for Cardinal as of or for the 12 months ended June 30, 2016 and 2016 EPS consensus “street estimates” for Cardinal.

The results of the analysis are set forth in the following table (excluding the impact of the LTM EPS multiple for one of the Group 1 selected transactions, which multiple was not considered to be meaningful because it was greater than 75.0x):

	United / Cardinal Merger	Group 1 Selected Transactions
		25th Percentile	Mean	Median	75th Percentile
Transaction Price to
Price to Tangible Book Value (x)	2.24	1.68	1.89	1.82	2.19
Core Deposit Premium (%)	19.5	7.8	13.1	12.3	17.2
Price to LTM EPS (x)	19.5	15.1	20.6	19.2	22.9
Price to Estimated EPS (x)	18.1	17.4	21.2	19.1	21.1
One – Day Market Premium (%)	7.4	11.8	22.2	20.1	32.9

KBW then reviewed publicly available information related to 9 selected U.S. bank transactions, referred to as the Group 2 selected transactions, announced since January 1, 2013 with announced deal values greater than $250 million, and the acquired company’s return on average assets greater than 1.00% and the acquired company’s non-performing assets / total assets less than 1.50%. Transactions with non-bank buyers, mergers of equals and terminated transactions were excluded from the selected transactions. The selected transactions were as follows:

Acquiror	Acquired Company

Canadian Imperial Bank of Commerce

South State Corporation

MB Financial, Inc.

BB&T Corporation

Western Alliance Bancorporation

PacWest Bancorp

ViewPoint Financial Group, Inc.

Prosperity Bancshares, Inc.

Banco de Credito e Inversiones SA

PrivateBancorp, Inc.

Southeastern Bank Financial Corporation

American Chartered Bancorp, Inc.

National Penn Bancshares, Inc.

Bridge Capital Holdings

Square 1 Financial, Inc.

LegacyTexas Group, Inc.

FVNB Corp.

CM Florida Holdings, Inc.

For each Group 2 selected transaction, KBW derived the following implied transaction statistics, in each case based on the transaction consideration value paid for the acquired company and using financial data based on the acquired company’s then latest publicly available financial statements and, to the extent publicly available, forward year EPS consensus “street estimates” prior to the announcement of the respective transaction:

•

Price per common share to tangible book value per share of the acquired company (in the case of selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by total tangible common equity);

•	Core deposit premium;

•

Price per common share to LTM EPS of the acquired company (in the case of selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by LTM net income); and

•	Price per common share to estimated EPS of the acquired company in the four Group 2 selected transactions in which consensus “street estimates” for the acquired company were then available.

KBW also reviewed the one-day market premiums for the six Group 2 selected transactions in which the acquired company was publicly traded. The above transaction statistics for the Group 2 selected transactions were compared with the corresponding transaction statistics for the proposed merger based on the implied transaction value for the proposed merger of $911.6 million and using historical financial information for Cardinal as of or for the 12 months ended June 30, 2016 and 2016 EPS consensus “street estimates” for Cardinal.

The results of the analysis are set forth in the following table:

	United / Cardinal Merger	Group 2 Selected Transactions
		25th Percentile	Mean	Median	75th Percentile
Transaction Price to
Price to Tangible Book Value (x)	2.24	2.19	2.25	2.22	2.39
Core Deposit Premium (%)	19.5	13.2	14.7	14.7	15.6
Price to LTM EPS (x)	19.5	16.7	18.2	17.7	19.4
Price to Estimated EPS (x)	18.1	18.1	19.2	19.0	20.1
One – Day Market Premium (%)	7.4	18.4	25.1	24.9	37.5

No company or transaction used as a comparison in the above selected transactions analysis is identical to Cardinal or the proposed merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Relative Contribution Analysis. KBW analyzed the relative standalone contribution of United Bankshares and Cardinal to various pro forma balance sheet and income statement items of the combined entity. This analysis did not include purchase accounting adjustments or cost savings. To perform this analysis, KBW used (i) balance sheet data for United Bankshares and Cardinal as of June 30, 2016, and (ii) estimated earnings data for United Bankshares and Cardinal taken from consensus “street estimates” for United Bankshares and Cardinal. The results of KBW’s analysis are set forth in the following table, which also compares the results of KBW’s analysis with the implied pro forma ownership percentages of United Bankshares and Cardinal shareholders in the combined company based on the exchange ratio in the merger:

	United as a % of Total	Cardinal as a % of Total
Ownership
Ownership at 100% Stock	77.0%	23.0%
Balance Sheet
Assets	77%	23%
Gross Loans	77%	23%
Deposits	76%	24%
Tangible Common Equity	74%	26%
Income Statement
2016 Est. GAAP Net Income	74%	26%
2017 Est. GAAP Net Income	76%	24%

Pro Forma Financial Impact Analysis. KBW performed a pro forma financial impact analysis that combined projected income statement and balance sheet information of United Bankshares and Cardinal. Using closing balance sheet estimates as of June 30, 2017 for United Bankshares and Cardinal provided by United Bankshares management, EPS consensus “street estimates” for United Bankshares and Cardinal and pro forma assumptions (including, without limitation, the cost savings and related expenses expected to result from the merger, certain accounting adjustments assumed with respect thereto and assumptions relating to United Bankshares’ potential issuance of approximately $200,000,000 in non-cumulative perpetual preferred stock) provided by United Bankshares management, KBW analyzed the estimated financial impact of the merger on certain projected financial results. This analysis indicated that the merger could be accretive to United Bankshares’ 2017 and 2018 estimated EPS both including and excluding United Bankshares’ potential issuance of approximately $200,000,000 in non-cumulative perpetual preferred stock and could also be accretive to United Bankshares’ estimated tangible book value per share as of June 30, 2017. Furthermore, the analysis indicated that, pro forma for the merger and United Bankshares’ potential issuance of approximately $200,000,000 in non-cumulative perpetual preferred stock, United Bankshares’ tangible common equity to tangible assets ratio and

Total Risk-Based Capital Ratio could be higher, while United Bankshares’ leverage ratio, Common Equity Tier 1 Ratio, and Tier 1 Risk-Based Capital Ratio as of June 30, 2017 could be lower. For all of the above analysis, the actual results achieved by United Bankshares following the merger may vary from the projected results, and the variations may be material.

Discounted Cash Flow Analysis. KBW performed a discounted cash flow analysis to estimate a range for the implied equity value of Cardinal, taking into account the cost savings and related expenses expected to result from the merger as well as certain accounting adjustments assumed with respect thereto. In this analysis, KBW used EPS consensus “street estimates” of Cardinal for 2016 and 2017, assumed long term growth rates provided by United Bankshares management, and estimated cost savings and related expenses and accounting adjustments provided by United Bankshares management. KBW assumed discount rates ranging from 9.0% to 13.0%. The ranges of values were derived by adding (i) the present value of the estimated excess cash flows that Cardinal could generate over the five-year period from 2017 to 2021 and (ii) the present value of Cardinal’s implied terminal value at the end of such period, in each case applying estimated cost savings and related expenses and accounting adjustments. KBW assumed that Cardinal would maintain a tangible common equity to tangible assets ratio of 8.50% and would retain sufficient earnings to maintain that level. In calculating the terminal value of Cardinal, KBW applied a range of 12.0x to 18.0x estimated 2022 earnings. This discounted cash flow analysis resulted in a range of implied values per share of Cardinal common stock, taking into account the cost savings and related expenses expected to result from the merger as well as certain accounting adjustments assumed with respect thereto, of $24.52 per share to $38.25 per share.

The discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, dividend payout rates, and discount rates. The analysis did not purport to be indicative of the actual values or expected values of Cardinal.

Miscellaneous. KBW acted as financial advisor to United Bankshares in connection with the proposed merger and did not act as an advisor to or agent of any other person. As part of its investment banking business, KBW is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of their broker-dealer businesses, KBW and its affiliates may from time to time purchase securities from, and sell securities to, United Bankshares and Cardinal and their respective affiliates, and as market makers in securities, KBW and its affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of United Bankshares or Cardinal for its and their own accounts and for the accounts of its and their respective customers and clients.

Pursuant to the KBW engagement agreement, United Bankshares agreed to pay KBW a non-refundable cash fee of $1,500,000, $300,000 of which became payable concurrently with the rendering of KBW’s opinion and the balance of which is contingent upon the consummation of the merger. United Bankshares also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its engagement and to indemnify KBW against certain liabilities relating to or arising out of KBW’s engagement or KBW’s role in connection therewith. Other than in connection with the present engagement, KBW has not provided investment banking and financial advisory services to United Bankshares during the two years preceding the date of its opinion. In the two years preceding the date of its opinion, KBW did not provide investment banking and financial advisory services to Cardinal. KBW may in the future provide investment banking and financial advisory services to United Bankshares or Cardinal and receive compensation for such services.

Certain Unaudited Prospective Financial Information

United Bankshares and Cardinal do not as a matter of course make public projections as to future performance, revenues, earnings or other financial results due to, among other reasons, the inherent uncertainty of the underlying assumptions and estimates. However, United Bankshares and Cardinal are including in this prospectus and joint proxy statement certain unaudited prospective financial information that each of United Bankshares and Cardinal made available to the other party in connection with the other party’s evaluation of the merger and to Sandler O’Neill, in its capacity as Cardinal’s financial advisor, and that United Bankshares made available to KBW, in its capacity as United Bankshares’ financial advisor. The inclusion of this information should not be regarded as an indication that any of United Bankshares, Cardinal, KBW, Sandler O’Neill, their respective representatives or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results or that it should be construed as financial guidance, and it should not be relied on as such.

The following unaudited financial information was prepared solely for internal use and is subjective in many respects. The unaudited prospective financial information reflects numerous estimates and assumptions made with respect to business, economic, market, competition, regulatory and financial conditions and matters specific to United Bankshares’ and Cardinal’s respective businesses, all of which are difficult to predict and many of which are beyond United Bankshares’ and Cardinal’s control. The unaudited prospective financial information reflects both assumptions as to certain business decisions that are subject to change and, in many respects, subjective judgment, and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. Neither United Bankshares nor Cardinal can give any assurance that the unaudited prospective financial information and the underlying estimates and assumptions will be realized. In addition, since the unaudited prospective financial information covers multiple years, such information by its nature becomes less predictive with each successive year. Actual results may differ materially from those set forth below, and important factors that may affect actual results and cause the unaudited prospective financial information to be inaccurate include, but are not limited to, risks and uncertainties relating to United Bankshares’ and Cardinal’s respective businesses, industry performance, general business and economic conditions, customer requirements, competition and adverse changes in applicable laws, regulations or rules. For other factors that could cause actual results to differ, please see the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” beginning on page 28 and page 20, respectively, of this prospectus and joint proxy statement and in United Bankshares’ and Cardinal’s respective Annual Reports on Form 10-K for the fiscal year ended December 31, 2015, and the other reports filed by each of United Bankshares and Cardinal with the SEC.

The unaudited prospective financial information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with GAAP, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. In addition, the unaudited prospective financial information requires significant estimates and assumptions that make it inherently less comparable to the similarly titled GAAP measures in United Bankshares’ or Cardinal’s historical GAAP financial statements. Neither United Bankshares’ nor Cardinal’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the unaudited prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability. The independent registered public accountant reports included in this prospectus and joint proxy statement relate to historical financial information of each of United Bankshares and Cardinal. They do not extend to the unaudited prospective financial information and should not be read to do so.

Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after the date it was prepared. Neither United Bankshares nor Cardinal can give any assurance that, had the unaudited prospective financial information been prepared as of the date of this prospectus and joint proxy statement, similar estimates and assumptions would be used. United Bankshares and Cardinal each do not intend to, and disclaim any obligation to, make publicly available any update or other revision to the unaudited prospective financial information to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions. The unaudited prospective financial information does not take into account the possible financial and other effects on either United Bankshares or Cardinal, as applicable, of the merger and does not attempt to predict or suggest future results of the combined company. The unaudited prospective financial information of Cardinal and United Bankshares does not give effect to the impact of negotiating or executing the merger agreement, the expenses that may be incurred in connection with consummating the merger, the potential synergies that may be achieved by the combined company as a result of the merger, the effect of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect on either United Bankshares or Cardinal, as applicable, of any business or strategic decisions or actions that would likely have been taken if the merger agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the merger. Further, the unaudited prospective financial information does not take into account the effect on either United Bankshares or Cardinal, as applicable, of any possible failure of the merger to occur. None of United Bankshares, Cardinal, KBW, Sandler O’Neill or their respective affiliates, officers, directors, advisors or other representatives has made, makes or is authorized in the future to make any representation to any shareholder of United Bankshares or Cardinal or other person regarding United Bankshares’ or Cardinal’s ultimate performance compared to the information contained in the unaudited prospective financial information or that the projected results will be achieved.

The inclusion of the unaudited prospective financial information herein should not be deemed an admission or representation by United Bankshares or Cardinal that such information is viewed as material information of United Bankshares or Cardinal, respectively, particularly in light of the inherent risks and uncertainties associated with such information.

In light of the foregoing, and considering that the United Bankshares special meeting and the Cardinal special meeting will be held several months after the unaudited prospective financial information was prepared, as well as the uncertainties inherent in any forecasted information, United Bankshares shareholders and Cardinal shareholders are cautioned not to place unwarranted reliance on such information, and all United Bankshares shareholders and Cardinal shareholders are urged to review United Bankshares’ most recent SEC filings for a description of United Bankshares’ reported financial results and Cardinal’s most recent SEC filings for a description of Cardinal’s reported financial results. See “Where You Can Find More Information” on page 141 of this prospectus and joint proxy statement.

Certain Unaudited Prospective Financial Information of Cardinal

Cardinal provided Sandler O’Neill with an estimated long-term earnings per share growth rate of 8% per year for Cardinal for years 2018 through 2020.

United Bankshares provided KBW with an assumed long-term earnings per share growth rate of 4.0% per year for Cardinal for years 2018 through 2020.

Certain Unaudited Prospective Financial Information of United Bankshares

United Bankshares provided Cardinal, KBW and Sandler O’Neill with an assumed long-term earnings per share growth rate of 4.0% per year for United Bankshares for years 2018 through 2020.

Certain Unaudited Prospective Pro Forma Financial Information

The following unaudited pro forma financial information reflecting the effect of the merger was provided by senior management of United Bankshares to KBW and Sandler O’Neill and was reviewed by Cardinal:

•	Cost savings equal to 25% of Cardinal’s projected non-interest expense for 2016;

•	Approximately $32 million in one-time after-tax merger costs;

•	Purchase accounting adjustments of a credit mark on loans equal to approximately $33 million (Cardinal’s second quarter 2016 allowance for loan losses); and

•	Core deposit intangibles of 1.25%, amortized sum-of-years digits method over 10 years.

United Bankshares Capital Raise Through Issuance of Common Stock

In connection with the merger, United Bankshares contemplated raising additional capital by issuing approximately $200 million in non-cumulative perpetual preferred stock, common stock or some combination thereof. Based upon its assessment of the equity markets, United Bankshares initially anticipated that it would issue non-cumulative perpetual preferred stock. However, to take advantage of changed capital market conditions, on December 21, 2016, United Bankshares issued 4,330,000 shares of common stock, resulting in approximately $200 million in net proceeds. For the anticipated pro forma impact of the common stock issuance see, “Unaudited Pro Forma Condensed Combined Financial Information” on page 33.

United Bankshares Board of Directors Following Completion of the Merger

Upon completion of the merger, the number of directors constituting the United Bankshares board of directors will be increased by one, and Bernard H. Clineburg, Executive Chairman of the Cardinal board of directors, will be appointed as a director.

Public Trading Markets

United Bankshares common stock trades on Nasdaq under the symbol “UBSI.” Cardinal common stock trades on Nasdaq under the symbol “CFNL.” Upon completion of the merger, Cardinal common stock will be delisted from Nasdaq and deregistered under the Exchange Act. The newly issued United Bankshares common stock issuable pursuant to the merger agreement will be listed on Nasdaq.

Dissenters’ or Appraisal Rights

Cardinal Shareholders Do Not Have Appraisal Rights in the Merger

In general, dissenters’ appraisal rights are statutory rights that, if applicable under law, enable shareholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction.

Section 13.1-730 of the Virginia Stock Corporation Act provides that shareholders of a Virginia corporation such as Cardinal have the right, in some circumstances, to dissent from certain corporate action and to instead demand payment of the fair value of their shares. However, shareholders do not have dissenters’ rights with respect to shares of any class of stock that listed on the New York Stock Exchange or listed on Nasdaq on the record date fixed to determine the shareholders entitled to receive notice of the meeting of shareholders to act upon the corporate action requiring appraisal rights.

Cardinal common stock is listed on Nasdaq; therefore, holders of Cardinal common stock will not be entitled to dissenters’ appraisal rights in the merger with respect to their shares of Cardinal common stock.

United Bankshares Shareholders Do Not Have Appraisal Rights in the Merger

Dissenters’ appraisal rights are statutory rights that, if applicable under law, enable shareholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction.

Under the West Virginia Business Corporation Act, shareholders are not entitled to relief as dissenting shareholders if the shares of the corporation for which the dissenting shareholder would otherwise be entitled to relief are listed on the New York Stock Exchange or the American Stock Exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., like Nasdaq, as of the record date fixed to determine the shareholders entitled to receive notice of the meeting of shareholders to act upon the merger.

Because United Bankshares common stock is listed on Nasdaq, an interdealer quotation system, and because the proposed merger and the issuance of shares of United Bankshares common stock otherwise satisfy the foregoing requirements, holders of United Bankshares common stock will not be entitled to dissenters’ appraisal rights in the merger with respect to their shares of United Bankshares common stock. Additionally, holders of United Bankshares common stock will not be entitled to dissenters’ appraisal rights with respect to the amendment to the United Bankshares articles of incorporation.

Interests of Certain Cardinal Directors and Executive Officers in the Merger

In considering the recommendations of the Cardinal board of directors that Cardinal shareholders vote in favor of the Cardinal Merger Proposal, Cardinal shareholders should be aware that Cardinal directors and executive officers may have interests in the merger that differ from, or are in addition to, their interests as shareholders of Cardinal. The Cardinal board of directors was aware of these interests and took them into account in its decision to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger.

Service as a Director of United Bankshares and United Bank

Under the merger agreement, one individual from Cardinal, Bernard H. Clineburg, who currently serves as the Executive Chairman of the Cardinal board of directors, will join the United Bankshares board of directors at the effective time of the merger. In addition, the merger agreement provides for the appointment of two individuals from Cardinal, each of whom is expected to be a current director of Cardinal Bank, to be appointed to the board of directors of United Bank following completion of the merger of United Bank and Cardinal Bank. As directors of United Bankshares or United Bank, these former Cardinal and Cardinal Bank directors will be eligible to receive the same cash compensation paid to other members of the United Bankshares or United Bank boards of directors, respectively. United Bankshares is required to nominate Mr. Clineburg for election as a director at the next annual meeting of United Bankshares immediately following the effective time of the merger and to solicit proxies for Mr. Clineburg in the same manner as it does for all other members of United Bankshares’ slate of directors in connection with such meeting. United Bank is not required by the merger agreement to re-nominate the former Cardinal and Cardinal Bank directors at future United Bank shareholder meetings.

Options to Acquire Cardinal Common Stock

As of the record date for the Cardinal special meeting, the Cardinal and Cardinal Bank directors and executive officers owned, in the aggregate, options to purchase 397,090 shares of Cardinal common stock granted under a Cardinal equity compensation plan. Under the merger agreement, at the effective time of the merger each such stock option that is outstanding and not yet exercised immediately prior to the merger, whether vested or unvested, will vest pursuant to the terms thereof and will be converted into an option to acquire, on the same terms and conditions as were applicable under such stock option, the number of shares of United Bankshares common stock equal to (a) the number of shares of Cardinal common stock subject to such stock option multiplied by (b) 0.71. Such product shall be rounded down to the nearest whole number. The exercise price per share (rounded up to the next whole cent) of each United Bankshares stock option issued for the Cardinal stock option shall equal (y) the exercise price per share of shares of Cardinal common stock that were purchasable pursuant to such Cardinal stock option divided by (z) 0.71.

Each Cardinal stock option that is intended to be an “incentive stock option” (as defined in Section 422 of the Code) shall be adjusted in accordance with the requirements of Section 424 of the Code. At or prior to the effective time of the merger, Cardinal must use its reasonable best efforts to obtain any necessary consents from optionees with respect to the Cardinal equity compensation plans to permit replacement of the outstanding Cardinal stock options by United Bankshares and to permit United Bankshares to assume the Cardinal equity compensation plans. Cardinal must take all action necessary to amend the Cardinal equity compensation plans to eliminate automatic grants or awards thereunder following the effective time. At the effective time of the merger, United Bankshares shall assume the Cardinal equity compensation plans; but that assumption shall only be with respect to the United Bankshares granted replacement options pursuant to the merger agreement and, United Bankshares shall have no obligation to make any additional grants or awards under the Cardinal equity compensation plans.

As of December 31, 2016, shares underlying options that will vest at the effective time of the merger held by the Cardinal named executive officers were as follows: Mr. Clineburg – 21,671 shares; Mr. Bergstrom – 8,669 shares; Ms. Frazier – 6,669 shares; Mr. Reynolds – 4,835 shares; and Mr. Wendel – 4,168 shares.

Restricted Shares of Cardinal Common Stock

As of the record date for the Cardinal special meeting, the Cardinal and Cardinal Bank directors and executive officers owned, in the aggregate, 61,339 restricted shares of Cardinal common stock granted under a Cardinal equity compensation plan. At the effective time of the merger, all of such restricted shares owned by executive officers of Cardinal and Cardinal Bank that are outstanding immediately prior to the merger will vest under the terms of the restricted stock agreements pursuant to which these restricted shares were granted and will be freely transferable. Shares of restricted stock that are outstanding immediately prior to the effective time of the merger will be converted into shares of United Bankshares common stock at the effective time of the merger in accordance with the exchange ratio, whether or not such shares are vested.

Employment Agreements with Cardinal Executive Officers

Certain Cardinal directors and executive officers have employment and severance agreements that provide such directors or executive officers with severance benefits if their employment is terminated in connection with the merger. The aggregate compensation that certain Cardinal directors and named executive officers may receive as a result of the merger is as follows: Bernard H. Clineburg, – $11,379,115; Christopher W. Bergstrom – $5,312,282; Alice P. Frazier – $1,772,476; F. Kevin Reynolds – $1,124,716 and Mark A. Wendel $356,594.

Cardinal currently has employment agreements with each of Messrs. Clineburg, Bergstrom, Reynolds and Ms. Frazier. Mr. Wendel has no written employment agreement with Cardinal or any affiliate.

Bernard H. Clineburg

Mr. Clineburg’s employment agreement with Cardinal contains a gross-up for excise taxes that may apply under Section 4999 of the Code.

Assuming the merger closes in 2017, the 280G limit for Mr. Clineburg (after which excise taxes under Section 4999 would apply, and Mr. Clineburg would be entitled to an additional payment sufficient to reimburse him for such excise taxes, and a further amount equal to the excise, employment and income taxes payable by Mr. Clineburg respecting such additional payment), is $8,812,182.

It is anticipated that United will terminate Mr. Clineburg’s employment without cause, as defined in his employment agreement, or accept Mr. Clineburg’s resignation, effective at the effective time of the merger. Under Mr. Clineburg’s existing employment agreement with Cardinal, he is entitled to receive a lump sum payment on such termination or resignation, within one year after a change-in-control of Cardinal, of 2.99 times his average compensation (including, without limitation, annual salary, bonuses, stock options, directors’ fees and retainers) over the most recent five calendar year period of his employment with Cardinal, which we refer to as the Clineburg Severance Payment, which is estimated at $8,879,167. Mr. Clineburg is also entitled, at the effective time of the merger, to an increase in the vested amount of his Supplemental Executive Retirement Plan, or SERP, of $1.8 million.

While the parties have agreed to use reasonable best efforts to resolve any “excess parachute payment”, at this time, it is not currently anticipated that the amount that Mr. Clineburg may receive would constitute an “excess parachute payment”. As noted above, if any amount that Mr. Clineburg may receive exceeds the 280G limit, then Mr. Clineburg is entitled to an additional payment for the excise taxes under Section 4999 of the Code payable with respect to an excess parachute payment, along with a further additional payment equal to the excise, employment and income taxes payable by Clineburg respecting such additional payment. In such event, United Bankshares and its affiliates, individually and as successor by merger to Cardinal, will not be able to deduct the excess parachute payment or the “gross up” and payment for excise, employment and income taxes thereon as reasonable compensation or a business expense on its consolidated returns.

On December 21, 2016, Cardinal and Mr. Clineburg signed an amendment to his employment agreement to extend the period of the covenant not to compete set forth in the employment agreement between Cardinal and Mr. Clineburg from a period of one year to a period of two years and to provide that on or before March 15, 2017, Cardinal will transfer ownership of Mr. Clineburg’s current company-owned automobile to Mr. Clineburg with appropriate tax treatment.

On August 25, 2016, Cardinal entered into a split dollar life insurance agreement with Mr. Clineburg that provides that in the event of his death prior to the effective time of the merger, the difference between (i) the death benefit under Cardinal’s existing bank owned life insurance, or BOLI, policy covering the life of Mr. Clineburg and (ii) the cash surrender value of such policy, shall be paid to Mr. Clineburg’s designee. The value of this additional death benefit is estimated at $2,325,559 as of December 31, 2016. In addition, upon the effective time of the merger, United Bankshares shall make an irrevocable contribution to a rabbi trust with a mutually-agreed upon independent bank of an amount that is sufficient to pay the Clineburg Severance Payment. Additionally, Cardinal paid the 2016 annual bonus for Mr. Clineburg in December 2016 rather than early 2017 in the amount of $1,125,000.

United intends to assume the obligations of Mr. Clineburg’s employment agreement with Cardinal and to pay the amounts described above with respect to his termination of employment without cause or resignation, as the case may be, at the effective time of the merger.

Christopher W. Bergstrom

On December 22, 2016, Cardinal and Mr. Bergstrom signed an amendment to his employment agreement with Cardinal as follows: (i) to require a one-time payment, which we refer to as the Bergstrom 2016 Change in Control payment, which was then paid by Cardinal to Mr. Bergstrom in December 2016 in the amount of $1,350,000, with a waiver effective upon receipt of the 2016 Change in Control payment by Mr. Bergstrom of the right to assert good reason (as defined in his employment agreement with Cardinal) termination, based upon the changes to employment terms and conditions described below with respect to his anticipated employment with United Bank effective at the effective time of the merger; (ii) to specify that (A) the term “average compensation” as used in certain sections of his employment agreement with Cardinal with respect to calculation of severance pay under certain circumstances thereunder shall not include the Bergstrom 2016 Change in Control payment and (B) any payment to which Mr. Bergstrom may be entitled in the event of certain terminations as set forth in certain sections of his employment agreement with Cardinal shall be reduced by the amount of the Bergstrom 2016 Change in Control Payment; and (iii) to provide that the Mr. Bergstrom’s employment agreement with Cardinal shall terminate effective upon the effective date of an employment agreement entered into between United Bank and Mr. Bergstrom, the terms of which are described below.

The December 22, 2016 amendment to Mr. Bergstrom’s employment agreement with Cardinal provides that at the effective time of the merger, Cardinal will pay Mr. Bergstrom a lump sum payment of $1,190,500, which we refer to as the Bergstrom 2017 Change in Control payment, provided that he remains employed with Cardinal through such date, subject to accelerated vesting and payment protections upon termination of Mr. Bergstrom by Cardinal without cause or upon resignation by Mr. Bergstrom for good reason (as such terms are defined in his employment agreement with Cardinal) prior to the effective time of the merger.

There is no agreement between Cardinal and Mr. Bergstrom to pay a gross-up for excise taxes that may apply under Section 4999 of the Code and no amount he may receive is subject to reduction in the event that it would constitute an “excess parachute payment,” although, as discussed below, Mr. Bergstrom has entered into a new employment agreement with United Bank, to be effective at the effective time of the merger and under the new employment agreement with United Bank, certain amounts he may receive under such employment agreement will be subject to reduction in the event that, when compared to the amounts being paid in full, the reduced amounts (reduced to one dollar less than the maximum amount that may be paid without causing any of the amounts to be subject to the excise tax under Section 4999 of the Code), results in the receipt by Mr. Bergstrom, of a greater net after-tax amount than if he received the payments and paid tax on them, including the excise tax, without any such reduction.

Assuming the merger closes in 2017, the 280G limit for Mr. Bergstrom, after which excise taxes under Section 4999 of the Code would apply (unless a reduction applies, in the event that Mr. Bergstrom enters into an employment agreement with United Bank, providing for a reduction if such reduction results in a larger net after-tax payment for Mr. Bergstrom) is $3,552,342.

If Mr. Bergstrom had not signed the above-described waiver and amendment of his employment agreement with Cardinal, and United Bankshares were to have assumed his employment agreement with Cardinal at the effective time of the merger, Mr. Bergstrom would have been entitled, in the event of termination of his employment without cause or his resignation for good reason, each as defined in his employment agreement with Cardinal, within twelve months after the effective date of the merger, to receive a payment of 2.99 times his average compensation (including, without limitation, annual salary, bonuses, stock options, directors’ fees and retainers) over the most recent five calendar year period of his employment with Cardinal, which payment is estimated at $3,540,502.

On August 26, 2016, the Cardinal board of directors adopted a new SERP that provides Mr. Bergstrom with an immediately vested benefit of $7,500 per month commencing at age 60 for 15 years. Additionally, Cardinal paid the 2016 annual bonus for Mr. Bergstrom in December 2016 rather than early 2017, in the amount of $1,400,000.

Alice P. Frazier

On December 20, 2016, Cardinal and Ms. Frazier signed an amendment to Ms. Frazier’s employment agreement with Cardinal, and they intend to take any further actions required, all to ensure that any payment that may be payable to Ms. Frazier under her employment agreement complies with, or is exempt from, Section 409A of the Code of 1986, as amended, or Code Section 409A, including without limitation, correcting any document failures in accordance with the IRS Notice 2010-6, as amended by IRS Notice 2010-80.

The amendment to Ms. Frazier’s employment agreement with Cardinal also provides that on or before March 15, 2017, Cardinal will also transfer ownership of Ms. Frazier’s current company-owned automobile to Ms. Frazier with appropriate tax treatment. Additionally, Cardinal paid the 2016 annual bonus for Ms. Frazier in December 2016 rather than early 2017, in the amount of $650,000.

The amount that Ms. Frazier may receive is subject to reduction in the event it would constitute an “excess parachute payment” based on Section 280G of the Code. In that event, Ms. Frazier’s payments would be reduced to the largest amount that Ms. Frazier could receive without being subject to such excise taxes. Assuming the merger closes in 2017, the 280G limit, after which excise taxes under Section 4999 of the Code would apply in the case of Ms. Frazier, but for the cut-back provision of her employment agreement with Cardinal, is estimated at $2,137,552.

On August 26, 2016, the Cardinal board of directors adopted a new SERP for Ms. Frazier in substantially the same form as the Cardinal SERPs for Mr. Bergstrom, and the new SERP provides Ms. Frazier with an immediately vested benefit of $1,500 per month commencing at age 65 for 10 years.

United Bank will assume the employment agreement, amended with respect to Code Section 409A compliance as described above, between Cardinal and Ms. Frazier at the effective time of the merger. It is anticipated that Ms. Frazier will continue employment with United Bank for several months, and upon her termination without cause within twelve months after the effective time of the merger, United Bank will be obligated to pay severance to Ms. Frazier, if she timely signs an appropriate release, in amount equal to (i) her base salary for the remainder of the 12-month period from and after the effective date of the merger, plus two times her base salary for a period of twelve months, less required and authorized withholdings and deductions, on regular payroll dates, and (ii) if Ms. Frazier is participating in United Bank’s group health insurance plans on the effective date of termination of her employment, and she timely elects and remains eligible for continued coverage under COBRA, or, if applicable, state insurance laws, United Bank is obligated to pay that portion of Ms. Frazier’s COBRA premiums that United Bank was paying prior to the effective date of termination for the severance period, as defined in Ms. Frazier’s employment agreement with Cardinal, which period is equal to 12 months less the number of months following the effective time of the merger during which she is employed by United Bank, or for the continuation period for which she is eligible, whichever is shorter, provided that United Bank’s COBRA premium payment obligation will end immediately if Ms. Frazier obtains health care insurance from any other source during the severance period. The estimated amount of Ms. Frazier’s payments, including but not limited to, the value of the continued COBRA premiums, if any, upon termination of her employment without cause within twelve months after the effective time of the merger, is $1,212,227, subject to reduction in the event that it exceeds the 280G threshold for imposition of excise tax under Section 4999 of the Code, and such threshold, as stated above is estimated at $2,137,552.

F. Kevin Reynolds

Cardinal paid the 2016 annual bonus for Mr. Reynolds in December 2016 rather than early 2017, in the amount of $800,000. On August 26, 2016, the Cardinal board of directors adopted a new SERP providing for payment of $3,000 per month for 10 years beginning at age 65, fully accrued and vested at inception with full survivorship benefits. Funding for the SERP was placed into a third-party rabbi trust and the SERP has additional terms and conditions that are similar to the Cardinal SERPs for Mr. Bergstrom. In the case of Mr. Reynolds, there is no agreement to pay a gross-up for excise taxes that may apply under Section 4999 of the Code and no amount he may receive is subject to reduction in the event that it would constitute an “excess parachute payment”. For Mr. Reynolds, the 280G limit, after which excise taxes under Section 4999 of the Code would apply, is estimated at $1,805,742.

Mark A. Wendel

Cardinal paid the 2016 annual bonus for Mr. Wendel in December 2016 rather than early 2017, in the amount of $200,000. United Bank does not intend to continue the employment of Mr. Wendel after the effective time of the merger. Since Mr. Wendel’s employment will be involuntarily terminated without cause by United Bank within six months after the effective time of the merger, he will be entitled to receive two weeks of base pay (at the rate in effect on the termination date) for each year of service at Cardinal or its subsidiaries (with credit for partial years of service) with a minimum payment equal to four weeks of base pay and a maximum payment equal to 26 weeks of base pay and United Bankshares will provide reasonable outplacement services by an outplacement company selected by United Bankshares for a period of six months following termination, and the estimated value of such severance payment and outplacement services for Mr. Wendel is $110,000. For Mr. Wendel, the 280G limit, after which excise taxes under Section 4999 of the Code would apply, is estimated at $1,063,391.

Certain Compensation for Cardinal Named Executive Officers

The following table sets forth the information required by Item 402(t) of Regulation S-K promulgated by the SEC, regarding certain merger-related compensation that the Cardinal named executive officers may be entitled to receive pursuant to their existing agreements with Cardinal. The amounts are calculated assuming that the effective date of the merger and a qualifying termination of employment occurred on December 31, 2016. The merger-related compensation payable to the Cardinal named executive officers is subject to a non-binding advisory vote of the Cardinal shareholders, as described under “Proposal No. 2 – Advisory (Non-Binding) Vote on Certain Merger-Related Compensation for Cardinal Named Executive Officers” beginning on page 58.

Golden Parachute Compensation

Name	Cash(1)	Equity(2)	Pension/ NQDC(3)	Perquisites/ Benefits(4)	Tax Reimbursement(5)	Other	Total
Bernard H. Clineburg	$8,879,167	$841,769	$1,558,179	$100,000	$—	$—	$11,379,115
Mark A. Wendel	110,000	132,200	114,394	—	—	—	356,594
Christopher W. Bergstrom	3,540,502	522,856	1,226,470	22,454	—	—	5,312,282
Alice P. Frazier	1,185,000	218,744	273,339	45,393	—	—	1,722,476
F. Kevin Reynolds	487,500	198,433	422,453	16,330	—	—	1,124,716

(1)	For Mr. Clineburg, represents a double-trigger (i.e., the amounts are triggered by the occurrence of a change in control and payment is conditioned upon the executive’s qualifying termination of employment in connection with a change in control) lump sum cash severance payment equal to 2.99 times his average total compensation during each of the past five years that is payable within 30 days after the date of termination assuming Mr. Clineburg is terminated without cause by United Bankshares or Mr. Clineburg voluntarily terminates his employment for any reason within one year after the merger. For Mr. Wendel, represents a double-trigger lump sum cash severance payment equal to two weeks of base pay for each of his 11 years of service at Cardinal (with credit for partial years of service) assuming Mr. Wendel is terminated without cause by United Bankshares within six months after the merger, and the value of reasonable outplacement services to be provided by United Bankshares. Mr. Wendel does not have an employment agreement with Cardinal and will receive severance pursuant to the merger agreement like all other employees of Cardinal that do not have employment agreements and are involuntarily terminated by United Bankshares within six months after the merger. For Mr. Bergstrom, represents a double-trigger lump sum cash severance payment equal to 2.99 times his average total compensation during each of the past five years that is payable within 30 days after the date of termination assuming Mr. Bergstrom is terminated without cause by United Bankshares or Mr. Bergstrom voluntarily terminates his employment for good reason within one year after the merger. For Ms. Frazier, represents a double-trigger cash severance payment equal to 12 months of base salary that is payable within 30 days after Ms. Frazier delivers a customary release of claims to United Bankshares, plus monthly payments equal to two times her base salary for a period of 12 months after such date, assuming Ms. Frazier is not employed by United Bankshares following the merger. For Mr. Reynolds, represents a double-trigger lump sum cash severance payment equal to 18 months of base salary that is payable within 30 days after the date of termination assuming Mr. Reynolds is terminated without cause by United Bankshares or Mr. Reynolds voluntarily terminates his employment for any reason within one year after the merger. In most cases, payment of each cash severance payment will be delayed for six months following the executive’s termination date to comply with the requirements of Section 409A of the Code. Any terminations must meet the “separation from service” standards of Section 409A of the Code. Any payments required to be delayed will be paid at the end of the six-month period in one lump sum. Any payments due after the end of the six-month period will be paid at the normal payment date provided under the employment agreements. For Messrs. Clineburg, Bergstrom and Reynolds, and Ms. Frazier, any delayed payments will accrue interest at The Wall Street Journal Prime Rate in effect on the applicable date of termination, which accrued interest is not reflected in these amounts.
(2)

Represents single-trigger acceleration of outstanding restricted stock and option awards that are unvested at the time of the merger. The amounts related to the accelerated vesting of the restricted stock awards are expressed as an aggregate dollar value which represents $26.34 (the average closing market price of Cardinal common stock over the first five business days following the first public announcement of the merger) for each unvested share of common stock for which vesting will be accelerated. The aggregate dollar value of the acceleration of unvested restricted stock awards in connection with the merger for each executive is as follows: Mr. Clineburg – $702,515, Mr. Wendel – $105,394, Mr. Bergstrom – $465,410,

Ms. Frazier – $175,622 and Mr. Reynolds – $166,850. The amounts related to the accelerated vesting of option awards are expressed as an aggregate dollar value which represents the difference between $26.34 and the exercise price for each stock option. The aggregate dollar value of the acceleration of unvested option awards in connection with the merger for each executive is as follows: Mr. Clineburg – $139,254, Mr. Wendel – $26,805, Mr. Bergstrom – $57,446, Ms. Frazier – $43,122 and Mr. Reynolds – $31,582. Importantly, these values are different from, and significantly higher than, the valuation of unvested equity grants for purposes of Section 280G of the Code, which valuation is determined as of the date of the change in control and is based on several factors, including the stock’s fair market value and the length of time until the unvested equity grants would otherwise have vested, assuming no change in control.
(3)	For Mr. Clineburg, represents the estimated present value of a single-trigger increase in the vested amount of his SERP of $10,000 per month for a period of 180 months commencing on the month following the date of the merger. For Mr. Wendel, represents single-trigger acceleration of vesting of his unvested account balance under Cardinal’s Executive Deferred Income Plan. For Messrs. Bergstrom and Reynolds, and Ms. Frazier, represents (i) single-trigger acceleration of vesting of their respective unvested account balances under Cardinal’s Executive Deferred Income Plan, and (ii) the estimated present value of the benefit under their respective SERP agreements with Cardinal that were entered into in connection with the merger. Mr. Clineburg is currently fully vested in the account balance maintained for him under Cardinal’s Executive Deferred Income Plan.
(4)	For Mr. Clineburg, represents the estimated value of his company-owned vehicle which will be transferred to him by Cardinal on or before March 15, 2017. Under Mr. Clineburg’s Split Dollar Agreement with Cardinal, in the event of his death prior to the effective time of the merger, Mr. Clineburg’s designated beneficiaries will be entitled to the difference between (i) the death benefit under Cardinal’s existing BOLI policy covering the life of Mr. Clineburg, and (ii) the cash surrender value of such policy, the value of which death benefit was approximately $2,325,559 as of December 31, 2016. The value of this death benefit is not reflected in the above amount. For Mr. Bergstrom, represents a double-trigger health care continuance benefit to which he would be entitled if, within one year after the merger, his employment is terminated without cause by United Bankshares or he terminates his employment for good reason, or the Health Care Continuance Benefit. For Ms. Frazier, represents (i) a double-trigger Health Care Continuance Benefit to which she would be entitled if she is not employed by United Bankshares following the merger, and (ii) the estimated value of her company-owned vehicle which will be transferred to her by Cardinal on or before March 15, 2017. For Mr. Reynolds, represents a double-trigger Health Care Continuance Benefit to which he would be entitled if, within one year after the merger, his employment is terminated without cause by United Bankshares or he voluntarily terminates his employment for any reason. The Health Care Continuance Benefit generally requires the continuation of coverage under any of Cardinal’s group health and dental plans or COBRA coverage with Cardinal (or its successor) paying that portion of the COBRA premiums that it was paying prior to the merger. For Messrs. Bergstrom and Reynolds, the Health Care Continuance Benefit will continue for a period of 24 months and 18 months, respectively, after the date of termination. For Ms. Frazier, the Health Care Continuance Benefit will continue for a period of 12 months after the date of termination, provided that it will cease sooner if and when she has obtained comparable health coverage from a subsequent employer. The aggregate dollar value of the Health Care Continuance Benefit was estimated by assuming a 20% increase in then-current premium costs on January 1 of each calendar year during the applicable Health Care Continuance Benefit period.
(5)	The Cardinal named executive officers are not expected to receive tax reimbursements in connection with the merger. Pursuant to his employment agreement with Cardinal, in the event that the change in control payments and benefits received or to be received by Mr. Clineburg would constitute an “excess parachute payment” under Section 280G of the Code, Mr. Clineburg would be entitled to an additional payment for the excise taxes under Section 4999 of the Code payable with respect to such excess parachute payment, along with a further additional payment equal to the excise, employment and income taxes payable by Mr. Clineburg with respect to such additional payment. Mr. Clineburg’s change in control benefits are not expected to constitute an “excess parachute payment” under Section 280G of the Code.

Pursuant to her employment agreement with Cardinal, if the payments or benefits received or to be received by Ms. Frazier in connection with the merger would constitute an “excess parachute payment” under Section 280G of the Code, thereby causing her to be subject to an excise tax under Section 4999 of the Code, then the total benefits paid to her will be reduced to the extent necessary to avoid imposition of any such excise taxes.

Please see “– Employment Agreements with Cardinal Executive Officers” for additional information regarding the terms, conditions and limitations on the merger related compensation to which the Cardinal named executed are entitled pursuant to their agreements with Cardinal.

Employment and Engagement with United Bank Following the Merger

Mr. Bergstrom has signed a new employment agreement with United Bank, which will be effective on the effective date of the merger, to be employed as the President of United Bank. Mr. Bergstrom’s new employment agreement with United Bank has a one-year term, an initial annual base salary of $350,000, participation in all benefit plans (including bonus and equity plans) in the same manner as similar situated employees, and that United Bank will pay monthly dues for Mr. Bergstrom’s current country club memberships, Evergreen and Farmington, while he is employed with United Bank, and that Mr. Bergstrom may continue, while employed with United Bank, to drive his current company-owned automobile, and that if its useful life ends while he is still employed with United Bank, he may turn it in to United Bank and thereafter, for the remainder of his employment, have use of another company-owned car under United Bank’s policy for use of company cars as then in effect. United Bank’s policy for Mr. Bergstrom’s use of his company vehicle shall include gas, taxes, maintenance, repairs, insurance, and EZ Pass fees and charges. In addition, if Mr. Bergstrom terminates employment within the first three years after the effective time of the merger, United Bank shall pay an amount equal to the full monthly cost (including COBRA administrative fees, if applicable) of his medical and dental coverage under the current or any successor health plan provided by United or United Bank to its employees, with Mr. Bergstrom eligible to elect any, then available, health plan option for Mr. Bergstrom and his family for 24 months.

In addition, Mr. Bergstrom’s new employment agreement with United Bank grants Mr. Bergstrom an unvested, unsecured right to payment of a retention bonus, which we refer to as the Bergstrom Retention Bonus, in the amount of $1,000,000, to vest ratably and be paid in twelve equal monthly installments during 12 months of continued employment following the effective time of the merger, with the remaining installments to vest and be paid in a lump sum sooner upon termination during the 12 months after the effective time of Mr. Bergstrom by United Bank without cause or due to disability, or upon resignation during such 12 month period by Mr. Bergstrom for good reason. Any remaining unvested installments of the Bergstrom Retention Bonus are forfeited if Mr. Bergstrom is terminated for cause or if he resigns without good reason prior to 12 months of continued employment with United Bank from and after the effective time of the merger. The definitions of cause and good reason under the new employment agreement between Mr. Bergstrom and United Bank are substantially identical to the definitions of cause and good reason under Mr. Bergstrom’s existing employment agreement with Cardinal. United Bank shall, upon the effective time of the merger, make an irrevocable contribution to a rabbi trust with a mutually agreed-upon independent bank of an amount that is sufficient to pay the monthly installments of the Bergstrom Retention Bonus.

Under the employment agreement between Mr. Bergstrom and United Bank, United Bank will pay premiums on a term life insurance policy, insuring Mr. Bergstrom in the amount of the Bergstrom Retention Bonus, and payable to a beneficiary of his choice for a coverage period commensurate with the vesting period for the Bergstrom Retention Bonus, or the period during which Mr. Bergstrom remains employed with United Bank, whichever is shorter. Mr. Bergstrom’s W-2s will reflect appropriate imputed income.

Mr. Bergstrom’s employment agreement with United Bank will also provide that in the event it is determined that any payment, benefit, vesting or distribution to or for the benefit of Mr. Bergstrom would be subject to the excise tax imposed by §4999 of the Code, or any comparable successor provisions, or the excise tax, then the payments shall be either be (i) provided to Mr. Bergstrom in full or (ii) provided to Mr. Bergstrom as to such lesser extent which would result in no portion of such payments being subject to an excise tax, whichever of the foregoing amounts, when taking into account applicable income and employment taxes, the excise tax, and any other applicable taxes, results in the receipt by Mr. Bergstrom on an after-tax basis, of the greatest amount, notwithstanding that all or some portion of such payments may be subject to such excise tax.

Mr. Bergstrom is subject under his employment agreement with United Bank to customary post-employment non-compete and non-solicitation covenants for a period of 12 months beginning after separation from service during the 12 month term of his employment agreement from United Bank for any reason or no reason. The geographic area of the non-compete restriction shall be limited to 25 miles from Mr. Bergstrom’s office at the effective time of the merger.

Cardinal and United Bankshares have agreed that the Bergstrom 2016 Change in Control payment, the Bergstrom 2017 Change in Control payment, and the Bergstrom Retention Bonus described above are intended, in the aggregate, to approximate, and not exceed, the amount that Mr. Bergstrom would be entitled to receive in connection with a termination of his employment without cause or for good reason following a change in control under his employment agreement with Cardinal, prior to its amendment as described above.

It is currently anticipated that Mr. Reynolds will also be employed by United Bank at his current location following the effective time of the merger, as the Director of Sales and Regional President, directly reporting to Mr. Bergstrom. United Bank and Mr. Reynolds are currently negotiating a new employment agreement, the terms of which have not yet been finalized, to replace Mr. Reynold’s existing employment agreement with Cardinal at the effective time of the merger. Although the terms of Mr. Reynold’s employment with United Bank have not been finalized, the agreement is expected to include an initial annual base salary of $300,000, participation by Mr. Reynolds in the standard cash and equity incentive programs for similarly situated executive officers of United Bank, as well as participation in all benefit plans (including bonus and equity plans) in the same manner as similar situated employees. United Bank will pay the monthly dues for Mr. Reynolds’ current country club memberships, Westwood and Kinloch, while employed with United Bank. Mr. Reynolds may continue, while employed with United Bank, to drive his current company-owned automobile, and if its useful life ends while he is still employed with United Bank, he may turn it in to United Bank and for the remainder of his employment he will have the use of another company-owned car under United Bank’s policy for use of company cars as then in effect. United Bank’s policy for Mr. Reynolds’ use of his company-owned car includes gas, taxes, maintenance, repairs, insurance and his EZ Pass. Vacation time is to be in accordance with United Bank’s policies in place for similarly situated executive officers of United Bank. It is anticipated that Mr. Reynolds will have administrative support consistent with his current administrative support. United Bank will fully support Mr. Reynolds’ involvement in outside business and civic organizations.

Under the anticipated new employment agreement with United Bank, Mr. Reynolds will receive a payment, on the effective date of the merger of 1.5 times his annual salary, and such payment is estimated to be $615,000.

Also, under the anticipated new employment agreement between Mr. Reynolds and United Bank, if Mr. Reynolds’ employment is terminated without cause or he voluntarily resigns within three years after the effective date of the merger, he is entitled to continued group health and dental insurance benefits for himself and his family for a period of 12 months after the date of termination or resignation. If a change of control of United Bank occurs during such three-year period and his employment is terminated without cause or he voluntarily resigns within 12 months after such change of control, he is entitled to continued group health and dental insurance benefits for a period of 12 months after the date of termination or resignation. In the event that Mr. Reynolds does not agree to a new employment agreement with United Bank, and United Bankshares were to assume the obligations of his employment agreement with Cardinal, in the event of termination of Mr. Reynolds’ employment by United Bankshares or its affiliates within 12 months after the effective time of the merger, without cause as defined in Mr. Reynolds’ employment agreement with Cardinal, or by voluntary resignation of Mr. Reynolds between 10 and 12 months after the effective time of the merger, United Bankshares or an affiliate would be obligated to provide continued health and dental insurance benefits to Mr. Reynolds and his family for a period of 18 months.

Cardinal Retirement Benefits

Qualified Retirement Plan

The parties also anticipate termination of the Cardinal qualified retirement plan, effective on or immediately before the effective time of the merger, and upon such termination, the accounts of all participants, including Messrs. Clineburg, Bergstrom, Reynolds and Wendel and Ms. Frazier, will vest 100%.

Deferred Income Plan

Each of Messrs. Clineburg, Bergstrom, Reynolds and Wendel and Ms. Frazier is a participant in the Cardinal non-qualified Executive Deferred Income Plan, or the Cardinal deferred income plan, which provides that matching contributions vest 100% at a change of control. The amounts set forth below are calculated assuming that the effective date of the merger occurred on December 31, 2016.

Mr. Clineburg is fully vested in the account balance maintained for him under the Cardinal deferred income plan. As Mr. Clineburg has elected change of control as the distribution event for these deferrals, he will receive a payment of $2,598,365 from such plan at the effective time of the merger, although this amount is not considered as part of any “parachute payment” for purposes of Section 280G of the Code, as it is previously vested in full and the distribution is not an acceleration of the previously elected time and form of payment.

Mr. Bergstrom has $126,470 in matching contributions that are not 100% vested, which will instead vest 100% at the effective time of the merger. The estimated value of the accelerated vesting is $126,470. Mr. Bergstrom elected change of control as the distribution event for these deferrals, and he will receive a payment of $2,264,921 from this plan at the effective time of the merger, although only the accelerated vesting of the matching contributions is considered as part of any “parachute payment” for purposes of Section 280G of the Code, as the distribution on change of control previously vested in full and the distribution is not an acceleration of the previously elected time and form of payment.

Ms. Frazier has $152,339 in matching contributions that are not 100% vested, which will instead vest 100% at the effective time of the merger. The estimated value of the accelerated vesting is $152,339. Ms. Frazier elected change of control as the distribution event for these deferrals, and she will receive a payment of $972,956 from this plan at the effective time of the merger, although only the accelerated vesting of the matching contributions is considered as part of any “parachute payment” for purposes of Section 280G of the Code, as the distribution on change of control previously vested in full and the distribution is not an acceleration of the previously elected time and form of payment.

Mr. Reynolds has $136,453 in matching contributions that are not 100% vested, which will vest 100% at the effective time of the merger. The estimated value of the accelerated vesting is $136,453. Mr. Reynolds elected change of control as the distribution event for a portion these deferrals, and he will receive a payment of $373,253 from this plan at the effective time of the merger and the remaining $1,207,213 of his plan accounts will be held, invested and distributed over certain periods as elected by Mr. Reynolds, although only the accelerated vesting of the matching contributions is considered as part of any “parachute payment” for purposes of Section 280G of the Code, as the distribution on change of control previously vested in full and the distribution is not an acceleration of the previously elected time and form of payment.

Mr. Wendel has $114,394 in matching contributions that are not 100% vested, which will vest 100% at the effective time of the merger. The estimated value of the accelerated vesting is $114,394. Mr. Wendel elected change of control as the distribution event for these deferrals, and he will receive a payment of $650,530 from this plan at the effective time of the merger, although only the accelerated vesting of the matching contributions is considered as part of any “parachute payment” for purposes of Section 280G of the Code, as the distribution on change of control previously vested in full and the distribution is not an acceleration of the previously elected time and form of payment.

The members of the Cardinal board of directors knew about these additional interests and considered them when they approved the merger agreement and the merger.

Accounting Treatment of the Merger

The merger will be accounted for using acquisition accounting, in accordance with U.S. generally accepted accounting principles, for accounting and financial reporting purposes. Under acquisition accounting, the assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of Cardinal as of the effective time of the merger will be recorded at their respective fair values and added to those of United Bankshares. Any excess of purchase price over the fair values is recorded as goodwill. Consolidated financial statements of United Bankshares issued after the merger would reflect these fair values and would not be restated retroactively to reflect the historical consolidated financial position or results of operations of Cardinal.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the merger agreement. The following description of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached to this prospectus and joint proxy statement as Appendix A and is incorporated by reference into this document. This summary may not contain all of the information about the merger agreement that may be important to you. You are urged to read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.

Terms of the Merger

Each of the United Bankshares board of directors and the Cardinal board of directors has approved the merger agreement, which provides for the merger of Cardinal with and into UBV, a direct wholly-owned subsidiary of United Bankshares. UBV will be the surviving entity in the merger.

Each share of Cardinal common stock issued and outstanding immediately prior to the completion of the merger (other than shares held by United Bankshares and its subsidiaries, in each case except for shares held by them in a fiduciary capacity or as a result of debts previously contracted) will be converted into the right to receive 0.71 shares of United Bankshares common stock, which is referred to herein as the exchange ratio. If the number of shares of common stock of United Bankshares or Cardinal changes before the merger is completed because of a reclassification, recapitalization, stock dividend, stock split, reverse stock split or similar event, then a proportionate adjustment will be made to the exchange ratio.

The UBV articles of organization and the UBV operating agreement as in effect immediately prior to the completion of the merger will be the articles of organization and operating agreement of the surviving entity.

After the effective time of the merger and as part of the same overall transaction, Cardinal Bank, the wholly-owned subsidiary of Cardinal, for no additional consideration and pursuant to the bank merger agreement, attached as an exhibit to the merger agreement, will merge with and into United Bank, a Virginia banking corporation, and a wholly-owned subsidiary of UBV, or the bank merger. As a result of the bank merger, the separate existence of Cardinal Bank will cease and the corporate existence of United Bank, as the merged bank, shall continue unaffected and unimpaired by the bank merger and the merged bank shall be deemed to be the same business and corporate entity as each of Cardinal Bank and United Bank.

Treatment of Cardinal Stock Options

Under the merger agreement, each stock option to buy Cardinal common stock granted under a Cardinal equity compensation plan that is outstanding and not yet exercised immediately prior to the merger, whether vested or unvested, will vest pursuant to the terms thereof and will be converted into an option to acquire, on the same terms and conditions as were applicable under such stock option, the number of shares of United Bankshares common stock equal to (a) the number of shares of Cardinal common stock subject to such stock option multiplied by (b) 0.71. Such product will be rounded down to the nearest whole number. The exercise price per share (rounded up to the next whole cent) of each United Bankshares stock option issued for a Cardinal stock option will equal (y) the exercise price per share of shares of Cardinal common stock that were purchasable pursuant to such Cardinal stock option divided by (z) 0.71.

Each Cardinal stock option that is intended to be an “incentive stock option” (as defined in Section 422 of the Code) will be adjusted in accordance with the requirements of Section 424 of the Code and all Cardinal stock options will be adjusted in a manner that maintains the options’ exemption from Section 409A of the Code. At or prior to the effective time of the merger, Cardinal must use its reasonable best efforts to obtain any necessary consents from optionees with respect to the Cardinal equity compensation plans to permit replacement of the outstanding Cardinal stock options by United Bankshares and to permit United Bankshares to assume the

Cardinal equity compensation plans. Cardinal must take all action necessary to amend the Cardinal equity compensation plans to eliminate automatic grants or awards thereunder following the effective time. At the effective time of the merger, United Bankshares will assume the Cardinal equity compensation plans, but such assumption will only be with respect to the United Bankshares replacement options granted pursuant to the merger agreement and United Bankshares will have no obligation to make any additional grants or awards under the Cardinal equity compensation plans.

Restricted Stock

Under the merger agreement, each restricted stock award under a Cardinal equity compensation plan that is unvested or contingent and outstanding immediately prior to the merger will fully vest and be converted into the right to receive, without interest, the merger consideration and the shares of Cardinal common stock subject to such stock award will be treated in the same manner as all other shares of Cardinal common stock for such purposes.

Conditions of the Merger

The respective obligations of United Bankshares and Cardinal to consummate the merger are subject to the satisfaction of certain mutual conditions, including the following:

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The shareholders of Cardinal approve the merger agreement and the transactions contemplated thereby, described in this prospectus and joint proxy statement, at the meeting of shareholders for Cardinal;

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The shareholders of United Bankshares approve the issuance of the merger consideration, the amendment to the United Bankshares articles of incorporation and the merger agreement and the transactions contemplated thereby, described in this prospectus and joint proxy statement, at the meeting of shareholders for United Bankshares;

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All regulatory approvals required by law to consummate the transactions contemplated by the merger agreement are obtained from the Federal Reserve, the Virginia Bureau of Financial Institutions and the other appropriate federal and/or state regulatory agencies without unreasonable conditions, all waiting periods after such approvals required by law or regulation expire and no such approvals will contain any conditions or requirements applicable either before or after the effective time of the merger that United Bankshares reasonably determines in good faith would have a material adverse effect on United Bankshares and its subsidiaries as a whole, taking into account the consummation of the merger with Cardinal;

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The registration statement (of which this prospectus and joint proxy statement is a part) registering shares of United Bankshares common stock to be issued in the merger is declared effective and not subject to a stop order and no proceedings suspending the effectiveness of the registration statement shall have been initiated or threatened by the SEC;

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The absence of any statute, rule, regulation, judgment, decree, injunction or other order being enacted, issued, promulgated, enforced or entered by a governmental authority effectively prohibiting consummation of the merger;

•	Authorization for the listing on Nasdaq of the shares of United Bankshares common stock to be issued in the merger, subject to official notice of issuance; and

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All supplemental and amended documents required to be executed by United Bankshares to assume Cardinal’s obligations with respect to certain trust preferred securities shall have been executed and delivered by United Bankshares.

In addition to the mutual conditions described above, United Bankshares’ obligation to consummate the merger is subject to the satisfaction, unless waived, of the following other conditions:

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The representations and warranties of Cardinal made in the merger agreement are true and correct as of the date of the merger agreement and as of the effective time of the merger and United Bankshares receives a certificate of the chief executive officer and the chief financial officer of Cardinal to that effect;

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Cardinal performs in all material respects all obligations required to be performed by it under the merger agreement at or prior to the effective time of the merger and delivers to United Bankshares a certificate of its chief executive officer and chief financial to that effect; and

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United Bankshares shall have received an opinion of Bowles Rice LLP, counsel to United Bankshares, dated as of the effective time of the merger, that the merger will be treated as a “reorganization” under Section 368 of the Code.

In addition to the mutual conditions described above, Cardinal’s obligation to complete the merger is subject to the satisfaction, unless waived, of the following other conditions:

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The representations and warranties of United Bankshares made in the merger agreement are true and correct as of the date of the merger agreement and as of the effective time of the merger and Cardinal receives a certificate of the chief executive officer and chief financial officer of United Bankshares to that effect;

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United Bankshares performs in all material respects all obligations required to be performed by it under the merger agreement at or prior to the effective time of the merger and delivers to Cardinal a certificate of its chief executive officer and chief financial officer to that effect; and

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Cardinal shall have received an opinion of LeClairRyan, counsel to Cardinal, dated as of the effective time of the merger, that the merger will be treated as a “reorganization” under Section 368 of the Code.

Representations and Warranties

The merger agreement contains representations and warranties by United Bankshares and Cardinal. These representations and warranties are qualified by items previously disclosed and a materiality standard, which means that neither United Bankshares nor Cardinal is in breach of a representation or warranty unless the existence of any fact, event or circumstance, individually, or taken together with other facts, events or circumstances has had or is reasonably likely to have a material adverse effect on United Bankshares or Cardinal. These include, among other things, representations and warranties by United Bankshares and Cardinal to each other as to:

•	Organization and good standing of each entity and its subsidiaries;

•	Each entity’s capital structure;

•	Each entity’s (including UBV) power and authority relative to the execution and delivery of, and performance of its obligations under, the merger agreement;

•	Absence of material adverse changes since December 31, 2015;

•	Consents and approvals required;

•	Regulatory matters;

•	Accuracy of documents, including financial statements and other reports, filed by each entity with the SEC;

•	Absence of defaults under material contracts and agreements;

•	Absence of environmental problems;

•	Absence of conflicts between each entity’s obligations under the merger agreement and its charter documents and contracts to which it is a party or by which it is bound;

•	Litigation and related matters;

•	Taxes and tax regulatory matters;

•	Compliance with applicable laws, the Sarbanes-Oxley Act and accounting controls;

•	Absence of brokerage commissioners, except as disclosed for financial advisors;

•	Employee benefit matters;

•	Risk management instruments in effect for each entity;

•	The taking of all actions necessary to exempt the merger agreement from any takeover laws;

•	Books and records being fully and accurately maintained and fairly presenting events and transactions;

•	Insurance matters;

•	Labor matters;

•	Opinions of the parties’ respective financial advisors;

•	Loan matters;

•	Allowance for loan and lease losses; and

•	Marketable title to assets.

No representation or warranty contained in the merger agreement shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in the merger agreement has had or is reasonably likely to have a “material adverse effect”.

For the purposes of the merger agreement, a “material adverse effect” means any event, change, effect, development, state of facts, condition, circumstances or occurrence that, individually or in the aggregate, (i) is material and adverse to the financial position, results of operations or business of United Bankshares and its subsidiaries taken as a whole or Cardinal and its subsidiaries taken as a whole, respectively, or (ii) would materially impair the ability of either United Bankshares or Cardinal to perform its obligations under the merger agreement or otherwise materially threaten or materially impede the consummation of the merger and the other transactions contemplated by the merger agreement; provided, that the impact of the following items shall not be deemed to be a material adverse effect:

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Changes in tax, banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities except to the extent that such changes have a disproportionate impact on United Bankshares or Cardinal, as the case may be, relative to the overall effects on the banking industry;

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Changes in U.S. generally accepted accounting principles or regulatory accounting requirements applicable to banks and their holding companies generally, except to the extent that such changes have a disproportionate impact on United Bankshares or Cardinal, as the case may be, relative to the overall effects on the banking industry;

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Changes in economic conditions affecting financial institutions generally, including changes in market interest rates, credit availability and liquidity, and price levels or trading volumes in securities markets except to the extent that such changes have a disproportionate impact on United Bankshares or Cardinal, as the case may be, relative to the overall effects on the banking industry;

•	Any modifications or changes to valuation policies and practices in connection with the merger in accordance with U.S. generally accepted accounting principles;

•	Actions and omissions of United Bankshares or Cardinal taken with the prior written consent of the other in contemplation of the transactions contemplated by the merger agreement;

•	Any outbreak or escalation of hostilities or war (whether or not declared) or any act of terrorism, or any earthquakes, hurricanes, tornados or other natural disasters;

•	Failure of United Bankshares or Cardinal to meet any internal financial forecasts or any earnings projections (whether made by United Bankshares or Cardinal or any other person);

•	The public disclosure of the merger agreement and the impact thereof on relationships with customers or employees; or

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The effects of compliance with the merger agreement on the operating performance of the parties, including, expenses incurred by the parties in consummating the transactions contemplated by the merger agreement.

Waiver and Amendment

Prior to the effective time of the merger, any provision of the merger agreement may be waived by the party benefiting by the provision or amended or modified by an agreement in writing between the parties, except that, after the Cardinal special meeting, the merger agreement may not be amended if it would violate the Virginia Stock Corporation Act.

Indemnification; Directors’ and Officers’ Insurance

United Bankshares has agreed to indemnify the directors, officers and employees of Cardinal and its subsidiaries for a period of six years from the effective time of the merger to the fullest extent that Cardinal or any of its subsidiaries is permitted or required to indemnify (and advance expenses to) its directors and officers under the laws of the Commonwealth of Virginia, the articles of incorporation and bylaws of Cardinal and/or any of its subsidiaries and any indemnification agreements in effect between Cardinal and/or any of its subsidiaries and any director, officer or employee thereof. Additionally, United Bankshares has agreed to maintain in effect (i) the current provisions of the articles of incorporation and bylaws of Cardinal and/or its subsidiaries and (ii) any indemnification agreements in place with any directors, officers or employees of Cardinal and/or its subsidiaries, for a period of six years following the effective time of the merger.

United Bankshares has also agreed for a period of six years from the effective time of the merger to use its reasonable best efforts to cause the directors and officers of Cardinal to be covered by a directors’ and officers’ liability insurance policy maintained by United Bankshares with respect to claims against such officers and directors arising from facts or events that occurred prior to the effective time of the merger. United Bankshares is not required to expend, on an annual basis, more than 200% of the current amount expended by Cardinal to maintain or procure such directors and officers liability insurance coverage.

Acquisition Proposals

Cardinal has agreed that it will not, and that it will cause its officers, directors, agents, advisors, and affiliates not to solicit or encourage inquiries or proposals with respect to, engage in any negotiations concerning, or provide any confidential information to, or have any discussions with any person relating to any proposal to acquire the stock or assets of Cardinal or other business combination transactions with Cardinal, unless the Cardinal board of directors concludes in good faith, after consultation with and based upon the advice of outside counsel, that the failure to take such actions in response to a written unsolicited acquisition proposal, would be reasonably likely to constitute a breach of its fiduciary duties to shareholders under applicable law. In such a case and upon the receipt of a confidentiality agreement, Cardinal would be permitted to provide non-public information to, and negotiate with, the person or entity who made the written unsolicited acquisition proposal. Additionally, Cardinal must promptly inform United Bankshares of all relevant details of any inquires or contacts by third parties relating to the possible disposition of the business or capital stock of Cardinal, or any merger, change of control or other business combination involving Cardinal. If Cardinal, by a majority vote of members of the board of directors of Cardinal, terminates the merger agreement in order to concurrently enter into an agreement with respect to an unsolicited competing acquisition proposal received and considered by Cardinal (i) that, if consummated, would be more favorable to Cardinal’s shareholders from a financial point of view than the merger with United Bankshares, (ii) is fully financed or reasonably capable of being fully financed and (iii) is reasonably likely to receive all required governmental approvals, provided that United Bankshares does not make a counteroffer that is at least as favorable to the other proposal, it is obligated to pay to United Bankshares the termination fee equal to $36,000,000. See “– Effect of Termination; Termination Fees” on page 118.

Effective Time

The merger will be consummated and become effective upon the issuance of a certificate of merger by the Virginia State Corporation Commission (or on such other date as may be specified in the articles of merger to be filed with the Virginia State Corporation Commission). Provided that the conditions set forth in the merger agreement have been satisfied or waived, other than those conditions that by their nature are to be satisfied at the effective time of the merger, United Bankshares and Cardinal shall cause the effective date of the merger to occur on the date on which Cardinal’s data processing systems are fully integrated with United Bankshares’ data processing systems; provided, that if such date shall not have occurred by May 31, 2017, then the parties shall cause the effective date of the merger to occur on the sooner of (i) five business days thereafter if all of the conditions of the merger have been satisfied or waived as of such date or (ii) five business days following the satisfaction or waiver of the conditions set forth in the merger agreement; and provided, further, that, if Cardinal has declared a dividend in any quarter, to be paid in such quarter in which all conditions set forth in the merger agreement have been satisfied or waived, then the effective date shall be the day immediately after the record date for the dividend declared by United Bankshares in such quarter (or, at the election of United Bankshares, on the last business day of the month in which such day occurs), unless another date is agreed to by Cardinal and United Bankshares in writing.

Regulatory Approvals

The merger and the other transactions contemplated by the merger agreement require the approval of the Federal Reserve and the Virginia Bureau of Financial Institutions. As a bank holding company, United Bankshares is subject to regulation under the BHCA. Cardinal is a Virginia corporation, a member bank of the Federal Reserve System, and is subject to the Virginia banking and finance statutes in Title 6.2 of the Code of Virginia. United Bankshares, Cardinal, UBV, Cardinal Bank and United Bank have filed all required applications seeking approval of the merger with the Federal Reserve and the Virginia Bureau of Financial Institutions.

Under the BHCA, the Federal Reserve is required to examine the financial and managerial resources and future prospects of the combined organization and analyze the capital structure and soundness of the resulting entity. The Federal Reserve has the authority to deny an application if it concludes that the combined organization would have inadequate capital. In addition, the Federal Reserve can withhold approval of the merger if, among other things, it determines that the effect of the merger would be to substantially lessen competition in the relevant market. Further, the Federal Reserve must consider whether the combined organization meets the requirements of the Community Reinvestment Act of 1977 by assessing the involved entities’ records of meeting the credit needs of the local communities in which they operate, consistent with the safe and sound operation of such institutions. The Virginia Bureau of Financial Institutions will review the merger under similar standards.

In addition, a period of 15 to 30 days must expire following approval by the Federal Reserve before completion of the merger is allowed, within which period the United States Department of Justice may file objections to the merger under the federal antitrust laws.

The merger cannot be consummated prior to receipt of all required approvals. There can be no assurance that required regulatory approvals for the merger will be obtained and, if the merger is approved, as to the date of such approvals or whether the approvals will contain any unacceptable conditions. There can likewise be no assurance that the United States Department of Justice will not challenge the merger during the waiting period set aside for such challenges after receipt of approval from the Federal Reserve.

Under the merger agreement, United Bankshares is not required to agree to any condition or take any action if such agreement or the taking of such action is reasonably likely to result in any conditions or requirements applicable either before or after the effective time of the merger that the United Bankshares board of directors reasonably determines in good faith would have a material adverse effect on United Bankshares and its subsidiaries taken as a whole taking into account the consummation of the merger in making such determination, which we refer to as a materially burdensome regulatory condition. If the merger is not consummated by August 31, 2017 or the necessary governmental approvals are not obtained, solely because United Bankshares does not satisfy a condition to approval of a governmental authority requiring it to raise or obtain capital, then United Bankshares may be required to pay Cardinal a termination fee of $13,500,000 if certain other conditions are satisfied. See “– Effect of Termination; Termination Fees” on page 118.

United Bankshares and Cardinal are not aware of any governmental approvals or actions that may be required for consummation of the merger other than as described above. Should any other approval or action be required, it is presently contemplated that such approval or action would be sought. There can be no assurance that any necessary regulatory approvals or actions will be timely received or taken, that no action will be brought challenging such approval or action or, if such a challenge is brought, as to the result thereof, or that any such approval or action will not be conditioned in a manner that would cause the parties to abandon the merger.

The approval of any application merely implies the satisfaction of regulatory criteria for approval, which does not include review of the merger from the standpoint of the adequacy of the cash consideration or the exchange ratio for converting Cardinal common stock to United Bankshares common stock. Furthermore, regulatory approvals do not constitute an endorsement or recommendation of the merger.

As of the date of this prospectus and joint proxy statement, no regulatory approvals have been received. While United Bankshares and Cardinal do not know of any reason why necessary regulatory approval would not be obtained in a timely manner, they cannot be certain when or if they will receive them, or if obtained, whether they will contain terms, conditions or restrictions not currently contemplated that will be detrimental to the combined company after completion of the merger.

Conduct of Business Pending the Merger

The merger agreement contains reciprocal forbearances made by Cardinal and United Bankshares to each other. Cardinal and United Bankshares have agreed that, until the effective time of the merger, neither of them nor any of their subsidiaries, without the prior written consent of, or as previously disclosed to, the other, will:

•

Conduct business other than in the ordinary and usual course or fail to use reasonable efforts to preserve intact its business organizations and assets and maintain its rights, franchises and existing relations with customers, suppliers, employees and business associates, or take any action reasonably likely to have an adverse effect upon its ability to perform any of its material obligations under the merger agreement;

•	Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by U.S. generally accepted accounting principles or its regulatory authorities;

•

Except as required by applicable law or regulation, implement or adopt any material change in its interest rate or other risk management policies, practices or procedures, fail to materially follow existing policies or practices with respect to managing exposure to interest rate and other risk, or fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk; or

•

Take any action that would, or is reasonably likely to, prevent or impede the merger from qualifying as a reorganization within the meaning of Section 368 of the Code, or knowingly take any action that is intended or is reasonably likely to result in any of the conditions to the merger not being satisfied, or a material violation of any provision of the merger agreement except, in each case, as may be required by applicable law or regulation.

Cardinal has also agreed that, prior to the effective time, without the prior written consent of, or as previously disclosed to, United Bankshares, it will not and will cause each of its subsidiaries not to:

•

Other than pursuant to rights previously disclosed and outstanding on the date of the merger agreement, issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of Cardinal common stock or any rights to purchase Cardinal common stock, enter into any agreement with respect to the foregoing, or permit any additional shares of Cardinal common stock to become subject to new grants of employee or director stock options, other rights or similar stock based employee rights (other than equity compensation awards and issuances of Cardinal common stock, rights, employee or director stock options or similar equity compensation awards under a Cardinal equity compensation plan in the ordinary course of business consistent with past practice);

•

Except as previously disclosed, make, declare, pay or set aside for payment any dividend (other than cash dividends at a rate not to exceed $0.12 per share on Cardinal common stock and dividends from wholly-owned subsidiaries to Cardinal, or another wholly-owned subsidiary of Cardinal) on or in respect of, or declare or make any distribution on, any shares of Cardinal stock or directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock;

•

Enter into or amend or renew any employment, consulting, compensation, severance or similar agreements or arrangements with any director, officer or employee of Cardinal or its subsidiaries, except as previously disclosed, or grant any salary or wage increase or increase any employee benefit, except for normal individual increases in compensation to employees in the ordinary course of business consistent with past practices, individual cash bonus awards for 2016 performance in accordance with Cardinal’s short-term and long-term incentive plans in the ordinary course of business consistent with past practice and for the retention bonus pool equal to $1,250,000 in the aggregate that Cardinal and United Bankshares have agreed to establish for the purpose of retaining certain employees of Cardinal before and after the effective time of the merger;

•

Enter into, establish, adopt or amend (except as may be required by applicable law or to satisfy previously disclosed contractual obligations existing as of the date of the merger agreement) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee of Cardinal or its subsidiaries, or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder;

•

Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business and in a transaction that is not material to it and its subsidiaries taken as a whole;

•

Except in the ordinary course of business, acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity;

•	Amend Cardinal’s articles of incorporation or bylaws or the articles of incorporation or bylaws (or similar governing documents) of any of Cardinal’s subsidiaries;

•

Except in the ordinary course of business consistent with past practice, enter into or terminate any material contract or amend or modify in any material respect any of its existing material contracts in a manner that is material to Cardinal and its subsidiaries taken as a whole;

•	Except in the ordinary course of business consistent with past practice, settle any claim, action or proceeding, except for any claim, action or proceeding that does not involve precedent for other material claims, actions or proceedings and that involve solely money damages in an amount, individually or in the aggregate for all such settlements, that is not material to Cardinal and its subsidiaries taken as whole;

•	Incur any indebtedness for borrowed money other than in the ordinary course of business;

•	Organize or approve the organization of any subsidiaries; or

•	Agree or commit to do any of the foregoing.

United Bankshares has agreed that, prior to the effective time, without the prior written consent of, or as previously disclosed to, Cardinal, it will not and will cause each of its subsidiaries not to:

•

Make, declare, pay or set aside for payment any extraordinary dividend, other than in connection with the United Bankshares stock repurchase program, provided that the foregoing restriction does not restrict United Bankshares from making, declaring or paying its regular quarterly cash dividends and dividends from wholly-owned subsidiaries to United Bankshares or another wholly-owned subsidiary of United Bankshares (which, for the avoidance of doubt, will continue to be paid);

•

Enter into any agreement, arrangement or understanding with respect to the merger, acquisition, consolidation, share exchange or similar business combination involving United Bankshares and/or a United Bankshares subsidiary, where the effect of such agreement, arrangement or understanding, or the consummation or effectuation thereof, would be reasonably likely to or does result in the termination of the merger agreement, materially delay or jeopardize the receipt of the approval of any governmental authority or the filing of an application therefor, or cause the anticipated tax treatment of the transactions contemplated in the merger agreement to be unavailable; provided, however, that nothing in such covenant shall prohibit any such transaction that by its terms contemplates the consummation of the merger in accordance with the provisions of the merger agreement and that treats holders of Cardinal common stock, upon completion of the merger and their receipt of United Bankshares stock, in the same manner as the holders of United Bankshares stock;

•	Amend the United Bankshares articles of incorporation or bylaws in a manner that would materially and adversely affect the benefits of the merger to the shareholders of Cardinal; or

•	Agree or commit to do any of the foregoing.

Termination of the Merger Agreement

Cardinal and United Bankshares may mutually agree to terminate the merger agreement at any time upon a vote by a majority of the board of directors of each of Cardinal and United Bankshares.

Either Cardinal or United Bankshares may terminate the merger agreement if the merger is not complete by August 31, 2017, unless the failure of the merger to be consummated arises out of or results from the knowing action or inaction of the party seeking to terminate.

United Bankshares may terminate the merger agreement if any of the following occurs:

•	Cardinal materially breaches any of its representations or obligations under the merger agreement and does not cure the breach within 30 days of written notice of the breach;

•

(i) Final action has been taken by any governmental authority whose approval is required for consummation of the merger and the other transactions contemplated by the merger agreement, which final action has become nonappealable and does not approve the merger agreement or the transactions contemplated by the merger agreement, or such governmental authority has approved of the merger agreement or the transactions contemplated by the merger agreement with a materially burdensome regulatory condition, (ii) any governmental authority whose approval or nonobjection is required in connection with the merger agreement or the transactions contemplated by the merger agreement has stated that it will not issue the required approval or nonobjection, (iii) the shareholders of United

Bankshares do not approve the merger agreement, the issuance of United Bankshares common stock or the United Bankshares articles amendment or (iv) the Cardinal shareholders do not approve the merger agreement;

•

As of August 31, 2017, (i) the continued accuracy of Cardinal’s representations and warranties in the merger agreement cannot be confirmed by Cardinal, (ii) the performance in all material respects of all of its obligations in the merger agreement cannot be confirmed by Cardinal, or (iii) the binding, written agreements with certain key employees of Cardinal concerning employment with United Bankshares after the effective time of the merger have not been executed and delivered or one of the key employees has taken any action on or before the effective time of the merger to materially breach or to cancel or terminate any such agreement (provided that such failure is not a result of United Bankshares’ failure to perform, in any material respect, any of its covenants or agreements contained in the merger agreement or the breach by United Bankshares of any of its material representations or warranties contained in the merger agreement); or

•	The Cardinal board of directors fails to recommend approval of the merger agreement, withdraws its recommendation or modifies its recommendation in a manner adverse to United Bankshares.

Cardinal may terminate the merger agreement if any of the following occurs:

•	United Bankshares materially breaches any of its representations or obligations under the merger agreement and does not cure the breach within 30 days of written notice of the breach;

•

(i) Final action has been taken by any governmental authority whose approval is required for consummation of the merger and the other transactions contemplated by the merger agreement, which final action has become nonappealable and does not approve the merger agreement or the transactions contemplated by the merger agreement, or such governmental authority has approved of the merger agreement or the transactions contemplated by the merger agreement with a materially burdensome regulatory condition, (ii) any governmental authority whose approval or nonobjection is required in connection with the merger agreement or the transactions contemplated by the merger agreement has stated that it will not issue the required approval or nonobjection, (iii) the shareholders of United Bankshares do not approve the merger agreement, the issuance of United Bankshares common stock or the United Bankshares articles amendment or (iv) the Cardinal shareholders do not approve the merger agreement;

•

As of August 31, 2017, United Bankshares is not able to confirm, (i) the continued accuracy of its representations and warranties in the merger agreement or (ii) the performance in all material respects of all of its obligations in the merger agreement (provided that such failure is not a result of Cardinal’s failure to perform, in any material respect, any of its covenants or agreements contained in the merger agreement or the breach by Cardinal of any of its material representations or warranties contained in the merger agreement);

•

The United Bankshares board of directors fails to recommend approval of the merger agreement and the issuance of United Bankshares common stock in connection with the merger to the United Bankshares shareholders, withdraws its recommendation or modifies its recommendation in a manner adverse to Cardinal; or

•

The price of United Bankshares common stock declines by more than 20% from $38.91 and underperforms an index of banking companies by more than 15% over a designated measurement period unless United Bankshares agrees to increase the number of shares of United Bankshares common stock to be issued to holders of Cardinal common stock who are to receive shares of United Bankshares common stock in the merger to an amount that equals the economic value of the merger consideration to be received by Cardinal shareholders as of the date the merger agreement was executed.

Additionally, Cardinal may terminate the merger agreement in order to enter into an agreement with respect to an unsolicited acquisition proposal that if consummated would result in a transaction more favorable to

Cardinal shareholders from a financial point of view than the merger, that is fully financed or reasonably capable of being fully financed, is reasonably likely to receive all required approvals of governmental authorities on a timely basis and otherwise reasonably capable of being completed on the terms proposed, provided that United Bankshares does not make a counteroffer that the Cardinal board of directors determines is at least as favorable to the other proposal and Cardinal pays the termination fee described below.

Effect of Termination; Termination Fees

If the merger agreement is validly terminated, the merger agreement will become void without any liability on the part of any party except that provisions relating to expenses and the termination fee will continue in effect and termination will not relieve a breaching party from liability for any willful breach of the merger agreement.

Cardinal has agreed to pay a termination fee to United Bankshares equal to $36,000,000 if:

•

Cardinal terminates the merger agreement in order to concurrently enter into an agreement with respect to an unsolicited acquisition proposal that has been received and is (i) more favorable to its shareholders from a financial point of view than the merger with United Bankshares, (ii) fully financed or reasonably capable of being fully financed, (iii) reasonably likely to receive all required governmental approvals on a timely basis and (iv) otherwise reasonably capable of being completed on the terms proposed, provided United Bankshares does not make a counteroffer that the Cardinal board of directors determines is at least as favorable to the unsolicited acquisition proposal; or

•

United Bankshares terminates the merger agreement because the Cardinal board of directors fails to recommend, withdraws, modifies or changes its recommendation of the merger in a manner adverse in any respect to the interests of United Bankshares and within 12 months after the date of termination of the merger agreement, Cardinal enters into an agreement with respect to another acquisition proposal or consummates another acquisition proposal.

United Bankshares has agreed to pay a termination fee to Cardinal equal to $13,500,000 if either United Bankshares or Cardinal terminates the merger agreement because (a) the merger did not close prior to August 31, 2017 or (b) the necessary governmental approvals were not or cannot be obtained or could be obtained only with a materially burdensome regulatory condition, but only if (i) the delay in the closing of the merger or the action or statement by a governmental authority giving rise to the termination of the merger agreement, as applicable, arises solely because United Bankshares does not satisfy the condition to approval of a governmental authority requiring it to raise or obtain capital, in accordance with the terms required by the applicable governmental authority, (ii) the following conditions have been or are reasonably likely to be satisfied: (A) the Cardinal shareholders have approved of the merger; (B) no injunction prohibiting the consummation of the merger has been enacted or issued (other than any action arising out of the failure to obtain the applicable governmental approval); and (C) the representations and warranties of Cardinal are true and correct and Cardinal’s obligations prior to the closing of the merger are materially performed, (iii) Cardinal has not breached its obligations to assist in the preparation of this prospectus and joint proxy statement, and (iv) United Bankshares does not otherwise have a right to terminate the merger agreement as a result of an uncured material breach by Cardinal or failure by Cardinal to perform all conditions precedent to United Bankshares obligation to close the merger.

Surrender of Stock Certificates

Computershare Limited will act as exchange agent in the merger and in that role will process the exchange of Cardinal stock certificates for United Bankshares common stock. The exchange agent, or United Bankshares and Cardinal if the exchange agent declines to do so, will also be making any computations required by the merger agreement, and all such computations will be conclusive and binding on the holders of Cardinal common stock in the absence of manifest error. In any event, do not forward your Cardinal stock certificates with your proxy card.

After the effective time of the merger, each certificate formerly representing Cardinal common stock, until so surrendered and exchanged, will evidence only the right to receive the number of whole shares of United

Bankshares common stock that the holder is entitled to receive in the merger, any cash payment in lieu of a fractional share of United Bankshares common stock and any dividend or other distribution with respect to United Bankshares common stock with a record date occurring after the effective time of the merger. The holder of such unexchanged certificate will not be entitled to receive any dividends or distributions payable by United Bankshares until the certificate has been exchanged. Subject to applicable laws, following surrender of such certificates, such dividends and distributions, together with any cash payment in lieu of a fractional share of United Bankshares common stock, will be paid without interest.

After the completion of the merger, there will be no further transfers of Cardinal common stock. Cardinal stock certificates presented for transfer after the completion of the merger will be canceled and exchanged for the merger consideration.

If your Cardinal stock certificates have been either lost, stolen or destroyed, you will have to prove your ownership of these certificates and that they were lost, stolen or destroyed before you receive any consideration for your shares. Upon request, our exchange agent, Computershare Limited, will send you instructions on how to provide evidence of ownership.

No Fractional Shares

Each holder of shares of common stock exchanged pursuant to the merger who would otherwise have been entitled to receive a fraction of a share of United Bankshares common stock shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of United Bankshares common stock multiplied by (ii) the average of the daily closing prices for United Bankshares common stock for the 20 consecutive full trading days on which shares of United Bankshares common stock are actually traded on Nasdaq ending on the tenth trading day prior to the date of completion of the merger. A Cardinal shareholder whose direct shareholdings are represented by multiple Cardinal stock certificates will have all shares associated with those stock certificates aggregated for purposes of calculating whole shares and cash in lieu of fractional shares to be received upon completion of the merger.

Assumption of Cardinal Trust Preferred Securities

At the effective time of the merger, United Bankshares will expressly assume all of Cardinal’s obligations under the debentures issued by Cardinal to Cardinal Statutory Trust I and UFBC Capital Trust I and any trust preferred securities issued by Cardinal that are intended to be “qualified trust preferred securities” (as defined in applicable regulatory capital guidelines) or that are eligible for such treatment as grandfathered trust preferred securities. In connection therewith, to the extent applicable, as of the effective time of the merger, United Bankshares will be substituted for Cardinal on such indentures, the subordinated debentures and trust preferred securities and will have executed any and all documents, instruments and agreements, including any supplemental indentures, guarantees or declarations of trust required by the aforementioned indentures, the subordinated debentures or the trust preferred securities issued by Cardinal Statutory Trust I and UFBC Capital Trust I, or as may reasonably be requested by the trustees thereunder, and thereafter shall perform all of Cardinal’s obligations with respect to the subordinated debentures and the trust preferred securities issued by Cardinal Statutory Trust I and UFBC Capital Trust I.

Dissenters’ or Appraisal Rights

Shareholders will not have any dissenters’ or appraisal rights in connection with the merger and the other matters described in this prospectus and joint proxy statement.

Accounting Treatment

The merger will be accounted for using acquisition accounting, in accordance with U.S. generally accepted accounting principles. As such, the assets and liabilities of Cardinal, as of the completion of the merger, will be recorded at their fair values as well as any identifiable intangible assets. Any remaining excess purchase price will be allocated to goodwill, will not be amortized and will be evaluated for impairment annually. Consolidated financial statements of United Bankshares issued after the consummation of the merger will reflect such values. In addition, costs incurred in connection with the business combination will be expensed as incurred unless related to the equity issuance. The operating results of Cardinal will be included in United Bankshares’ consolidated financial statements from the date the merger is consummated and afterwards.

Management and Operations after the Merger

Bernard H. Clineburg will join the United Bankshares board of directors at the effective time of the merger. In addition, the merger agreement provides for the appointment of two individuals from Cardinal to the board of directors of United Bank. See “The Merger – Interests of Certain Cardinal Directors and Executive Officers in the Merger” beginning on page 97.

The remaining current directors and senior officers of United Bankshares are expected to continue in their current positions. Information about the current United Bankshares directors and executive officers can be found in the documents listed under “Where You Can Find More Information” beginning on page 141.

Resales of United Bankshares Common Stock

The shares of United Bankshares common stock to be issued to shareholders of Cardinal under the merger agreement have been registered under the Securities Act of 1933 and, except for those restricted shares that will not experience accelerated vesting in the merger, may be freely traded without restriction by holders, including holders who were affiliates of Cardinal on the date of the special meeting (except for such holders who become affiliates of United Bankshares as of the effective time of the merger via their appointment to the board of directors of United Bankshares or otherwise). All directors and executive officers of Cardinal are considered affiliates of Cardinal for this purpose.

Litigation Relating to the Merger

On December 20, 2016, Henry Kwong, individually and purportedly on behalf of all other Cardinal shareholders, filed a putative class action complaint in the U.S. District Court for the Eastern District of Virginia, Alexandria Division (Case No. 1:16-cv-01582-TSE-MSN), challenging the merger. On January 11, 2017, a separate putative class action complaint was filed by Kyle Miller, individually and purportedly on behalf of all other Cardinal shareholders, in the same court (Case No. 1:17-cv-00044-TSE-MSN). By Order dated January 27, 2017, these actions were consolidated for all purposes and merged. The plaintiffs generally claim that Cardinal and the Cardinal directors, which we refer to as the Cardinal Defendants, and United Bankshares violated federal securities laws by filing with the SEC a materially false and misleading prospectus and joint proxy statement. Mr. Miller also alleges in his complaint that the Cardinal directors breached their fiduciary duties by failing to disclose to the Cardinal shareholders all material information necessary to make an informed decision when voting on the transaction. The complaints seek, among other things, an order enjoining United Bankshares and the Cardinal Defendants from proceeding with or consummating the merger, as well as other equitable relief or money damages in the event that the transaction is completed. United Bankshares and Cardinal believe that the claims are without merit and intend to defend vigorously against the allegations in the complaints.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

General

The following discussion and legal conclusions contained herein constitute and represent the opinion of Bowles Rice LLP, counsel to United Bankshares, and LeClairRyan, A Professional Corporation, counsel to Cardinal, as to the material U.S. federal income tax consequences of the merger to “U.S. holders” of Cardinal common stock who exchange such stock for shares of United Bankshares common stock pursuant to the merger. This discussion is based upon the Code, existing and proposed Treasury Regulations, administrative pronouncements and judicial decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Such a change could affect the continuing validity of this summary. No assurance can be given that the Internal Revenue Service, or the IRS, would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below.

For purposes of this summary, a “U.S. holder” is a beneficial owner of Cardinal common stock that for U.S. federal income tax purposes is: (1) a citizen or resident of the United States; (2) a corporation, or an entity treated as a corporation, created or organized in or under the laws of the United States or any state or political subdivision thereof; (3) a trust (A) if (i) the administration thereof is subject to the primary supervision of a court within the United States, and (ii) one or more United States persons have the authority to control all substantial decisions of such trust or (B) that has a valid election in effect under applicable Treasury Regulations to be treated as a United States person; or (4) an estate that is subject to U.S. federal income tax on its income regardless of the source.

If a partnership (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes) holds Cardinal common stock, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding Cardinal common stock, you should consult your tax advisor.

The following summary addresses only those U.S. Holders that hold their Cardinal common stock as a capital asset within the meaning of Section 1221 of the Code. It does not address all the tax consequences that may be relevant to particular shareholders in light of their individual circumstances or to shareholders that are subject to special rules, including, without limitation: financial institutions; tax-exempt organizations; S corporations, partnerships or other pass-through entities (or an investor in an S corporation, partnership or other pass-through entity); insurance companies; mutual funds; dealers in stocks or securities, or foreign currencies; non-U.S. holders; a trader in securities who elects the mark-to-market method of accounting for the securities; persons that hold shares as a hedge against currency risk, a straddle or a constructive sale or conversion transaction; holders who acquired their shares pursuant to the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan; and holders of Cardinal stock options, stock warrants or debt instruments. In addition, the discussion does not address any alternative minimum tax or any state, local or foreign tax consequences of the merger, nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010.

The Merger

Cardinal and United Bankshares have structured the merger to qualify as a reorganization within the meaning of Section 368(a) of the Code. Consummation of the merger is conditioned upon United Bankshares receiving an opinion from Bowles Rice LLP and upon Cardinal receiving an opinion from LeClairRyan, A Professional Corporation, both to the effect that, based upon facts, representations and assumptions set forth in such opinions, the merger constitutes a reorganization within the meaning of Section 368(a) of the Code. The issuance of the opinions is conditioned on, among other things, such tax counsel’s receipt of representation letters from each of Cardinal or United Bankshares, in each case in form and substance reasonably satisfactory to such counsel, and on customary factual assumptions. Neither of these opinions of counsel is binding on the IRS or the courts and no ruling has been, or will be, sought from the IRS as to the U.S. federal income tax consequences of the merger. Accordingly, each Cardinal shareholder should consult its own tax advisor with respect to the particular tax consequences of the merger to such holder.

Consequences to Cardinal and United Bankshares

Each of Cardinal and United Bankshares will be a party to the merger within the meaning of Section 368(b) of the Code, and neither Cardinal nor United Bankshares will recognize any gain or loss as a result of the merger.

Consequences to Shareholders

Exchange of Cardinal Common Stock for United Bankshares Common Stock. U.S. holders of Cardinal common stock that exchange all of their Cardinal common stock solely for United Bankshares common stock will not recognize income, gain or loss for U.S. federal income tax purposes, except, as discussed below, with respect to cash received in lieu of fractional shares of United Bankshares common stock.

Cash in Lieu of Fractional Shares. U.S. holders of Cardinal common stock that receive cash in lieu of fractional shares of United Bankshares common stock in the merger generally will be treated as if the fractional shares of United Bankshares common stock had been distributed to them as part of the merger, and then redeemed by United Bankshares in exchange for the cash actually distributed in lieu of the fractional shares, with the redemption generally qualifying as an “exchange” under Section 302 of the Code. Consequently, those holders generally will recognize capital gain or loss with respect to the cash payments they receive in lieu of fractional shares measured by the difference between the amount of cash received and the tax basis allocated to the fractional shares, and will be long-term capital gain or loss if, as of the effective date of the merger, the holding period of such shares is greater than one year. The deductibility of capital losses is subject to limitations.

Basis in United Bankshares Common Stock. Each U.S. holder’s aggregate tax basis in United Bankshares common stock received in the merger will be equal to the U.S. holder’s aggregate adjusted tax basis in the Cardinal common stock exchanged in the merger, decreased by the amount of any tax basis allocable to any fractional share interest for which cash is received (described above). The holding period of United Bankshares common stock received by a U.S. holder in the merger will include the holding period of the Cardinal common stock exchanged in the merger if the Cardinal common stock exchanged is held as a capital asset at the time of the merger. If a U.S. holder acquired different blocks of Cardinal common stock at different times or at different prices, the United Bankshares common stock such holder receives will be allocated pro rata to each block of Cardinal common stock, and the basis and holding period of each block of United Bankshares common stock such holder receives will be determined on a block-for-block basis depending on the basis and holding period of the blocks of Cardinal common stock exchanged for such block of United Bankshares common stock.

Backup Withholding and Reporting Requirements

U.S. holders of Cardinal common stock, other than certain exempt recipients, may be subject to backup withholding at a rate of 28% with respect to any cash payment received in the merger in lieu of fractional shares. However, backup withholding will not apply to any U.S. holder that either (a) furnishes to United Bankshares a correct taxpayer identification number and certifies that it is not subject to backup withholding and United Bankshares and its exchange agent have not received notice to the contrary or (b) otherwise proves to United Bankshares and its exchange agent that the U.S. holder is exempt from backup withholding.

In addition, U.S. holders of Cardinal common stock are required to retain permanent records and make such records available to any authorized IRS officers and employees. The records should include the number of shares of Cardinal stock exchanged, the number of shares of United Bankshares stock received, the fair market value and tax basis of Cardinal shares exchanged and the U.S. holder’s tax basis in the United Bankshares common stock received.

If a U.S. holder of Cardinal common stock that exchanges such stock for United Bankshares common stock is a “significant holder” with respect to Cardinal, the U.S. holder is required to include a statement with respect to the exchange on or with the federal income tax return of the U.S. holder for the year of the exchange. A U.S. holder of Cardinal common stock will be treated as a significant holder in Cardinal if the U.S. holder’s ownership interest in Cardinal is five percent (5%) or more of Cardinal’s issued and outstanding common stock or if the U.S. holder’s basis in the shares of Cardinal stock exchanged is one million dollars ($1,000,000) or more. The statement must be prepared in accordance with Treasury Regulation Section 1.368-3 and must be entitled “STATEMENT PURSUANT TO §1.368-3 BY [INSERT NAME AND TAXPAYER IDENTIFICATION NUMBER (IF ANY) OF TAXPAYER], A SIGNIFICANT HOLDER”. The statement must include the names and employer identification numbers of Cardinal and United Bankshares, the date of the merger, and the fair market value and tax basis of Cardinal shares exchanged (determined immediately before the merger).

The discussion of material U.S. federal income tax consequences set forth above does not purport to be a complete analysis or listing of all potential tax effects that may apply to a holder of Cardinal common stock. We strongly encourage shareholders of Cardinal to consult their tax advisors to determine the particular tax consequences to them of the merger, including the application and effect of federal, state, local, foreign and other tax laws.

INFORMATION ABOUT UNITED BANKSHARES AND CARDINAL

United Bankshares

United Bankshares is a West Virginia corporation registered as a bank holding company pursuant to the BHCA. United Bankshares was incorporated on March 26, 1982, organized on September 9, 1982, and began conducting business on May 1, 1984 with the acquisition of three wholly-owned subsidiaries. Since its formation in 1982, United Bankshares has acquired twenty-nine banking institutions. United Bankshares has two banking subsidiaries “doing business” under the name of United Bank, one operating under the laws of Virginia referred to as United Bank and the other operating under the laws of West Virginia referred to as UBI. United Bankshares’ banking subsidiaries offer a full range of commercial and retail banking services and products. United Bankshares also owns nonbank subsidiaries that engage in other community banking services such as asset management, real property title insurance, investment banking, financial planning and brokerage services.

As a bank holding company registered under the BHCA, United Bankshares’ present business is community banking. As of September 30, 2016, United Bankshares’ consolidated assets approximated $14.34 billion and total shareholders’ equity approximated $2.03 billion. At September 30, 2016, United Bankshares’ loan portfolio, net of unearned income, was $10.44 billion and its deposits were $10.58 billion.

The principal executive offices of United Bankshares are located in Charleston, West Virginia at 300 United Centre, 500 Virginia Street, East. The telephone number for United Bankshares’ principal executive offices is (304) 424-8800. United Bankshares operates 128 full service offices – 73 located throughout the Shenandoah Valley region of Virginia and the Northern Virginia, Maryland and Washington, D.C. metropolitan areas, 50 throughout West Virginia, 4 in southwestern Pennsylvania and 1 in southeastern Ohio.

For more information regarding United Bankshares, please see United Bankshares’ Annual Report on Form 10-K for the year ended December 31, 2015, its quarterly report on Form 10-Q for the quarter ended September 30, 2016 and its proxy statement for its 2016 Annual Meeting of shareholders, each of which are incorporated into this prospectus and joint proxy statement by reference.

United Bank

United Bank is a Virginia banking corporation that was incorporated on June 5, 1984. United Bank offers a full range of commercial and retail banking services and products.

United Bank’s present business is community banking. As of September 30, 2016, United Bank’s consolidated assets approximated $8.87 billion and total shareholders’ equity approximated $1.64 billion. At September 30, 2016, United Bank’s loan portfolio, net of unearned income, was $5.44 billion and its deposits were $5.98 billion.

The headquarters and executive officers of United Bank are located at 11185 Fairfax Boulevard, Fairfax, VA 22030. United Bank operates 71 full service offices throughout the Shenandoah Valley Region of Virginia and the Northern Virginia, Maryland and Washington, D.C. areas.

For more information regarding United Bank, please see United Bankshares’ Annual Report on Form 10-K for the year ended December 31, 2015, its quarterly report on Form 10-Q for the quarter ended September 30, 2016 and its proxy statement for its 2016 Annual Meeting of shareholders, each of which are incorporated into this prospectus and joint proxy statement by reference.

Cardinal

Cardinal Financial Corporation, a financial holding company, was organized on December 10, 1997 as a Virginia corporation. Cardinal’s activities consist of investment in its wholly-owned subsidiaries. The principal operating subsidiary of Cardinal is Cardinal Bank, a Virginia state-chartered bank with 29 banking offices located in Northern Virginia, Maryland and the greater Washington, D.C. metropolitan area, and its subsidiary George Mason Mortgage, LLC, a mortgage banking company based in Fairfax, Virginia. In addition to Cardinal Bank, Cardinal has one nonbank subsidiary, Cardinal Wealth Services, Inc., a wealth management services subsidiary.

As of September 30, 2016, Cardinal’s consolidated assets approximated $4.22 billion and total shareholders’ equity approximated $451.8 million. At September 30, 2016, Cardinal’s loan receivable portfolio, net of allowances for loan losses was approximately $3.20 billion and its deposits totaled approximately $3.22 billion.

Cardinal’s and Cardinal Bank’s executive offices and main branch are located at 8270 Greensboro Drive, Suite 500, McLean, Virginia 22102, and its telephone number is (703) 584-3400. Cardinal Bank currently has 28 additional full service branch offices throughout Northern Virginia, Maryland and the greater Washington, D.C. metropolitan area, an investment services office in Vienna, Virginia and 16 residential mortgage lending offices in Virginia, Maryland and the District of Columbia.

For more information regarding Cardinal, please see Cardinal’s Annual Report on Form 10-K for the year ended December 31, 2015, its quarterly report on Form 10-Q for the quarter ended September 30, 2016, and its proxy statement for its 2016 Annual Meeting of Shareholders, all of which are incorporated into this prospectus and joint proxy statement by reference.

DESCRIPTION OF UNITED BANKSHARES CAPITAL STOCK

General

The authorized capital stock of United Bankshares consists of 100,000,000 shares of common stock, par value $2.50 per share, and 50,000,000 shares of preferred stock, par value of $1.00 per share. United Bankshares has 81,045,385 shares of common stock issued (including 28,274 shares held as treasury shares) and no shares of preferred stock issued, each as of February 1, 2017. The outstanding shares are held by approximately 6,554 shareholders of record, as well as 58,736 shareholders in street name as of February 1, 2017 All outstanding shares of United Bankshares common stock are fully paid and nonassessable. The unissued portion of United Bankshares’ authorized common stock (subject to registration approval by the SEC) and the treasury shares are available for issuance as the board of directors of United Bankshares determines advisable.

On May 18, 2016, United Bankshares shareholders approved the 2016 Long-Term Incentive Plan, or the 2016 LTI Plan. The 2016 LTI Plan became effective as of May 18, 2016. An award granted under the 2016 LTI Plan may consist of any non-qualified stock options or incentive stock options, stock appreciation rights, or SARs, restricted stock, restricted stock units, performance units or other-stock-based award. These awards all relate to the common stock of United Bankshares. The maximum number of shares of United Bankshares common stock which may be issued under the 2016 LTI Plan is 1,700,000. The 2016 LTI Plan will be administered by a board committee appointed by the United Bankshares board of directors. Unless otherwise determined by the United Bankshares board of directors, the Compensation Committee of the Board, or the Compensation Committee, shall administer the 2016 LTI Plan. Any and all shares may be issued in respect of any of the types of Awards, provided that (1) the aggregate number of shares that may be issued in respect of restricted stock awards, and restricted stock unit awards which are settled in shares is 500,000, and (2) the aggregate number of shares that may be issued pursuant to stock options is 1,200,000. The shares to be offered under the 2016 LTI Plan may be authorized and unissued shares or treasury shares. The maximum number of options and SARs, in the aggregate, which may be awarded to any individual key employee during any calendar year is 100,000. The maximum number of stock options and SARs, in the aggregate, which may be awarded to any non-employee director during any calendar year is 10,000. The maximum number of shares of restricted stock or shares subject to a restricted stock units award that may be granted during any calendar year is 50,000 shares to any individual key employee and 5,000 shares to any individual non-employee director. Subject to certain change in control provisions, the 2016 LTI Plan provides that awards of restricted stock and restricted stock units will vest as the Compensation Committee determines in the award agreement, provided that no awards will vest sooner than 1/3 per year over the first three anniversaries of the award. Awards granted to executive officers of United typically will have performance based vesting conditions. A Form S-8 was filed on July 29, 2016 with the Securities and Exchange Commission to register all the shares which were available for the 2016 LTI Plan.

The 2016 LTI Plan replaces the 2011 Long-Term Incentive Plan, or the 2011 LTI Plan, which expired during the second quarter of 2016. A total of 967,285 stock options and 289,637 restricted shares of common stock were granted under the 2011 LTI Plan. Compensation expense of $720 and $2,050 related to the nonvested awards under the 2011 LTI Plan and the 2006 Stock Option Plan was incurred for the third quarter and first nine months of 2016, respectively, as compared to the compensation expense of $756 and $2,144 related to the nonvested awards under the 2006 Stock Option Plan incurred for the third quarter and first nine months of 2015, respectively.

United Bankshares currently has options outstanding from various option plans other than the 2016 LTI Plan, or the Prior Plans; however, no shares of United Bankshares common stock are available for grants under the Prior Plans as these plans have expired. Awards outstanding under the Prior Plans will remain in effect in accordance with their respective terms. The maximum term for options granted under the plans is ten years. As of September 30, 2016, the number of shares of United Bankshares common stock underlying option awards issued under Prior Plans that remain in effect are 1,683,477 shares.

In May 2006, the United Bankshares board of directors approved a stock repurchase plan, whereby United Bankshares could buy up to 1,700,000 shares of its common stock in the open market. As of September 30, 2016, United Bankshares had repurchased 1,377,800 shares under the repurchase plan.

Common Stock

Voting Rights. United Bankshares has only one class of stock issued and outstanding and all voting rights are vested in the holders of United Bankshares common stock. On all matters subject to a vote of shareholders, the shareholders of United Bankshares will be entitled to one vote for each share of common stock owned. United Bankshares does not have a classified board of directors. Shareholders of United Bankshares have cumulative voting rights with regard to election of directors. At the present time, no senior securities of United Bankshares are outstanding, nor does the board of directors presently contemplate issuing senior securities.

Dividend Rights. The shareholders of United Bankshares are entitled to receive dividends when and as declared by its board of directors. Dividends have been paid quarterly. Dividends were $0.99 for the first nine months of 2016, $1.29 per share in 2015, $1.28 per share in 2014 and $1.25 per share in 2013. The payment of dividends is subject to the restrictions set forth in the West Virginia Business Corporation Act and the limitations imposed by the Federal Reserve.

Payment of dividends by United Bankshares is dependent upon receipt of dividends from its banking subsidiaries. Payment of dividends by United Bankshares’ state member banking subsidiaries is regulated by the West Virginia Business Corporation Act and the limitations imposed by the Federal Reserve and generally, the prior approval of the Federal Reserve is required if the total dividends declared by a state member bank in any calendar year exceeds its net profits, as defined, for that year combined with its retained net profits for the preceding two years. Additionally, prior approval of the Federal Reserve is required when a state member bank has deficit retained earnings but has sufficient current year’s net income, as defined, plus the retained net profits of the two preceding years. The Federal Reserve may prohibit dividends if it deems the payment to be an unsafe or unsound banking practice. The Federal Reserve has issued guidelines for dividend payments by state member banks emphasizing that proper dividend size depends on the bank’s earnings and capital.

Liquidation Rights. Upon any liquidation, dissolution or winding up of its affairs, the holders of United Bankshares common stock are entitled to receive pro rata all of the assets of United Bankshares for distribution to shareholders. There are no redemption or sinking fund provisions applicable to the common stock.

Assessment and Redemption. Shares of United Bankshares common stock presently outstanding are validly issued, fully paid and nonassessable. There is no provision for any voluntary redemption of United Bankshares common stock.

Transfer Agent and Registrar. The transfer agent and registrar for United Bankshares common stock is Computershare Limited.

Preferred Stock

On December 23, 2008, the shareholders of United Bankshares authorized the issuance of preferred stock up to 50,000,000 shares with a par value of $1.00 per share. The authorized preferred stock may be issued by the United Bankshares board of directors in one or more series, from time to time, with each such series to consist of such number of shares and to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issuance of such series adopted by the United Bankshares board of directors. Currently, no shares of preferred stock have been issued.

The authorization of preferred stock will not have an immediate effect on the holders of United Bankshares common stock. The actual effect of the issuance of any shares of preferred stock upon the rights of the holders of common stock cannot be stated until the United Bankshares board of directors determines the specific rights of any shares of preferred stock. However, the effects might include, among other things, restricting dividends on common stock, diluting the voting power of common stock, reducing the market price of common stock or impairing the liquidation rights of the common stock without further action by the shareholders. Holders of the common stock will not have preemptive rights with respect to the preferred stock.

Preemptive Rights

No holder of any share of the capital stock of United Bankshares has any preemptive right to subscribe to an additional issue of its capital stock or to any security convertible into such stock.

Certain Provisions of the Bylaws

Indemnification and Limitations on Liability of Officers and Directors

As permitted by the West Virginia Business Corporation Act, the United Bankshares articles of incorporation contain provisions that indemnify its directors and officers to the fullest extent permitted by West Virginia law. These provisions do not limit or eliminate the rights of United Bankshares or any shareholder to seek an injunction or any other non-monetary relief in the event of a breach of a director’s or officer’s fiduciary duty. In addition, these provisions apply only to claims against a director or officer arising out of his or her role as a director or officer and do not relieve a director or officer from liability if he or she engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law.

In addition, the United Bankshares articles of incorporation provide for the indemnification of both directors and officers for expenses that they incur in connection with the defense or settlement of claims asserted against them in their capacities as directors and officers. This right of indemnification extends to judgments or penalties assessed against them. United Bankshares has limited its exposure to liability for indemnification of directors and officers by purchasing directors and officers liability insurance coverage.

The rights of indemnification provided in the United Bankshares articles of incorporation are not exclusive of any other rights that may be available under any insurance or other agreement, by vote of shareholders or disinterested directors or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling United Bankshares pursuant to the foregoing provisions, United Bankshares has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Shares Eligible for Future Sale

All of the shares that will be exchanged for shares of United Bankshares common stock upon consummation of the merger will be freely tradable without restriction or registration under the Securities Act.

United Bankshares cannot predict the effect, if any, that future sales of shares of its common stock, or the availability of shares for future sales, will have on the market price prevailing from time to time. Sales of substantial amounts of shares of United Bankshares common stock, or the perception that such sales could occur, could adversely affect the prevailing market price of the shares.

COMPARATIVE RIGHTS OF SHAREHOLDERS

The rights of United Bankshares shareholders are governed by the West Virginia Business Corporation Act. The rights of Cardinal shareholders are governed by the Virginia Stock Corporation Act. The rights of shareholders under both corporations are also governed by their respective articles of incorporation and bylaws. Following the merger, the rights of Cardinal shareholders that receive United Bankshares common stock will be governed by the articles and bylaws of United Bankshares. This summary does not purport to be a complete discussion of, and is qualified in its entirety by reference to, Cardinal’s articles of incorporation and bylaws, United Bankshares’ articles of incorporation and bylaws, Virginia law and West Virginia law.

Authorized Capital Stock

United Bankshares

100,000,000 shares of common stock, $2.50 par value per share and 50,000,000 shares of preferred stock, $1.00 par value per share.

Cardinal

50,000,000 shares of common stock, $1.00 par value per share and 1,000,000 shares of preferred stock, $1.00 par value per share.

Preemptive Rights

United Bankshares

The United Bankshares articles of incorporation provide that shareholders do not have preemptive rights to purchase, subscribe for, or take any part of any stock, whether unissued or treasury shares, or any part of the notes, debentures, bonds or other securities issued, optioned or sold by United Bankshares.

Cardinal

The articles of incorporation of Cardinal provide that shareholders do not have preemptive rights to subscribe to or purchase any shares of any class of stock of Cardinal, any securities or obligations of Cardinal convertible into stock of Cardinal, or any options, warrants or rights to purchase any such shares or securities of Cardinal.

Size of Board of Directors

United Bankshares

United Bankshares’ bylaws provide that the board of directors shall consist of at least 5 and no more than 35 directors, provided that the number may be increased or decreased from time to time by an amendment to the bylaws, but no decrease shall have the effect of shortening the term of any incumbent director. The United Bankshares board of directors currently consists of 11 individuals, and immediately following the merger will consist of 12 individuals, all of whom are elected annually.

Cardinal

Cardinal’s bylaws provide that the board of directors shall be fixed at 11 directors.

Cumulative Voting for Directors

Cumulative voting entitles each shareholder to cast an aggregate number of votes equal to the number of voting shares held, multiplied by the number of directors to be elected. Each shareholder may cast all of his or her votes for one nominee or distribute them among two or more nominees, thus permitting holders of less than a majority of the outstanding shares of voting stock to achieve board representation. Where cumulative voting is not permitted, holders of all outstanding shares of voting stock of a corporation elect the entire board of directors of the corporation.

United Bankshares	Cardinal

United Bankshares shareholders are allowed to cumulate their votes in the election of directors. Each share of United Bankshares stock may be voted for as many individuals as there are directors to be elected. Directors are elected by a plurality of the votes cast by the holders entitled to vote at the meeting.	Cardinal shareholders are not allowed to cumulate their votes in the election of directors. Directors are elected by a plurality of the votes cast by the holders entitled to vote at the meeting.

Classes of Directors

United Bankshares	Cardinal

United Bankshares only has one class of directors.	Cardinal has three classes of directors, with directors serving staggered three-year terms.

Qualifications of Directors

United Bankshares	Cardinal

United Bankshares has retirement provisions based on age and minimum requirements for stock ownership for outside directors in its Corporate Governance Policy.	Cardinal’s bylaws state that, except for individuals who were on the board of directors on April 24, 2004 or as waived by the board of directors, no person 70 years of age or older is eligible to stand for election to the board of directors.

Filling Vacancies on the Board

United Bankshares	Cardinal

United Bankshares’ bylaws provide that each vacancy existing on the board of directors and any directorship to be filled by reason of an increase in the number of directors, unless the articles of incorporation or bylaws provide that a vacancy shall be filled in some other manner, may be filled by the affirmative vote of a majority of the remaining directors at an annual, regular or special meeting of the board of directors. Any directorship to be filled by the board of directors by reason of a vacancy or an increase in the number of directors may be filled for a term of office continuing only until the next election of directors by the shareholders.	Cardinal’s articles of incorporation and bylaws provide that when any vacancy occurs among the directors due to an increase in the number of directorships by not more than two, or death, resignation, retirement, disqualification, removal from office, or other cause, the vacancy will be filled by the affirmative vote of a majority of the directors remaining in office, whether or not a quorum. Any directorship to be filled by the board of directors will be filled for a term of office continuing for the term of the director for whom such director has been chosen to succeed or, if none, until the expiration of the term of the class assigned to the additional directorship so created.

Removal of Directors

United Bankshares	Cardinal

Under West Virginia law any member of the board may be removed, with or without cause, by the affirmative vote of a majority of all the votes entitled to be cast for the election of directors; provided, however, that a director may not be removed if the number of votes sufficient to elect the director under cumulative voting is voted against the director’s removal.

Cardinal’s articles of incorporation provide that any member or the entire board of directors may be removed at any time, but only for cause, by the affirmative vote of the holders of more than two-thirds of each class of voting stock of Cardinal at a special meeting called for such purpose.

Notice of Shareholder Proposals and Director Nominations

United Bankshares	Cardinal

Shareholders may make a nomination for director provided that such nomination or nominations must be made in writing, signed by the shareholder and received by the Chairman or President of United Bankshares no later than 10 days from the date the notice on the meeting of shareholders was mailed; however, in the event the notice is mailed less than 13 days prior to the meeting, such nomination or nominations must be received no later than three days prior to any meeting of the shareholders wherein directors are to be elected. United Bankshares’ bylaws do not address shareholder proposals except with regard to the nomination of directors.	Cardinal’s bylaws provide that any shareholder may propose business to be considered at the annual meeting of shareholders, or nominate an individual for election to the board, only if written notice of such proposed business or nomination has been given to, and received by, the Secretary of Cardinal not later than 60 nor more than 90 days prior to the date of the scheduled annual meeting; provided, however, in the event that less than 70 days’ notice or prior public disclosure of the date of the meeting is given or made, notice by the shareholder must be so received not later than the close of business on the 10th day following the earlier of the day on which such notice of the date of the meeting was mailed or the day on which such public disclosure was made. If proposing business, the shareholder’s written notice must include, among other things, a description of the business to be considered, the name and address of the shareholder, the number of shares held by the shareholder, and any material interest (financial or otherwise) that the shareholder has in the business. If nominating a director, the shareholder’s written notice must include, among other things, the name, age, address and occupation of the nominee, the number of shares held by the shareholder, and any other information required to be included in the notice pursuant to Regulation 14A of the Exchange Act.

Anti-Takeover Provisions – Business Combinations

United Bankshares	Cardinal

United Bankshares’ articles of incorporation and bylaws do not contain any anti-takeover provisions. In addition, West Virginia corporate law does not contain statutory provisions concerning restrictions on business combinations.	Cardinal’s articles of incorporation and bylaws do not contain any anti-takeover provisions. Under Virginia law, there are statutory provisions concerning “affiliated transactions” and “control share acquisitions,” neither of which is applicable to the transactions contemplated by the merger. In addition, Cardinal’s bylaws specifically waive the applicability of the “control share acquisitions” provisions to Cardinal.

Shareholder Action Without a Meeting

West Virginia law provides that action required or permitted by law to be taken at a shareholders’ meeting may be taken without a meeting and without prior notice, if a written consent which describes the action is signed by all of the shareholders entitled to vote on the matter and is filed with the records of the shareholder meeting.

Unless otherwise set forth in the corporation’s articles of incorporation, Virginia law provides that action required or permitted by law to be adopted or taken at a shareholders’ meeting may be adopted or taken without a meeting and if the action is adopted or taken by all shareholders entitled to vote on the action, and any such written consent shall be signed by all shareholders entitled to vote on the action, bear the date of each signature and delivered for inclusion with the minutes or corporate records of the corporation.

United Bankshares	Cardinal

United Bankshares’ articles of incorporation and bylaws are silent as to shareholder action without a meeting. Accordingly, West Virginia law would govern.	Cardinal’s articles of incorporation and bylaws are silent as to shareholder action without a meeting. Accordingly, Virginia law would govern.

Calling Annual Meetings of Shareholders

United Bankshares	Cardinal

The annual meeting of the shareholders of United Bankshares shall be held on the third Monday in May of each calendar year or on such other date as may be designated in the notice and call of such meeting, at the principal office of United Bankshares, or at such other place either within or without the State of West Virginia as the board of directors shall, from time to time, determine, and the place and the hour at which such meeting shall be held shall be stated in the notice and call of such meeting.	The regular annual meeting of shareholders for the election of directors and for the transaction of whatever other business may properly come before the meeting, is held at the main office of Cardinal, or such other place as the board of directors may designate, each year on the day the board of directors determines.

Notice of Meetings

United Bankshares	Cardinal

United Bankshares’ bylaws require that the notice of annual and special meetings be given by mailing to each shareholder a written notice specifying the time and place of such meeting, and, in the case of special meetings, the business to be transacted. The notice must be mailed to the last addresses of the shareholders as they respectively appear upon the books of United Bankshares, and in the case of annual meetings, not less than 10 days, and in the case of special meetings, not less than 5 days, before the date of such meeting.	Notice of any annual or special meeting of Cardinal shareholders must be mailed postage prepaid, at least 10 days prior to but not more than 60 days prior to the date thereof, addressed to each shareholder at his or her address appearing on the books of Cardinal unless notice is waived by unanimous consent of all shareholders. However, Virginia law requires that for a meeting of shareholders to act on an amendment to the articles of incorporation, a plan of merger, a share exchange or certain other extraordinary measures specified by Virginia law, notice must be given at least 25 days prior to, but not more than 60 days prior to, the meeting.

Vote Required for Amendments to Articles of Incorporation and Certain Transactions

West Virginia law and Virginia law provide that on matters other than the election of directors and certain extraordinary corporate actions, if a quorum is present, then action on a matter is approved if the votes cast favoring the action exceed the votes cast opposing the action, unless the vote of a greater number is required by law or the articles of incorporation or bylaws. The articles of incorporation or bylaws of United Bankshares and Cardinal do not require a greater number. An abstention is not considered a “vote cast” for purposes of the voting requirements, but a shareholder who abstains in person or by proxy is considered present for purposes of the quorum requirement.

United Bankshares	Cardinal

Under West Virginia law, the United Bankshares articles of incorporation may be amended by the affirmative vote of a majority of all votes of shareholders entitled to be cast on the matter, unless a different number is specified in the articles of incorporation or required by the board of directors. The United Bankshares articles of incorporation do not specify a different number.

Under West Virginia law, a consolidation, merger, share exchange or transfer must be approved by the shareholders of the corporation at a meeting at which a quorum exists consisting of at least a majority of the votes entitled to be cast on the matter. The United Bankshares articles of incorporation do not provide for a different number.

Cardinal’s articles of incorporation require the affirmative vote of a majority of the outstanding shares of Cardinal common stock to approve any amendment to its articles of incorporation, any merger or consolidation, any share exchange, or certain other extraordinary actions; provided, however, that if any such amendment or action is approved by less than two-thirds of the Cardinal directors, holders of more than two-thirds of Cardinal’s common stock must approve the amendment or action.

Amendment of Bylaws

United Bankshares	Cardinal

Under West Virginia law, the United Bankshares bylaws may be amended by the affirmative vote of a majority of all votes of shareholders entitled to be cast on the matter, unless a different number is specified in the articles of incorporation or required by the board of directors. The United Bankshares articles of incorporation do not specify a different number.

Under West Virginia law and United Bankshares’ bylaws, both the board of directors and shareholders have the power to amend the bylaws.

Cardinal’s bylaws may be amended or repealed at any meeting of the board of directors, by a vote of a majority of the total number of directors, or at any special or annual meeting of shareholders, by a vote of a majority of the shares of Cardinal’s capital stock issued, outstanding and entitled to vote.

Appraisal Rights

United Bankshares	Cardinal

Under West Virginia law, shareholders are generally entitled to object and receive payment of the fair value of their stock in the event of any of the following corporate actions: merger, transfer of all or substantially all of the corporation’s assets, participation in a share exchange as the corporation the stock of which is to be acquired, or an amendment to the articles of incorporation that reduces the number of shares of a class or series owned by shareholders to a fraction of a share if the corporation has the obligation or right to repurchase the fractional shares. However, appraisal rights are not available to shareholders in the event of one of the foregoing corporate actions if the stock is (i) listed on the New York Stock Exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held by 2,000 or more shareholders and the outstanding shares of stock, excluding shares held by affiliates or shareholders holding more than 10% of the outstanding shares, have an aggregate market value of $20 million or more.

Appraisal rights will not be available to the shareholders of United Bankshares in connection with the proposed merger of Cardinal into United Bankshares because the stock of United Bankshares is designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.

Under Virginia law, shareholders are generally entitled to object and receive payment of the fair value of their stock in the event of any of the following corporate actions: merger, transfer of all or substantially all of the corporation’s assets, participation in a share exchange as the corporation the stock of which is to be acquired, or an amendment to the articles of incorporation that reduces the number of shares of a class or series owned by shareholders to a fraction of a share if the corporation has the obligation or right to repurchase the fractional shares. However, appraisal rights are not available to shareholders in the event of one of the foregoing corporate actions if the stock is traded in an organized market or the company has more than 2,000 shareholders.

Appraisal rights will not be available to the shareholders of Cardinal in connection with the proposed merger because the stock of Cardinal is listed on Nasdaq.

Dividends

United Bankshares	Cardinal

A West Virginia corporation generally may pay dividends in cash, property or its own shares except when the corporation is unable to pay its debts as they become due in the usual course of business or the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the dividend, to satisfy any shareholders who have rights superior to those receiving the dividend.	A Virginia corporation generally may pay dividends in cash, property or its own shares except when the corporation is unable to pay its debts as they become due in the usual course of business or the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the dividend, to satisfy any shareholders who have rights superior to those receiving the dividend.

Discharge of Duties; Exculpation and Indemnification

West Virginia law requires that a director of a West Virginia corporation discharge duties as a director in good faith, in a manner reasonably believed to be in the best interest of the corporation and with the care that a person in a like position would reasonably believe appropriate under similar circumstances.

Virginia law requires that a director of a Virginia corporation discharge duties as a director in accordance with his or her good faith business judgment of the best interests of the corporation.

United Bankshares	Cardinal

United Bankshares’ articles of incorporation provide that each director or officer of United Bankshares shall be indemnified for costs and expenses arising out of any criminal or civil suit or proceeding against the director or officer by reason of being a director or officer of United Bankshares. However, a director or officer shall not be indemnified if he or she is adjudged in such suit or proceeding to be liable for gross negligence or willful misconduct in performance of a duty owed to the corporation.	Cardinal’s articles of incorporation provide that, to the full extent permitted by the Virginia Stock Corporation Act, a director or officer of Cardinal shall not be liable to Cardinal or its shareholders for monetary damages. Cardinal’s articles of incorporation provide that, to the full extent permitted by the Virginia Stock Corporation Act, Cardinal shall indemnify a director, officer, employee or agent who is or was a party to any proceeding by reason of the fact that he or she was a director, officer, employee or agent of Cardinal or serving at the request of Cardinal as a director, officer, employee or agent of another entity.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF

UNITED BANKSHARES

The following table sets forth certain information as of February 1, 2017, concerning the number and percentage of shares of United Bankshares common stock beneficially owned by each of United Bankshares’ directors and named executive officers and by United Bankshares’ directors and executive officers as a group. In addition, the table includes information with respect to persons known to United Bankshares who own or may be deemed to own more than 5% of United Bankshares common stock as of February 1, 2017. Beneficial ownership includes shares, if any, held in the name of the spouse, minor children or other relatives of the individual living in such person’s home, as well as shares, if any, held in the name of another person under an arrangement whereby the director, or executive officer can vest title in himself or herself at once or at some future time. Except as otherwise indicated, all shares are owned directly, the named person possesses sole voting and sole investment power with respect to all such shares, and none of such shares are pledged as security.

	Number of Shares Beneficially Owned(1)		Percentage of Class Beneficially Owned
5% Shareholders:
BlackRock, Inc. 55 East 52nd Street, New York, NY 10055	12,143,669	(2)	14.98%
State Street Corporation One Lincoln Street, Boston, MA 02111	5,286,757	(3)	6.52%
The Vanguard Group 100 Vanguard Blvd., Malvern, PA 19355	4,902,719	(4)	6.05%

Directors:
Richard M. Adams	915,715		1.13%
Robert G. Astorg	40,964		*
Peter A. Converse	601,361		*
Lawrence K. Doll	14,747		*
Michael P. Fitzgerald	266,481		*
Theodore J. Georgelas	47,379		*
J. Paul McNamara	68,674		*
Mark R. Nesselroad	76,182		*
Mary K. Weddle	8,787		*
Gary G. White	48,432		*
P. Clinton Winter, Jr.	505,292		*

Named Executive Officers:
Richard M. Adams, Chief Executive Officer	915,715		1.13%
Richard M. Adams, Jr.	139,840		0.17%
Craige L. Smith	63,673		0.08%
James J. Consagra, Jr.	112,063		0.14%
W. Mark Tatterson	57,463		0.07%

Directors and Executive Officers as a group (17 persons):	4,697,532		5.76%

*	Indicates the director owns less than 1% of United Bankshares’ issued and outstanding shares.

Footnotes:

(1)

Includes stock held by United Bank’s (WV) Trust Department which shares beneficial ownership as described in this footnote. The following directors each exercise voting authority over the number of shares indicated as follows: Ms. Weddle, 7,787 shares and Mr. Winter, 16,877 shares. United Bank’s (WV) Board of Directors exercises voting authority over 1,796,201 shares held by United Bank’s (WV) Trust Department. All of these shares are included in the 4,834,734 shares held by all directors and executive officers as a group. Also includes shares pledged as collateral as follows: Mr. Astorg, 19,400 shares; Mr. Converse, 190,000 shares; Mr. Georgelas, 43,528 shares; and Mr. Winter, 112,412 shares.
(2)	BlackRock, Inc. (BlackRock) is a global investment management firm that serves institutional and retail clients, including pension funds, foundations, endowments, official institutions, insurance companies, subadvisory relationships, high net worth individuals, family offices and private banks. BlackRock beneficially owns 12,143,669 or 14.98% of United’s common stock. BlackRock holds sole dispositive authority for the 12,143,669 shares and sole voting authority over 11,988,528 shares. BlackRock’s address and holdings are based solely on a Schedule 13G filing with the Securities and Exchange Commission dated January 11, 2017 made by BlackRock setting forth information as of December 31, 2016. The Percentage of Class Beneficially owned is based on United Bankshares’ outstanding shares as of February 1, 2017.
(3)	State Street Corporation (State Street) is a global financial services provider that offers a flexible suite of services that spans the investment spectrum, including investment management, research and trading, and investment servicing. State Street beneficially owns 5,286,757 or 6.52% of United’s common stock. State Street holds shared voting and dispositive authority for these shares. State Street’s address and holdings are based solely on a Schedule 13G filing with the Securities and Exchange Commission dated February 12, 2016 made by State Street setting forth information as of December 31, 2015. The Percentage of Class Beneficially owned is based on United Bankshares’ outstanding shares as of February 1, 2017.
(4)	The Vanguard Group (Vanguard) is one of the world’s largest investment management companies, serving individual investors, institutions, employer-sponsored retirement plans, and financial professionals. Vanguard beneficially owns 4,902,719 or 6.05% of United’s common stock. Of these beneficially-owned shares, Vanguard holds sole voting authority over 85,755 shares, shared voting authority over 2,800 shares, sole dispositive authority over 4,818,264 shares, and shared dispositive authority over 84,455 shares. Vanguard’s address and holdings are based solely on a Schedule 13G filing with the Securities and Exchange Commission dated February 10, 2016 made by Vanguard setting forth information as of December 31, 2015. The Percentage of Class Beneficially owned is based on United Bankshares’ outstanding shares as of February 1, 2017.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF CARDINAL

The following table sets forth certain information as of February 1, 2017, concerning the number and percentage of shares of Cardinal common stock beneficially owned by each of Cardinal’s directors and named executive officers and by Cardinal’s directors and executive officers as a group. In addition, the table includes information with respect to persons known to Cardinal who own or may be deemed to own more than 5% of Cardinal common stock. Beneficial ownership includes shares, if any, held in the name of the spouse, minor children or other relatives of the individual living in such person’s home, as well as shares, if any, held in the name of another person under an arrangement whereby the director, or executive officer can vest title in himself or herself at once or at some future time. Except as otherwise indicated, the named person possesses sole voting and sole investment power with respect to all such shares, and none of such shares are pledged as security.

Name(1)	Common Stock Beneficially Owned(2) (3)	Exercisable Options Included in Common Stock Beneficially Owned(4)	Percentage of Class(5)
B. G. Beck	165,644	26,350	*
William G. Buck	211,250	10,000	*
Bernard H. Clineburg	370,629	20,003	1.12%
Sidney O. Dewberry	179,950	26,350	*
Michael A. Garcia	80,418	26,350	*
J. Hamilton Lambert	123,839	10,000	*
Barbara B. Lang	17,724	15,000	*
William J. Nassetta	12,894	10,000	*
William E. Peterson	99,669	26,350	*
Alice M. Starr	102,730	26,350	*
Steven M. Wiltse	26,250	20,000	*

Named Executive Officers
Christopher W. Bergstrom	56,321	7,001	*
Alice P. Frazier	116,204	91,332	*
F. Kevin Reynolds	108,497	47,832	*
Mark A. Wendel	54,939	29,166	*
Current Directors and Executive Officers as a Group (15 persons)	1,726,958	392,084	5.16%

*	Percentage of ownership is less than one percent of the outstanding shares of Cardinal common stock.
(1)	The business address of each named person is c/o Cardinal Financial Corporation, 8270 Greensboro Drive, Suite 500, McLean, Virginia 22102.
(2)	The number of shares of Cardinal common stock shown in the table includes 71,034 shares held for certain directors and executive officers in Cardinal’s 401(k) plan as of February 1, 2017.
(3)	Certain of Cardinal’s directors and named executive officers participate in the company’s deferred income plans. As of February 1, 2017, the number of shares of Cardinal common stock deemed to be owned by certain directors and executive officers in such plans total 528,468 and is not included in this column. The number of estimated shares in the deferred income plans for each director and named executive officer is as follows: Beck, 49,539 shares; Buck, 76,425 shares; Clineburg, 59,665 shares; Dewberry, 53,850 shares; Garcia, 66,131 shares; Lambert, 62,310 shares; Lang, 10,862 shares; Nassetta, 23,100 shares; Peterson, 18,534 shares; Starr, 44,090 shares; Wiltse, 21,365 shares; Bergstrom, 11,603 shares; Frazier, 11,697 shares; Reynolds, 12,241 shares; and Wendel, 7,056 shares. Amounts are solely estimates for presentation purposes, as shares of Cardinal common stock are only payable upon a distribution from the deferral plans.
(4)	The number of shares of Cardinal common stock shown in this column includes shares that Cardinal directors and executive officers have the right to acquire, or will obtain the right to acquire, through the exercise of stock options within 60 days following February 1, 2017.

(5)	The number of Cardinal common shares outstanding used to calculate percentage of beneficial ownership as of February 1, 2017 was 33,072,769.

Security Ownership of Certain Beneficial Owners

The following table sets forth information regarding the number of shares of Cardinal common stock beneficially owned by all persons known by Cardinal who own five percent or more of its outstanding shares of common stock.

Name	Address	Common Stock Beneficially Owned	Percentage of Class(1)
BlackRock, Inc.(2)	55 East 52nd Street New York, NY 10055	3,793,774	11.47%

(1)	The number of shares of Cardinal common stock outstanding used to calculate percentage of beneficial ownership as of February 1, 2017 is 33,072,769.
(2)	In a Schedule 13G/A filed with the Securities and Exchange Commission on January 12, 2017, BlackRock, Inc. reported beneficial ownership of 3,793,774 shares of Cardinal common stock, with sole voting power over 3,168,426 shares of Cardinal common stock and sole dispositive power with respect to 3,709,256 shares of Cardinal common stock, all as of December 31, 2016.

LEGAL MATTERS

LeClairRyan, A Professional Corporation, and Bowles Rice LLP will opine as to the qualification of the merger as a merger and the tax treatment of the consideration paid in connection with the merger under the Code. Bowles Rice LLP will opine as to the legality of the common stock of United Bankshares offered by this prospectus and joint proxy statement.

EXPERTS

The consolidated financial statements of United Bankshares appearing in United Bankshares’ Annual Report (Form 10-K) for the year ended December 31, 2015, and the effectiveness of United Bankshares’ internal control over financial reporting as of December 31, 2015, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and United Bankshares management’s assessment of the effectiveness of internal controls over financial reporting as of December 31, 2015 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Cardinal appearing in Cardinal’s Annual Report on Form 10-K for the year ended December 31, 2015, and the effectiveness of Cardinal’s internal control over financial reporting as of December 31, 2015 have been audited by KPMG LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and Cardinal management’s assessment of the effectiveness of internal controls over financial reporting as of December 31, 2015 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The audit report on the effectiveness of internal control over financial reporting as of December 31, 2015, expresses an opinion that Cardinal did not maintain effective internal control over financial reporting as of December 31, 2015 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that management identified deficiencies in the operating effectiveness of certain controls relating to the process of estimating the allowance for loan losses that in aggregate were determined to be a material weakness.

CARDINAL ANNUAL MEETING SHAREHOLDER PROPOSALS

If the merger is completed, Cardinal will not have public shareholders and there will be no public participation in any future meeting of shareholders. However, if the merger is not completed or if Cardinal is otherwise required to do so under applicable law, Cardinal will hold a 2017 annual meeting of shareholders. Any shareholder nominations or proposals for other business intended to be presented at Cardinal’s next annual meeting must be submitted to Cardinal as set forth below.

Any shareholder proposal intended for inclusion in Cardinal’s proxy statement and proxy card relating to its 2017 annual meeting of shareholders must have been submitted in writing to the Corporate Secretary of Cardinal at 8270 Greensboro Drive, Suite 500, McLean Virginia 22102 no later than November 24, 2016, pursuant to the proxy solicitation regulations of the SEC. Nothing in this paragraph shall be deemed to require Cardinal to include in its proxy statement and proxy card for such meeting any shareholder proposal that does not meet the requirements of the SEC in effect at the time. Any such proposal will be subject to Rule 14a-8 under the Securities Exchange Act of 1934, as amended.

Cardinal’s bylaws also prescribe the procedures that a shareholder must follow to nominate directors or to bring other business before shareholders’ meetings. Under the bylaws, notice of a proposed nomination or a shareholder proposal meeting certain specified requirements must be received by Cardinal not less than 60 nor more than 90 days prior to any meeting of shareholders called for the election of directors, provided in each case that, if fewer than 70 days’ notice of the meeting is given to shareholders, such written notice shall be received not later than the close of the 10th day following the day on which notice of the meeting was mailed to shareholders. The date on which the 2017 annual meeting of shareholders of Cardinal would be expected to be held is April 21, 2017. Accordingly, Cardinal must receive any notice of nomination or other business no later than February 20, 2017 and no earlier than January 21, 2017.

UNITED BANKSHARES ANNUAL MEETING SHAREHOLDER PROPOSALS

Presently, the next annual meeting of United Bankshares shareholders is scheduled for May 15, 2017. Under the SEC rules, any shareholder proposals to be presented at the 2017 annual meeting must be received at the principal office of United Bankshares no later than December 5, 2016 for inclusion in the proxy statement and form of proxy relating to the 2017 annual meeting of shareholders. If the scheduled date for the 2017 annual meeting of shareholders is changed by more than 30 days, shareholders will be informed of the new meeting date and the revised date by which shareholder proposals must be received. We strongly encourage any shareholder interested in submitting a proposal to consult knowledgeable counsel with regard to the detailed requirements of applicable securities laws. Submitting a proposal does not guarantee that United Bankshares will include it in its proxy statement.

In order to be considered for possible action by shareholders at the 2017 annual meeting, shareholder proposals not included in United Bankshares’ proxy statement must be submitted to the principal office of United Bankshares by February 18, 2017, which is 45 calendar days before the one year anniversary of the date United Bankshares released the previous year’s annual proxy statement to its shareholders. If notice is not provided by February 18, 2017, the proposal will be considered untimely and, if presented at the 2017 annual meeting, the persons named in United Bankshares’ proxy for the 2017 annual meeting will be able to exercise discretionary authority to vote on any such proposal to the extent authorized by Rule 14a-4(c) under the Securities Exchange Act of 1934, as amended. All shareholder proposals must comply with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, as well as United Bankshares’ Restated Bylaws.

WHERE YOU CAN FIND MORE INFORMATION

United Bankshares filed with the SEC under the Securities Act the registration statement on Form S-4 to register the shares of United Bankshares common stock to be issued to Cardinal shareholders in connection with the merger. The registration statement, including the exhibits and schedules thereto, contains additional relevant information about United Bankshares and its common stock. The rules and regulations of the SEC allow United Bankshares to omit certain information included in the registration statement from this prospectus and joint proxy statement. This prospectus and joint proxy statement is part of the registration statement and is a prospectus of United Bankshares in addition to being Cardinal’s and United Bankshares’ prospectus and joint proxy statement for each of their special meetings.

Both United Bankshares (File No. 0-13322) and Cardinal (File No. 0-24557) file reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy this information at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet web site that contains reports, proxy statements and other information about issuers, like United Bankshares and Cardinal, that file electronically with the SEC. The address of that site is http://www.sec.gov. United Bankshares and Cardinal also post its SEC filings on its web site. The website addresses are www.ubsi-wv.com and www.cardinalbank.com, respectively. Information contained on the United Bankshares website or the Cardinal website is not incorporated by reference into this prospectus and joint proxy statement, and you should not consider information contained in its website as part of this prospectus and joint proxy statement. You can also inspect reports, proxy statements and other information that United Bankshares and Cardinal have filed with the SEC at the National Association of Securities Dealers, Inc., 1735 K Street, Washington, D.C. 20096.

The SEC allows United Bankshares and Cardinal to “incorporate by reference” information into this prospectus and joint proxy statement. This means that we can disclose important information to you by referring you to another document filed separately by United Bankshares and Cardinal with the SEC. The information incorporated by reference is considered to be a part of this prospectus and joint proxy statement, except for any information that is superseded by information that is included directly in this prospectus and joint proxy statement.

This prospectus and joint proxy statement incorporates by reference the documents listed below that United Bankshares has previously filed with the SEC:

• Annual Report on Form 10-K	Year ended December 31, 2015.

• Quarterly Reports on Form 10-Q	Filed on May 9, 2016, August 9, 2016 and November 9, 2016.

• Current Reports on Form 8-K	Filed on April 27, 2016, May 24, 2016, June 6, 2016, August 18, 2016, October 31, 2016 and December 21, 2016.

•      The description of United Bankshares common stock set forth in United Bankshares’ registration statement on Form 8-A filed pursuant to Section 12 of the Exchange Act and any amendment or report filed for the purpose of updating those descriptions

Filed on May 1, 1984.

This prospectus and joint proxy statement incorporates by reference the documents listed below that Cardinal has previously filed with the SEC:

• Annual Report on Form 10-K	Year ended December 31, 2015.

• Quarterly Reports on Form 10-Q	Filed on May 6, 2016, August 5, 2016 and November 7, 2016.

• Current Reports on Form 8-K	Filed on January 26, 2016, February 11, 2016, April 4, 2016, May 2, 2016, July 21, 2016, August 18, 2016, August 30, 2016, October 20, 2016, December 22, 2016 and January 26, 2017.

United Bankshares and Cardinal also incorporate by reference additional documents that may be filed under Sections 13(a) and 15(d) of the Securities Exchange Act with the SEC between the date of this prospectus and joint proxy statement and the date of Cardinal’s and United Bankshares’ special meeting of shareholders or the termination of the merger agreement. These include periodic reports such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

You can obtain additional copies of the documents incorporated by reference in this prospectus and joint proxy statement free of charge by requesting them in writing or by telephone from the following address:

United Bankshares, Inc.

514 Market Street

Parkersburg, West Virginia 26102

Attention: Jennie Singer

Telephone: (304) 424-8800

Georgeson LLC

1290 Avenue of the Americas

9th Floor

New York, New York 10104

Telephone: (800) 509-0984

Cardinal Financial Corporation

8270 Greensboro Drive, Suite 500

McLean, Virginia 22207

Attention: Jennifer L. Deacon

Telephone: (703) 584-3400

InvestorCom, Inc.

65 Locust Avenue, Suite 302

New Canaan, Connecticut 06840

Telephone: (877) 972-0090

If you would like to request any documents, please do so by Thursday, March 30, 2017, in order to receive them before the shareholder meeting.

Neither United Bankshares nor Cardinal has authorized anyone to give any information or make any representation about the merger or the companies that is different from, or in addition to, that contained in this prospectus and joint proxy statement or in any of the materials that we have incorporated into this prospectus and joint proxy statement. Therefore, if anyone does give you information of this sort, you should not rely on it. Information in this prospectus and joint proxy statement about United Bankshares has been supplied by United Bankshares and information about Cardinal has been supplied by Cardinal. The information contained in this prospectus and joint proxy statement speaks only as of the date of this prospectus and joint proxy statement unless the information specifically indicates that another date applies.

The representations, warranties and covenants described in this document and included in the merger agreement were made only for purposes of the merger agreement and as of specific dates, are solely for the benefit of United Bankshares and Cardinal, may be subject to limitations, qualifications or exceptions agreed upon by the parties, including those included in confidential disclosures made for the purposes of, among other things, allocating contractual risk between United Bankshares and Cardinal rather than establishing matters as facts, and may be subject to standards of materiality that differ from those standards relevant to investors. You should not rely on the representations, warranties or covenants or any description thereof as characterizations of the actual state of facts or condition of United Bankshares, Cardinal or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in public disclosures by United Bankshares or Cardinal. The representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this prospectus and joint proxy statement and in the documents incorporated by reference into this prospectus and joint proxy statement. See “Where You Can Find More Information” on page 141.

Appendix A

AGREEMENT AND PLAN OF REORGANIZATION

dated as of August 17, 2016

by and among

UNITED BANKSHARES, INC.,

UBV HOLDING COMPANY, LLC

and

CARDINAL FINANCIAL CORPORATION

A-i

A-ii

THIS AGREEMENT AND PLAN OF REORGANIZATION, dated as of August 17, 2016 (this “Agreement”), by and among CARDINAL FINANCIAL CORPORATION (“Cardinal”), UNITED BANKSHARES, INC. (“United”) and UBV HOLDING COMPANY, LLC (“Merger Sub”).

RECITALS

A. Cardinal. Cardinal is a Virginia corporation, having its principal place of business in McLean, Virginia.

B. United. United is a West Virginia corporation, having its principal place of business in Charleston, West Virginia.

C. Merger Sub. Merger Sub is a Virginia limited liability company, having its principal place of business in Fairfax, Virginia.

D. Intentions of the Parties. It is the intention of the parties to this Agreement that the business combination contemplated hereby be treated as a “reorganization” under Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

E. Board Action. The respective Boards of Directors of each of United and Cardinal have determined that it is in the best interests of their respective companies and their stockholders to consummate the strategic business combination transaction provided for herein.

F. Support Agreements. Each of the directors of Cardinal and Cardinal Bank in office and who owns shares of Cardinal Common Stock as of the date of this Agreement has, concurrently with the execution of this Agreement, entered into a Support Agreement in substantially the form attached hereto as Exhibit D.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein the parties agree as follows:

ARTICLE I

Certain Definitions

1.01 Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:

“Acquisition Agreement” has the meaning set forth in Section 9.03(a).

“Acquisition Proposal” means any tender or exchange offer, proposal for a merger, consolidation or other business combination involving Cardinal or any of its Significant Subsidiaries or any proposal or offer to acquire equity interests representing 24.99% or more of the voting power of, or at least 24.99% of the assets or deposits of, Cardinal or any of its Significant Subsidiaries, other than the transactions contemplated by this Agreement.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“ALLL” has the meaning set forth in Section 6.03(w).

“Average Closing Price” has the meaning set forth in Section 4.03.

“Bank Merger” has the meaning set forth in Section 3.01(a).

“Bank Merger Agreement” means the Agreement and Plan of Merger of Cardinal Bank with and into United Bank, attached as Exhibit B.

“Bank Merger Effective Date” has the meaning set forth in Section 3.02.

“Book-Entry Shares” has the meaning set forth in Section 4.04.

“Cardinal” has the meaning set forth in the preamble to this Agreement.

“Cardinal Bank” means Cardinal Bank, a commercial bank chartered under the laws of the Commonwealth of Virginia and a wholly owned direct subsidiary of Cardinal.

“Cardinal Board” means the Board of Directors of Cardinal.

“Cardinal Bylaws” means the Bylaws of Cardinal, as amended.

“Cardinal Certificate” means the Articles of Incorporation of Cardinal, as amended.

“Cardinal Common Stock” means the common stock, par value $1.00 per share, of Cardinal.

“Cardinal Fee” has the meaning set forth in Section 9.03(a).

“Cardinal Loans” means any written loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, guarantees and interest bearing assets) to which Cardinal Bank is party as a creditor.

“Cardinal Meeting” has the meaning set forth in Section 7.02(a).

“Cardinal Series A Preferred Stock” has the meaning set forth in Section 6.03(b).

“Cardinal Series B Preferred Stock” has the meaning set forth in Section 6.03(b).

“Cardinal Stock Award” has the meaning set forth in Section 4.06(b).

“Cardinal Stock Option” has the meaning set forth in Section 4.06(a).

“Cardinal Stock Plans” has the meaning set forth in Section 4.06(a).

“Cardinal’s SEC Documents” has the meaning set forth in Section 6.03(g)(i).

“Code” has the meaning set forth in the recitals.

“Community Reinvestment Act” has the meaning set forth in Section 6.03(j)(vi).

“Compensation and Benefit Plans” has the meaning set forth in Section 6.03(m)(i).

“Confidentiality Agreement” has the meaning set forth in Section 7.04(d).

“Consultants” has the meaning set forth in Section 6.03(m).

“Costs” has the meaning set forth in Section 7.09(a).

“Deferred Compensation Plan” has the meaning set forth in Section 6.03(m)(xi).

“Determination Date” has the meaning set forth in Section 9.01(i).

“Determination Date Average Closing Price” has the meaning set forth in Section 9.01(i).

“Directors” has the meaning set forth in Section 6.03(m)(i).

“Disclosure Schedule” has the meaning set forth in Section 6.01.

“DOL” means the United States Department of Labor.

“Effective Date” has the meaning set forth in Section 2.02.

“Effective Time” has the meaning set forth in Section 2.02.

“Employees” has the meaning set forth in Section 6.03(m)(i).

“Environmental Laws” means all applicable local, state and federal environmental, health and safety laws and regulations, including, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Clean Water Act, the Federal Clean Air Act, and the Occupational Safety and Health Act, each as amended, regulations promulgated thereunder, and state counterparts.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 6.03(m)(iii).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exchange Agent” means Computershare Limited.

“Exchange Fund” has the meaning set forth in Section 4.04(a).

“Exchange Ratio” has the meaning set forth in Section 4.01(a).

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“Fee” has the meaning set forth in Section 9.03(b).

“FDIA” has the meaning set forth in Section 6.03(j)(vi).

“Final Index Price” has the meaning set forth in 9.01(i).

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Governmental Authority” means any court, administrative agency or commission or other federal, state or local governmental authority or instrumentality.

“IRS” has the meaning set forth in Section 6.03(m)(ii).

“Indemnified Party” has the meaning set forth in Section 7.09(a).

“Index Group” has the meaning set forth in Section 9.01(i).

“Index Price” has the meaning set forth in Section 9.01(i).

“Index Ratio” has the meaning set forth in Section 9.01(i)(ii)

“Insurance Amount” has the meaning set forth in Section 7.09(c).

“law” means any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person, its assets, liabilities or business, including those promulgated, interpreted or enforced by any Governmental Authority.

“Lien” means any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance.

“Material Adverse Effect” means, with respect to United or Cardinal, any event, change, effect, development, state of facts, condition, circumstances or occurrence that, individually or in the aggregate, (i) is material and adverse to the financial position, results of operations or business of United and its Subsidiaries taken as a whole or Cardinal and its Subsidiaries taken as a whole, respectively, or (ii) would materially impair the ability of either United or Cardinal to perform its respective obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, that Material Adverse Effect shall not include the impact of (a) changes in tax, banking and similar laws of general applicability or interpretations thereof by courts or Governmental Authorities except to the extent that such changes have a disproportionate impact on United or Cardinal, as the case may be, relative to the overall effects on the banking industry, (b) changes in GAAP or regulatory accounting requirements applicable to banks and their holding companies generally, except to the extent that such changes have a disproportionate impact on United or Cardinal, as the case may be, relative to the overall effects on the banking industry, (c) changes in economic conditions affecting financial institutions generally, including changes in market interest rates, credit availability and liquidity, and price levels or trading volumes in securities markets except to the extent that such changes have a disproportionate impact on United or Cardinal, as the case may be, relative to the overall effects on the banking industry, (d) any modifications or changes to valuation policies and practices in connection with the Merger in accordance with GAAP, (e) actions and omissions of United or Cardinal taken with the prior written consent of the other in contemplation of the transactions contemplated hereby, (f) any outbreak or escalation of hostilities or war (whether or not declared) or any act of terrorism, or any earthquakes, hurricanes, tornados or other natural disasters, (g) failure of United or Cardinal to meet any internal financial forecasts or any earnings projections (whether made by United or Cardinal or any other Person), (h) the public disclosure of this Agreement and the impact thereof on relationships with customers or employees, or (i) the effects of compliance with this Agreement on the operating performance of the parties, including, expenses incurred by the parties in consummating the transactions contemplated by this Agreement.

“Material Burdensome Regulatory Condition” has the meaning set forth in Section 7.08(a).

“Merger” has the meaning set forth in Section 2.01(a).

“Merger Consideration” has the meaning set forth in Section 4.01(a).

“Merger Sub” has the meaning set forth in the preamble to this Agreement. Merger Sub is treated as a disregarded entity for income tax purposes.

“NASDAQ” means as The NASDAQ Stock Market, Inc.’s Global Select Market.

“Old Certificates” has the meaning set forth in Section 4.04(a).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” has the meaning set forth in Section 6.03(m)(ii).

“Permitted Liens” has the meaning set forth in Section 6.03(x).

“Person” means any individual, bank, corporation, limited liability company, partnership, association, joint-stock company, business trust or unincorporated organization.

“Plan of Merger” means the Plan of Merger in the form hereof attached as Exhibit A.

“Previously Disclosed” by a party shall mean information set forth in its Disclosure Schedule or in its SEC Documents.

“Proxy Statement” has the meaning set forth in Section 7.03(a).

“Registration Statement” has the meaning set forth in Section 7.03(a).

“Regulatory Authority” and “Regulatory Authorities” each has the meaning set forth in Section 6.03(i)(i).

“Regulatory Communication” has the meaning set forth in Section 7.08(a).

“Replacement Option” has the meaning set forth in Section 4.06.

“Rights” means, with respect to any Person, securities, agreements, plans (including any employee stock purchase plans, dividend reinvestment plans or other equity plans) or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such Person.

“SEC” means the Securities and Exchange Commission.

“SEC Documents” means any registration statement, prospectus, report, schedule and definitive proxy statement and other documents filed with or furnished to the SEC by United or Cardinal or any of their Subsidiaries pursuant to the Securities Act or Exchange Act.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“SERP” has the meaning set forth in Section 6.03(m)(xi).

“Starting Date” has the meaning set forth in Section 9.01(i).

“Starting Price” has the meaning set forth in Section 9.01(i).

“Subsidiary” and “Significant Subsidiary” have the meanings ascribed to them in Rule 1-02 Section 210.1-(2)(w) of Regulation S-X of the SEC.

“Superior Proposal” has the meaning set forth in Section 9.01(h).

“Surviving Entity” has the meaning set forth in Section 2.01(a).

“Takeover Laws” has the meaning set forth in Section 6.03(o).

“Tax” and “Taxes” means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Authority.

“Tax Returns” means any return, amended return or other report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with respect to any Tax.

“United” has the meaning set forth in the preamble to this Agreement.

“United Bank” means United Bank, a commercial bank chartered under the laws of the Commonwealth of Virginia.

“United Board” means the Board of Directors of United.

“United Book-Entry Shares” has the meaning set forth in Section 4.04(a).

“United Bylaws” means the Bylaws of United, as amended.

“United Certificate” means the Articles of Incorporation, as amended, of United.

“United Certificate Amendment” has the meaning set forth in Section 6.04(e).

“United Common Stock” means the common stock, par value $2.50 per share, of United.

“United Compensation and Benefit Plans” has the meaning set forth in Section 6.04(l)(i).

“United Consultants” has the meaning set forth in Section 6.04(l)(i).

“United Directors” has the meaning set forth in Section 6.04(l)(i).

“United Employees” has the meaning set forth in Section 6.04(l)(i).

“United ERISA Affiliate” has the meaning set forth in Section 6.04(l)(iii).

“United ERISA Affiliate Plan” has the meaning set forth in Section 6.04(l)(iii).

“United Fee” has the meaning set forth in Section 9.03(b).

“United Loans” means any written loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, guarantees and interest bearing assets) to which United Bank or United Bank, Inc. is party as a creditor.

“United Meeting” has the meaning set forth in Section 7.02(b).

“United Pension Plan” has the meaning set forth in Section 6.04(l)(ii).

“United Preferred Stock” has the meaning set forth in Section 6.04(b).

“United Ratio” has the meaning set forth in Section 9.01(i)(i).

“United’s SEC Documents” has the meaning set forth in Section 6.04(g).

“VBFI” means the Virginia Bureau of Financial Institutions.

“VLLCA” means the Virginia Limited Liability Company Act, as amended.

“VSCA” means the Virginia Stock Corporation Act, as amended.

“VSCC” means the State Corporation Commission of the Commonwealth of Virginia.

“WVBCA” means the West Virginia Business Corporation Act, as amended.

ARTICLE II

The Merger

2.01 The Merger.

(a) Subject to the terms and conditions hereinafter set forth, including the Plan of Merger substantially in the form attached as Exhibit A, at the Effective Time, Cardinal shall merge with and into Merger Sub (the “Merger”), the separate corporate existence of Cardinal shall cease and Merger Sub shall survive and continue to exist as a Virginia limited liability company (Merger Sub, as the surviving entity in the Merger, sometimes being referred to herein as the “Surviving Entity”). United may at any time prior to the Effective Time change the method of effecting the combination with Cardinal (including, without limitation, the provisions of this Article II) if and to the extent it deems such change to be necessary, appropriate or desirable; provided, that no such change shall (i) alter or change the amount or kind of Merger Consideration, (ii) adversely affect the tax-free treatment of the Merger to Cardinal’s stockholders as a result of receiving the Merger Consideration or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement; and provided, further, that United shall provide Cardinal prior written notice of such change and the reasons therefor.

(b) Subject to the satisfaction or waiver of the conditions set forth in Article VIII, the Merger shall become effective upon (i) the filing with the VSCC of articles of merger in accordance with Section 13.1-720 of the VSCA and Section 13.1-1070 of the VLLCA, and the issuance by the VSCC of a certificate of merger relating to the Merger or (ii) effective upon such later date and time as may be set forth in such articles of merger. The Merger shall have the effects prescribed in the VSCA and the VLLCA.

(c) The articles of organization and the operating agreement of Merger Sub, each as in effect immediately prior to the Effective Time, shall be the articles of organization and operating agreement of the Surviving Entity until thereafter amended in accordance with applicable law.

2.02 Effective Date and Effective Time. Provided that the conditions set forth in Article VIII shall have been satisfied or waived in accordance with the terms of this Agreement, other than those conditions that by their nature are to be satisfied at the closing of the Merger, the parties shall cause the effective date of the Merger (the “Effective Date”) to occur on the date on which Cardinal’s data processing systems are fully integrated with United’s data processing systems; provided, that if such date shall not have occurred by May 31, 2017, then the parties shall cause the Effective Date of the Merger to occur on the sooner of (i) five business days thereafter if all of the conditions set forth in Article VIII have been satisfied or waived as of such date or (ii) five business days following the satisfaction or waiver of the conditions set forth in Article VIII; and provided, further, that, if Cardinal has declared a dividend in any quarter, to be paid in such quarter in which all conditions set forth in Article VIII have been satisfied or waived, then the Effective Date shall be the day immediately after the record date for the dividend declared by United in such quarter (or, at the election of United, on the last business day of the month in which such day occurs), unless another date is agreed to by Cardinal and United in writing. The time on the Effective Date when the Merger shall become effective is referred to as the “Effective Time.”

2.03 Tax Consequences. It is intended that the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

ARTICLE III

The Bank Merger

3.01 The Bank Merger.

(a) After the Effective Time, Cardinal Bank, the wholly owned subsidiary of Cardinal, shall merge with and into United Bank, a wholly owned subsidiary of Merger Sub (and a direct wholly owned subsidiary of United for income tax purposes) (the “Bank Merger”), pursuant to the terms and conditions of the Bank Merger Agreement including the Plan of Merger substantially in the form attached as Exhibit C, the separate existence of Cardinal Bank shall cease and United Bank shall survive and continue to exist as a banking corporation chartered under the laws of the Commonwealth of Virginia. United may at any time prior to the Effective Time, change the method of effecting the combination with Cardinal Bank (including, without limitation, the provisions of this Article III) if and to the extent it deems such changes necessary, appropriate or desirable; provided, however, that no such change shall (i) alter or change the amount or kind of Merger Consideration, (ii) adversely affect the ability of the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code to Cardinal’s stockholders as a result of receiving the Merger Consideration or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement; and provided, further, that United shall provide Cardinal with seven days prior written notice of such change and the reasons therefor.

(b) Subject to the satisfaction or waiver of the conditions set forth in Article VIII, the Bank Merger shall become effective upon the filing with the VSCC articles of merger in accordance with Section 13.1-720 of the VSCA, and the issuance by the VSCC of a certificate of merger relating to the Bank Merger, or such later date and time as may be set forth in such articles of merger. The Bank Merger shall have the effects prescribed in the VSCA.

3.02 Effective Date and Effective Time. Subject to the satisfaction or waiver of the conditions set forth in Article VIII, it being agreed that any required consents, approvals, and authorizations from any Governmental Authorities to effect the Bank Merger shall not be a condition to the consummation of the Merger, the parties shall use reasonable efforts to cause the effective date of the Bank Merger (the “Bank Merger Effective Date”) to occur as soon as reasonably practicable after the Effective Date or such later date to which the parties may agree in writing.

ARTICLE IV

Consideration; Exchange Procedures

4.01 Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any Person:

(a) Merger Consideration. Each holder of a share of Cardinal Common Stock (other than United and its Subsidiaries, in each case except for shares held by them in a fiduciary capacity or as a result of debts previously contracted) shall receive in respect thereof, subject to the limitations set forth in this Agreement, 0.71 shares (“Exchange Ratio”) of United Common Stock (the “Merger Consideration”).

(b) Outstanding United Stock. Each share of United Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and unaffected by the Merger.

(c) Merger Sub Equity Interests. Each equity interest of Merger Sub outstanding immediately prior to the Effective Time shall remain outstanding and unaffected by the Merger, and no consideration shall be issued in exchange therefor.

4.02 Rights as Stockholders; Stock Transfers. At the Effective Time, holders of Cardinal Common Stock shall cease to be, and shall have no rights as, stockholders of Cardinal, other than to receive the Merger Consideration (if so provided in Section 4.01(a)) and any dividend or other distribution with respect to such Cardinal Common Stock with a record date occurring prior to the Effective Time and the consideration provided under this Article IV. After the Effective Time, there shall be no transfers on the stock transfer books of Cardinal or the Surviving Entity of shares of Cardinal Common Stock.

4.03 Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of United Common Stock and no certificates or scrip therefore, or other evidence of ownership thereof, will be issued in the Merger; instead, United shall pay to each holder of Cardinal Common Stock who would otherwise be entitled to a fractional share of United Common Stock (after taking into account all Old Certificates registered in the name of such holder or Book-Entry Shares held by such holder) an amount in cash (without interest) determined by multiplying such fraction by the average of the daily closing prices for the shares of United Common Stock for the 20 consecutive full trading days on which such shares are actually traded on the NASDAQ (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source) ending at the close of trading on the tenth trading day immediately preceding the Effective Date (such average, the “Average Closing Price”).

4.04 Exchange Procedures.

(a) At or prior to the Effective Time, United shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of certificates formerly representing shares of Cardinal Common Stock (“Old Certificates”) and holders of non-certificated shares of Cardinal Common Stock (“Book-Entry Shares”), for exchange in accordance with this Article IV, (i) non-certificated shares of United Common Stock (collectively, “United Book-Entry Shares”) and (ii) an amount of cash necessary for payments required by Section 4.03 (the “Exchange Fund”). The Exchange Fund will be distributed in accordance with the Exchange Agent’s normal and customary procedures established in connection with merger transactions.

(b) As soon as practicable after the Effective Time, and in no event later than five business days thereafter, the Exchange Agent shall mail to each holder of record of one or more Old Certificates or Book-Entry Shares a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates or Book-Entry Shares shall pass, only upon delivery of the Old Certificates or Book-Entry Shares to the Exchange Agent) and instructions for use in effecting the surrender of the Old Certificates or Book-Entry Shares in exchange for United Book-Entry Shares, if any, that the holders of the Old Certificates or Book-Entry Shares are entitled to receive pursuant to Article IV, any cash in lieu of fractional shares into which the shares of Cardinal Common Stock represented by the Old Certificates or Book-Entry Shares shall have been converted pursuant to this Agreement. Upon proper surrender of an Old Certificate or Book-Entry Shares for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Old Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor (i) a New Certificate representing that number of whole shares of United Common Stock that such holder has the right to receive pursuant to Article IV, if any, and (ii) a check representing the amount of any cash in lieu of fractional shares which such holder has the right to receive in respect of the Old Certificates or Book-Entry Shares surrendered pursuant to the provisions of this Article IV, and the Old Certificates or Book-Entry Shares so surrendered shall forthwith be cancelled.

(c) Neither the Exchange Agent, if any, nor any party hereto shall be liable to any former holder of Cardinal Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(d) No dividends or other distributions with respect to United Common Stock with a record date occurring after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate or Book-Entry

Shares representing shares of Cardinal Common Stock converted in the Merger into the right to receive shares of such United Common Stock until the holder thereof shall be entitled to receive United Book-Entry Shares in exchange therefore in accordance with the procedures set forth in this Section 4.04. After becoming so entitled in accordance with this Section 4.04, the record holder thereof also shall be entitled to receive any such dividends or other distributions by the Exchange Agent, without any interest thereon, which theretofore had become payable with respect to shares of United Common Stock such holder had the right to receive upon surrender of the Old Certificates or Book-Entry Shares.

(e) Any portion of the Exchange Fund that remains unclaimed by the stockholders of Cardinal on the business day after the one-year anniversary of the Effective Date shall be paid to United. Any stockholders of Cardinal who have not theretofore complied with this Article IV shall thereafter look only to United for payment of the Merger Consideration, cash in lieu of any fractional shares and unpaid dividends and distributions on United Common Stock deliverable in respect of each share of Cardinal Common Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

4.05 Anti-Dilution Provisions. In the event United changes (or establishes a record date for changing) the number of shares of United Common Stock issued and outstanding prior to the Effective Date as a result of a stock split, reverse stock split, stock dividend, reorganization, recapitalization or similar transaction with respect to the outstanding United Common Stock and the record date therefor shall be prior to the Effective Date, or shall establish a record date prior to the Effective Date with respect to any dividend or other distribution in respect of the United Common Stock other than a cash dividend consistent with past practice, the Exchange Ratio shall be proportionately adjusted to provide the holders of Cardinal Common Stock the same economic effect as contemplated by this Agreement prior to such event.

4.06 Equity-Based Awards.

(a) At the Effective Time, each outstanding option (each, a “Cardinal Stock Option”) to purchase shares of Cardinal Common Stock, whether vested or unvested, under any and all plans of Cardinal under which stock options have been granted (collectively, the “Cardinal Stock Plans”) shall vest pursuant to the terms thereof shall be converted into an option (each, a “Replacement Option”) to acquire, on the same terms and conditions as were applicable under such Cardinal Stock Option, the number of shares of United Common Stock equal to (a) the number of shares of Cardinal Common Stock subject to the Cardinal Stock Option multiplied by (b) the Exchange Ratio. Such product shall be rounded down to the nearest whole number. The exercise price per share (rounded up to the next whole cent) of each Replacement Option shall equal (y) the exercise price per share of shares of Cardinal Common Stock that were purchasable pursuant to such Cardinal Stock Option divided by (z) the Exchange Ratio. Notwithstanding the foregoing, each Cardinal Stock Option that is intended to be an “incentive stock option” (as defined in Section 422 of the Code) shall be adjusted in accordance with the requirements of Section 424 of the Code and all other options shall be adjusted in a manner that maintains the options exemption from Section 409A of the Code. At or prior to the Effective Time, Cardinal shall use its reasonable best efforts to obtain any necessary consents from optionees with respect to the Cardinal Stock Plans to permit replacement of the outstanding Cardinal Stock Options by United pursuant to this Section and to permit United to assume the Cardinal Stock Plans. Cardinal shall further take all action necessary to amend the Cardinal Stock Plans to eliminate automatic grants or awards thereunder following the Effective Time. At the Effective Time, United shall assume the Cardinal Stock Plans; provided that such assumption shall only be with respect to the Replacement Options and shall have no obligation to make any additional grants or awards under the Cardinal Stock Plans other than those grants or awards that have been made or accrued prior to the Effective Time. United shall file a post-effective amendment to the Registration Statement or an effective registration statement on Form S-8 (or other applicable form) with respect to the shares of United Common Stock subject to such Replacement Options, shall distribute a prospectus relating to such Form S-8, if applicable, and shall use reasonable commercial efforts to maintain the effectiveness of the Registration Statement or registration statement on Form S-8 for so long as such Replacement Options remain outstanding.

(b) At the Effective Time, each restricted stock award granted under a Cardinal Stock Plan (each, a “Cardinal Stock Award”) that is unvested or contingent and outstanding immediately prior to the Effective Time shall fully vest and shall be converted into the right to receive, without interest, the Merger Consideration payable pursuant to Section 4.01, and the shares of Cardinal Common Stock subject to such Cardinal Stock Award will be treated in the same manner as all other shares of Cardinal Common Stock for such purposes.

4.07 Withholding Rights. United or the Exchange Agent, as the case may be, will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Person such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld and remitted to the appropriate Governmental Authority by or on behalf of United or the Exchange Agent, as the case may be, such amounts withheld will be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made by United or the Exchange Agent, as the case may be.

ARTICLE V

Actions Pending the Effective Time

5.01 Forbearances of Cardinal. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement or Previously Disclosed, without the prior written consent of United (which consent shall not be unreasonably withheld, delayed or conditioned), Cardinal will not, and will cause each of its Subsidiaries not to:

(a) Ordinary Course. Conduct the business of Cardinal and its Subsidiaries other than in the ordinary and usual course, fail to use reasonable efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, make any individual capital expenditure in excess of $200,000 or take any action reasonably likely to have an adverse effect upon Cardinal’s ability to perform any of its material obligations under this Agreement.

(b) Capital Stock. Other than pursuant to Rights Previously Disclosed and outstanding on the date hereof, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of Cardinal Common Stock or any Rights, (ii) enter into any agreement with respect to the foregoing, or (iii) permit any additional shares of Cardinal Common Stock to become subject to new grants of employee or director stock options, other Rights or similar stock-based employee rights; provided that none of the foregoing shall restrict Cardinal from making equity compensation awards and issuing shares of Cardinal Common Stock, rights, employee or director stock options, or similar equity compensation awards under the Cardinal Stock Plans in the ordinary course of business consistent with past practice; and provided, further, that any such awards will not exceed the amounts set forth in Section 5.01(b) of Cardinal’s Disclosure Schedule.

(c) Dividends, Etc. Except as Previously Disclosed (i) make, declare, pay or set aside for payment any dividend (other than quarterly cash dividends at a rate not to exceed $0.12 per share on Cardinal Common Stock and dividends from wholly-owned Subsidiaries to Cardinal or another wholly-owned Subsidiary of Cardinal) on or in respect of, or declare or make any distribution on any shares of Cardinal Common Stock or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock; provided that none of the foregoing shall restrict Cardinal from acquiring shares of its capital stock pursuant to the surrender of any such shares in payment of an exercise price or in satisfaction of a Tax withholding obligation, or pursuant to similar transactions, in connection with (x) the exercise of Cardinal Stock Options and other Rights Previously Disclosed, and (y) vesting of restricted shares of Cardinal Common Stock.

(d) Compensation; Employment Agreements; Etc. (i) Enter into or amend or renew any employment, consulting, compensation, severance or similar agreements or arrangements with any director, officer or employee of Cardinal or its Subsidiaries, except as Previously Disclosed, or (ii) grant any salary or wage increase or increase any employee benefit, except (A) Cardinal may award normal individual increases in compensation to employees in the ordinary course of business consistent with past practice, (B) Cardinal may make individual cash bonus awards for 2016 performance in accordance with Cardinal’s short term and long term incentive plans in the ordinary course of business consistent with past practice, and (C) Cardinal will establish a retention bonus pool equal to $1,250,000 in the aggregate that will be dedicated to certain employees of Cardinal designated by officers of Cardinal, after consultation with United, for purposes of retaining such employees prior to and after the Effective Time; provided that, with respect to executive officers of Cardinal and Cardinal Bank, any increase in compensation contemplated by Section 5.01(d)(ii)(A) and any individual cash bonus awards contemplated by Section 5.01(d)(ii)(B) will not exceed the amounts set forth in Sections 5.01(d)(ii)(A) and 5.01(d)(ii)(B), respectively, of Cardinal’s Disclosure Schedule.

(e) Benefit Plans. Enter into, establish, adopt or amend (except (i) as may be required by applicable law or (ii) to satisfy Previously Disclosed contractual obligations existing as of the date hereof) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee of Cardinal or its Subsidiaries, or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder.

(f) Dispositions. Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business and in a transaction that is not material to it and its Subsidiaries taken as a whole.

(g) Acquisitions. Except in the ordinary course of its business, acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of, the assets, business, deposits or properties of any other entity.

(h) Governing Documents. Amend the Cardinal Certificate, Cardinal Bylaws or the articles of incorporation or bylaws (or similar governing documents) of any of Cardinal’s Subsidiaries.

(i) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or its Regulatory Authorities.

(j) Contracts. Except in the ordinary course of business consistent with past practice, enter into or terminate any material contract (as defined in Section 6.03(k)) or amend or modify any of its existing material contracts in a manner that is material to Cardinal and its Subsidiaries taken as a whole.

(k) Claims. Except in the ordinary course of business consistent with past practice, settle any claim, action or proceeding, except for any claim, action or proceeding that does not involve precedent for other material claims, actions or proceedings and that involve solely money damages in an amount, individually or in the aggregate for all such settlements, that is not material to Cardinal and its Subsidiaries, taken as a whole.

(l) Adverse Actions. (i) Take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368 of the Code; or (ii) knowingly take any action that is intended or is reasonably likely to result in (1) any of the conditions to the Merger set forth in Article VIII not being satisfied or (2) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation.

(m) Risk Management. Except as required by applicable law or regulation, or by formal or informal agreements entered into with Regulatory Authorities, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices, (ii) fail to materially follow its existing policies or practices with respect to managing its exposure to interest rate and other risk, or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

(n) Indebtedness. Incur any indebtedness for borrowed money other than in the ordinary course of business.

(o) Subsidiaries. Organize or approve the organization of any Subsidiaries.

(p) Commitments. Agree or commit to do any of the foregoing.

5.02 Forbearances of United. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement or Previously Disclosed, without the prior written consent of Cardinal (which consent shall not be unreasonably withheld, delayed or conditioned), United will not, and will cause each of its Subsidiaries not to:

(a) Ordinary Course. Conduct the business of United and its Subsidiaries other than in the ordinary and usual course or fail to use reasonable efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, or take any action reasonably likely to have an adverse effect upon United’s ability to perform any of its material obligations under this Agreement.

(b) Risk Management. Except as required by applicable law or regulation, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices, (ii) fail to materially follow its existing policies or practices with respect to managing its exposure to interest rate and other risk, or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

(c) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or its Regulatory Authorities.

(d) Dividends. Make, declare, pay or set aside for payment any extraordinary dividend, other than in connection with the United Stock Repurchase Program; provided that the foregoing restriction shall not restrict United from making, declaring or paying its regular quarterly cash dividends and dividends from wholly-owned Subsidiaries to United or another wholly-owned Subsidiary of United (which, for the avoidance of doubt, will continue to be paid).

(e) Adverse Actions. (i) Take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368 of the Code; or (ii) knowingly take any action that is intended or is reasonably likely to result in (1) any of the conditions to the Merger set forth in Article VIII not being satisfied or (2) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation.

(f) Transactions Involving United. Enter into any agreement, arrangement or understanding with respect to the merger, acquisition, consolidation, share exchange or similar business combination involving United and/or a United Subsidiary, where the effect of such agreement, arrangement or understanding, or the consummation or effectuation thereof, would be reasonably likely to or does result in the termination of this Agreement, materially delay or jeopardize the receipt of the approval of any Regulatory Authority or the filing of an application therefor, or cause the anticipated tax treatment of the transactions contemplated hereby to be unavailable; provided, that nothing herein shall prohibit any such transaction that by its terms contemplates the consummation of the Merger in accordance with the provisions of this Agreement and which treats holders of Cardinal Common Stock, upon completion of the Merger and their receipt of United Common Stock, in the same manner as the holders of United Common Stock.

(g) Governing Documents. Amend its articles of incorporation or bylaws in a manner that would materially and adversely affect the benefits of the Merger to the stockholders of Cardinal.

(h) Commitments. Agree or commit to do any of the foregoing.

ARTICLE VI

Representations and Warranties

6.01 Disclosure Schedules. On or prior to the date hereof, United has delivered to Cardinal a schedule and Cardinal has delivered to United a schedule (respectively, its “Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 6.03 or 6.04 or to one or more of its covenants contained in Article V; provided, that (a) no such item is required to be set forth in a Disclosure Schedule as an exception to a representation or warranty if its absence would not be reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standard set forth in Section 6.02, and (b) the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect on the party making the representation. All of Cardinal’s and United’s representations, warranties and covenants contained in this Agreement are qualified by reference to its respective Disclosure Schedule and none thereof shall be deemed to be untrue or breached as a result of effects arising solely from actions taken in compliance with a written request of the other party.

6.02 Standard. No representation or warranty of Cardinal or United contained in Section 6.03 or 6.04 shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 6.03 or 6.04 has had or is reasonably likely to have a Material Adverse Effect on the party making the representation. For purposes of this Agreement, “knowledge” shall mean (i) with respect to United, actual knowledge of Richard M. Adams, Richard M. Adams, Jr., James J. Consagra, Jr., Craige L. Smith, W. Mark Tatterson, Douglas Ernest and Darren Williams, and (ii) with respect to Cardinal, actual knowledge of Bernard H. Clineburg, Christopher W. Bergstrom, Alice P. Frazier and F. Kevin Reynolds.

6.03 Representations and Warranties of Cardinal. Subject to Sections 6.01 and 6.02 and except as Previously Disclosed, Cardinal hereby represents and warrants to United:

(a) Organization and Standing. Cardinal is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia. Cardinal is duly qualified to do business and is in good standing in the states of the United States and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.

(b) Capitalization. As of the date hereof, the authorized capital stock of Cardinal consists of (i) 50,000,000 shares of Cardinal Common Stock, of which as of August 1, 2016, 32,460,013 shares are outstanding, and (ii) 10,000,000 shares of preferred stock, of which 1,376,772 shares have been designated as 7.25% Cumulative Convertible Preferred Stock, Series A (“Cardinal Series A Preferred Stock”), and 41,238 shares have been designated as Fixed Rate Cumulative Perpetual Preferred Stock, Series B (“Cardinal Series B Preferred Stock”). No shares of preferred stock of Cardinal are outstanding as of the date hereof. As of the date hereof, except pursuant to the terms of options and stock issued pursuant to the Cardinal Stock Plans, Cardinal does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Cardinal Common Stock, Cardinal Series A Preferred Stock, Cardinal Series B Preferred Stock or any other equity securities of Cardinal or any of its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of Cardinal Common Stock, Cardinal Series A Preferred Stock, Cardinal Series B Preferred Stock or other equity securities of Cardinal or any of its Subsidiaries. As of the date hereof, Cardinal has 983,804 shares of Cardinal Common Stock that are issuable and reserved for issuance upon the exercise of Cardinal Stock Options, and 108,738 shares of Cardinal Common Stock are subject to unvested Cardinal Stock Awards. The outstanding shares of Cardinal Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights).

(c) Subsidiaries. Cardinal has Previously Disclosed a list of all of its Subsidiaries together with the jurisdiction of organization of each such Subsidiary. Except as Previously Disclosed, (A) Cardinal owns, directly or indirectly, all the issued and outstanding equity securities of each of its Subsidiaries, or, in the case of Cardinal Statutory Trust I and UFBC Capital Trust I, all of the outstanding common securities, (B) no equity securities of any of its Subsidiaries are or may become required to be issued (other than to it or its wholly-owned Subsidiaries) by reason of any Right or otherwise, (C) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any equity securities of any such Subsidiaries (other than to it or its wholly-owned Subsidiaries), (D) there are no contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such securities and (E) all the equity securities of each Subsidiary held by Cardinal or its Subsidiaries are fully paid and nonassessable and are owned by Cardinal or its Subsidiaries free and clear of any Liens.

(i) Cardinal has Previously Disclosed a list of all equity securities, or similar interests of any Person or any interest in a partnership or joint venture of any kind, other than its Subsidiaries, that it beneficially owns, directly or indirectly, as of the date hereof.

(ii) Each of Cardinal’s Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified.

(d) Corporate Power. Each of Cardinal and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and Cardinal has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and, subject to receipt of required approvals by the stockholders of Cardinal, to consummate the transactions contemplated hereby.

(e) Corporate Authority. Subject to receipt of the requisite approval of this Agreement (including the Merger and Plan of Merger) by the holders of a majority of the outstanding shares of Cardinal Common Stock entitled to vote thereon (which is the only vote of Cardinal stockholders required thereon), the execution and delivery of this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Cardinal and the Cardinal Board. Assuming due authorization, execution and delivery by United, this Agreement is a valid and legally binding obligation of Cardinal, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(f) Consents and Approvals; No Defaults.

(i) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Cardinal or any of its Subsidiaries in connection with the execution, delivery or performance by Cardinal of this Agreement or to consummate the Merger except for (A) filings of applications or notices with federal and state banking and insurance authorities and the approvals or consents of any federal or state banking and insurance authorities, including, the VBFI and the Federal Reserve Board, (B) the filing of articles of merger with the VSCC pursuant to the VSCA and the VLLCA and the issuance of certificates of merger in connection with the Merger and the Bank Merger, and (C) the filing of the Proxy Statement with the SEC. As of the date hereof, Cardinal is not aware of any reason why the approvals set forth in Section 8.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 8.01(b).

(ii) Subject to receipt of the regulatory approvals or consents referred to in the preceding paragraph, and expiration of related waiting periods, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or any agreement, indenture or instrument of Cardinal or of any of its Subsidiaries or to which Cardinal or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the Cardinal Certificate or the Cardinal Bylaws, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

(g) Financial Reports and SEC Documents; Absence of Certain Changes or Events.

(i) Cardinal’s Annual Report on Form 10-K for each of the fiscal years ended December 31, 2013, 2014 and 2015 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it or any of its Subsidiaries subsequent to December 31, 2015, under the Securities Act or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act in the form filed or to be filed (collectively “Cardinal’s SEC Documents”), as of the date filed, (A) as to form complied or will comply in all material respects with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets or statements of condition of Cardinal contained in or incorporated by reference into any of Cardinal’s SEC Documents (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of Cardinal and its Subsidiaries as of its date, and each of the statements of income or results of operations and changes in stockholders’ equity and cash flows or equivalent statements of Cardinal in any of Cardinal’s SEC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in stockholders’ equity and cash flows, as the case may be, of Cardinal and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP during the periods involved, except in each case as may be noted therein, and subject to normal year-end audit adjustments in the case of unaudited statements.

(ii) Section 6.03(g)(ii) of Cardinal’s Disclosure Schedule lists, and upon request, Cardinal has delivered to United, copies of the documentation creating or governing all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K) effected by Cardinal or its Subsidiaries, since December 31, 2015. KPMG LLP, which has expressed its opinion with respect to the audited financial statements of Cardinal and its Subsidiaries (including the related notes) included in Cardinal’s SEC Documents is and has been throughout the periods covered by such financial statements an independent registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act of 2002).

(iii) Cardinal has on a timely basis filed all forms, reports and documents required to be filed by it with the SEC since December 31, 2012. Except to the extent available in full without redaction on the SEC’s web site through the Electronic Data Gathering, Analysis and Retrieval System (EDGAR) two days prior to the date of this Agreement, Cardinal has made available to United copies in the form filed with the SEC of (A) its Annual Reports on Form 10-K for each fiscal year of the Company beginning after December 31, 2012, (B) its Quarterly Reports on Form 10-Q for each of the first three fiscal quarters in each of the fiscal years of Cardinal referred to in clause (A) above, (C) all proxy statements relating to Cardinal’s meetings of stockholders (whether annual or special) held, and all information statements relating to stockholder consents since the beginning of the first fiscal year referred to in clause (A) above, (D) all certifications and statements required by (x) the SEC’s Order dated June 27, 2002, pursuant to Section 21(a)(1) of the Exchange Act (File No. 4-460), (y) Rule 13a-14 or 15d-14 under the Exchange Act or (z) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any report referred to above, (E) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been made available to United pursuant to this Section 6.03(g)), filed by Cardinal with the SEC since the beginning of the first fiscal year referred above, and (F) all comment letters received by Cardinal from the staff of the SEC since December 31, 2014 and all responses to such comment letters by or on behalf of Cardinal.

(iv) Cardinal maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning Cardinal and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of Cardinal’s filings with the SEC and other public disclosure documents. Cardinal maintains internal control over financial reporting as defined in Rule 13a-15(f) under the Exchange Act and as of December 31, 2015, such internal control over financial reporting was effective in providing reasonable assurance to Cardinal’s management and its board of directors regarding the preparation and fair presentation of published financial statements in accordance with GAAP. To Cardinal’s knowledge, each director and executive officer of Cardinal has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations thereunder since December 31, 2015. As used in this Section 6.03(g), the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(v) Since December 31, 2015, Cardinal and its Subsidiaries have not incurred any liability other than in the ordinary course of business consistent with past practice or for legal, accounting, and financial advisory fees and out-of-pocket expenses in connection with the transactions contemplated by this Agreement.

(vi) Since December 31, 2015, (A) Cardinal and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding matters related to this Agreement and the transactions contemplated hereby) and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 6.03 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to Cardinal.

(h) Litigation. Except as Previously Disclosed, no litigation, claim or other proceeding before any Governmental Authority is pending against Cardinal or any of its Subsidiaries and, to Cardinal’s knowledge, no such litigation, claim or other proceeding has been threatened.

(i) Regulatory Matters.

(i) Neither Cardinal nor any of its Subsidiaries or properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions (or their holding companies) or issuers of securities or engaged in the insurance of deposits (including, without limitation, the VSCC, the Federal Reserve Board and the Federal Deposit Insurance Corporation) or the supervision or regulation of it or any of its Subsidiaries (collectively, the “Regulatory Authorities”, and each individually, a “Regulatory Authority”).

(ii) Neither Cardinal nor any of its Subsidiaries has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

(iii) Cardinal is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended, and has elected to become a financial holding company as defined by the Gramm-Leach-Bliley Act of 1999.

(j) Compliance with Laws.

(i) Each of Cardinal and its Subsidiaries is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection

Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Bank Secrecy Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Foreign Corrupt Practices Act, Title III of the USA Patriot Act, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory or abusive or deceptive lending or any other product or service, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.

(ii) Each of Cardinal and its Subsidiaries has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Cardinal’s knowledge, no suspension or cancellation of any of them is threatened.

(iii) Neither Cardinal nor any of its Subsidiaries has received, since December 31, 2006, no notification or communication from any Governmental Authority (A) asserting that Cardinal or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to Cardinal’s knowledge, do any grounds for any of the foregoing exist).

(iv) Since January 1, 2014, is in compliance with the privacy provisions of the Gramm-Leach-Bliley Act, and all other applicable laws relating to consumer privacy.

(v) Neither Cardinal nor any of its directors, officers or employees, nor, to the knowledge of Cardinal, any agent or other Person acting on behalf of Cardinal is currently subject to any sanctions administered by Office of Foreign Assets Control.

(vi) Cardinal Bank is an “insured depositary institution” as defined in the Federal Deposit Insurance Act (“FDIA”) and applicable regulations thereunder, is in compliance in all respects with the applicable provisions of the Community Reinvestment Act of 1977 (the “Community Reinvestment Act”) and the regulations promulgated thereunder and has received a Community Reinvestment Act rating of “satisfactory” in its most recently completed exam, and Cardinal has no knowledge of the existence of any fact or circumstance or set of facts or circumstances that could reasonably be expected to result in Cardinal Bank having its current rating lowered.

(vii) At the Effective Time, the assumption by United of Cardinal’s obligations under Section 7.09 would be in compliance with Section 13(k) of the Exchange Act.

(k) Material Contracts; Defaults. Except for this Agreement and as Previously Disclosed, neither Cardinal nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K or (ii) that restricts or limits in any way the conduct of business by it or any of its Subsidiaries (including without limitation a non-compete or similar provision). Neither Cardinal nor any of its Subsidiaries is in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

(l) No Brokers. No action has been taken by Cardinal that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement, excluding a Previously Disclosed fee to be paid to Sandler O’Neill & Partners, L.P.

(m) Employee Benefit Plans.

(i) On Section 6.03(m)(i) of Cardinal’s Disclosure Schedule, Cardinal has set forth a complete and accurate list of all existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance, welfare and fringe benefit plans, survivor life insurance, split dollar or other life insurance benefit plan, employment or severance agreements and all similar practices, policies and arrangements in which any current or former employee (the “Employees”), current or former consultant (the “Consultants”) or current or former director (the “Directors”) of Cardinal or any of its Subsidiaries participates or to which any such Employees, Consultants or Directors are a party (the “Compensation and Benefit Plans”). Except as required by the terms of this Agreement or as Previously Disclosed on Section 6.03(m)(i) of Cardinal’s Disclosure Schedule, neither Cardinal nor any of its Subsidiaries has any commitment to create any additional Compensation and Benefit Plan or to modify or change any existing Compensation and Benefit Plan.

(ii) Each Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, or any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made. Each Compensation and Benefit Plan that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or has applied for a favorable determination letter in compliance with the Code (including a determination that the related trust under such Compensation and Benefit Plan is exempt from tax under Section 501(a) of the Code) from the Internal Revenue Service (“IRS”) or the Compensation and Benefit Plan uses a prototype or volume submitter plan that is the subject of an IRS opinion or advisory letter, and Cardinal is not aware of any circumstances that could adversely affect such qualification or that are likely to result in the revocation of any existing favorable determination letter or in not receiving a favorable determination letter. There is no material pending or, to the knowledge of Cardinal, threatened legal action, suit or claim relating to the Compensation and Benefit Plans other than routine claims for benefits. Neither Cardinal nor any of its Subsidiaries has engaged in a transaction, or omitted to take any action, with respect to any Compensation and Benefit Plan that would reasonably be expected to subject Cardinal or any of its Subsidiaries to a material tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA, assuming for purposes of Section 4975 of the Code that the taxable period of any such transaction expired as of the date hereof.

(iii) No Compensation and Benefit Plans currently maintained, or maintained within the last six years, by Cardinal or any of its Subsidiaries or any entity (an “ERISA Affiliate”) that is considered one employer with Cardinal under Section 4001(a)(14) of ERISA or Section 414(b) or (c) of the Code is or was subject to Title IV of ERISA or is or was a multiemployer plan under Subtitle E of Title IV of ERISA. To the knowledge of Cardinal, there is no pending investigation or enforcement action by the PBGC, the DOL or IRS or any other governmental agency with respect to any Compensation and Benefit Plan.

(iv) All contributions required to be made under the terms of any Compensation and Benefit Plan or any employee benefit arrangements under any collective bargaining agreement to which Cardinal or any of its Subsidiaries is a party have been timely made or have been reflected on Cardinal’s financial statements. None of Cardinal, any of its Subsidiaries or any ERISA Affiliate (x) has provided, or would reasonably be expected to be required to provide, security to any Pension Plan pursuant to Section 401(a)(29) of the Code, and (y) has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result, in the imposition of a lien under Section 412(n) of the Code or pursuant to ERISA.

(v) Neither Cardinal nor any of its Subsidiaries has any obligations to provide retiree health and life insurance, retiree long-term care insurance or retiree death or other benefits under any Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code, and each such Compensation and

Benefit Plan may be amended or terminated without incurring liability thereunder, and there has been no communication to Employees by Cardinal or any of its Subsidiaries that would reasonably be expected to promise or guarantee such Employees retiree health or life insurance or retiree death or other benefits on a permanent basis.

(vi) Cardinal and its Subsidiaries do not maintain any Compensation and Benefit Plans covering foreign Employees.

(vii) With respect to each Compensation and Benefit Plan, if applicable, Cardinal has provided or made available to United, true and complete copies of existing: (A) Compensation and Benefit Plan documents and amendments thereto; (B) trust instruments and insurance contracts; (C) two most recent Forms 5500 filed with the IRS; (D) most recent actuarial report and financial statement; (E) the most recent summary plan description; (F) forms filed with the PBGC (other than for minimum payments); (G) most recent determination or opinion letter issued by the IRS; (H) any Form 5310 or Form 5330 filed with the IRS; and (I) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests).

(viii) Except as set forth on Section 6.03(m)(viii) of Cardinal’s Disclosure Schedule, the consummation of the transactions contemplated by this Agreement would not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective Time) reasonably be expected to (A) entitle any Employee, Consultant or Director to any payment (including severance pay or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any Compensation and Benefit Plan other than the Cardinal Stock Plans and except as otherwise provided for in this Agreement or (C) result in any material increase in benefits payable under any Compensation and Benefit Plan.

(ix) Neither Cardinal nor any of its Subsidiaries maintains any compensation plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

(x) Except as set forth on Section 6.03(m)(x) of Cardinal’s Disclosure Schedule, as a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), neither United nor Cardinal, or any of their respective Subsidiaries will be obligated to make a payment to an Employee of Cardinal or any of its Subsidiaries that would be characterized as an “excess parachute payment” to an individual who is a “disqualified individual” (as such terms are defined in Section 280G of the Code), without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

(xi) As of the Effective Date, there are no supplemental employment retirement plans (each, a “SERP”) or non-qualified deferred compensation plans (“Deferred Compensation Plans”) between Cardinal and any of its employees that have assets through a grantor trust or trusts of which Cardinal is the grantor within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A of the Code that are subject to claims of creditors, and except as set forth on Section 6.03(m)(xi) of Cardinal’s Disclosure Schedule, no such grantor trusts are required to be established on or after the Effective Time by the successor to Cardinal or any of its subsidiaries as a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), and each Deferred Compensation Plan that is a SERP or non-qualified deferred compensation plan of Cardinal is listed on Section 6.03(m)(xi) of Cardinal’s Disclosure Schedule.

(xii) Except as set forth on Section 6.03(m)(xii) of Cardinal’s Disclosure Schedule, neither Cardinal nor any of its Subsidiaries has made any agreement, taken any action, or omitted to take any action, with respect to or as part of any Compensation and Benefit Plan that is an operational failure under Section 409A of the Code or that would reasonably be expected to subject Cardinal or any of its Subsidiaries to any obligation to report any amount or withhold any amount as includable in income and subject to tax, interest or any penalty by any service provider to Cardinal or any of its Subsidiaries under Section 409A of the Code or to pay any reimbursement or other payment to any service provider, as defined under Section 409A of the Code, respecting any such tax, interest or penalty under Section 409A of the Code, and if any correction procedure authorized under any IRS guidance with respect to Section 409A is necessary or available on or before the Effective Time to prevent any such Section 409A document or operational failure, Cardinal agrees to so correct prior to the Effective Time. As a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), neither Cardinal nor any of its Subsidiaries will be obligated to report any amount or withhold any amount as includable in income and subject to tax, interest or any penalty by any service provider (as defined under Section 409A of the Code) to Cardinal or any of its Subsidiaries under Section 409A of the Code or to pay any reimbursement or other payment to any service provider (as defined under Section 409A of the Code) respecting any such Tax, interest or penalty under Section 409A of the Code and no provision of any of the Compensation and Benefit Plans, or any actions taken or omitted thereunder, violate Section 409A of the Code.

(n) Labor Matters. Neither Cardinal nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Cardinal or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Cardinal or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to Cardinal’s knowledge, threatened, nor is Cardinal aware of any activity involving its or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

(o) Takeover Laws. Cardinal has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any “moratorium”, “control share”, “fair price”, “affiliate transaction”, “business combination” or other antitakeover laws and regulations of any state applicable to Cardinal, including Article 14.1 of the VSCA (collectively, “Takeover Laws”).

(p) Environmental Matters. To Cardinal’s knowledge, neither the conduct nor operation of Cardinal or its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a Lien, violates or violated Environmental Laws and to Cardinal’s knowledge, no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in liability under Environmental Laws. To Cardinal’s knowledge, neither Cardinal nor any of its Subsidiaries has received any notice from any person or entity that Cardinal or its Subsidiaries or the operation or condition of any property ever owned, leased, operated, or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants or hazardous or toxic wastes, substances or materials at, on, beneath, or originating from any such property.

(q) Tax Matters.

(i) All Tax Returns that are required to be filed by or with respect to Cardinal and its Subsidiaries have been timely filed (taking into account all applicable extensions), and all Taxes shown to be due on such Tax Returns have been paid in full, other than Taxes that are being contested in good faith, which have not been finally determined, and have been adequately reserved against in accordance with GAAP on Cardinal’s consolidated financial statements as of December 31, 2015. All assessments for Taxes of Cardinal or any of its Subsidiaries due with respect to completed and settled examinations or any concluded litigations have been fully paid. There are no disputes, audits, examinations or proceedings pending, or claims asserted, for Taxes upon

Cardinal or any of its Subsidiaries. Neither Cardinal nor any of its Subsidiaries has granted any extension or waiver of the limitation period for the assessment or collection of Tax that remains in effect. Neither Cardinal nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes that accrued on or before December 31, 2015 in excess of the amounts accrued with respect thereto that are reflected in the consolidated financial statements of Cardinal as of December 31, 2015. As of the date hereof, neither Cardinal nor any of its Subsidiaries has any knowledge of any conditions that exist that might prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(ii) Cardinal is not and has not been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A) of the Code.

(r) Risk Management Instruments. Neither Cardinal nor any of its Subsidiaries are parties to any interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Cardinal’s own account, or for the account of one or more of Cardinal’s Subsidiaries or their customers.

(s) Books and Records. The books and records of Cardinal and its Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein and they fairly reflect the substance of events and transactions included therein.

(t) Insurance. Cardinal Previously Disclosed a list of all of the insurance policies, binders, or bonds maintained by Cardinal or its Subsidiaries. Cardinal and its Subsidiaries are insured with insurers believed to be reputable against such risks and in such amounts as the management of Cardinal reasonably has determined to be prudent in accordance with industry practices. All such insurance policies are in full force and effect; Cardinal and its Subsidiaries are not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.

(u) Opinion of Financial Advisor. The board of directors of Cardinal has received the opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of Sandler O’Neill & Partners, L.P., to the effect that, as of the date of such opinion, and based upon and subject to factors, assumptions and limitations set forth therein, the Exchange Ratio in the Merger is fair, from a financial point of view, to the holders of Cardinal Common Stock. Such opinion has not been amended or rescinded as of the date of this Agreement.

(v) Loan Matters.

(i) Each Cardinal Loan currently outstanding (A) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (B) to the extent secured, has been secured by valid liens that have been perfected and (C) to the knowledge of Cardinal, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium or similar laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought). The notes or other credit or security documents with respect to each such outstanding Cardinal Loan were executed and delivered in compliance in all respects with all applicable laws at the time of origination or purchase by Cardinal and are complete and correct in all respects.

(ii) Each outstanding Cardinal Loan was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Cardinal Loan files are being maintained, in all respects in accordance with the relevant notes or other credit or security documents, Cardinal’s written underwriting standards and with all applicable requirements of applicable laws.

(iii) None of the contracts pursuant to which Cardinal has sold Cardinal Loans or pools of Cardinal Loans or participations in Cardinal Loans or pools of Cardinal Loans contains any obligation to repurchase such Cardinal Loans or interests therein solely on account of a payment default by the obligor on any such Cardinal Loan.

(iv) (A) Section 6.03(v)(iv) of Cardinal’s Disclosure Schedule sets forth a list of all Cardinal Loans as of the date hereof by Cardinal to any directors, executive officers and principal stockholders (as such terms are defined in Regulation O of the Federal Reserve Board (12 C.F.R. Part 215)) of Cardinal, and (B) there are no employee, officer, director or other affiliate Cardinal Loans on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was not in compliance with Regulation O.

(w) Allowance for Loan and Lease Losses. The allowance for loan and lease losses (“ALLL”) reflected in the most recent Cardinal financial statements was in compliance with Cardinal’s existing methodology for determining the adequacy of its ALLL and in compliance in all material respects with the standards established by the applicable Regulatory Authority, the Financial Accounting Standards Board and GAAP.

(x) Assets. Cardinal or its Subsidiaries has good and marketable title to those assets reflected in the most recent Cardinal financial statements as being owned by Cardinal or acquired after the date thereof (except assets sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all liens, except (a) statutory liens securing payments not yet due, (b) liens for real property Taxes not yet due and payable, (c) easements, rights of way, and other similar encumbrances that do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, and (d) such imperfections or irregularities of title or liens as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Liens”). Cardinal is the lessee of all leasehold estates reflected in the latest Cardinal financial statements, free and clear of all liens of any nature whatsoever, except for Permitted Liens, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the knowledge of Cardinal, the lessor. There are no pending or, to the knowledge of Cardinal, threatened condemnation or eminent domain proceedings against any real property that is owned or leased by Cardinal. Cardinal owns or leases all properties as are necessary to its operations now conducted.

6.04 Representations and Warranties of United. Subject to Sections 6.01 and 6.02 and except as Previously Disclosed, United hereby represents and warrants to Cardinal:

(a) Organization and Standing. United is a corporation duly organized, validly existing and in good standing under the laws of the State of West Virginia. United is duly qualified to do business and is in good standing in the states of the United States and foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.

(b) Capitalization.

(i) As of the date hereof, the authorized capital stock of United consists of (A) 100,000,000 shares of United Common Stock, of which as July 31, 2016, 76,379,927 shares were outstanding, and (B) 50,000,000 shares of preferred stock with par value of $1.00 per share (“United Preferred Stock”), as of the date hereof, none of which are outstanding. As of the date hereof, except as set forth in its Disclosure Schedule, United does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of United Common Stock, United Preferred Stock or any other equity securities of United or any of its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of United Common Stock, United Preferred Stock or other equity securities of United or any of its Subsidiaries. As of the date hereof, United had 3,038,784 shares of United Common Stock, which are issuable and reserved for issuance upon exercise of United Stock Options. The outstanding shares of United Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights).

(ii) Upon the approval of the United Certificate Amendment, the shares of United Common Stock to be issued in exchange for shares of Cardinal Common Stock in the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, with no personal liability attaching to the ownership thereof, subject to no preemptive rights and authorized for trading on the NASDAQ.

(c) Subsidiaries. Each of United’s Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and it owns, directly or indirectly, all the issued and outstanding equity securities of each of its Significant Subsidiaries. United has Previously Disclosed a list of all of its Subsidiaries, together with the jurisdiction of organization of each Subsidiary.

(d) Corporate Power. Each of United and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and United has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and, subject to receipt of approval of this Agreement (including the Merger and the Plan of Merger) and the United Certificate Amendment by the stockholders of United, to consummate the transactions contemplated hereby.

(e) Corporate Authority. Subject to receipt by United of the requisite stockholder approvals (i) to amend the United Certificate to increase the number of authorized shares of United Common Stock (the “United Certificate Amendment”) and (ii) required by (A) NASDAQ Listing Rule 5635 with respect to issuing the Merger Consideration and (B) Sections 31D-6-621 and 31D-11-1104 of the WVBCA with respect to issuing the Merger Consideration and approving the Merger, such approvals constituting the affirmative vote of a majority of the votes cast if a quorum is present (which are the only votes of United stockholders required thereon), the execution and delivery of this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of United and the United Board. Assuming due authorization, execution and delivery by Cardinal, this Agreement is a valid and legally binding obligation of United, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(f) Consents and Approvals; No Defaults.

(i) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by United or any of its Subsidiaries in connection with the execution, delivery or performance by United of this Agreement or to consummate the Merger except for: (A) filings of applications and notices with the federal and state banking and insurance authorities and the approvals or consents of any federal or state banking and insurance authorities, including, the West Virginia Division of Financial Institutions, the VBFI and the Federal Reserve Board; (B) filings with the NASDAQ regarding the United Common Stock to be issued in the Merger; (C) the filing with and declaration of effectiveness of the Registration Statement by the SEC; (D) the filing of the Proxy Statement with the SEC; (E) the filing of the United Certificate Amendment with the West Virginia Secretary of State pursuant to the WVBCA; (F) the filing of articles of merger with the VSCC pursuant to the VSCA and the VLLCA and the issuance of certificates of merger in connection with the Merger and the Bank Merger; (G) such filings as are required to be made or approvals as are required to be obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of United Stock in the Merger; and (H) receipt of the approvals set forth in Section 8.01(b). As of the date hereof, United is not aware of any reason why the approvals set forth in Section 8.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 8.01(b).

(ii) Subject to the satisfaction of the requirements referred to in the preceding paragraph and expiration of the related waiting periods, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of United or of any of its Subsidiaries or to which United or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the articles of incorporation or bylaws (or similar governing documents) of United or any of its Subsidiaries, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

(g) Financial Reports and SEC Documents; Absence of Certain Changes or Events.

(i) United’s Annual Report on Form 10-K for each of the fiscal years ended December 31, 2013, 2014 and 2015 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it or any of its Subsidiaries subsequent to December 31, 2015, under the Securities Act or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act in the form filed or to be filed (collectively “United’s SEC Documents”), as of the date filed, (A) as to form complied or will comply in all material respects with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets or statements of condition of United contained in or incorporated by reference into any of United’s SEC Documents (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of United and its Subsidiaries as of its date, and each of the statements of income or results of operations and changes in stockholders’ equity and cash flows or equivalent statements of United in any of United’s SEC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in stockholders’ equity and cash flows, as the case may be, of United and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP during the periods involved, except in each case as may be noted therein, and subject to normal year-end audit adjustments in the case of unaudited statements.

(ii) Section 6.04(g)(ii) of United’s Disclosure Schedule lists, and upon request, United has delivered to Cardinal, copies of the documentation creating or governing all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K) effected by United or its Subsidiaries, since December 31, 2015. Ernst & Young LLP, which has expressed its opinion with respect to the audited financial statements of United and its Subsidiaries (including the related notes) included in United’s SEC Documents is and has been throughout the periods covered by such financial statements an independent registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act of 2002).

(iii) United has on a timely basis filed all forms, reports and documents required to be filed by it with the SEC since December 31, 2012. Except to the extent available in full without redaction on the SEC’s web site through the Electronic Data Gathering, Analysis and Retrieval System (EDGAR) two days prior to the date of this Agreement, United has made available to Cardinal copies in the form filed with the SEC of (A) its Annual Reports on Form 10-K for each fiscal year of the Company beginning after December 31, 2012, (B) its Quarterly Reports on Form 10-Q for each of the first three fiscal quarters in each of the fiscal years of United referred to in clause (A) above, (C) all proxy statements relating to United’s meetings of stockholders (whether annual or special) held, and all information statements relating to stockholder consents since the beginning of the first fiscal year referred to in clause (A) above, (D) all certifications and statements required by (x) the SEC’s Order dated June 27, 2002, pursuant to Section 21(a)(1) of the Exchange Act (File No. 4-460), (y) Rule 13a-14 or 15d-14 under the Exchange Act or (z) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any report referred to above, (E) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been made available to Cardinal pursuant to this Section 6.04(g), filed by United with the SEC since the beginning of the first fiscal year referred above, and (F) all comment letters received by United from the staff of the SEC since December 31, 2014 and all responses to such comment letters by or on behalf of United.

(iv) United maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning United and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of United’s filings with the SEC and other public disclosure documents. United maintains internal control over financial reporting as defined in Rule 13a-15(f) under the Exchange Act and as of December 31, 2015, such internal control over financial reporting was effective in providing reasonable assurance to United’s management and its board of directors regarding the preparation and fair presentation of published financial statements in accordance with GAAP. To United’s knowledge, each director and executive officer of United has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations thereunder since December 31, 2015. As used in this Section 6.04(g), the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(v) Since December 31, 2015, United and its Subsidiaries have not incurred any liability other than in the ordinary course of business consistent with past practice or for legal, accounting, and financial advisory fees and out-of-pocket expenses in connection with the transactions contemplated by this Agreement.

(vi) Since December 31, 2015, (A) United and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding matters related to this Agreement and the transactions contemplated hereby) and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any subsection of Section 6.04 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to United.

(h) Litigation. No litigation, claim or other proceeding before any Governmental Authority is pending against United or any of its Subsidiaries and, to United’s knowledge, no such litigation, claim or other proceeding has been threatened.

(i) Regulatory Matters. Neither United nor any of its Subsidiaries or properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Regulatory Authority.

(i) Neither United nor any of its Subsidiaries has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

(ii) United is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended. United is not a financial holding company as defined by the Gramm-Leach-Bliley Act of 1999.

(j) Compliance with Laws.

(i) Each of United and its Subsidiaries is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Bank Secrecy Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Foreign Corrupt Practices Act, Title III of the USA Patriot Act, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory or abusive or deceptive lending or any other product or service, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.

(ii) Each of United and its Subsidiaries has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to United’s knowledge, no suspension or cancellation of any of them is threatened.

(iii) Neither United nor any of its Subsidiaries has received, since December 31, 2006, no notification or communication from any Governmental Authority (A) asserting that United or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to United’s knowledge, do any grounds for any of the foregoing exist).

(iv) Since January 1, 2014, is in compliance with the privacy provisions of the Gramm-Leach-Bliley Act, and all other applicable laws relating to consumer privacy.

(v) Neither United nor any of its directors, officers or employees, nor, to the knowledge of United, any agent or other Person acting on behalf of United is currently subject to any sanctions administered by Office of Foreign Assets Control.

(vi) United Bank is an “insured depositary institution” as defined in the FDIA and applicable regulations thereunder, is in compliance in all respects with the applicable provisions of the Community Reinvestment Act and the regulations promulgated thereunder and has received a Community Reinvestment Act rating of “satisfactory” in its most recently completed exam, and United has no knowledge of the existence of any fact or circumstance or set of facts or circumstances that could reasonably be expected to result in United Bank having its current rating lowered.

(k) Material Contracts; Defaults. Except for this Agreement, neither United nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K or (ii) that restricts or limits in any way the conduct of business by it or any of its Subsidiaries (including without limitation a non-compete or similar provision). Neither United nor any of its Subsidiaries is in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

(l) Employee Benefit Plans.

(i) United has Previously Disclosed a complete and accurate list of all existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance, welfare and fringe benefit plans, employment or severance agreements and all similar practices, policies and arrangements in which any current or former employee (the “United Employees”), current or former consultant (the “United Consultants”) or current or former director (the “United Directors”) of United or any of its Subsidiaries participates or to which any United Employees, United Consultants or United Directors are a party (the “United Compensation and Benefit Plans”).

(ii) Each United Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, or any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Securities

Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made. Each Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “United Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (including a determination that the related trust under such United Compensation and Benefit Plan is exempt from tax under Section 501(a) of the Code) from the IRS or the Compensation and Benefit Plan uses a prototype or volume submitter plan that is the subject of an IRS opinion or advisory letter, and United is not aware of any circumstances that could adversely affect such qualification or which are likely to result in the revocation of any existing favorable determination letter or in not receiving a favorable determination letter. There is no material pending or, to the knowledge of United, threatened legal action, suit or claim relating to the United Compensation and Benefit Plans other than routine claims for benefits. Neither United nor any of its Subsidiaries has engaged in a transaction, or omitted to take any action, with respect to any United Compensation and Benefit Plan that would reasonably be expected to subject United or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA, assuming for purposes of Section 4975 of the Code that the taxable period of any such transaction expired as of the date hereof.

(iii) No liability (other than for payment of premiums to the PBGC which have been made or will be made on a timely basis) under Title IV of ERISA has been or is expected to be incurred by United or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or any single-employer plan of any entity (a “United ERISA Affiliate”) which is considered one employer with United under Section 4001(a)(14) of ERISA or Section 414(b) or (c) of the Code (a “United ERISA Affiliate Plan”). None of United, any of its Subsidiaries or any United ERISA Affiliate has contributed, or has been obligated to contribute, to a multiemployer plan under Subtitle E of Title IV of ERISA at any time since September 26, 1980. No notice of a “reportable event”, within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any United Compensation and Benefit Plan or by any United ERISA Affiliate Plan within the 12-month period ending on the date hereof, and no such notice will be required to be filed as a result of the transactions contemplated by this Agreement. The PBGC has not instituted proceedings to terminate any Pension Plan or United ERISA Affiliate Plan and, to United’s knowledge, no condition exists that presents a material risk that such proceedings will be instituted. To the knowledge of United, there is no pending investigation or enforcement action by the PBGC, the DOL or IRS or any other governmental agency with respect to any United Compensation and Benefit Plan. Under each United Pension Plan and United ERISA Affiliate Plan, as of the date of the most recent actuarial valuation performed prior to the date of this Agreement, the actuarially determined present value of all “benefit liabilities”, within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such actuarial valuation of such United Pension Plan or United ERISA Affiliate Plan), did not exceed the then current value of the assets of such United Pension Plan or United ERISA Affiliate Plan and since such date there has been neither an adverse change in the financial condition of such United Pension Plan or United ERISA Affiliate Plan nor any amendment or other change to such Pension Plan or ERISA Affiliate Plan that would increase the amount of benefits thereunder which reasonably could be expected to change such result.

(iv) All contributions required to be made under the terms of any United Compensation and Benefit Plan or United ERISA Affiliate Plan or any employee benefit arrangements under any collective bargaining agreement to which United or any of its Subsidiaries is a party have been timely made or have been reflected on United’s financial statements. Neither any United Pension Plan nor any United ERISA Affiliate Plan has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and all required payments to the PBGC with respect to each United Pension Plan or United ERISA Affiliate Plan have been made on or before their due dates. None of United, any of its Subsidiaries or any United ERISA Affiliate (x) has provided, or would reasonably be expected to be required to provide, security to any United Pension Plan or to any United ERISA Affiliate Plan pursuant to Section 401(a)(29) of the Code, and (y) has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result, in the imposition of a lien under Section 412(n) of the Code or pursuant to ERISA.

(v) Neither United nor any of its Subsidiaries has any obligations to provide retiree health and life insurance, retiree long-term care insurance, retiree death or other benefits, other than a program to offer to remit premiums and provide some administrative tasks with respect to retiree health and life insurance paid by retirees under any United Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code, and each such United Compensation and Benefit Plan may be amended or terminated without incurring liability thereunder and there has been no communication to Employees by United or any of its Subsidiaries that would reasonably be expected to promise or guarantee such Employees retiree health or life insurance, retiree death or other benefits on a permanent basis.

(vi) United and its Subsidiaries do not maintain any United Compensation and Benefit Plans covering foreign Employees.

(vii) The consummation of the transactions contemplated by this Agreement would not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective Time) reasonably be expected to (A) entitle any United Employee, United Consultant or United Director to any payment (including severance pay or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any United Compensation and Benefit Plan or (C) result in any material increase in benefits payable under any United Compensation and Benefit Plan.

(viii) Except for compensation paid to Richard M. Adams, neither United nor any of its Subsidiaries maintains any compensation plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

(ix) As a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), neither United nor Cardinal, or any of their respective Subsidiaries will be obligated to make a payment with respect to any person who is an employee, before the Effective Time, of United or any of its Subsidiaries, that would be characterized as an “excess parachute payment” to an individual who is a “disqualified individual” (as such terms are defined in Section 280G of the Code), without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

(x) Neither United nor any of its Subsidiaries has made any agreement, taken any action, or omitted to take any action, with respect to or as part of any United Compensation and Benefit Plan that is an operational failure under Section 409A of the Code or that would reasonably be expected to subject United or any of its Subsidiaries to any obligation to report any amount or withhold any amount as includable in income and subject to tax, interest or any penalty by any service provider to United or any of its Subsidiaries under Section 409A of the Code or to pay any reimbursement or other payment to any service provider, as defined under Section 409A of the Code, respecting any such tax, interest or penalty under Section 409A of the Code.

(m) No Brokers. No action has been taken by United that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement, excluding a Previously Disclosed fee to Keefe, Bruyette & Woods, Inc.

(n) Labor Matters. Neither United nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is United or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel United or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to United’s knowledge, threatened, nor is United aware of any activity involving its or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

(o) Takeover Laws. United has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any Takeover Laws applicable to United.

(p) Environmental Matters. To United’s knowledge, neither the conduct nor operation of United or its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a Lien, violates or violated Environmental Laws and to United’s knowledge no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in liability under Environmental Laws. To United’s knowledge, neither United nor any of its Subsidiaries has received any notice from any person or entity that United or its Subsidiaries or the operation or condition of any property ever owned, leased, operated or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on, beneath or originating from any such property.

(q) Tax Matters. All Tax Returns that are required to be filed by or with respect to United and its Subsidiaries have been timely filed (taking into account all applicable extensions), and all Taxes shown to be due on such Tax Returns have been paid in full, other than Taxes that are being contested in good faith, which have not been finally determined, and have been adequately reserved against in accordance with GAAP on United’s consolidated financial statements as of December 31, 2015. All assessments for Taxes of United or any of its Subsidiaries due with respect to completed and settled examinations or any concluded litigations have been fully paid. There are no disputes, audits, examinations or proceedings pending, or claims asserted, for Taxes upon United or any of its Subsidiaries. Neither United nor any of its Subsidiaries has granted any extension or waiver of the limitation period for the assessment or collection of Tax that remains in effect. Neither United nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes that accrued on or before December 31, 2015 in excess of the amounts accrued with respect thereto that are reflected in the consolidated financial statements of United as of December 31, 2015. As of the date hereof, neither United nor any of its Subsidiaries has any knowledge of any conditions that exist that might prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(r) Risk Management Instruments. Neither United nor any of its Subsidiaries are parties to any interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for United’s own account, or for the account of one or more of United’s Subsidiaries or their customers.

(s) Books and Records. The books and records of United and its Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein, and they fairly reflect the substance of events and transactions included therein.

(t) Insurance. United Previously Disclosed a list of all of the insurance policies, binders, or bonds maintained by United or its Subsidiaries. United and its Subsidiaries are insured with insurers believed to be reputable against such risks and in such amounts as the management of United reasonably has determined to be prudent in accordance with industry practices. All such insurance policies are in full force and effect; United and its Subsidiaries are not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.

(u) Opinion of Financial Advisor. The board of directors of United has received the opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of Keefe, Bruyette & Woods, Inc., to the effect that, as of the date of such opinion, and based upon and subject to factors, assumptions and limitations set forth therein, the Exchange Ratio to be paid to the holders of Cardinal Common Stock is fair, from a financial point of view, to United. Such opinion has not been amended or rescinded as of the date of this Agreement.

(v) Loan Matters.

(i) Each United Loan currently outstanding (A) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (B) to the extent secured, has been secured by valid liens that have been perfected and (C) to the knowledge of United, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium or similar laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought). The notes or other credit or security documents with respect to each such outstanding United Loan were executed and delivered in compliance in all respects with all applicable laws at the time of origination or purchase by United and are complete and correct in all respects.

(ii) Each outstanding United Loan was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant United Loan files are being maintained, in all respects in accordance with the relevant notes or other credit or security documents, United’s written underwriting standards and with all applicable requirements of applicable laws.

(w) Allowance for Loan and Lease Losses. The ALLL reflected in the most recent United financial statements was in compliance with United’s existing methodology for determining the adequacy of its ALLL and in compliance in all material respects with the standards established by the applicable Regulatory Authority, the Financial Accounting Standards Board and GAAP.

(x) Assets. United or its Subsidiaries has good and marketable title to those assets reflected in the most recent United financial statements as being owned by United or acquired after the date thereof (except assets sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all liens, except Permitted Liens. United is the lessee of all leasehold estates reflected in the latest United financial statements, free and clear of all liens of any nature whatsoever, except for Permitted Liens, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the knowledge of United, the lessor. There are no pending or, to the knowledge of United, threatened condemnation or eminent domain proceedings against any real property that is owned or leased by United. United owns or leases all properties as are necessary to its operations now conducted.

(y) Representations and Warranties of United with Respect to Merger Sub.

(i) Organization, Standing and Authority. Merger Sub is duly organized and validly existing in good standing under the laws of the state of its organization, and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. Merger Sub is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended.

(ii) Power. Merger Sub has the power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

(iii) Authority. This Agreement and the transactions contemplated hereby have been authorized by all requisite action on the part of Merger Sub and its respective subsidiaries or members. This Agreement is a valid and legally binding agreement of Merger Sub enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

ARTICLE VII

Covenants

7.01 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of Cardinal and United agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate fully with the other party hereto to that end. Each of Cardinal and United hereby agrees to use its reasonable best efforts in good faith to implement the employment and other benefit arrangements set forth on Section 7.01 of Cardinal’s Disclosure Schedule as soon as practicable following the execution of this Agreement.

7.02 Stockholder Approvals.

(a) Cardinal agrees to take, in accordance with applicable law and the Cardinal Certificate and the Cardinal Bylaws, all action necessary to convene an appropriate meeting of its stockholders to consider and vote upon the approval of this Agreement and any other matters required to be approved by Cardinal’s stockholders for consummation of the Merger (including any adjournment or postponement, the “Cardinal Meeting”), as promptly as practicable after the Registration Statement is declared effective. The Cardinal Board will recommend that the Cardinal stockholders approve and adopt the Agreement and the transactions contemplated hereby, provided that the Cardinal Board may fail to make such recommendation, or withdraw, modify or change any such recommendation, if the Cardinal Board, after having consulted with and considered the advice of outside counsel, has determined that the making of such recommendation, or the failure to withdraw, modify or change such recommendation, would be reasonably likely to constitute a breach of the fiduciary duties of the members of the Cardinal Board under applicable law.

(b) United agrees to take, in accordance with applicable law and the United Certificate and the United Bylaws, all action necessary to convene an appropriate meeting of its stockholders to consider and vote upon (i) the United Certificate Amendment and (ii) the issuance of the Merger Consideration pursuant to NASDAQ Listing Rule 5635 and pursuant to Sections 31D-6-621 and 31D-11-1104 of the WVBCA, with respect to issuing the Merger Consideration and approving the Merger, and any other matters required to be approved by United’s stockholders for consummation of the Merger and the transactions contemplated by the Agreement (including any adjournment or postponement, the “United Meeting”), as promptly as practicable after the Registration Statement is declared effective. The United Board will recommend that the United stockholders approve (i) the United Certificate Amendment and (ii) the issuance of the Merger Consideration and, as necessary, the transactions contemplated by the Agreement, provided that the United Board may fail to make such a recommendation, or withdraw, modify or change any such recommendation, if the United Board, after having consulted with and considered the advice of outside counsel, has determined that the making of such recommendation, or the failure to withdraw, modify or change such recommendation, would be reasonably likely to constitute a breach of the fiduciary duties of the members of the United Board under applicable law.

(c) Cardinal and United shall use their reasonable best efforts to hold their respective stockholder meetings on the same date and as close in time to the Effective Date as reasonably practicable.

7.03 Registration Statement.

(a) United agrees to prepare a registration statement on Form S-4 (the “Registration Statement”) to be filed by United with the SEC in connection with the issuance of United Common Stock in the Merger (including the prospectus of United and proxy solicitation materials of United and Cardinal constituting a part thereof (the “Proxy Statement”) and all related documents). Cardinal and United agree to cooperate, and to cause their respective Subsidiaries, as applicable, to cooperate, with the other and its counsel and its accountants in the preparation of the Registration Statement and the Proxy Statement. United agrees to file the Registration Statement (including the Proxy Statement in preliminary form) with the SEC as promptly as reasonably practicable and in any event within 120 days from the date of this Agreement. Each of Cardinal and United agrees to use all reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof. United also agrees to use all reasonable efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement. Each of United and Cardinal agrees to furnish to the other party all information concerning itself, its Subsidiaries, officers, directors and stockholders and such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Registration Statement, Proxy Statement or any other statement, filing, notice or application made by or on behalf of United, Cardinal or their respective Subsidiaries, as applicable, to any Governmental Authority in connection with the Merger and the other transactions contemplated by this Agreement. Cardinal shall have the right to review and consult with United and approve the form of, and any characterization of such information included in, the Registration Statement prior to its being filed with the SEC.

(b) Each of Cardinal and United agrees, as to itself and its Subsidiaries and affiliates, as applicable, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the time of the Cardinal Meeting, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or any statement which, in the light of the circumstances under which such statement is made, will be false or misleading with respect to any material fact, or which will omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier statement in the Proxy Statement or any amendment or supplement thereto. Each of Cardinal and United further agrees that if it shall become aware prior to the date of the Cardinal Meeting or United Meeting, as the case may be, of any information furnished by it that would cause any of the statements in the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take the necessary steps to correct the Proxy Statement.

(c) United agrees to advise Cardinal, promptly after United receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of United Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

7.04 Access; Information.

(a) Each of Cardinal and United agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford the other party and the other party’s officers, employees, counsel, accountants and other authorized representatives, such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties, personnel and to such other information as any party may reasonably request and, during such period, it shall furnish promptly to such other party (i) a copy of each material report, schedule and other document filed by it pursuant to the requirements of federal or state securities laws, and (ii) all other information concerning the business, properties and personnel of it as the other may reasonably request. Neither United or its Subsidiaries nor Cardinal or its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of United, Cardinal or their respective Subsidiaries, as the case may be, or contravene any applicable law or regulation or binding contract, agreement or arrangement entered into prior to the date of this Agreement; and in any such event, the parties will make appropriate substitute disclosure arrangements.

(b) Each of Cardinal and United agrees that it will not, and will cause its representatives not to, use any information obtained pursuant to this Section 7.04 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the Merger and the other transactions contemplated by this Agreement. Subject to the requirements of law, each party will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to this Section 7.04 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) unless such information (i) was already known to such party, (ii) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of the party to which such information pertains or (iv) is or becomes readily ascertainable from published information or trade sources. In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party that furnished the same. No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party’s obligation to consummate the transactions contemplated by this Agreement.

(c) During the period from the date of this Agreement to the Effective Time, each party shall promptly furnish the other with copies of all monthly and other interim financial statements produced in the ordinary course of business as the same shall become available.

(d) The provisions of this Section 7.04 are in addition to, and not in lieu of, those certain confidentiality agreements dated May 23, 2016 and August 10, 2016, between United and Cardinal (the “Confidentiality Agreement”), the terms of which are specifically confirmed.

7.05 Acquisition Proposals. Cardinal agrees that it shall not, and shall cause its Subsidiaries and its officers, directors, agents, advisors and affiliates not to, solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with any person relating to, any Acquisition Proposal. It shall immediately cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Agreement with any parties other than United with respect to any of the foregoing and shall use its reasonable best efforts to enforce any confidentiality or similar agreement relating to an Acquisition Proposal. Cardinal will inform United promptly of all relevant details of any inquiries or contacts by third parties relating to the possible disposition of the business or the capital stock of Cardinal or any merger, change or control or other business combination involving Cardinal. Notwithstanding the foregoing, nothing contained in this Section 7.05 shall prohibit Cardinal, prior to the Cardinal Meeting and subject to compliance with the other terms of this Section 7.05, from furnishing nonpublic information to, or entering into discussions or negotiations with, any Person that makes an unsolicited, bona fide written Acquisition Proposal with respect to Cardinal or any of its Significant Subsidiaries (that did not result from a breach of this Section 7.05), if, and only to the extent that (i) the Cardinal Board concludes in good faith, after consultation with and based upon the advice of outside legal counsel, that the failure to take such actions would be reasonably likely to constitute a breach of its fiduciary duties to its shareholders under applicable law, (ii) before taking such actions, Cardinal receives from such Person an executed confidentiality agreement providing for reasonable protection of confidential information, which confidentiality agreement shall not provide such person or entity with any exclusive right to negotiate with Cardinal and shall contain terms and conditions no less favorable to Cardinal with respect to confidentiality than the Confidentiality Agreement, and (iii) the Cardinal Board concludes in good faith, after consultation with its outside legal counsel and financial advisors, that the Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal. Cardinal shall promptly notify United in writing of Cardinal’s receipt of any such Acquisition Proposal or inquiry, the material terms and conditions thereof, the identity of the person making such Acquisition Proposal or inquiry, and will keep United apprised of any related developments, discussions and negotiations on a current basis. Cardinal agrees that any violation of the restrictions set forth in this Section 7.05 by any representative of Cardinal shall be deemed a breach of this Section 7.05 by Cardinal.

7.06 Takeover Laws. No party hereto shall take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Law and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from any applicable Takeover Law, as now or hereafter in effect.

7.07 Exemption from Liability Under Section 16(b). United and Cardinal agree that, in order to most effectively compensate and retain certain directors and officers of Cardinal in connection with the Merger, both prior to and after the Effective Time, it is desirable that the directors and officers of Cardinal not be subject to a risk of liability under Section 16(b) of the Exchange Act, and for that compensatory and retentive purposes agree to the provisions of this Section 7.07. The United Board, or a committee of “Non-Employee Directors” (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act) thereof, shall promptly, and in any event prior to the Effective Time, take all such steps as may be necessary or appropriate to cause any dispositions of Cardinal Common Stock, Cardinal Stock Awards, Cardinal Stock Options or acquisitions (and any subsequent dispositions) of United Common Stock or Replacement Options by the directors and officers of Cardinal, who, immediately following the Merger, will be directors and officers of United subject to the reporting requirements of Section 16(a) of the Exchange Act, in each case pursuant to the transactions contemplated by this Agreement, to be exempt from liability pursuant to Section 16(b) under the Exchange Act to the fullest extent permitted by applicable law.

7.08 Regulatory Applications.

(a) United and Cardinal and their respective Subsidiaries and affiliates, as applicable, (a) shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement and (b) covenant and agree that none of the information supplied or to be supplied by such party and any of its Subsidiaries and affiliates, as applicable, for inclusion in any filings with Governmental Authorities will, at the respective time such filing is made be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made not misleading. Each Party shall use its reasonable efforts to resolve objections, if any, which may be asserted with respect to the Merger under any applicable law, regulation or decree, including agreeing to divest any assets, deposits, lines of business or branches; provided, that United shall not be required to agree to any condition or take any action if such agreements or the taking of such action is reasonably likely to result in any conditions or requirements applicable either before or after the Effective Time that the United Board reasonably determines in good faith would have a Material Adverse Effect on United and its Subsidiaries taken as a whole taking into account the consummation of the Merger in making such determination (a “Materially Burdensome Regulatory Condition”). Each of United and Cardinal shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to, all material written information submitted to any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable and, in any event, United shall make all necessary filings and provide any necessary notices within 120 days of the date of this Agreement. Each party hereto agrees that it will consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party apprised of the status of material matters relating to completion of the transactions contemplated hereby, including advising the other party upon receiving any communication from a Governmental Authority the consent or approval of which is required for the consummation of the Merger and the other transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any required consent or approval from a Governmental Authority will not be obtained or that the receipt of such consent or approval may be materially delayed (a “Regulatory Communication”). Upon the receipt of a Regulatory Communication, without limiting the scope of the foregoing paragraphs, United shall, to the extent permitted by applicable law (i) promptly advise Cardinal of the receipt of any substantive communication from a Governmental Authority with respect to the transactions contemplated hereby, (ii) provide Cardinal with a reasonable opportunity to participate in the preparation of any response thereto and the preparation of any other substantive submission or communication to any Governmental Authority with respect to the transactions contemplated hereby and to review any such response, submission or communication prior to the filing or submission thereof, and (iii) provide Cardinal with the opportunity to participate in any meetings or substantive telephone conversations that United or its Subsidiaries or their respective representatives may have from time to time with any Governmental Authority with respect to the transactions contemplated by this Agreement.

(b) Each party agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any third party or Governmental Authority.

7.09 Indemnification.

(a) Following the Effective Date and for a period of six years thereafter, United shall indemnify, defend and hold harmless the present directors, officers and employees of Cardinal and its Subsidiaries (each, an “Indemnified Party”) against all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), whether asserted or claimed prior to, at or after the Effective Time to the fullest extent that Cardinal is permitted or required to indemnify (and advance expenses to) its directors and officers under the laws of the Commonwealth of Virginia, the Cardinal Certificate, the Cardinal Bylaws and any agreement as in effect on the date hereof; provided that any determination required to be made with respect to whether an officer’s, director’s or employee’s conduct complies with the standards set forth under Virginia law, the Cardinal Certificate, the Cardinal Bylaws and any agreement shall be made by independent counsel (which shall not be counsel that provides material services to United) selected by United and reasonably acceptable to such officer or director. United shall comply with any indemnification agreements between Cardinal or its Subsidiaries on the one hand, and their respective directors and officers on the other hand; provided, however, that each of Cardinal and its Subsidiaries, as applicable, agrees to exercise its reasonable best efforts to obtain amendments to each indemnification agreement applicable to it prior to the Effective Date so that terms of any such agreement aligns with the time periods set forth in this Section 7.09.

(b) For a period of six years from and after the Effective Time, United shall (i) maintain in effect (A) the current provisions regarding indemnification of and the advancement of expenses to Indemnified Parties contained in the Cardinal Certificate and Cardinal Bylaws (or comparable organizational documents) of each of Cardinal and its Subsidiaries and (B) any indemnification agreements of Cardinal and its Subsidiaries with or for the benefit of any Indemnified Parties existing on the date hereof, and (ii) indemnify the Indemnified Parties to the fullest extent permitted by applicable law. For purposes of the foregoing: (i) in the event any claim is asserted within the six year period during which Cardinal and its Subsidiaries, (A) all such rights in respect of any such claim shall continue until disposition thereof and (B) the Indemnified Party shall be entitled to advancement of expenses within five business days following receipt of any such claim involving such Indemnified Party; and (ii) any determination required to be made with respect to whether an Indemnified Party’s conduct complies with the standards set forth under VSCA, the Cardinal Certificate or Cardinal Bylaws or any such agreement, as the case may be, for purposes of the allowance of indemnification or advancement of expenses, shall be made by independent legal counsel selected by such Indemnified Party and reasonably acceptable to United. The fees and expenses of such independent legal counsel shall be paid for by United.

(c) For a period of six years from the Effective Time, United shall use its reasonable best efforts to provide that portion of director’s and officer’s liability insurance that serves to reimburse the present and former officers and directors of Cardinal or any of its Subsidiaries (determined as of the Effective Time) (as opposed to Cardinal) with respect to claims against such directors and officers arising from facts or events which occurred before the Effective Time, which insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as that coverage currently provided by Cardinal; provided, that in no event shall United be required to expend, on an annual basis, more than 200% of the current annual amount expended by Cardinal (the “Insurance Amount”) to maintain or procure such directors and officers insurance coverage; provided, further, that if United is unable to maintain or obtain the insurance called for by this Section 7.09(c), United shall use its reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount; provided, further, that officers and directors of Cardinal or any Subsidiary may be required to make application and provide customary representations and warranties to United’s insurance carrier for the purpose of obtaining such insurance.

(d) Any Indemnified Party wishing to claim indemnification under Section 7.09(a), upon learning of any claim, action, suit, proceeding or investigation described above, shall promptly notify United thereof; provided that the failure so to notify shall not affect the obligations of United under Section 7.09(a) unless and to the extent that United is actually prejudiced as a result of such failure.

(e) If United or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any entity, then and in each case, proper provision shall be made so that the successors and assigns of United shall assume the obligations set forth in this Section 7.09.

(f) The provisions of this Section 7.09, (i) shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives, and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by agreement or otherwise.

7.10 Benefit Plans.

(a) At and following the Effective Time (i) United shall provide employees of Cardinal and its Subsidiaries with employee benefit plans substantially similar to those provided to similarly situated employees of United, except with respect to the United Pension Plan, (ii) United shall cause any and all pre-existing condition limitations (to the extent such limitations did not apply to a pre-existing condition under the Compensation and Benefit Plans) and eligibility waiting periods under group health plans to be waived with respect to such employees and their eligible dependents, and (iii) all employees of Cardinal and its Subsidiaries shall receive credit for years of service with Cardinal, its Subsidiaries and their predecessors prior to the Effective Time for purposes of eligibility and vesting (but not for purposes of benefit accrual other than accrual for vacation; provided, that, in accordance with United’s policies, no vacation or paid time off shall thereafter be carried over into a subsequent calendar year except that employees who are retained by United shall be permitted to carry over vacation until the end of 2018 and employees who are not retained by United shall be paid for unused vacation) under United’s benefit plans, except with respect to the United Pension Plan. All employees of Cardinal and its Subsidiaries and their eligible dependents will receive credit for co-payments, deductibles and out-of-pocket maximums satisfied by such employees and dependents under the Compensation and Benefit

Plans. Except as provided in this Agreement, United shall maintain Cardinal’s and its Subsidiaries’ existing employee benefit plans until such time as United has provided similar plans to employees of Cardinal and its Subsidiaries as contemplated in the preceding sentence. Employees of Cardinal and its Subsidiaries shall not be entitled to accrual of benefits or allocation of contributions under United’s benefit plans based on years of service with Cardinal, its Subsidiaries and their predecessors prior to the Effective Date, except with respect to any vacation accrual.

(b) Except for employees of Cardinal and its Subsidiaries with individual agreements that provide for payment of severance under certain circumstances (who will be paid severance only in accordance with such agreements and shall not have a right to employer-paid outplacement services), United agrees that each employee of Cardinal and its Subsidiaries who is involuntarily terminated by United or any of its Subsidiaries (other than for cause) on or within the time period set forth on Section 7.10(b) of Cardinal’s Disclosure Schedule, shall receive (i) a severance payment equal to the amounts set forth on Section 7.10(b) of Cardinal’s Disclosure Schedule, but only if such employee does not have rights to a severance payment under an employment agreement, in which case no severance payment shall be made to such employee hereunder, and (ii) outplacement services through the date that is set forth on Section 7.10(b) of Cardinal’s Disclosure Schedule by an outplacement agency selected by United.

(c) Cardinal shall cause its 401(k) plan to be fully vested and terminated effective immediately prior to or upon the Effective Time, in accordance with applicable law and regulations, and Cardinal shall pursue, in United’s sole discretion, the receipt of a favorable determination letter from the IRS relating to such termination. Each employee of Cardinal and its Subsidiaries that is a participant in Cardinal’s 401(k) plan, and that becomes an eligible employee of United or its Subsidiaries following the Effective Time, shall be eligible to participate in United’s 401(k) plan as soon as administratively practical, in accordance with the terms and conditions of United’s 401(k) plan, after the Effective Time, and, account balances under Cardinal’s terminated 401(k) plan will be eligible for distribution or rollover, in accordance with the terms and conditions of the United 401(k) plan and applicable law and regulation, including direct rollover of cash and, provided that Cardinal’s terminated 401(k) plan was validly amended prior to termination to provide for (A) roll out of promissory notes, (B) a period of time during which plan termination does not cause immediate loan default, (C) in-kind distribution of promissory notes, and (D) such other plan provisions as are required for rollout of promissory notes, direct rollover of promissory notes to United’s 401(k) plan, for each such employee in his or her discretion. Any other former employee of Cardinal or its Subsidiaries that is employed by United or its Subsidiaries after the Effective Time shall be eligible to be a participant in United’s 401(k) plan upon complying with eligibility requirements. For purposes of administering United’s 401(k) plan, service with Cardinal and its Subsidiaries shall be deemed to be service with United for participation and vesting purposes, but not for purposes of benefit accrual. United shall take all required actions to assume as of the Effective Time all obligations under Cardinal’s Executive Deferred Income Plan, the George Mason Mortgage, LLC Executive Deferred Income Plan and Cardinal’s Non-Employee Directors Deferral Plan; provided, that United shall be under no obligation to permit further contributions to such plans after the Effective Time.

(d) Each of United, Cardinal and the key employees of Cardinal, as the case may be, will enter into agreements concerning their employment with United and related matters after the Effective Time in accordance with the terms and conditions set forth in Section 7.10(d) of the Cardinal Disclosure Schedule. At and following the Effective Time, United shall honor, and United shall be obligated to perform, or shall cause its Subsidiaries to honor and perform, in accordance with their terms and applicable law, the contractual rights of Employees, Consultants and Directors of Cardinal and its Subsidiaries existing as of the Effective Time.

7.11 Notification of Certain Matters. Each of Cardinal and United shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

7.12 Directors.

(a) United shall take all appropriate action so that as of the Effective Time the number of directors constituting the United Board shall be increased by one and Bernard H. Clineburg shall be appointed as a director of United. United will nominate Bernard H. Clineburg for election as a director at the annual meeting of United immediately following the Effective Time and solicit proxies for Bernard H. Clineburg in the same manner as it does for all other members of United’s slate of directors in connection with such meeting.

(b) United shall take all appropriate action so that as of the Effective Time the number of directors constituting the board of directors of United Bank shall be increased by two and two individuals from Cardinal shall be appointed to the board of directors of United Bank. The individuals chosen by Cardinal to serve as directors of United Bank shall be subject to the consent of the United Board, which shall not be unreasonably withheld.

7.13 Compliance with Laws. Each of Cardinal and its Subsidiaries shall comply in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to employees conducting such businesses.

7.14 Operating Functions. Cardinal shall cooperate with United and Merger Sub in connection with planning for the efficient and orderly combination of the parties and the operation of United and Merger Sub (including the former operations of Cardinal) after the Merger, and in preparing for the consolidation of appropriate operating functions to be effective on the Effective Time or such later date as United may decide. Notwithstanding the foregoing, (a) neither United nor Merger Sub shall under any circumstance be permitted to exercise control of Cardinal prior to the Effective Time, (b) Cardinal shall not be under any obligation to act in a manner that could reasonably be deemed to constitute anti-competitive behavior under federal or state antitrust laws and (c) Cardinal shall not be required to agree to any material obligation that is not contingent upon the consummation of the Merger.

7.15 Assumption of TRUPs. United acknowledges that Cardinal Statutory Trust I and UFBC Capital Trust I hold subordinated debentures issued by Cardinal and has issued preferred securities which are intended to be “qualified trust preferred securities” as defined in applicable regulatory capital guidelines, or which are eligible for such treatment as grandfathered trust preferred securities. United agrees that at the Effective Time, it shall expressly assume all of Cardinal’s obligations under the indentures relating to such subordinated debentures (including, without limitation, being substituted for Cardinal) and execute any and all documents, instruments and agreements, including any supplemental indentures, guarantees, or declarations of trust required by said indentures, the subordinated debentures or the trust preferred securities issued by Cardinal Statutory Trust I and UFBC Capital Trust I, or as may reasonably be requested by the trustees thereunder, and thereafter shall perform all of Cardinal’s obligations with respect to the subordinated debentures and the trust preferred securities issued by Cardinal Statutory Trust I and UFBC Capital Trust I (the “TRUPs Assumption”).

ARTICLE VIII

Conditions to Consummation of the Merger

8.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each of United and Cardinal to consummate the Merger is subject to the fulfillment or written waiver by United and Cardinal prior to the Effective Time of each of the following conditions:

(a) Stockholder Approval. This Agreement and any other matters required to be approved by Cardinal’s stockholders for consummation of the Merger shall have been duly approved by the requisite vote of the stockholders of Cardinal, and the United Certificate Amendment, this Agreement and any other matters required to be approved by United’s stockholders for the consummation of the Merger (including the issuance of the Merger Consideration) shall have been duly approved by the requisite vote of the stockholders of United.

(b) Regulatory Approvals. All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any Materially Burdensome Regulatory Condition.

(c) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and prohibits consummation of the transactions contemplated by this Agreement.

(d) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(e) Listing. The shares of United Common Stock to be issued in the Merger shall have been approved for listing on the NASDAQ, subject to official notice of issuance.

(f) TRUPs Assumption. United shall have executed and delivered, subject to the effectiveness of the Merger, all supplemental and amended documents required to be executed by United to effect the TRUPs Assumption.

8.02 Conditions to Obligation of Cardinal. The obligation of Cardinal to consummate the Merger is also subject to the fulfillment or written waiver by Cardinal prior to the Effective Time of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of United set forth in this Agreement shall be true and correct, subject to the standard set forth in Section 6.02, as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and Cardinal shall have received a certificate, dated the Effective Date, signed on behalf of United by the Chief Executive Officer and the Chief Financial Officer of United to such effect.

(b) Performance of Obligations of United. United shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Cardinal shall have received a certificate, dated the Effective Date, signed on behalf of United by the Chief Executive Officer and the Chief Financial Officer of United to such effect.

(c) Opinion of Cardinal’s Counsel. Cardinal shall have received an opinion of LeClairRyan, counsel to Cardinal, in form and substance reasonably satisfactory to Cardinal, dated the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger will be treated as a “reorganization” within the meaning of Section 368 of the Code. In rendering its opinion, LeClairRyan may require and rely upon representations contained in letters from Cardinal, United, officers and employees of Cardinal or United, and others, reasonably satisfactory in form and substance to it.

8.03 Conditions to Obligation of United. The obligation of United to consummate the Merger is also subject to the fulfillment or written waiver by United prior to the Effective Time of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Cardinal set forth in this Agreement shall be true and correct, subject to the standard set forth in Section 6.02, as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date) and United shall have received a certificate, dated the Effective Date, signed on behalf of Cardinal by the Chief Executive Officer and the Chief Financial Officer of Cardinal to such effect.

(b) Performance of Obligations of Cardinal. Cardinal shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and United shall have received a certificate, dated the Effective Date, signed on behalf of Cardinal by the Chief Executive Officer and the Chief Financial Officer of Cardinal to such effect.

(c) Opinion of United’s Counsel. United shall have received an opinion of Bowles Rice LLP, counsel to United, in form and substance reasonably satisfactory to United, dated the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger will be treated as a “reorganization” under Section 368 of the Code. In rendering its opinion, Bowles Rice LLP may require and rely upon representations contained in letters from United, Cardinal, officers and employees of United or Cardinal, and others, reasonably satisfactory in form and substance to it.

(d) Agreements with Certain Key Employees of Cardinal. The agreements with certain key employees of Cardinal concerning their employment with United and related matters after the Effective Time as set forth on Section 7.10(d) of Cardinal’s Disclosure Schedule have been memorialized in binding, written agreements entered into by the key employees and none of the key employees has taken any action on or before the Effective Time to materially breach or to cancel or terminate any such agreements.

ARTICLE IX

Termination

9.01 Termination. This Agreement may be terminated, and the Merger may be abandoned:

(a) Mutual Consent. At any time prior to the Effective Time, by the mutual consent of United and Cardinal, if the board of directors of each so determines by vote of a majority of the members of its entire board of directors.

(b) Breach. At any time prior to the Effective Time, by United or Cardinal (provided that the party seeking termination is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if its board of directors so determines by vote of a majority of the members of its entire board of directors, in the event of either: (i) a breach by the other party of any representation or warranty contained herein (subject to the standard set forth in Section 6.02), which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; or (ii) a material breach by the other party of any of the covenants or agreements contained herein, which material breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach.

(c) Delay. At any time prior to the Effective Time, by United or Cardinal, if its board of directors so determines by vote of a majority of the members of such party’s entire board of directors, in the event that the Merger is not consummated by August 31, 2017, except to the extent that the failure of the Merger then to be consummated arises out of or results from the knowing action or inaction of the party seeking to terminate pursuant to this Section 9.01(c).

(d) Failure of United Conditions. By United in the event that any of the conditions precedent to the obligations of United to consummate the Merger contained in Sections 8.03(a), 8.03(b) and 8.03(d) cannot be satisfied or fulfilled by the date specified in Section 9.01(c) (provided that the failure of such condition to be satisfied or fulfilled is not a result of United’s failure to perform, in any material respect, any of its covenants or agreements contained in this Agreement or the breach by United of any of its material representations or warranties contained in this Agreement).

(e) Failure of Cardinal Conditions. By Cardinal in the event that any of the conditions precedent to the obligations of Cardinal to consummate the Merger contained in Sections 8.02(a) or 8.02(b) cannot be satisfied or fulfilled by the date specified in Section 9.01(c) (provided that the failure of such condition to be satisfied or fulfilled is not a result of Cardinal’s breach of Section 7.02, 7.03 or 7.05, Cardinal’s failure to perform, in any material respect, any of its covenants or agreements contained in this Agreement or the breach by Cardinal of any of its material representations or warranties contained in this Agreement).

(f) No Approval. By Cardinal or United, if its board of directors so determines by a vote of a majority of the members of its entire board of directors, in the event (i) (A) final action has been taken by any Governmental Authority whose approval is required for consummation of the Merger and the other transactions contemplated by this Agreement, which final action has become nonappealable and does not approve this Agreement or the transactions contemplated hereby, or such Governmental Authority has approved of this Agreement or the transactions contemplated hereby with a Materially Burdensome Regulatory Condition, or (B) any Governmental Authority whose approval or nonobjection is required in connection with this Agreement and the transactions contemplated hereby has stated that it will not issue the required approval or nonobjection, or (ii) any stockholder approval required by Section 8.01(a) herein is not obtained at the Cardinal Meeting or the United Meeting.

(g) Failure to Recommend, Etc.

(i) At any time prior to the Cardinal Meeting, by United if the Cardinal Board shall have failed to make its recommendation referred to in Section 7.02, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of United.

(ii) At any time prior to the United Meeting, by Cardinal if the United Board shall have failed to make its recommendation referred to in Section 7.02, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of Cardinal.

(h) Superior Proposal. By Cardinal, if the Cardinal Board so determines by a vote of the majority of the members of its entire board, at any time prior to the Cardinal Meeting, in order to concurrently enter into an agreement with respect to an Acquisition Proposal that was received and considered by Cardinal in compliance with Section 7.05 and (i) that would, if consummated, result in a transaction that is more favorable to Cardinal’s stockholders from a financial point of view than the Merger and (ii) is fully financed or reasonably capable of being fully financed and reasonably likely to receive all required approvals of Governmental Authorities on a timely basis and otherwise reasonably capable of being completed on the terms proposed (a “Superior Proposal”); provided, that (i) this Agreement may be terminated by Cardinal pursuant to this Section 9.01(h) only after the fifth business day following United’s receipt of written notice from Cardinal advising United that Cardinal is prepared to enter into an agreement with respect to a Superior Proposal and only if, during such five business day period, United does not make an offer to Cardinal that the Cardinal Board determines in good faith, after consultation with its financial and legal advisors, is at least as favorable as the Superior Proposal and (ii) Cardinal pays the Fee specified in Section 9.03.

(i) Decline in United Common Stock Price. By Cardinal, if the Cardinal Board so determines by a vote of the majority of the members of the entire Cardinal Board, at any time during the five-day period commencing with the Determination Date, if both of the following conditions are satisfied:

(i) The number obtained by dividing the Determination Date Average Closing Price by the Starting Price (as defined below) (the “United Ratio”) shall be less than 0.80; and

(ii) (x) the United Ratio shall be less than (y) the number obtained by dividing the Final Index Price by the Index Price on the Starting Date (each as defined below) and subtracting 0.15 from the quotient in this clause (ii) (y) (such number in this clause (ii) (y) being referred to herein as, the “Index Ratio”);

subject, however, to the following three sentences. If Cardinal elects to exercise its termination right pursuant to this Section 9.01(i), it shall give written notice to United (provided that such notice of election to terminate may be withdrawn at any time within the aforementioned five-day period). During the five-day period commencing with its receipt of such notice, United shall have the option to increase the consideration to be received by the holders of Cardinal Common Stock hereunder, by adjusting the Exchange Ratio (calculated to the nearest one one-thousandth) to equal the lesser of (x) a number (rounded to the nearest one one-thousandth) obtained by dividing (A) the product of the Starting Price, 0.80 and the Exchange Ratio (as then in effect) by (B) the Determination Date Average Closing Price and (y) a number (rounded to the nearest one one-thousandth) obtained by dividing (A) the product of the Index Ratio and the Exchange Ratio (as then in effect) by (B) the United Ratio. If United so elects within such five-day period, it shall give prompt written notice to Cardinal of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 9.01(i) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified).

For purposes of this Section 9.01(i), the following terms shall have the meanings indicated:

“Determination Date” shall mean the latest of (i) the date on which the last approval, consent or waiver of any Governmental Authority required to permit the consummation of the transactions contemplated by this Agreement is received and all statutory waiting periods in respect thereof shall have expired; (ii) the latest date on which the stockholder approvals of both Cardinal and United set forth in Section 7.02 are received; or (iii) the date scheduled to integrate Cardinal’s data processing systems with United’s data processing systems, so long as all conditions set forth in Article VIII have been satisfied (which date shall be identified by the parties in writing as soon as practicable after the date hereof).

“Determination Date Average Closing Price” means the average of the per share closing prices of a share of United Common Stock on the NASDAQ Global Select Market (as reported in The Wall Street Journal, or if not reported therein, in another authoritative source) during the 20 consecutive full trading days ending on the trading day prior to the Determination Date.

“Final Index Price” shall mean the average of the Index Prices for the 20 consecutive full trading days ending on the trading day prior to the Determination Date.

“Index Group” shall mean the NASDAQ Bank Index (IBIX).

“Index Price” shall mean the closing price on such date of the Index Group.

“Starting Date” shall mean the last trading day immediately preceding the date of the first public announcement of entry into this Agreement.

“Starting Price” shall mean the closing price of a share of United Common Stock on the NASDAQ (as reported in The Wall Street Journal, or if not reported therein, in another authoritative source) on the Starting Date.

9.02 Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article IX, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (i) as set forth in Section 9.03, (ii) that termination will not relieve a breaching party from liability for any willful breach of this Agreement giving rise to such termination, and (iii) Sections 7.03(b), 7.04(b), 9.02, 9.03, 10.05, 10.06, 10.07, 10.08, 10.09 and 10.10 shall survive any termination of this Agreement.

9.03 Fees and Expenses.

(a) In the event that, (i) this Agreement shall be terminated by Cardinal pursuant to Section 9.01(h), then Cardinal shall pay United promptly (but in no event later than two business days after the date of termination of this Agreement by Cardinal) a fee of $36,000,000 (the “Cardinal Fee”), which amount shall be payable in immediately available funds or (ii) this Agreement is terminated by United pursuant to

Section 9.01(g)(i), and prior to that date that is 12 months after such termination, Cardinal or any of its Subsidiaries enters into any Acquisition Agreement or any Acquisition Proposal is consummated (regardless of whether such Acquisition Proposal is consummated before or after termination of this Agreement), then Cardinal shall pay United the Cardinal Fee on the earlier of such date of execution or consummation, which amount shall be payable in immediately available funds. For the purposes of this Section, “Acquisition Agreement” shall mean any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, or other similar agreement constituting or related to, or which is intended to or would be reasonably likely to lead to, any Acquisition Proposal. For purposes of the foregoing, the term “Acquisition Proposal” shall have the meaning set forth in the definition of “Acquisition Proposal” in Section 1.01 except that the references to “24.99%” shall be deemed to be references to “50.01%.” In no event shall Cardinal be required to pay the Cardinal Fee on more than one occasion.

(b) In the event that this Agreement shall be terminated by United or Cardinal pursuant to Sections 9.01(c) or 9.01(f)(i), but only if (i) (A) the delay in the Effective Time giving rise to the termination right under Section 9.01(c), or (B) the action or statement by a Governmental Authority giving rise to the termination right under Section 9.01(f)(i), as applicable, arises solely because United does not satisfy the condition to approval of a Governmental Authority requiring it to raise or obtain capital, in accordance with the terms required by the applicable Governmental Authority, (ii) the following conditions set forth in Article VIII have been or are reasonably likely to be satisfied: Sections 8.01(a) (but only with respect to the vote of stockholders of Cardinal), 8.01(c) (excluding for this purpose, any rule, regulation, judgment, order, decree or other order of a Governmental Authority with respect to an approval contemplated under Section 8.01(b)), 8.03(a) and 8.03(b), (iii) Cardinal has not breached its obligations under Section 7.03, and (iv) United does not otherwise have a right to terminate the Agreement pursuant to Sections 9.01(b) or 9.01(d), then United shall pay Cardinal promptly (but in no event later than two business days after the date of termination of this Agreement) a fee of $13,500,000 (the “United Fee”, together with the Cardinal Fee, the “Fees”, and each individually, a “Fee”), which amount shall be payable in immediately available funds.

(c) The agreements contained in paragraphs (a) and (b) of this Section 9.03 shall be deemed an integral part of the transactions contemplated by this Agreement, and without such agreements the parties would not have entered into this Agreement. A Fee payable pursuant to paragraphs (a) and (b) of this Section 9.03 shall be the sole and exclusive remedy of United and Cardinal, respectively, in the event such Fee is payable as specified therein. In the event that Cardinal or United, as applicable, shall fail to pay a Fee when due, then such party shall pay such Fee plus the costs and expenses actually incurred by the other party (including, without limitation, fees and expenses of counsel) in connection with the collection of such Fee under the enforcement of this Section 9.03, together with interest on such unpaid Fee and costs and expenses, commencing on the date that such Fee became due, at a rate equal to the rate of interest publicly announced by Citibank, N.A., from time to time, in the City of New York, as such bank’s Base Rate plus 2.00%.

ARTICLE X

Miscellaneous

10.01 Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than Sections 2.02(b), 7.09, 7.10, and this Article X and those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time, all of which shall survive the Effective Time).

10.02 Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (i) waived by the party benefited by the provision, or (ii) amended or modified at any time, by an agreement in writing between the parties hereto executed in the same manner as this Agreement, except that after the Cardinal Meeting, this Agreement may not be amended if it would violate the VSCA.

10.03 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be assigned by any party without the prior written consent of the other parties.

10.04 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment or waiver hereto or any agreement or instrument entered into in connection with this Agreement or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

10.05 Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the Commonwealth of Virginia applicable to contracts made and to be performed entirely within such State (except to the extent that mandatory provisions of federal law are applicable). The parties hereby consent and submit to the exclusive jurisdiction and venue of any state or federal court located in the Commonwealth of Virginia.

10.06 Expenses. Subject to the obligations of Cardinal set forth in Section 9.03, each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except that printing expenses shall be shared equally between Cardinal and United.

10.07 Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to Cardinal, to:

Cardinal Financial Corporation

8270 Greensboro Drive, Suite 500

McLean, Virginia 22207

Attention: Bernard H. Clineburg

 Christopher W. Bergstrom

With a copy to:

LeClairRyan, A Professional Corporation

919 East Main Street, 24th Floor

Richmond, Virginia 23219

Facsimile: (804) 783-7621

Attention: Scott H. Richter, Esq.

If to United, to:

United Bankshares, Inc.

514 Market Street

Parkersburg, West Virginia 26101

Attention: Richard M. Adams

 W. Mark Tatterson

With a copy to:

Bowles Rice LLP

600 Quarrier Street

Charleston, West Virginia 25301

Facsimile: (304) 343-3058

Attention: Sandra M. Murphy, Esq.

If to Merger Sub, to:

UBV Holding Company, LLC

11185 Main Street

Fairfax, Virginia 22030

Attention: Richard M. Adams

 W. Mark Tatterson

With a copy to:

Bowles Rice LLP

600 Quarrier Street

Charleston, West Virginia 25301

Facsimile: (304) 343-3058

Attention: Sandra M. Murphy, Esq.

10.08 Entire Understanding; No Third Party Beneficiaries. This Agreement (including the Disclosure Schedules attached hereto and incorporated herein) and the Confidentiality Agreement represent the entire understanding of the parties hereto with reference to the transactions contemplated hereby and this Agreement supersedes any and all other oral or written agreements heretofore made. Except for Section 7.09, which shall inure to the benefit of the Persons referred to in such Sections, nothing in this Agreement expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

10.09 Severability. The provisions of this Agreement will be deemed severable, and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any party or Person or any circumstance, is found by a court or other Governmental Authority of competent jurisdiction to be invalid or unenforceable, (a) a suitable and equitable provision will be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other parties, Persons or circumstances will not be affected by such invalidity or unenforceability, nor will such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

10.10 Disclosures. Any disclosure made in any document delivered pursuant to this Agreement or referred to or described in writing in any Section of this Agreement or any schedule attached hereto shall be deemed to be disclosure for purposes of any other Section to which the relevance of such item is reasonably apparent.

10.11 Interpretation; Effect. When a reference is made in this Agreement to Sections, Exhibits or Disclosure Schedules, such reference shall be to a Section of, or Exhibit or Disclosure Schedule to, this Agreement unless otherwise indicated. The Disclosure Schedules as well as all other schedules and exhibits to this Agreement shall be deemed to be part of this Agreement and included in any reference to this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereby”, “herein”, “hereof”, “hereunder” and similar terms refer to this Agreement as a whole and not any specific Section. Any pronoun used herein shall refer to any gender, either masculine, feminine or neuter, as the context requires. No provision of this Agreement shall be construed to require Cardinal, United or any of their respective Subsidiaries, affiliates or directors to take any action which would violate applicable law (whether statutory or common law), rule or regulation. The parties hereto acknowledge that each party hereto has reviewed, and has had an opportunity to have its counsel review, this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement. No party to this Agreement shall be considered the draftsman.

10.12 Publicity. United and Cardinal each shall consult with the other prior to issuing any press releases, filing any material pursuant to SEC Rules 165 or 425, or otherwise making public announcements with respect to the Merger and the other transactions contemplated hereby, and prior to making any filings with respect to any third party and/or any Governmental Authority with respect thereto, except as may be required by law or by obligations pursuant to any listing agreement with, or rules of, the NASDAQ or in connection with the regulatory application process, in which case the party required to make the release or announcement shall consult with the other to the extent practicable. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

[Signature page follows this page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

CARDINAL FINANCIAL CORPORATION

By:	/s/ Christopher W. Bergstrom
Christopher W. Bergstrom
Title:	President and Chief Executive Officer

UNITED BANKSHARES, INC.

By:	/s/ Richard M. Adams
Richard M. Adams
Title:	Chairman of the Board and Chief Executive Officer

UBV HOLDING COMPANY, LLC

By:	/s/ Richard M. Adams
Richard M. Adams
Title:	President

Signature Page to the Agreement and Plan of Reorganization

Exhibit A

PLAN OF MERGER

merging

CARDINAL FINANCIAL CORPORATION,

a Virginia bank holding company

with and into

UBV HOLDING COMPANY, LLC,

a Virginia bank holding company

1. Merger. Cardinal Financial Corporation (“Cardinal”), a Virginia bank holding company incorporated pursuant to the Virginia Stock Corporation Act (the “VSCA”), shall upon the Effective Time (as defined in Section 2.a) be merged (the “Merger”) with and into UBV Holding Company, LLC (“UBV”), a Virginia bank holding company organized pursuant to the Virginia Limited Liability Company Act (“VLLCA”), a disregarded entity for income tax purposes and a wholly-owned subsidiary of United Bankshares, Inc. (“United”), a West Virginia bank holding company incorporated pursuant to the West Virginia Business Corporation Act, in accordance with the applicable provisions of the VSCA and the VLLCA. As a result of the Merger, the separate corporate existence of Cardinal shall cease and UBV shall continue as the surviving entity (the “Surviving Entity”) following the Merger. The existence of UBV, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected and unimpaired by the Merger.

2. Effective Time; Effects of the Merger.

a. The Merger shall become effective at the latest of: (i) the issuance by the Virginia State Corporation Commission (the “SCC”) of a certificate of merger relating to the Merger; and (ii) the time set forth in articles of merger relating to the Merger to be filed with the SCC; such time referred to herein as the “Effective Time.”

b. At the Effective Time, the Merger shall have the effects set forth in Section 13.1-721 of the VSCA and Section 13.1-1070 of the VLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time the separate corporate existence of Cardinal shall cease and all of the properties, rights, powers, privileges, franchises, patents, trademarks, licenses, registrations and other assets of every kind and description of Cardinal shall be vested in, and all debts, liabilities and obligations of Cardinal shall be the obligation of, UBV as the Surviving Entity, all without further act or deed, in accordance with the applicable provisions of the VSCA and the VLLCA.

3. Articles of Organization. The articles of organization, as amended, of UBV in effect at the Effective Time shall be the articles of incorporation of the Surviving Entity, until the same shall thereafter be altered, amended or repealed as provided therein or by applicable law.

4. Operating Agreement. The operating agreement, as amended, of UBV in effect at the Effective Time shall be the operating agreement of the Surviving Entity, until the same shall thereafter be altered, amended or repealed as provided therein or by applicable law.

5. Board of Directors; Officers. From and after the Effective Time, the directors of UBV immediately prior to the Effective Time shall be the directors of the Surviving Entity until their successors are duly appointed or elected. From and after the Effective Time, the officers and managers of UBV immediately prior to the Effective Time shall be the officers of the Surviving Entity until their successors are duly appointed or elected.

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6. Manner and Basis of Converting Securities. At the Effective Time, by virtue of the Merger and without any action on the part of United, UBV, Cardinal or any holder of any shares of capital stock of United, UBV or Cardinal:

a. Cardinal Common Stock.

i. At the Effective Time, each holder of a share of common stock, $1.00 par value per share, of Cardinal (“Cardinal Common Stock”) (excluding shares of Cardinal Common Stock held by United, UBV or any United or UBV Subsidiary, in each case other than in a fiduciary capacity or as a results of debts previously contracted, which shares shall (i) not be exchanged for shares of United Common Stock and (ii) be canceled and extinguished for no consideration, and shall be marked “canceled in merger” as of the Effective Time) outstanding immediately prior to the Effective Time shall automatically be converted into and exchangeable for the right to receive 0.71 (the “Exchange Ratio”) shares of common stock, $2.50 par value per share, of United (“United Common Stock”, and together with cash in lieu of fractional shares as provided in Section 6.b below, collectively, the “Merger Consideration”).

ii. Effective as of the Effective Time, each share of Cardinal Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares, as defined in Section 6.f) shall no longer be outstanding and shall automatically be canceled and retired and cease to exist, and each holder of certificates that immediately prior to the Effective Time evidenced shares of Cardinal Common Stock (each, a “Cardinal Certificate”), and each holder of non-certificated shares of Cardinal Common Stock (“Cardinal Book-Entry Shares”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon surrender of such Cardinal Certificate or Cardinal Book-Entry Shares in accordance with Section 7.

b. No Fractional Shares. No fractional shares of United Common Stock shall be issued in respect of shares of Cardinal Common Stock that are to be converted in the Merger into the right to receive shares of United Common Stock. Holders of Cardinal Common Stock entitled to fractional shares shall be entitled to receive in lieu of any fractional share of United Common Stock to which such holder would otherwise have been entitled pursuant to Sections 6.a and 7 an amount in cash (without interest) (the “Cash Consideration”), rounded to the nearest whole cent (with one-half cent being rounded upwards), equal to the product obtained by multiplying (i) the fractional share of United Common Stock to which such holder would otherwise be entitled (after taking into account all shares of Cardinal Common Stock held by such holder immediately prior to the Effective Time) by (ii) the average of the daily closing prices for United Common Stock for the 20 consecutive full trading days on which such shares are actually traded on the NASDAQ (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source) ending at the close of trading on the tenth trading day immediately preceding the Effective Date.

c. Adjustment for Certain Transactions in United Common Stock. If, on or after the date of the Agreement and Plan of Reorganization, by and between United and Cardinal, dated as of August 17, 2016 (the “Merger Agreement”), and prior to the Effective Time, United changes (or establishes a record date for changing) the number of shares of United Common Stock issued and outstanding as a result of a stock split, reverse stock split, stock dividend, reorganization, recapitalization or similar transaction with respect to the then outstanding United Common Stock, or establishes a record date prior to the Effective Date with respect to any dividend or distribution in respect of United Common Stock other than a cash dividend consistent with past practice, the Exchange Ratio shall be proportionately adjusted to provide holders of Cardinal Common Stock the same economic effect as contemplated by the Merger Agreement prior to such action.

d. United Common Stock and UBV Equity Interests. Each share of United Common Stock and each equity interest of UBV outstanding immediately prior to the Effective Time shall be unchanged, and shall continue to represent an issued and outstanding share of United Common Stock and an outstanding equity interest of UBV, respectively.

e. Cardinal Common Stock Held by United and UBV. All shares of Cardinal Common Stock owned directly or indirectly by United, UBV or any of United’s or UBV’s respective wholly owned subsidiaries (other

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than shares held in a fiduciary capacity or as a result of debts previously contracted) shall be cancelled and retired and shall not represent capital stock of the Surviving Entity and shall not be exchanged for the Merger Consideration; such cancelled and retired shares are referred to herein as, the “Excluded Shares”.

f. Cardinal Equity-Based Awards.

(i) At the Effective Time, each outstanding option (each, a “Cardinal Stock Option”) to purchase shares of Cardinal Common Stock, whether vested or unvested, under any and all plans of Cardinal under which stock options have been granted (collectively, the “Cardinal Stock Plans”) shall vest pursuant to the terms thereof and shall be converted an option (each, a “Replacement Option”) to acquire, on the same terms and conditions as were applicable under such Cardinal Stock Option, the number of shares of United Common Stock equal to (a) the number of shares of Cardinal Common Stock subject to the Cardinal Stock Option multiplied by (b) the Exchange Ratio. Such product shall be rounded down to the nearest whole number. The exercise price per share (rounded up to the next whole cent) of each Replacement Option shall equal (y) the exercise price per share of shares of Cardinal Common Stock that were purchasable pursuant to such Cardinal Stock Option divided by (z) the Exchange Ratio. Notwithstanding the foregoing, each Cardinal Stock Option that is intended to be an “incentive stock option” (as defined in Section 422 of the Code) shall be adjusted in accordance with the requirements of Section 424 of the Code and all other options shall be adjusted in a manner that maintains the options exemption from Section 409A of the Code. At or prior to the Effective Time, Cardinal shall use its reasonable best efforts to obtain any necessary consents from optionees with respect to the Cardinal Stock Plans to permit replacement of the outstanding Cardinal Stock Options by United pursuant to this Section and to permit United to assume the Cardinal Stock Plans. Cardinal shall further take all action necessary to amend the Cardinal Stock Plans to eliminate automatic grants or awards thereunder following the Effective Time. At the Effective Time, United shall assume the Cardinal Stock Plans; provided that such assumption shall only be with respect to the Replacement Options and shall have no obligation to make any additional grants or awards under the Cardinal Stock Plans other than those grants or awards that have been made or accrued prior to the Effective Time. United shall file a post-effective amendment to the Registration Statement or an effective registration statement on Form S-8 (or other applicable form) with respect to the shares of United Common Stock subject to such Replacement Options, shall distribute a prospectus relating to such Form S-8, if applicable, and shall use reasonable commercial efforts to maintain the effectiveness of the Registration Statement or registration statement on Form S-8 for so long as such Replacement Options remain outstanding.

(ii) At the Effective Time, each restricted stock award granted under a Cardinal Stock Plan (each, a “Cardinal Stock Award”) that is unvested or contingent and outstanding immediately prior to the Effective Time shall fully vest and shall be converted into the right to receive, without interest, the Merger Consideration payable pursuant to Section 6(a), and the shares of Cardinal Common Stock subject to such Cardinal Stock Award will be treated in the same manner as all other shares of Cardinal Common Stock for such purposes.

7. Cardinal Common Stock Exchange Procedures.

a. Exchange Agent; Merger Consideration. United shall appoint its transfer agent, Computershare Limited, or, with the written consent of Cardinal, which shall not be unreasonably withheld, another agent independent of and unaffiliated with United, UBV or Cardinal (the “Exchange Agent”), for the purpose of exchanging Cardinal Certificates and Cardinal Book-Entry Shares for the Merger Consideration. At or prior to the Effective Time, United shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the holders of Cardinal Common Stock and for exchange in accordance with this Plan of Merger, or shall duly authorize and direct issuance by the Exchange Agent in accordance with this Section 7 of, (i) certificates, or, at United’s option, evidence of shares in book-entry form, representing the shares of United Common Stock, and (ii) an amount of cash necessary to pay the Cash Consideration.

b. Surrender of Cardinal Certificates and Cardinal Book-Entry Shares. United shall cause the Exchange Agent, not later than five Business Days after the Effective Time, to mail to each holder of one or more Cardinal Certificates or of Cardinal Book-Entry Shares a form letter of transmittal for return to the Exchange Agent containing instructions for use in effecting the surrender of the Cardinal Certificates and Cardinal Book-Entry Shares in exchange for the Merger Consideration into which the Cardinal Common Stock represented by such Cardinal Certificates and Cardinal Book-Entry Shares shall have been converted as a result of the Merger.

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The letter of transmittal shall specify that delivery shall be effected, and risk of loss and title to the Cardinal Certificates and Cardinal Book-Entry Shares shall pass, only upon delivery of the Cardinal Certificates and Cardinal Book-Entry Shares to the Exchange Agent. Upon proper surrender of a Cardinal Certificate or Cardinal Book-Entry Shares for exchange and cancellation to the Exchange Agent or compliance with the provisions of Section 7.e, together with a properly completed letter of transmittal, duly executed, the holder of such Cardinal Certificate or Cardinal Book-Entry Shares shall be entitled to receive in exchange therefor the Merger Consideration and the Cardinal Certificate and/or Cardinal Book-Entry Shares so surrendered shall be cancelled. Any portion of the Merger Consideration that remains unclaimed by the holders of Cardinal Common Stock on the business day after the one-year anniversary of the Effective Date shall be paid to United. Any holders of Cardinal Common Stock who have not theretofor complied with this Section 7.b. shall thereafter look only to United for payment of the Merger Consideration, cash in lieu of fractional shares and unpaid dividends and distributions on United Common Stock deliverable in respect of each share of Cardinal Common Stock such stockholder holds as determined pursuant to the Merger Agreement, in each case, without any interest thereon. Subject to all applicable laws of escheat, such amounts shall be paid to such former shareholder of Cardinal, without interest, upon proper surrender of his, her or its Certificates or delivery of an affidavit of loss as described in Section 7.e.

c. Rounding of Cash in Lieu of Fractional Shares. All dollar amounts payable to any shareholder as a result of the payment of cash in lieu of fractional shares pursuant to Section 6.b will be rounded to the nearest whole cent (with one-half cent being rounded upward), based on the aggregate amount payable for all shares registered in such shareholder’s name. No interest will be paid or accrued on any cash payable in lieu of fractional shares or any unpaid dividends and distributions, if any, payable to holders of Certificates.

d. Automatic Conversion of Cardinal Certificates and Cardinal Book-Entry Shares. Following the Effective Time, Cardinal Certificates and Cardinal Book-Entry Shares that formerly represented shares of Cardinal Common Stock that are to be converted into the United Common Stock shall be deemed for all purposes to represent the number of whole shares of United Common Stock into which they have been converted, except that until exchanged in accordance with the provisions of this Section 7, the holders of such shares shall not be entitled to receive dividends or other distributions or payments in respect of United Common Stock.

e. Lost Cardinal Certificates; Failure to Surrender Cardinal Certificates. If any Certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Cardinal Certificate to be lost, stolen or destroyed and, if required by United, the posting by such person of a bond, in such reasonable amount as United may direct, as indemnity against any claim that may be made against it with respect to such Cardinal Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Cardinal Certificate, the Merger Consideration to be paid in respect of the shares of Cardinal Common Stock represented by such Cardinal Certificate.

8. Amendment. Subject to the terms of the Merger Agreement, this Plan of Merger may be amended by the Managers of UBV and the Board of Directors Cardinal at any time prior to the Effective Time; provided, however, that any amendment made subsequent to the approval of this Plan of Merger by the sole member of UBV, and the shareholders of United and Cardinal shall not:

a. alter or change the amount or kind of shares or other securities, eligible interests, obligations, rights to acquire shares, other securities or eligible interests, cash or other property or rights to be received under this Plan of Merger by the Cardinal shareholders;

b. alter or change any of the other terms or conditions of this Plan of Merger if the change would adversely Cardinal shareholders in any material respect; or

c. alter or change any term of the articles of incorporation of Cardinal, as amended, or the articles of organization of UBV, as amended.

9. Abandonment. At any time prior to the Effective Time, the Merger may be abandoned, subject to the terms of the Merger Agreement, without further shareholder action in the manner determined by the Boards of Directors of United and Cardinal and the Managers of UBV. Written notice of such abandonment shall be filed with the SCC prior to the Effective Time.

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Exhibit B

AGREEMENT AND PLAN OF MERGER

of

CARDINAL BANK

with and into

UNITED BANK

THIS AGREEMENT AND PLAN OF MERGER by and between Cardinal Bank (“Cardinal Bank”) and United Bank (“United Bank”) is dated as of                      (this “Bank Merger Agreement”).

WHEREAS, Cardinal Bank is a Virginia chartered commercial bank organized and existing under the Code of Virginia (the “Virginia Code”) with its principal office at 8270 Greensboro Drive, Suite 500, McLean, Virginia 22102, with an authorized capitalization of 1,000,000 shares of common stock, $5.00 par value per share (“Cardinal Bank Capital Stock”), of which 800,000 shares of Cardinal Bank Capital Stock are outstanding; and

WHEREAS, United Bank is a Virginia chartered commercial bank organized and existing under the Virginia Code with its principal office at 11185 Fairfax Boulevard, Fairfax, Virginia 22030, with an authorized capitalization of 200,000 shares of common stock, par value $10.00 per share (“United Bank Capital Stock”), of which 200,000 shares are outstanding; and

WHEREAS, Cardinal Bank is a wholly owned subsidiary of Cardinal Financial Corporation, a Virginia corporation and financial holding company having its headquarters at 8270 Greensboro Drive, Suite 500, McLean, Virginia 22102 (“Cardinal”); and

WHEREAS, United Bank is a wholly owned subsidiary of UBV Holding Company, LLC, a Virginia limited liability company and holding company (and a disregarded entity for income tax purposes) having its headquarters at 11185 Fairfax Boulevard, Fairfax, Virginia 22030 (“UBV”) and is a direct wholly owned subsidiary of United (as defined below) for income tax purposes; and

WHEREAS, UBV is a wholly owned subsidiary of United Bankshares, Inc. a West Virginia corporation and registered bank holding company having its headquarters at 300 United Center, 500 Virginia Street, East, Charleston, West Virginia 25301 (“United”); and

WHEREAS, prior to the entry into this Bank Merger Agreement, United and Cardinal entered into an Agreement and Plan of Reorganization dated as of August 17, 2016 (as such agreement may hereafter be amended or supplemented from time to time, the “Reorganization Agreement”) pursuant to which United has agreed to acquire Cardinal by means of the merger of Cardinal with and into UBV with UBV surviving such merger (the “Merger”); and

WHEREAS, it is contemplated pursuant to the Reorganization Agreement that, after the Merger, Cardinal Bank will be merged with and into United Bank, with United Bank surviving the merger (the “Bank Merger”); and

WHEREAS, each of the Boards of Directors of Cardinal Bank and United Bank has determined that the Bank Merger would be in the best interests of its respective bank, has approved the Bank Merger and has authorized its respective bank to enter into this Bank Merger Agreement; and

WHEREAS, the parties hereto intend that the Bank Merger shall qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Bank Merger Agreement is intended to be adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code;

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NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties do hereby agree as follows:

ARTICLE I

At the Effective Time (as defined in Section 4.1), subject to the terms and conditions of this Bank Merger Agreement, Cardinal Bank shall be merged with and into United Bank, and United Bank shall be the surviving institution resulting from the Bank Merger (the “Merged Bank”), pursuant to Section 6.2-822 of the Code of Virginia. The Bank Merger shall have the effect provided in Section 6.2-822.C of the Code of Virginia.

ARTICLE II

The name of the Merged Bank in the Bank Merger shall be “United Bank.”

ARTICLE III

The business of the Merged Bank shall be that of a Virginia chartered commercial bank. The business shall be conducted by the Merged Bank at its principal office, which shall be located at the principal office of United Bank at 11185 Fairfax Boulevard, Fairfax, Virginia 22030, at all duly authorized and operating branches of United Bank and Cardinal Bank as of the Effective Time (as hereinafter defined), together with the principal office of Cardinal Bank, which shall be operated as a branch of the Merged Bank, and at all other offices and facilities of United Bank and Cardinal Bank established as of the Effective Time.

ARTICLE IV

Section 4.1 At the time the Bank Merger becomes effective (the “Effective Time”), the separate existence of Cardinal Bank shall cease and the corporate existence of United Bank, as the Merged Bank, shall continue unaffected and unimpaired by the Bank Merger; and the Merged Bank shall be deemed to be the same business and corporate entity as each of Cardinal Bank and United Bank. At the Effective Time, by virtue of the Bank Merger and without any further act, deed, conveyance or other transfer, all of the property, rights, powers and franchises of Cardinal Bank and United Bank shall vest in United Bank as the Merged Bank, and the Merged Bank shall be subject to and be deemed to have assumed all of the debts, liabilities, obligations and duties of Cardinal Bank and United Bank, and to have succeeded to all of the relationships, fiduciary or otherwise, of Cardinal Bank and United Bank as fully and to the same extent as if such property, rights, powers, franchises, debts, liabilities, obligations, duties and relationships had been originally acquired, incurred or entered into by the Merged Bank; provided, however, that the Merged Bank shall not, through the Bank Merger, acquire power to engage in any business or to exercise any right, privilege or franchise that is not conferred on the Merged Bank by the Virginia Code or applicable regulations.

Section 4.2 The Merged Bank, upon the consummation of the Bank Merger and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations, and all other rights and interests as agent, trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, conservator, assignee, receiver and committee of estates of incompetents, bailee or depository of personal property, and in every other fiduciary and/or custodial capacity, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by each of Cardinal Bank and United Bank immediately prior to the Effective Time.

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ARTICLE V

Section 5.1 At the Effective Time, (i) all of the shares of Cardinal Bank Capital Stock validly issued and outstanding immediately prior to the Effective Time shall, by virtue of the Bank Merger and without any action on the part of the holder thereof, be canceled and retired, and no cash, new shares of common stock, or other property shall be delivered in exchange therefor, and (ii) the shares of United Bank Capital Stock issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, continue to be issued and outstanding.

Section 5.2 At and after the Effective Time, certificates evidencing shares of Cardinal Bank Capital Stock shall thereafter not evidence any interest in Cardinal Bank or the Merged Bank.

Section 5.3 The stock transfer book of Cardinal Bank shall be closed as of the Effective Time and, thereafter, no transfer of any shares of Cardinal Bank Capital Stock shall be recorded therein.

ARTICLE VI

Section 6.1 Upon the Effective Time, the Board of Directors of the Merged Bank shall be comprised of those persons serving as directors of United Bank immediately prior to the Effective Time. Each such director shall hold office until the next annual meeting of the shareholder of the Merged Bank at which directors are elected, unless sooner removed, resigned, disqualified or deceased, and until his or her successor has been elected and qualified.

Section 6.2 The officers of United Bank serving immediately prior to the Effective Time shall serve as the officers of the Merged Bank, as the successor institution, until their successors are duly appointed by the Board of Directors of the Merged Bank.

ARTICLE VII

From and after the Effective Time, (i) the Articles of Incorporation, as amended, of the Merged Bank shall be the Articles of Incorporation of United Bank in effect immediately prior to the Effective Time and shall thereafter continue in full force and effect until further altered, amended or repealed in accordance with law, and (ii) the Bylaws, as amended, of the Merged Bank shall be the Bylaws of United Bank in effect immediately prior to the Effective Time and shall thereafter continue in full force and effect until further altered, amended or repealed in accordance with law.

ARTICLE VIII

This Bank Merger Agreement may be amended by a subsequent writing signed by all of the parties hereto, except that no provision in Article IX may be amended or waived at any time pursuant to its terms. This Bank Merger Agreement may be terminated by mutual consent of Cardinal Bank and United Bank at any time prior to the Effective Time. In addition, this Bank Merger Agreement will terminate, and be of no further force or effect, upon the termination of the Reorganization Agreement without any action by either party hereto.

ARTICLE IX

Section 9.1 This Bank Merger Agreement and the Bank Merger shall be adopted and approved by the written consent of the sole holder of all of the outstanding shares of Cardinal Bank Capital Stock and by the written consent of the sole holder of all of the outstanding shares of United Bank Capital Stock.

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Section 9.2 The Effective Time shall be the later of: (i) the issuance by the Virginia State Corporation Commission (the “SCC”) of a certificate of merger relating to the Bank Merger; and (ii) the time set forth in articles of merger relating to the Bank Merger filed with the SCC; provided, however, that in no event shall the Effective Time be earlier than, or at the same time as, the effective time of the Merger.

Section 9.3 Notwithstanding any provision of this Bank Merger Agreement to the contrary, it shall be a condition to the consummation of the Bank Merger and the parties’ obligations to consummate the Bank Merger that, (i) immediately prior to the Effective Time, the Merger shall have been consummated and UBV shall be the sole holder of all of the issued and outstanding shares of Cardinal Bank Capital Stock and all of the issued and outstanding shares of United Bank Capital Stock, either directly or indirectly, and (ii) all required regulatory approvals shall have been obtained and any waiting periods shall have expired.

Section 9.4 Each of the parties hereto agrees to use reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Bank Merger Agreement, subject to and in accordance with the applicable provisions of the Reorganization Agreement.

ARTICLE X

Any notice or other communication required or permitted under this Bank Merger Agreement shall be effective only if it is in writing and delivered personally or sent by registered or certified mail, postage prepaid, addressed as follows:

if to Cardinal Bank:

Christopher W. Bergstrom, President and Chief Executive Officer

Cardinal Bank

8270 Greensboro Drive, Suite 500

McLean, Virginia

Fax: (703) 584-3414

E-mail: chris.bergstrom@cardinalbank.com

Copy to:

Scott H. Richter, Esq

LeClairRyan, A Professional Corporation

919 East Main Street, 24th Floor

Richmond, Virginia 23219

Fax: (804) 783-7621

E-mail: Scott.Richter@leclairryan.com

if to United Bank:

James J. Consagra, Jr., President and Chief Executive Officer

United Bank

1118 Fairfax Boulevard

Fairfax, Virginia 22030

Fax (703) 442-7190

E-mail: james.consagra@bankwithunited.com

Copy to:

Sandra M. Murphy

Bowles Rice LLP

600 Quarrier Street

Charleston, West Virginia 25301

Fax (304) 343-3058

E-mail: smurphy@bowlesrice.com

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or to such other address as such party may designate by notice to the others and shall be deemed to have been given upon receipt.

ARTICLE XI

From time to time as and when reasonably requested by the Merged Bank and to the extent permitted by law and at the expense of the Merged Bank, the officers and directors of Cardinal Bank and United Bank last in office shall execute and deliver such assignments, deeds and other instruments and shall take or cause to be taken such further or other action as shall be necessary in order to vest or perfect in or to confirm of record or otherwise to the Merged Bank title to, and possession of, all of the property, rights, power and franchises of Cardinal Bank and United Bank, including, without limitation, all rights and interests of Cardinal Bank and United Bank in any fiduciary and/or custodial capacity, and otherwise to carry out the purposes of this Bank Merger Agreement, and the proper officers and directors of the Merged Bank, as the receiving and surviving entity, are fully authorized to take any and all such action in the name of Cardinal Bank and United Bank or otherwise.

ARTICLE XII

This Bank Merger Agreement is binding upon and is for the benefit of Cardinal Bank and United Bank and their respective successors and permitted assigns; provided, however, that neither this Bank Merger Agreement nor any rights or obligations hereunder may be assigned by any party hereto to any other person without the prior consent in writing of each other party hereto. This Bank Merger Agreement is not made for the benefit of any person, firm, corporation or association not a party hereto and no other person, firm, corporation or association shall acquire or have any right under or by virtue of this Bank Merger Agreement.

ARTICLE XIII

This Bank Merger Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, except to the extent federal law may be applicable.

ARTICLE XIV

This Bank Merger Agreement shall constitute a plan of “reorganization” for the Bank Merger within the meaning of Section 368(a) of the Code.

ARTICLE XV

This Bank Merger Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, Cardinal Bank and United Bank have each caused this Agreement and Plan of Merger to be executed as of the date first above written.

CARDINAL BANK

By:
Christopher W. Bergstrom
Title:	President and Chief Executive Officer

UNITED BANK

By:
James J. Consagra, Jr.
Title:	President & Chief Executive Officer

Signature Page to the Agreement and Plan of Merger

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Exhibit C

PLAN OF MERGER

merging

CARDINAL BANK,

a Virginia chartered commercial bank

with and into

UNITED BANK,

a Virginia chartered commercial bank

1. Merger. Cardinal Bank (“Cardinal Bank”), a Virginia chartered commercial bank, shall upon the Effective Time (as defined in Section 2.a below) be merged (the “Bank Merger”) with and into United Bank (“United Bank”), a Virginia chartered commercial bank, in accordance with the applicable provisions of the Virginia Stock Corporation Act (the “VSCA”) and Title 6.2 of the Code of Virginia. As a result of the Bank Merger, the separate corporate existence of Cardinal Bank shall cease and United Bank shall continue as the surviving corporation (the “Successor Institution”) following the Bank Merger. The corporate existence of United Bank shall continue unaffected and unimpaired by the Bank Merger.

2. Effective Time; Effects of the Merger.

a. The Bank Merger shall become effective at the later of (i) the time and date designated by United Bank to the Virginia Bureau of Financial Institutions as the time and date on which the Bank Merger shall be effective and (ii) the time and date on which the Virginia Bureau of Financial Institutions orders the Bank Merger to be effective; provided, however, that in no event shall the Effective Time be earlier than, or at the same time as, the effective time of the merger (the “Merger”) of Cardinal Financial Corporation, the parent company of Cardinal Bank (“Cardinal”), with and into UBV Holding Company, LLC, the parent company of United Bank (“UBV”), and wholly-owned subsidiary of United Bankshares, Inc. (“UBSI”); such time referred to herein as the “Effective Time.”

b. The business of the Successor Institution shall be that of a Virginia chartered commercial bank. The business shall be conducted by the Successor Institution at its principal office, which shall be located at the principal office of United Bank at 1118 Main Street, Fairfax, Virginia 22030; at all duly authorized and operating branches of United Bank and Cardinal Bank as of the Effective Time, together with the principal office of Cardinal Bank, which shall be operated as a branch of the Successor Institution; and at all other offices and facilities of United Bank and Cardinal Bank established as of the Effective Time.

c. At the Effective Time, the Bank Merger shall have the effects set forth in Section 13.1-721 of the VSCA. At the Effective Time, the separate existence of Cardinal Bank shall cease and the corporate existence of United Bank, as the Successor Institution, shall continue unaffected and unimpaired by the Bank Merger; and the Successor Institution shall be deemed to be the same business and corporate entity as each of Cardinal Bank and United Bank. At the Effective Time, by virtue of the Bank Merger and without any further act, deed, conveyance or other transfer, all of the property, rights, powers and franchises of Cardinal Bank and United Bank shall vest in United Bank as the Successor Institution, and the Successor Institution shall be subject to and be deemed to have assumed all of the debts, liabilities, obligations and duties of Cardinal Bank and United Bank, and to have succeeded to all of the relationships, fiduciary or otherwise, of Cardinal Bank and United Bank as fully and to the same extent as if such property, rights, powers, franchises, debts, liabilities, obligations, duties and relationships had been originally acquired, incurred or entered into by the Successor Institution; provided, however, that the Successor Institution shall not, through the Bank Merger, acquire power to engage in any business or to exercise any right, privilege or franchise which is not conferred on the Successor Institution by the Code of Virginia or applicable regulations.

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d. The Successor Institution, upon the consummation of the Bank Merger and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations, and all other rights and interests as agent, trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, conservator, assignee, receiver and committee of estates of incompetents, bailee or depository of personal property, and in every other fiduciary and/or custodial capacity, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by each of Cardinal Bank and United Bank immediately prior to the Effective Time.

e. The name of the Successor Institution in the Bank Merger shall be “United Bank.”

3. Manner and Basis of Converting Securities.

a. At the Effective Time, (i) all of the shares of the capital stock of Cardinal Bank validly issued and outstanding immediately prior to the Effective Time shall, by virtue of the Bank Merger and without any action on the part of the holder thereof, be canceled and retired, and no cash, new shares of common stock, or other property shall be delivered in exchange therefor, and (ii) the shares of the capital stock of United Bank issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, continue to be issued and outstanding.

b. At and after the Effective Time, certificates evidencing shares of capital stock of Cardinal Bank shall thereafter not evidence any interest in Cardinal Bank or the Successor Institution.

c. The stock transfer book of Cardinal Bank shall be closed as of the Effective Time and, thereafter, no transfer of any shares of capital stock of Cardinal Bank shall be recorded therein.

d. Any outstanding options or other rights to acquire shares of capital stock of Cardinal Bank outstanding as of the Effective time shall be canceled at the Effective Time.

4. Board of Directors. Upon the Effective Time, the Board of Directors of the Successor Institution shall be comprised of those persons serving as directors of United Bank immediately prior to the Effective Time. Each such Director shall hold office until the next annual meeting of the shareholder of the Successor Institution at which directors are elected, unless sooner removed, resigned, disqualified or deceased, and until their successors have been elected and qualified.

5. Officers. Upon the Effective Time, the officers of the Successor Institution shall be comprised of those persons serving as officers of United Bank immediately prior to the Effective Time. Each such officer shall hold office until his or her successor has been duly appointed by the Board of Directors of the Successor Institution.

6. Articles of Incorporation. From and after the Effective Time, the Articles of Incorporation of the Successor Institution shall be the Articles of Incorporation of United Bank in effect immediately prior to the Effective Time and shall thereafter continue in full force and effect until further altered, amended or repealed in accordance with law.

7. Bylaws. From and after the Effective Time, the Bylaws of the Successor Institution shall be the Bylaws of United Bank in effect immediately prior to the Effective Time and shall thereafter continue in full force and effect until further altered, amended or repealed in accordance with law.

8. Amendment. Subject to the terms of the Agreement and Plan of Merger by and between United Bank and Cardinal Bank, dated                      (the “Bank Merger Agreement”), this Plan of Merger may be amended by the Boards of Directors of United Bank and Cardinal Bank at any time prior to the Effective Time; provided, however, that any amendment made subsequent to the approval of this Plan of Merger by the shareholder of Cardinal Bank and the shareholder of United Bank shall not:

a. alter or change the amount or kind of shares or other securities, eligible interests, obligations, rights to acquire shares, other securities or eligible interests, cash or other property or rights to be received under this Plan of Merger by such shareholders;

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b. alter or change any of the other terms or conditions of this Plan of Merger if the change would adversely affect such shareholders in any material respect; or

c. alter or change any term of the Articles of Incorporation of Cardinal Bank or United Bank.

9. Condition Precedent; Termination. It shall be a condition to the consummation of the Bank Merger and the parties’ obligations to consummate the Bank Merger that, (i) immediately prior to the Effective Time, the Merger shall have been consummated and UBV shall be the sole holder of all of the issued and outstanding shares of capital stock of Cardinal Bank and all of the issued and outstanding shares of capital stock of United Bank, either directly or indirectly, and (ii) all required regulatory approvals shall have been obtained and any waiting periods shall have expired. This Plan of Merger may be terminated by mutual consent of Cardinal Bank and United Bank at any time prior to the Effective Time. In addition, this Plan of Merger will terminate, and be of no further force or effect, upon the termination of the Reorganization Agreement without any action by either party hereto.

10. Abandonment. At any time prior to the Effective Time, the Bank Merger may be abandoned, subject to regulatory approval and to the terms of the Bank Merger Agreement, without further shareholder action in the manner determined by the Boards of Directors of United Bank and Cardinal Bank. Written notice of such abandonment shall be filed with the Virginia State Corporation Commission prior to the Effective Time.

11. Defined Term. As used in this Plan of Merger, the “Reorganization Agreement” means the Agreement and Plan of Reorganization by and between Cardinal and UBSI, dated August 17, 2016, pursuant to which Cardinal will be merged with and into UBV, with UBV surviving such merger.

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Exhibit D

Form of Cardinal Support Agreement

SUPPORT AGREEMENT

This Support Agreement, made as of this 17th day of August, 2016, between United Bankshares, Inc., a West Virginia corporation (“United”), and the stockholder of Cardinal Financial Corporation, a Virginia corporation (“Cardinal”), identified on the signature page hereto in such Stockholder’s capacity as a stockholder of Cardinal (the “Stockholder”).

WHEREAS, United and Cardinal have entered into an Agreement and Plan of Reorganization dated as of the date hereof (the “Reorganization Agreement”) pursuant to which all of the outstanding shares of Cardinal Common Stock will be exchanged for shares of United Common Stock in accordance with the terms of the Reorganization Agreement; and

WHEREAS, as of the date hereof, Stockholder owns or possesses the sole right to vote or direct the voting of, the number of shares of Cardinal Common Stock and the number of shares of restricted stock of Cardinal set forth on the signature page hereto (the “Covered Shares”); and

WHEREAS, Stockholder owns or possesses the sole power to dispose of or to direct the disposition of, the Covered Shares; and

WHEREAS, as of the date hereof, Stockholder has the right to acquire pursuant to the exercise of Cardinal Stock Options issued and outstanding pursuant to the Cardinal Stock Plans, the number of shares of Cardinal Common Stock set forth on the signature page hereto; and

WHEREAS, as a material inducement for United to enter into the Reorganization Agreement and consummate the transactions contemplated thereby, Stockholder has agreed to enter into this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth herein and in the Reorganization Agreement, and intending to be legally bound hereby, the parties agree as follows:

1. Representations and Warranties of Stockholder. Stockholder represents and warrants that: (a) Stockholder is now, and at all times until the Effective Date of the Merger will be, the sole owner, of record or beneficially, or possesses and will possess the sole right to vote or direct the voting of all of the Covered Shares, and possesses or will possess the sole power to dispose of or direct the disposition of all of Covered Shares; (b) Stockholder has, and through the Effective Date will continue to have, the sole right and power to vote and/or dispose of, or to direct the voting or disposition of, all of the Covered Shares; (c) Stockholder has full right, power and authority to enter into, deliver and perform this Agreement; and (d) this Agreement has been duly executed and delivered by Stockholder.

2. Covenants of Stockholder. (a) Stockholder agrees to cause the Covered Shares to be present at the Cardinal Meeting and at such meeting shall vote, or cause to be voted, the Covered Shares in favor of the Reorganization Agreement and the transactions contemplated thereby, until this Agreement terminates as provided in Section 2(d), unless: (i) United is in material default with respect to a material covenant, representation, warranty or agreement made by it in the Reorganization Agreement; or (ii) in accordance with Section 7.02(a) of the Reorganization Agreement, the Cardinal Board has failed to make, withdrawn, modified or otherwise changed its recommendation to Cardinal stockholders.

(b) Stockholder agrees that until the termination of this Agreement as provided in Section 2(d), that Stockholder shall not, without the prior written consent of United, directly or indirectly tender or permit the tender into any tender or exchange offer, or sell, transfer, hypothecate, grant a security interest in or otherwise dispose of or encumber any of the Covered Shares, or any options to acquire Cardinal Common Stock issued and outstanding pursuant to the Cardinal Stock Plans; provided that this restriction shall not apply to shares that are hypothecated or as to which a security interest already has been granted as of the date hereof. Notwithstanding the foregoing, in the case of any transfer by operation of law subsequent to the date hereof, this Agreement shall be binding upon and inure to the transferee.

A-D-1

(c) Stockholder agrees not to, without the prior written consent of United, sell on NASDAQ, submit an offer to sell on NASDAQ, or otherwise directly or indirectly sell, transfer or dispose of (other than by an exercise), any Covered Shares or any options, warrants, rights or other securities convertible into or exchangeable for shares of Cardinal Common Stock prior to the Effective Time of the Merger.

(d) This Agreement shall terminate upon the earlier to occur of: (a) the termination of the Reorganization Agreement by either Cardinal or United or (b) the Effective Date of the Merger.

3. Additional Shares and Options. Notwithstanding anything to the contrary contained herein, this Agreement shall apply to all shares of Cardinal Common Stock that Stockholder currently has the sole right and power to vote and/or dispose of, or to direct the voting or disposition of, and all such shares of Cardinal Common Stock as to which Stockholder may hereafter acquire the sole right and power to vote and/or dispose of, or to direct the voting or disposition of, and all Cardinal Stock Options that Stockholder may currently own or hereafter acquire.

4. Governing Law. This Agreement shall be governed in all respects by the law of the Commonwealth of Virginia, without regard to the conflict of laws principles thereof.

5. Assignment; Successors. This Agreement may not be assigned by Stockholder without the prior written consent of United. The provisions of this Agreement shall be binding upon and, shall inure to the benefit of the parties hereto and their respective successors, assigns, heirs and personal representatives.

6. Scope of Agreement. The parties hereto acknowledge and agree that this Agreement shall not confer upon United any right or ability to acquire the shares of Cardinal Common Stock other than in connection with the Merger. The parties hereto acknowledge and agree that this Agreement does not constitute an agreement or understanding of Stockholder in his/her capacity as a director or officer of Cardinal, but only in his/her capacity as a holder of shares of Cardinal Common Stock or of Cardinal Stock Options. The term “Covered Shares” shall not include any securities owned or possessed by Stockholder as a trustee or fiduciary other than those owned or possessed by Stockholder a trustee or fiduciary of a trust for which Stockholder or any member of the Stockholder’s immediate family is a beneficiary (which for the avoidance of doubt, shall be included as Covered Shares), and this Agreement is not in any way intended to affect the exercise by Stockholder of his or her fiduciary responsibility in respect of any such securities.

7. Severability. Any invalidity, illegality or unenforceability of any provision of this Agreement in any jurisdiction shall not invalidate or render illegal or unenforceable the remaining provisions hereof in such jurisdiction and shall not invalidate or render illegal or unenforceable such provision in any other jurisdiction.

8. Amendment, Waiver. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto which expressly states its intention to amend this Agreement. No provision of this Agreement may be waived, except by an instrument in writing, executed by the waiving party, expressly indicating an intention to effect a waiver. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

9. Defined Terms. Capitalized terms used and not defined herein and defined in the Reorganization Agreement shall have the meaning ascribed to them in the Reorganization Agreement.

10. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original, and all of which together shall constitute one and the same instrument.

[Remainder of page intentionally blank]

A-D-2

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day first above written.

UNITED BANKSHARES, INC.

By:

Name:	Richard M. Adams
Title:	Chairman of the Board and Chief
Executive Officer

STOCKHOLDER

Name:

Shares as to which Stockholder has sole:

Voting Power:

Dispositive Power:

Restricted shares held by Stockholder:

Options held by Stockholder:

[Signature Page to Support Agreement]

A-D-3

List of Disclosure Schedules

to the

Agreement and Plan of Reorganization

dated August 17, 2016

among

United Bankshares, Inc., UBV Holding Company LLC and Cardinal Financial Corporation

United Disclosure Schedule

Section 5.02(a)	Ordinary Course
Section 5.02(g)	Governing Documents
Section 6.04(b)(i)	Outstanding Options
Section 6.04(f)(ii)	Regulatory Approvals
Section 6.04(g)(ii)	Financial Reports and SEC Documents
Section 6.04(l)	Employee Benefit Plans
Section 6.04(m)	Broker Fee
Section 6.04(t)	Insurance

Cardinal Disclosure Schedule

Section 5.01(b)	Capital Stock
Section 5.01(c)	Dividends, Etc.
Section 5.01(d)	Compensation; Employment Agreements; Etc.
Section 5.01(e)	Benefit Plans
Section 5.01(j)	Contracts
Section 6.03(c)	Subsidiaries
Section 6.03(g)	Financial Reports and SEC Documents; Absence of Certain Changes or Events
Section 6.03(h)	Litigation
Section 6.03(k)	Material Contracts; Defaults
Section 6.03(l)	Broker Fee
Section 6.03(m)	Employee Benefit Plans
Section 6.03(t)	Insurance
Section 6.03(v)(iv)	Loan Matters
Section 7.01	Reasonable Best Efforts
Section 7.10(b)	Benefit Plans
Section 7.10(d)	Benefit Plans

Appendix B

August 17, 2016

Board of Directors

Cardinal Financial Corporation

8270 Greensboro Drive, Suite 500

McLean, VA 22102

Ladies and Gentlemen:

Cardinal Financial Corporation (“Cardinal”), United Bankshares, Inc. (“United”) and UBV Holding Company, LLC (“Merger Sub”), a wholly owned subsidiary of United, intend to enter into an agreement and plan of reorganization (the “Agreement”) pursuant to which Cardinal will merge with and into Merger Sub with Merger Sub as the surviving entity (the “Merger”). Pursuant to the terms of the Agreement, upon the Effective Time of the Merger, each share of common stock, par value $1.00 per share, of Cardinal (“Cardinal Common Stock”) issued and outstanding immediately prior to the Effective Time, except for those shares as specified in the Agreement, shall be converted into the right to receive 0.71 shares (the “Exchange Ratio”) of common stock, $2.50 par value, of United (“United Common Stock”). The other terms and conditions of the Merger are more fully set forth in the Agreement, and capitalized terms used herein without definition shall have the meanings assigned to them in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of Cardinal Common Stock.

Sandler O’Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) a draft of the Agreement, dated August 16, 2016; (ii) certain publicly available financial statements and other historical financial information of Cardinal that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of United that we deemed relevant; (iv) publicly available consensus mean and median analyst earnings per share estimates for Cardinal for the years ending December 31, 2016 and December 31, 2017 as well as an estimated long-term earnings per share growth rate for the years thereafter, as provided by the senior management of Cardinal; (v) publicly available consensus mean and median analyst earnings per share estimates for United for the years ending December 31, 2016 and December 31, 2017 as well as an estimated long-term earnings per share growth rate for the years thereafter, as provided by the senior management of United; (vi) the pro forma financial impact of the Merger on United based on certain assumptions relating to transaction costs, purchase accounting adjustments, expected cost savings, a core deposit intangible asset, a provision expense and United’s issuance of a certain amount of perpetual preferred stock, as provided by the senior management of United; (vii) the publicly reported historical price and trading activity for Cardinal Common Stock and United Common Stock, including a comparison of certain stock market information for Cardinal Common Stock and United Common Stock and certain stock indices, as well as publicly available information for certain other similar companies, the securities of which are publicly traded; (viii) a comparison of certain financial information for Cardinal and United with similar institutions for which information is publicly available; (ix) the financial terms of certain recent business combinations in the bank and thrift industry (on a nationwide basis), to the extent publicly available; (x) the current market environment generally and in the banking sector in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of senior management of Cardinal the business, financial condition, results of operations and prospects of Cardinal and held similar discussions with the senior management of United regarding the business, financial condition, results of operations and prospects of United.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by Cardinal and United, or their respective representatives, or that was otherwise reviewed by us and have assumed such accuracy and completeness for purposes of preparing this letter. We have further relied on the assurances of the management of Cardinal and United that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Cardinal or United, or any of their respective subsidiaries, nor have we been furnished with any such evaluations or appraisals. We render no opinion or evaluation on the collectability of any assets or the future performance of any loans of Cardinal or United. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Cardinal, United or the combined entity after the Merger and we have not reviewed any individual credit files relating to Cardinal or United. We have assumed, with your consent, that the respective allowances for loan losses for both Cardinal and United are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Sandler O’Neill used publicly available consensus mean analyst earnings per share estimates for Cardinal for the years ending December 31, 2016 and December 31, 2017 as well as an estimated long-term earnings per share growth rate for the years thereafter, as provided by the senior management of Cardinal. In addition, Sandler O’Neill used publicly available consensus mean analyst earnings per share estimates for United for the years ending December 31, 2016 and December 31, 2017 as well as an estimated long-term earnings per share growth rate for the years thereafter, as provided by the senior management of United. Sandler O’Neill also received and used in its pro forma analyses certain assumptions relating to transaction costs, purchase accounting adjustments, expected cost savings, a core deposit intangible asset, a provision expense and United’s issuance of a certain amount of perpetual preferred stock, as provided by the senior management of United. With respect to the foregoing information, the respective senior managements of Cardinal and United confirmed to us that those estimates and judgments reflected the best currently available estimates and judgments of those respective managements of the future financial performance of Cardinal and United, respectively, and we assumed that such performance would be achieved. We express no opinion as to such information or the assumptions on which such information is based. We have also assumed that there has been no material change in the respective assets, financial condition, results of operations, business or prospects of Cardinal or United since the date of the most recent financial data made available to us. We have also assumed in all respects material to our analysis that Cardinal and United would remain as going concerns for all periods relevant to our analyses.

We have also assumed, with your consent, that (i) each of the parties to the Agreement will comply in all material respects with all material terms of the Agreement and all related agreements, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants required to be performed by such party under the agreements and that the conditions precedent in such agreements are not and will not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Cardinal, United or the Merger or any related transaction, (iii) the Merger will be consummated without Cardinal’s rights under Section 9.01(i) of the Agreement having been triggered, and (iv) the Merger and any related transaction will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with your consent, we have relied upon the advice that Cardinal has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement.

Our analyses and the views expressed herein are necessarily based on financial, economic, regulatory, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect our views. We have not undertaken to update, revise, reaffirm or withdraw this letter or otherwise comment upon events occurring after the date hereof. We express no opinion as to the trading values of Cardinal Common Stock or United Common Stock at any time or what the value of United Common Stock will be once it is actually received by the holders of Cardinal Common Stock.

We have acted as Cardinal’s financial advisor in connection with the Merger and will receive a fee for our services, which fee is contingent upon the consummation of the Merger. We also will receive a fee for rendering this opinion, which opinion fee will be credited in full towards the transaction fee which will become payable to Sandler O’Neill on the day of closing of the Merger. Cardinal has also agreed to indemnify us against certain liabilities arising out of our engagement and to reimburse us for certain of our out-of-pocket expenses incurred in connection with our engagement. As we have previously advised you, in the two years preceding the date of this opinion we have provided certain investment banking services to United and have received customary compensation for such services and may provide, and receive compensation for, such services in the future. In addition, in the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Cardinal and United and their respective affiliates. We may also actively trade the equity and debt securities of Cardinal and United or their respective affiliates for our own account and for the accounts of our customers.

This letter is directed to the Board of Directors of Cardinal in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder of Cardinal as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Exchange Ratio to the holders of Cardinal Common Stock and does not address the underlying business decision of Cardinal to engage in the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for Cardinal or the effect of any other transaction in which Cardinal might engage. We do not express any opinion as to amount or nature of the compensation to be received in the Merger by any Cardinal or United officer, director, or employee, or class of such persons, if any, relative to the compensation to be received in the Merger by any other shareholder. This Opinion has been approved by Sandler O’Neill’s fairness opinion committee. This opinion shall not be reproduced without Sandler O’Neill’s prior written consent; provided, however, Sandler O’Neill will provide its consent for the opinion to be included in regulatory filings to be completed in connection with the Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to the holders of Cardinal Common Stock from a financial point of view.

Very truly yours,

/s/ Sandler O’Neill & Partners, L.P.

Appendix C

August 17, 2016

The Board of Directors

United Bankshares, Inc.

300 United Center

500 Virginia Center, East

Charleston, WV 25301

Members of the Board:

You have requested the opinion of Keefe, Bruyette & Woods, Inc. (“KBW” or “we”) as investment bankers as to the fairness, from a financial point of view, to United Bankshares, Inc. (“United”) of the Exchange Ratio (as defined below) in the proposed merger (the “Merger”) of Cardinal Financial Corporation (“Cardinal”) with and into UBV Holding Company, LLC (“Merger Sub”), with Merger Sub as the surviving entity in the Merger, pursuant to the Agreement and Plan of Reorganization (the “Agreement”) to be entered into by and among United, Cardinal and Merger Sub. Pursuant to the Agreement and subject to the terms, conditions and limitations set forth therein, at the Effective Time (as defined in the Agreement), by virtue of the Merger and without any action on the part of United or Cardinal or any other person, each holder of a share of common stock, par value $1.00 per share, of Cardinal ( “Cardinal Common Stock”) then issued and outstanding (other than shares held by United and its subsidiaries (except in each case for shares held by them in a fiduciary capacity or as a result of debts previously contracted)) shall receive in respect thereof 0.71 of a share of common stock, par value $2.50 per share, of United (“United Common Stock”). The ratio of 0.71 of a share of United Common Stock for one share of Cardinal Common Stock is referred to herein as the “Exchange Ratio.” The terms and conditions of the Merger are more fully set forth in the Agreement.

In addition, as more fully described in the Agreement, after the Effective Time, Cardinal Bank, a wholly-owned subsidiary of Cardinal, shall merge with and into United Bank, a wholly owned-subsidiary of Merger Sub (“United Bank”), with United Bank as the surviving entity, pursuant to a separate agreement and plan of merger (such transaction, the “Bank Merger”). Further, as more fully described to us by representatives of United, at or prior to the time of closing of the Merger, United expects to complete an offering of preferred stock of United for gross proceeds to United of approximately $200.00 million (the “United Preferred Offering”). At the direction of United and with the consent of the Board (as defined below) we have assumed, for purposes of certain of our analyses and this opinion, the completion of United Preferred Offering as described to us by representatives of United.

KBW has acted as financial advisor to United and not as an advisor to or agent of any other person. As part of our investment banking business, we are continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of their broker-dealer businesses, KBW and its affiliates may from time to time purchase securities from, and sell securities to, United and Cardinal and their respective affiliates, and as market makers in securities, KBW and its affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of United or Cardinal for its and their own accounts and for the accounts of its and their respective customers and clients. We have acted exclusively for the board of directors of United (the “Board”) in rendering this opinion and will receive a fee from United for our services. A portion of our fee is payable upon the rendering of this opinion, and a significant portion is contingent upon the successful completion of the Merger. In addition, United has agreed to indemnify us for certain liabilities arising out of our engagement.

Other than in connection with the present engagement, KBW has not provided investment banking and financial advisory services to United during the past two years. During the past two years, KBW has not provided investment banking and financial advisory services to Cardinal. We may in the future provide investment banking and financial advisory services to United or Cardinal and receive compensation for such services. KBW expects to serve as co-lead book running manager underwriter, co-lead initial purchaser or co-lead placement agent, as the case may be, in connection with the United Preferred Offering.

In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of United and Cardinal and bearing upon the Merger, including among other things, the following: (i) a draft of the Agreement dated August 14, 2016 (the most recent draft made available to us); (ii) the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended December 31, 2015 of United; (iii) the unaudited quarterly financial statements and Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2016 and June 30, 2016 of United; (iv) the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended December 31, 2015 of Cardinal; (v) the unaudited quarterly financial statements and Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2016 and June 30, 2016 of Cardinal; (vi) certain regulatory filings of United and Cardinal and their respective subsidiaries, including the quarterly reports on Form FR Y-9C and the quarterly call reports required to be filed with respect to each quarter during the three year period ended June 30, 2016; (vii) certain other interim reports and other communications of United and Cardinal to their respective stockholders; and (viii) other financial information concerning the businesses and operations of United and Cardinal furnished to us by United and Cardinal or which we were otherwise directed to use for purposes of our analysis. Our consideration of financial information and other factors that we deemed appropriate under the circumstances or relevant to our analyses included, among others, the following: (i) the historical and current financial position and results of operations of United and Cardinal; (ii) the assets and liabilities of United and Cardinal; (iii) the nature and terms of certain other merger transactions and business combinations in the banking industry; (iv) a comparison of certain financial and stock market information of United and Cardinal with similar information for certain other companies the securities of which are publicly traded; (v) publicly-available consensus “street estimates” of Cardinal for 2016 and 2017, as well as assumed Cardinal long term growth rates provided to us by United management, all of which information was discussed with us by United management and Cardinal management and used and relied upon by us at the direction of United management with the consent of the Board; (vi) publicly-available consensus “street estimates” of United for 2016 and 2017, as well as assumed United long term growth rates provided to us by United management, all of which information was discussed with us by such management and used and relied upon by us at the direction of such management and with the consent of the Board; and (vii) estimates regarding certain pro forma financial effects of the Merger on United (including, without limitation, the potential cost savings and related expenses expected to result or be derived from the Merger) that were prepared by United management, provided to and discussed with us by such management, and used and relied upon at the direction of such management with the consent of the Board. We have also performed such other studies and analyses as we considered appropriate and have taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. We have also participated in discussions that were held with the respective managements of United and Cardinal regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as we have deemed relevant to our inquiry.

In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not independently verified the accuracy or completeness of any such information or assumed any responsibility or liability for such verification, accuracy or completeness. We have relied upon the management of United as to the reasonableness and achievability of the publicly available consensus “street estimates” and long term growth rates of United and Cardinal referred to above that were provided to or otherwise discussed with us by such management, and that in each case we were directed by such management to use. We have further relied upon such management as to the reasonableness and achievability of the estimates regarding certain pro forma financial effects of the Merger on United (and the assumptions and bases therefor) that were prepared by, and provided to and discussed with us by, such management and that we were directed by such management to use. We have assumed, at the direction of United, that all of the foregoing information was reasonably prepared on bases reflecting, or in the case of the United and Cardinal publicly available “street estimates” referred to above are consistent with, the best currently available estimates and judgments of United management, and that the forecasts, projections and estimates reflected in such information will be realized in the amounts and in the time periods currently estimated.

It is understood that the assumed long term growth rates and estimates referred to above that were provided to us by United were not prepared with the expectation of public disclosure, that all such assumed long term growth rates and estimates, together with the publicly available consensus “street estimates” of United and Cardinal referred to above, are based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions and that, accordingly, actual results could vary significantly from those set forth in such information. We have assumed, based on discussions with the respective managements of United and Cardinal and with the consent of the Board, that all such information provides a reasonable basis upon which we could form our opinion and we express no view as to any such information or the assumptions or bases therefor. We have relied on all such information without independent verification or analysis and do not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

We also have assumed that there have been no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either United or Cardinal since the date of the last financial statements of each such entity that were made available to us. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, without independent verification and with your consent, that the aggregate allowances for loan and lease losses for United and Cardinal are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of United or Cardinal, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor have we examined any individual loan or credit files, nor did we evaluate the solvency, financial capability or fair value of United or Cardinal under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, we assume no responsibility or liability for their accuracy.

We have assumed, in all respects material to our analyses, the following: (i) that the Merger will be completed substantially in accordance with the terms set forth in the Agreement (the final terms of which we have assumed will not differ in any respect material to our analyses from the draft version reviewed by us (except as has been otherwise described to us by representatives of United)) with no adjustments to the Exchange Ratio; (ii) that any related transactions (including the Bank Merger and the United Preferred Offering) will be completed substantially in accordance with the terms set forth in the Agreement or as otherwise described to us by representatives of United; (iii) that the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct; (iv) that each party to the Agreement or any of the related documents will perform all of the covenants and agreements required to be performed by such party under such documents; (v) that there are no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the Merger and any related transactions (including the Bank Merger and the United Preferred Offering) and that all conditions to the completion of the Merger and any related transaction will be satisfied without any waivers or modifications to the Agreement or any related documents; and (vi) that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Merger and any related transactions (including the Bank Merger and the United Preferred Offering), no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of United, Cardinal or the pro forma entity or the contemplated benefits of the Merger, including the cost savings and related expenses expected to result or be derived from the Merger. We have assumed that the Merger will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. We have further been advised by representatives of United that United has relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to United, Cardinal, Merger Sub, the Merger and any related transaction (including the Bank Merger and the United Preferred Offering), and the Agreement. KBW has not provided advice with respect to any such matters.

This opinion addresses only the fairness, from a financial point of view, as of the date hereof, of the Exchange Ratio in the Merger to United. We express no view or opinion as to any other terms or aspects of the Merger or any terms or aspects of any related transaction (including the Bank Merger and the United Preferred Offering), including without limitation, the form or structure of the Merger or any related transaction, the treatment of outstanding trust preferred securities of Cardinal in the Merger, any consequences of the Merger or any related transaction to United, its stockholders, creditors or otherwise, or any terms, aspects or implications of any employment, consulting, voting, support, stockholder or other agreements, arrangements or understandings contemplated or entered into in connection with the Merger, any related transaction, or otherwise. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. It is understood that subsequent developments may affect the conclusion reached in this opinion and that KBW does not have an obligation to update, revise or reaffirm this opinion. Our opinion does not address, and we express no view or opinion with respect to, (i) the underlying business decision of United to engage in the Merger or enter into the Agreement, (ii) the relative merits of the Merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by United or the Board, (iii) the fairness of the amount or nature of any compensation to any of United’s officers, directors or employees, or any class of such persons, relative to any compensation to the holders of United Common Stock or relative to the Exchange Ratio, (iv) the effect of the Merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of United or Cardinal or any other party to any transaction contemplated by the Agreement, (v) any adjustment (as provided in the Agreement (except as has been otherwise described to us by representatives of United)) to the Exchange Ratio assumed for purposes of our opinion, (vi) the actual value of United Common Stock to be issued in the Merger, (vii) the prices, trading range or volume at which United Common Stock or Cardinal Common Stock may trade following the public announcement of the Merger or the prices, trading range or volume at which United Common Stock may trade following the consummation of the Merger, (viii) any advice or opinions provided by any other advisor to any of the parties to the Merger or any other transaction contemplated by the Agreement, or (ix) any legal, regulatory, accounting, tax or similar matters relating to United, Cardinal, any of their respective shareholders, Merger Sub, or relating to or arising out of or as a consequence of the Merger or any other related transaction (including the Bank Merger and the United Preferred Offering), including whether or not the Merger would qualify as a tax-free reorganization for United States federal income tax purposes.

This opinion is for the information of, and is directed to, the Board (in its capacity as such) in connection with its consideration of the financial terms of the Merger. This opinion does not constitute a recommendation to the Board as to how it should vote on the Merger or to any holder of United Common Stock or any shareholder of any other entity as to how to vote in connection with the Merger or any other matter, nor does it constitute a recommendation as to whether or not any such shareholder should enter into a voting, shareholders’, affiliates’ or other agreement with respect to the Merger or exercise any dissenters’ or appraisal rights that may be available to such shareholder.

This opinion has been reviewed and approved by our Fairness Opinion Committee in conformity with our policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio in the Merger is fair, from a financial point of view, to United.

Very truly yours,

/s/ Keefe, Bruyette & Woods, Inc.

Keefe, Bruyette & Woods, Inc.

Appendix D

PROPOSED AMENDMENT TO ARTICLES OF INCORPORATION

OF UNITED BANKSHARES

ARTICLES OF AMENDMENT

OF ARTICLES OF INCORPORATION

OF UNITED BANKSHARES, INC.

Pursuant to the provisions of Section 31D-10-1006 of the West Virginia Code, United Bankshares, Inc., a West Virginia corporation, adopts and files the following Articles of Amendment to its Articles of Incorporation:

I. The name of the corporation is United Bankshares, Inc.

II. The corporation’s Articles of Incorporation were filed on March 26, 1982.

III. The following amendment to the Articles of Incorporation was approved by the shareholders of the corporation on                    , 2017, to-wit:

Article VI. A. of the Articles of Incorporation shall be and is hereby deleted in its entirety and the following new Article VI. A. shall be and is hereby substituted in lieu thereof:

“VI. A. The amount of authorized capital stock of the Corporation is Five Hundred Fifty Million Dollars ($550,000,000.00), which shall be divided into Two Hundred Million (200,000,000) shares of common stock with the par value of Two Dollars and Fifty Cents ($2.50) per share and Fifty Million (50,000,000) shares of preferred stock with the par value of One Dollar ($1.00) per share.”

As so amended, the Articles of Incorporation, together with this amendment, shall constitute the Articles of Incorporation of the corporation.

Executed by the undersigned as of the      day of                    , 2017.

United Bankshares, Inc.

By:

Richard M. Adams

Its:	Chairman of the Board and Chief Executive Officer

D-1

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Under Article V of its articles of incorporation, United Bankshares is required under certain circumstances to indemnify its directors and officers, former directors and officers, and individuals serving at the request of subsidiaries of United, for liabilities and costs arising out of any claim, action, suit or proceeding, whether civil or criminal, to which they are made a party by reason of being or having been such director or officer of United. Indemnification is not required or permitted in circumstances in which such person is adjudged to have committed gross negligence or willful misconduct in serving the corporation in question. In addition, if the board of directors of United Bankshares makes the judgment that settlement of any claim, action, suit or proceeding against such a director or officer or former director or officer is in the best interest of United, then that individual shall be reimbursed by United Bankshares for his reasonable expenses in connection with the matter and the settlement thereof. These provisions are in addition to all other rights which any director or officer may be entitled as a matter of law. The full text of Article V is set forth below. Reference is made to W Va. Code § 31D-8-851 through § 31D-8-856 which sets forth the indemnification rights permitted under West Virginia law. The full text of the relevant codes are set forth below.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (“the Act”) may be permitted to directors, officers, and controlling persons of United Bankshares, United Bankshares has been advised that in the opinion of the Securities and Exchange commission such indemnification is against public policy as expressed in the Act, and is therefore, unenforceable.

Article V of the United Bankshares articles of incorporation contains the following indemnification provision:

Each director and officer of this corporation, or former director or officer of this corporation, or any person who may have served at its request as a director or officer of another corporation, his heirs and personal representative shall be indemnified by this corporation against costs and expenses at any time reasonably incurred by him arising out of or in connection with any claim, action, suit or proceeding, civil or criminal, against him or to which he may be made a party by reason of his being or having been such director or officer except in relation to matters as to which he shall be adjudged in such action, suit or proceeding to be liable for gross negligence or willful misconduct in the performance of a duty to the corporation. If in the judgment of the board of directors of this corporation a settlement of any claim, action, suit or proceeding so arising be deemed in the best interests of the corporation, any such director or officer shall be reimbursed for any amounts paid by him in effecting such settlement and reasonable expenses incurred in connection therewith. The foregoing right of indemnification shall be in addition to any and all other rights to which any director or officer may be entitled as a matter of law.

W. Va. Code § 31D-8-851 through § 31D-8-856 provide:

§31D-8-851. Permissible indemnification.

(a) Except as otherwise provided in this section, a corporation may indemnify an individual who is a party to a proceeding because he or she is a director against liability incurred in the proceeding if:

(1) (A) He or she conducted himself or herself in good faith; and

(B) He or she reasonably believed: (i) In the case of conduct in his or her official capacity, that his or her conduct was in the best interests of the corporation; and (ii) in all other cases, that his or her conduct was at least not opposed to the best interests of the corporation; and

(C) In the case of any criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful; or

(2) He or she engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the articles of incorporation as authorized by subdivision (5), subsection (b), section two hundred two, article two of this chapter.

(b) A director’s conduct with respect to an employee benefit plan for a purpose he or she reasonably believed to be in the interests of the participants in, and the beneficiaries of, the plan is conduct that satisfies the requirement of subparagraph (ii), paragraph (B), subdivision (1), subsection (a) of this section.

(c) The termination of a proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, is not determinative that the director did not meet the relevant standard of conduct described in this section.

(d) Unless ordered by a court under subdivision (3), subsection (a), section eight hundred fifty-four of this article, a corporation may not indemnify a director:

(1) In connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct under subsection (a) of this section; or

(2) In connection with any proceeding with respect to conduct for which he or she was adjudged liable on the basis that he or she received a financial benefit to which he or she was not entitled, whether or not involving action in his or her official capacity.

§31D-8-852. Mandatory Indemnification.

A corporation must indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she was a director of the corporation against reasonable expenses incurred by him or her in connection with the proceeding.

§31D-8-853. Advance for expenses.

(a) A corporation may, before final disposition of a proceeding, advance funds to pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding because he or she is a director if he or she delivers to the corporation:

(1) A written affirmation of his or her good faith belief that he or she has met the relevant standard of conduct described in section eight hundred fifty-one of this article or that the proceeding involves conduct for which liability has been eliminated under a provision of the articles of incorporation as authorized by subdivision (4), subsection (b), section two hundred two, article two of this chapter; and

(2) His or her written undertaking to repay any funds advanced if he or she is not entitled to mandatory indemnification under section eight hundred fifty-two of this article and it is ultimately determined under section eight hundred fifty-four or eight hundred fifty-five of this article that he or she has not met the relevant standard of conduct described in section eight hundred fifty-one of this article.

(b) The undertaking required by subdivision (2), subsection (a) of this section must be an unlimited general obligation of the director but need not be secured and may be accepted without reference to the financial ability of the director to make repayment.

(c) Authorizations under this section are to be made:

(1) By the board of directors:

(A) If there are two or more disinterested directors, by a majority vote of all the disinterested directors, a majority of whom constitute a quorum for this purpose, or by a majority of the members of a committee of two or more disinterested directors appointed by a vote; or

(B) If there are fewer than two disinterested directors, by the vote necessary for action by the board in accordance with subsection (c), section eight hundred twenty-four of this article in which authorization directors who do not qualify as disinterested directors may participate; or

(2) By the shareholders, but shares owned by or voted under the control of a director who at the time does not qualify as a disinterested director may not be voted on the authorization; or

(3) By special legal counsel selected in a manner in accordance with subdivision (2), subsection (b), section eight hundred fifty-five of this article.

§31D-8-854. Circuit court-ordered indemnification and advance for expenses.

(a) A director who is a party to a proceeding because he or she is a director may apply for indemnification or an advance for expenses to the circuit court conducting the proceeding or to another circuit court of competent jurisdiction. After receipt of an application and after giving any notice it considers necessary, the circuit court shall:

(1) Order indemnification if the circuit court determines that the director is entitled to mandatory indemnification under section eight hundred fifty-two of this article;

(2) Order indemnification or advance for expenses if the circuit court determines that the director is entitled to indemnification or advance for expenses pursuant to a provision authorized by subsection (a), section eight hundred fifty-eight of this article; or

(3) Order indemnification or advance for expenses if the circuit court determines, in view of all the relevant circumstances, that it is fair and reasonable:

(A) To indemnify the director; or

(B) To advance expenses to the director, even if he or she has not met the relevant standard of conduct set forth in subsection (a), section eight hundred fifty-one of this article, failed to comply with section eight hundred fifty-three of this article or was adjudged liable in a proceeding referred to in subdivision (1) or (2), subsection (d), section eight hundred fifty-one of this article, but if he or she was adjudged so liable his or her indemnification is to be limited to reasonable expenses incurred in connection with the proceeding.

(b) If the circuit court determines that the director is entitled to indemnification under subdivision (1), subsection (a) of this section or to indemnification or advance for expenses under subdivision (2) of said subsection, it shall also order the corporation to pay the director’s reasonable expenses incurred in connection with obtaining circuit court-ordered indemnification or advance for expenses. If the circuit court determines that the director is entitled to indemnification or advance for expenses under subdivision (3) of said subsection, it may also order the corporation to pay the director’s reasonable expenses to obtain circuit court-ordered indemnification or advance for expenses.

§31D-8-855. Determination and authorization of indemnification.

(a) A corporation may not indemnify a director under section eight hundred fifty-one of this article unless authorized for a specific proceeding after a determination has been made that indemnification of the director is permissible because he or she has met the relevant standard of conduct set forth in section eight hundred fifty-one of this article.

(b) The determination is to be made:

(1) If there are two or more disinterested directors, by the board of directors by a majority vote of all the disinterested directors, a majority of whom constitute a quorum for this purpose, or by a majority of the members of a committee of two or more disinterested directors appointed by a vote;

(2) By special legal counsel:

(A) Selected in the manner prescribed in subdivision (1) of this subsection; or

(B) If there are fewer than two disinterested directors, selected by the board of directors in which selection directors who do not qualify as disinterested directors may participate; or

(3) By the shareholders, but shares owned by or voted under the control of a director who at the time does not qualify as a disinterested director may not be voted on the determination.

(c) Authorization of indemnification is to be made in the same manner as the determination that indemnification is permissible, except that if there are fewer than two disinterested directors or if the determination is made by special legal counsel, authorization of indemnification is to be made by those entitled under paragraph (B), subdivision (2), subsection (b) of this section to select special legal counsel.

§31D-8-856. Indemnification of officers.

(a) A corporation may indemnify and advance expenses under this part to an officer of the corporation who is a party to a proceeding because he or she is an officer of the corporation:

(1) To the same extent as a director; and

(2) If he or she is an officer but not a director, to a further extent as may be provided by the articles of incorporation, the bylaws, a resolution of the board of directors or contract except for:

(A) Liability in connection with a proceeding by or in the right of the corporation other than for reasonable expenses incurred in connection with the proceeding; or

(B) Liability arising out of conduct that constitutes:

(i) Receipt by him or her of a financial benefit to which he or she is not entitled;

(ii) An intentional infliction of harm on the corporation or the shareholders; or

(iii) An intentional violation of criminal law.

(b) The provisions of subdivision (2), subsection (a) of this section apply to an officer who is also a director if the basis on which he or she is made a party to the proceeding is an act or omission solely as an officer.

(c) An officer of a corporation who is not a director is entitled to mandatory indemnification under section eight hundred fifty-two of this article and may apply to a court under section eight hundred fifty-four of this article for indemnification or an advance for expenses in each case to the same extent to which a director may be entitled to indemnification or advance for expenses under those provisions.

United Bankshares also agreed to indemnify the directors and certain officers of Centra Financial Holdings, Inc. (“Centra”) and its subsidiaries for a period of six years from July 8, 2011 (the effective time of the merger of Centra into United) to the fullest extent that Centra or any of its subsidiaries is permitted or required to indemnify (and advance expenses to) its directors and officers under the laws of the State of West Virginia, the articles of incorporation and bylaws of Centra and/or any of its subsidiaries. In addition, Centra entered into individual indemnification agreements with its directors and certain officers and with certain directors and officers of Centra Bank, Inc., its wholly-owned subsidiary. Pursuant to the terms of the merger agreement between Centra and United Bankshares, United Bankshares is required to maintain in effect (i) the current provisions of the articles of incorporation and bylaws of Centra and/or its subsidiaries for a period of six years from July 8, 2011 and (ii) any indemnification agreements in place with any directors and officers of Centra and/or its subsidiaries.

United Bankshares has agreed to indemnify the directors, officers and employees of Virginia Commerce Bancorp, Inc. (“Virginia Commerce”) and its subsidiaries for a period of six years from the effective time of the merger to the fullest extent that Virginia Commerce or any of its subsidiaries is permitted or required to indemnify (and advance expenses to) its directors and officers under the laws of the Commonwealth of Virginia, the articles of incorporation and bylaws of Virginia Commerce and/or any of its subsidiaries and any indemnification agreements in effect between Virginia Commerce and/or any of its subsidiaries and any director, officer or employee thereof. Additionally, United Bankshares has agreed to maintain in effect (i) the current provisions of the articles of incorporation and bylaws of Virginia Commerce and/or its subsidiaries and (ii) any indemnification agreements in place with any directors, officers or employees of Virginia Commerce and/or its subsidiaries, for a period of six years following the effective time of the merger.

United Bankshares has agreed to indemnify the directors, officers and employees of Bank of Georgetown (“Georgetown”) for a period of six years from the effective time of the merger to the fullest extent that Georgetown is permitted or required to indemnify (and advance expenses to) its directors and officers under the laws of the District of Columbia, the articles of incorporation and bylaws of Georgetown and any indemnification agreements in effect between Georgetown and/or any of its subsidiaries and any director, officer or employee thereof. Additionally, United Bankshares has agreed to maintain in effect (i) the current provisions of the articles of incorporation and bylaws of Georgetown and/or its subsidiaries and (ii) any indemnification agreements in place with any directors, officers or employees of Georgetown and/or its subsidiaries, for a period of six years following the effective time of the merger.

Certain rules of the Federal Deposit Insurance Corporation limit the ability of certain depository institutions, their subsidiaries and their affiliated depository institution holding companies to indemnify affiliated parties, including institution directors. In general, subject to the ability to purchase directors’ and officers’ liability insurance and to advance professional expenses under certain circumstances, the rules prohibit such institutions from indemnifying a director for certain costs incurred with regard to an administrative or enforcement action commenced by any federal banking agency that results in a final order or settlement pursuant to which the director is assessed a civil money penalty, removed from office, prohibited from participating in the affairs of an insured depository institution or required to cease and desist from or take an affirmative action described in Section 8(b) of the Federal Deposit Insurance Act (12 U.S.C. § 1818(b)).

Item 21. Exhibits and Financial Statement Schedules.

Exhibit Number	Description of Exhibits

2.1	Agreement and Plan of Reorganization, dated as of August 17, 2016, by and among United Bankshares, Inc., UBV Holding Company, LLC and Cardinal Financial Corporation (included as Appendix A to the prospectus and joint proxy statement).*

3.1	Amended and Restated Articles of Incorporation of United Bankshares, Inc. as in effect on the date hereof (incorporated by reference to Exhibit 3.1 to United Bankshares’ Current Report on Form 8-K dated December 23, 2008 and filed December 31, 2008).

3.2	Restated Bylaws of United Bankshares, Inc., as in effect on the date hereof (incorporated by reference to Exhibit 3.2 to United Bankshares’ Current Report on Form 8-K dated January 25, 2010 and filed January 29, 2010).

5.1	Opinion of Bowles Rice LLP, including consent.

8.1	Tax Opinion of Bowles Rice LLP, including consent.

8.2	Tax Opinion of LeClairRyan, A Professional Corporation, including consent.†

21	Subsidiaries of Registrant (Incorporated herein by reference to United Bankshares, Inc.’s Form 10-K for the year ended December 31, 2015).

23.1	Consent of Bowles Rice LLP (included in Legal Opinion, Exhibit 5.1).

23.2	Consent of Bowles Rice LLP (included in Legal Opinion, Exhibit 8.1).

23.3	Consent of LeClairRyan, A Professional Corporation (included in Legal Opinion, Exhibit 8.2).†

23.4	Consent of Ernst & Young LLP.

23.5	Consent of KPMG LLP.

24	Powers of Attorney (signature page).†

99.1	Form of Proxy Card for United Bankshares, Inc.

99.2	Form of Proxy Card for Cardinal Financial Corporation.†

99.3	Consent of Keefe, Bruyette & Woods, Inc.†

99.4	Consent of Sandler O’Neill & Partners, L.P.

99.5	Rule 438 Consent of Bernard H. Clineburg.

*	Annexes, schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. United Bankshares, Inc. agrees to furnish supplementally a copy of any omitted attachment to the Securities and Exchange Commission on a confidential basis upon request.
†	Previously filed.

(b) Financial Statement Schedules

Schedules are omitted because they are not required or are not applicable, or the required information is shown in the financial statements or notes thereto.

Item 22. Undertakings.

1. The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters in addition to the information called for by the other items of the applicable form.

2. The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

4. The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

5. The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration when it became effective.

6. The undersigned registrant hereby undertakes:

a. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

b. That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c. To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

7. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

8. The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Parkersburg, State of West Virginia, on February 3, 2017.

UNITED BANKSHARES, INC.

By:	/s/ Richard M. Adams
Chairman of the Board and Chief Executive Officer

By:	/s/ W. Mark Tatterson
Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date
/s/ Richard M. Adams Richard M. Adams	Chairman of the Board, Director and Chief Executive Officer (Principal Executive Officer)	February 3, 2017

/s/ W. Mark Tatterson W. Mark Tatterson	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	February 3, 2017

Robert G. Astorg	Director

* Peter A. Converse	Director	February 3, 2017

* Lawrence K. Doll	Director	February 3, 2017

* Michael P. Fitzgerald	Director	February 3, 2017

* Theodore J. Georgelas	Director	February 3, 2017

* J. Paul McNamara	Director	February 3, 2017

* Mark R. Nesselroad	Director	February 3, 2017

* Mary K. Weddle	Director	February 3, 2017

* Gary G. White	Director	February 3, 2017

* P. Clinton Winter, Jr.	Director	February 3, 2017

* Signed pursuant to Powers of Attorney dated December 9, 2016, included as part of the signature page to the Registration Statement on Form S-4 for United Bankshares, Inc. filed December 9, 2016.

/s/ Richard M. Adams
Richard M. Adams
Chairman of the Board, Director and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description of Exhibits

2.1	Agreement and Plan of Reorganization, dated as of August 17, 2016, by and among United Bankshares, Inc., UBV Holding Company, LLC and Cardinal Financial Corporation (included as Appendix A to the prospectus and joint proxy statement).*

3.1	Amended and Restated Articles of Incorporation of United Bankshares, Inc. as in effect on the date hereof (incorporated by reference to Exhibit 3.1 to United Bankshares’ Current Report on Form 8-K dated December 23, 2008 and filed December 31, 2008).

3.2	Restated Bylaws of United Bankshares, Inc., as in effect on the date hereof (incorporated by reference to Exhibit 3.2 to United Bankshares’ Current Report on Form 8-K dated January 25, 2010 and filed January 29, 2010).

5.1	Opinion of Bowles Rice LLP, including consent.

8.1	Tax Opinion of Bowles Rice LLP, including consent.

8.2	Tax Opinion of LeClairRyan, A Professional Corporation, including consent.†

21	Subsidiaries of Registrant (Incorporated herein by reference to United Bankshares, Inc.’s Form 10-K for the year ended December 31, 2012).

23.1	Consent of Bowles Rice LLP (included in Legal Opinion, Exhibit 5.1).

23.2	Consent of Bowles Rice LLP (included in Legal Opinion, Exhibit 8.1).

23.3	Consent of LeClairRyan, A Professional Corporation (included in Legal Opinion, Exhibit 8.2).†

23.4	Consent of Ernst & Young LLP.

23.5	Consent of KPMG LLP.

24	Powers of Attorney (signature page).†

99.1	Form of Proxy Card for United Bankshares, Inc.

99.2	Form of Proxy Card for Cardinal Financial Corporation.†

99.3	Consent of Keefe, Bruyette & Woods, Inc.†

99.4	Consent of Sandler O’Neill & Partners, L.P.

99.5	Rule 438 Consent of Bernard H. Clineburg.

*	Annexes, schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. United Bankshares, Inc. agrees to furnish supplementally a copy of any omitted attachment to the Securities and Exchange Commission on a confidential basis upon request.
†	Previously filed.